As filed with the Securities and Exchange Commission on March 6, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GYRODYNE COMPANY OF AMERICA, INC.
(Exact name of Registrant as specified in its charter)

New York	6512	11-1688021
(State or Other Jurisdiction ofIncorporation or Organization)	(Primary Standard IndustrialClassification Code Number)	(I.R.S. EmployerIdentification Number)

One Flowerfield, Suite 24
Saint James, New York 11780
(631) 584-5400
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Frederick C. Braun III
President and Chief Executive Officer
Gyrodyne Company of America, Inc.
One Flowerfield, Suite 24
Saint James, New York 11780
(631) 584-5400
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Alon Y. Kapen, Esq.
Farrell Fritz, P.C.
1320 RXR Plaza
Uniondale, New York 11556-1320
(516) 227-0700
(516) 227-0777 (facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement under the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐		Accelerated Filer	☐
Non-accelerated filer	☒	(Do not check if smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $1.00 per share, underlying subscription rights	—	—	5,560,050	(2)	$646.08
Non-transferable Subscription Rights to purchase Common Stock	—	—	—			(3)
Total					$646.08

(1)

This registration statement relates to: (a) non-transferable subscription rights to purchase common stock of the Registrant, which subscription rights are to be distributed to holders of the Registrant's common stock; and (b) the shares of common stock deliverable upon the exercise of the non-transferable subscription rights pursuant to the rights offering.

(2)	Represents the gross proceeds from the assumed exercise of all non-transferable subscription rights to be distributed.
(3)

Pursuant to Rule 457(g) under the Securities Act of 1933, no separate registration fee is required for the rights because the rights are being registered in the same registration statement as the common stock of the Registrant underlying the rights.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Security and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 6, 2015

PRELIMINARY PROSPECTUS

 GYRODYNE COMPANY OF AMERICA, INC.

[●] SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE
OF SUBSCRIPTION RIGHTS AT $[●] PER SHARE

We are distributing, at no charge to our shareholders, non-transferable subscription rights to purchase an aggregate of [●] shares of common stock at a price of $[●] per whole share. We refer to this offering as the “rights offering.”

We are offering to each of our shareholders [●] subscription rights for every two full common shares owned by each shareholder as of the close of business on [●], 2015, the record date, provided that no fractional shares will be issued in the rights offering and exercises therefore will be rounded to the nearest whole number, with halves rounded down. Additionally, shareholders may over-subscribe for additional shares of common stock to the extent that offered subscription rights are not exercised by other shareholders, although we cannot assure you that we will fill any over-subscriptions. If all rights are exercised and all of the shares issuable upon exercise of the rights are sold in this offering, the total purchase price of the shares offered in the rights offering would be approximately $5,560,050.

We have not entered into any standby purchase agreement or other similar arrangement in relation to this rights offering. This offering is being conducted on a best-efforts basis and there is no minimum number of shares that we must sell or amount of proceeds that we must receive in order for us to close the offering.

All members of our board of directors (who are also shareholders) have advised us they intend to exercise their basic subscription privilege under rights received and that they also intend to exercise their over-subscription privilege with respect to additional shares that become available for purchase. If they do so, their ownership percentage may increase significantly if shareholders do not exercise basic subscription privileges with respect to a significant number of shares. Their expressed intention, however, does not constitute a binding obligation on their part.

To the extent you properly exercise your over-subscription privilege for a number of shares of common stock that exceeds the number of the unsubscribed shares available to you, the subscription agent will return to you any excess subscription payments, without interest or penalty, as soon as practicable following the expiration of the rights offering.

We have engaged Computershare Trust Company, N.A. to serve as the subscription agent for the rights offering. The subscription agent will hold in escrow the funds we receive from subscribers until we complete or cancel the rights offering.

The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on [●], 2015, but we may extend the rights offering for additional periods ending no later than [●], 2015. We may cancel the rights offering for any reason at any time before it expires. If we cancel the rights offering, the subscription agent will return all subscription payments received, without interest or penalty, as soon as practicable.

You should carefully consider whether to exercise your subscription rights before the rights offering expires. All exercises of subscription rights are irrevocable. The purchase of shares of common stock involves a high degree of risk.

You should read “Risk Factors” beginning on page 20. Our board of directors is making no recommendation regarding your exercise of the subscription rights.

The subscription rights are non-transferable. The shares of common stock to be issued upon exercise of the subscription rights will be listed for trading on the NASDAQ Capital Market under the symbol “GYRO.” The last reported sales price of our common stock on [●], 2015 was $[●] per share.

We have not entered into any standby purchase agreement or other similar arrangement in relation to this rights offering. The shares of common stock are being offered directly by us without the services of an underwriter or selling agent.

	Per Share		Total
Subscription Price	$	[●]	$5,560,050 (1)
Estimated Expenses	$	[●]	$510,050
Proceeds to Us	$	[●]	$5,050,000
(1)	Assumes the rights offering is fully subscribed.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 6, 2015.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus regardless of the time of delivery of this prospectus or the time of any exercise of the subscription rights. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus.

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent publications or other publicly available information that we believe are reliable.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

Unless the context indicates otherwise, all references in this prospectus to the “Company,” “Gyrodyne,” “we,” “us” and “our” refer to Gyrodyne Company of America, Inc. and our wholly owned subsidiaries, except that in the discussion of our subscription rights and capital stock and related matters, these terms refer solely to Gyrodyne Company of America, Inc. and not to its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus are forward-looking statements about Gyrodyne within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements containing the words “believes,” “anticipates,” “estimates,” “expects,” “intends,” “plans,” “seeks,” “will,” “may,” “should,” “would,” “projects,” “continues” and similar expressions or the negative of these terms constitutes forward-looking statements that involve risks and uncertainties. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and they are included in this prospectus for the purpose of invoking these safe harbor provisions. Such statements are based on current expectations and are subject to risks, uncertainties and changes in condition, significance, value and effect. In September 2013, our board of directors approved a plan of liquidation intended to qualify as a tax liquidation, which included a plan of merger and other related transactions. The risks, uncertainties and changes in condition, significance, value and effect that could cause Gyrodyne’s actual results to differ materially from anticipated results include risks and uncertainties relating to the process of exploring strategic alternatives, risks associated with Gyrodyne’s ability to implement the tax liquidation, plan of liquidation or the plan of merger, the risk that the proceeds from the sale of assets may not be sufficient to satisfy our obligations to our current and future creditors, the risk of shareholder litigation relating to the tax liquidation, the plan of liquidation or the plan of merger and other unforeseeable expenses related to the proposed liquidation, the tax treatment of condemnation proceeds, the effect of economic and business conditions, risks inherent in the real estate markets of Suffolk and Westchester Counties in New York, Fairfax County in Virginia and Palm Beach County in Florida, the ability to obtain additional capital to develop the real estate that we manage and other risks detailed from time to time in Gyrodyne’s SEC filings. Except as may be required under federal law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

i

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are what we anticipate will be common questions about the rights offering. The answers are based on selected information from this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus contains more detailed descriptions of the terms and conditions of the rights offering and provides additional information about us and our business, including potential risks related to the rights offering, our common stock, and our business.

Exercising your subscription rights and investing in our common stock involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 20 of this prospectus, and all other information included in this prospectus in its entirety before you decide whether to exercise your subscription rights.

What is a rights offering?

A rights offering is a distribution of subscription rights on a pro rata basis to all shareholders of a company. We are distributing to holders of our issued and outstanding capital stock as of 5:00 p.m., New York City time, on [●], 2015, the “record date,” at no charge, non-transferable subscription rights to purchase shares of our common stock. You will receive [●] subscription rights (rounded to the nearest whole number, with halves rounded down) for every two shares of our capital stock you own as of 5:00 p.m., New York City time, on the record date. The subscription rights will be evidenced by rights certificates. Each subscription right consists of a basic subscription privilege and an over-subscription privilege.

What is the basic subscription privilege?

Shareholders will receive in the rights offering [●] subscription rights for each two shares held. Each whole subscription right gives our shareholders the opportunity to purchase one share of our common stock for $[●] per share. We determined the ratio of subscription rights to distribute per our issued and outstanding shares ([●]) by dividing the number of shares we determined to offer in the rights offering, [●], by the number of shares issued and outstanding on the record date ([●]/1,482,680 =[●]).

What is the over-subscription privilege?

We do not expect all of our shareholders to exercise all of their basic subscription privileges. The over-subscription privilege provides shareholders that do exercise their entire basic subscription privileges the opportunity to purchase the shares that are not purchased by other shareholders. Accordingly, if you fully exercise your basic subscription privilege and other shareholders do not fully exercise their basic subscription privileges, then you may also exercise an over-subscription privilege to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of such shares among persons exercising this over-subscription privilege. To the extent that the number of the unsubscribed shares are not sufficient to satisfy all of the properly exercised over-subscription privilege requests, then the available shares will be allocated pro rata among those who properly exercise their over-subscription privileges based on the number of shares each shareholder subscribed for under his, her or its basic subscription privilege. “Pro rata” means in proportion to the number of shares of our common stock that you and the other shareholders have subscribed for under the over-subscription privilege, so that the number of shares that would be allocated to you would equal the number of shares you have subscribed for in your over-subscription request multiplied by a fraction, the numerator of which is the number of available shares and the denominator of which is the aggregate number of over-subscription shares requested by all shareholders.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock available to you, assuming that no shareholder other than you has purchased any shares of our common stock pursuant to their basic subscription privilege and over-subscription privilege. See “The Rights Offering—Over-Subscription Privilege.”

How many shares may I purchase if I exercise my subscription rights?

Each subscription right entitles you to purchase one whole share of our common stock for $[●] per share. We will not issue fractional subscription rights or shares of common stock in the rights offering, and holders will only be entitled to purchase a whole number of shares of common stock. You may exercise any number of your subscription rights (including the over-subscription privilege), or you may choose not to exercise any subscription rights. As explained elsewhere in this prospectus, there is no limit on the number of offered shares that may be purchased pursuant to your over-subscription privilege.

If you hold your shares in street name through a broker, bank, or other nominee who uses the services of the Depository Trust Company, or “DTC,” then DTC will issue [●] subscription rights to your nominee for every two shares of our common stock you own at the close of business on the record date. Each subscription right can then be used to purchase one share of common stock for $[●] per share pursuant to the basic subscription privilege. For more information, see the question “What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, custodian bank or other nominees (commonly referred to as “street name”)? ” below.

Will fractional subscription rights or shares be issued in the rights offering?

No. We will not issue fractional subscription rights or subscription rights to purchase fractional shares of common stock in the rights offering. In allocating subscription rights among our shareholders, each two shares of capital stock held of record at the close of business on the record date will entitle the holder of such shares to receive [●] subscription rights (rounded to the nearest whole number, with halves rounded down), and each subscription right granted in the rights offering may only be exercised for a full share of our common stock.

Are we requiring a minimum aggregate subscription to complete and close the rights offering?

No. This offering is being conducted on a best-efforts basis and there is no minimum number of shares that we must sell or amount of proceeds that we must receive in order for us to close the offering.

Are there backstop or standby purchasers?

No. We have not entered into any standby purchase agreement or other similar arrangement in relation to this rights offering.

Are there any limits on the number of shares I may purchase in this rights offering?

Yes. The total number of offered shares in this rights offering represents the maximum number of shares you may potentially purchase. In all cases, you are entitled (but not required) to purchase all shares available to you under your basic subscription privilege. Shares in excess of those available to you under your basic subscription privilege must be purchased pursuant to your over-subscription privilege. As explained elsewhere in this prospectus, other shareholders may also exercise their over-subscription privilege. If this occurs, the number of shares available for purchase by you will be reduced accordingly.

In no event may you exercise subscription and over-subscription privileges to the extent that any such exercise would result in your owning, without approval of our board of directors, 20% or more of our issued and outstanding common stock, which is the ownership limitation that would trigger the provisions of our shareholder rights plan, after giving effect to your purchase under the basic subscription privilege and the over-subscription privilege.

In addition, to ensure compliance with the so-called “5/50 rule” of the Internal Revenue Code, which generally prohibits five or fewer shareholders from owning in the aggregate in excess of 50% of the value of the shares of a REIT during the last half of any of the REIT’s taxable years (starting with the REIT’s second taxable year), subscription and over-subscription privileges will be subject to proportionate cutbacks to the extent that any such exercises would result in five or fewer shareholders owning in the aggregate in excess of 50% of the value of our shares.

Am I required to exercise the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to exercise your subscription rights in full, the relative percentage of our shares of common stock that you own will decrease, and your voting and other rights will be diluted. Furthermore, if you fail to exercise your full basic subscription privilege, you will not be eligible to exercise your over-subscription privilege. For more information, see the question “ How many shares of capital stock will be issued and outstanding after the rights offering? ” below.

Will our directors and significant shareholders be exercising their subscription rights?

Our directors and any greater-than-5% beneficial shareholders may participate in this offering at the same subscription price per share as all other purchasers, but none of our directors or greater-than-5% beneficial shareholders are obligated to so participate. All directors (who are also shareholders) have indicated that they will purchase shares that are subject to their subscription rights, and that they will exercise their over-subscription privilege (if available), at the same subscription price offered to our shareholders. If they do so, their ownership percentage may increase significantly if shareholders do not exercise basic subscription privileges with respect to a significant number of shares. Nevertheless, none of our directors have executed agreements to purchase shares and there is no guarantee or commitment that they will subscribe for shares in the offering. Any shares purchased in the rights offering by our directors will be deemed “control securities” under federal securities rules and will likely not be eligible for public resale unless sold in accordance with the limitations of Rule 144 or the public resale of such shares is registered with the SEC.

Has our Board of Directors made a recommendation to our shareholders regarding the exercise of rights under the rights offering?

No. Our board of directors is making no recommendation regarding your exercise of the subscription rights. Shareholders who exercise their subscription rights risk loss on their investment. We cannot assure you that the market price of our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offering. See the “Risk Factors” section of this prospectus for a discussion of some of the risks involved in investing in our common stock.

Why are we conducting a rights offering?

Our board of directors believes that the rights offering will facilitate the vote of two-thirds of the outstanding shares needed under New York law to approve the proposed merger of Gyrodyne and Gyrodyne Special Distribution, LLC (“GSD”) with and into Gyrodyne, LLC (the “Merger”), which we believe is supported by holders of more than two-thirds of our outstanding shares. On June 5, 2014, Gyrodyne announced that a special meeting of Gyrodyne shareholders would be held on August 14, 2014 to authorize the Merger. Gyrodyne postponed the special meeting, first to August 27, 2014 and then to December 5, 2014, to allow additional time for shareholders to vote on the Merger. Although the shares that were voted in these previous attempts to conduct the special meeting were voted overwhelmingly in favor of the Merger, not enough shares were voted to achieve the two-thirds of the outstanding shares vote requirement. Accordingly, on November 4, 2014, Gyrodyne announced a further postponement of the special meeting until the first half of 2015. Given the small size of holdings of many Gyrodyne shareholders and the nature of various holders, we believe many holders may not have paid enough attention to the Merger to exercise their right to vote. The board believes, however, that shareholders who would exercise their subscription rights in the rights offering may be more interested in the current structure of Gyrodyne and thus more likely to vote their shares on the Merger proposal. If all rights in the rights offering are exercised and all of the shares issuable upon exercise of the rights are sold in this offering, there will be [●] shares outstanding, in which case holders of at least [●] shares will need to vote in favor of the Merger to satisfy the requirement that holders of two-thirds of the outstanding shares vote in favor of the Merger. There is no minimum number of shares, however, required to complete the rights offering. Gyrodyne intends to conduct the special meeting to authorize the Merger as soon as reasonably possible after the consummation of the rights offering.

We are also conducting the rights offering because it provides our shareholders the opportunity to participate in an offering of our shares on a pro rata basis and minimizes the dilution of their ownership interest in our Company. The proceeds of the rights offering will provide Gyrodyne with needed liquidity as we pursue an orderly liquidation of the properties currently owned by GSD and managed by Gyrodyne.

How was the subscription price of $[●] per share determined?

The subscription price of $[●] per share was determined by our board of directors. Factors considered by the board included the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices of our common stock, our business prospects, the condition of the trading market for our common stock, the condition of the securities and capital markets in general and comparable precedent transactions in terms of the percentage of shares offered, the terms of the subscription rights being offered, the subscription price and the discount that the subscription price represented to the immediately prevailing closing prices for those offerings. The board also considered the advice of the investment banking firm of Coady Diemar Partners, which we retained to provide financial advisory services to us in connection with the offering. We cannot assure you that the market price for our common stock during the rights offering will be equal to or above the subscription price or that a subscribing owner of rights will be able to sell the shares of common stock purchased in the rights offering at a price equal to or greater than the subscription price.

How soon must I act to exercise my rights?

If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and related payment prior to the expiration of the rights offering, which is [●], 2015 at 5:00 p.m., New York City time. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, your custodian bank, broker, dealer or other nominee may establish a deadline prior to 5:00 p.m. New York City time, on [●], 2015 by which you must provide it with your instructions to exercise your subscription rights and pay for your shares.

Although we will make reasonable attempts to provide this prospectus to all holders of subscription rights, the rights offering and all subscription rights will expire at 5:00 p.m., New York City time on [●], 2015 (unless extended for up to 30 additional days), whether or not we have been able to locate each person entitled to receive subscription rights. Although we reserve the right to extend the expiration of the rights offering for up to 30 additional days, we currently do not intend to do so.

May I transfer my subscription rights?

No. You may not sell or transfer your subscription rights to anyone.

Can the Board of Directors cancel, terminate, amend or extend the rights offering?

Yes. Although there is no present intention to do so, our board of directors may change the terms of the rights offering for any reason at any time. If we should make any fundamental changes to the terms set forth in this prospectus, we will offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions, issue a refund of any money advanced by such shareholder and recirculate an updated prospectus. In addition, upon such event, we may extend the expiration date of this rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. The terms of the rights offering cannot be changed after the expiration date of the rights offering. We have the option to extend the rights offering and the period for exercising your subscription rights for up to 30 additional days, although we do not presently intend to do so. Our board of directors may cancel the rights offering at any time for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

Will funds be held in escrow pending consummation or cancelation of the rights offering?

Yes. The subscription agent will hold funds received in payment for shares of the common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty, as soon as practicable. In addition, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable, if subscribers decide to cancel their subscription rights in the event that we extend the rights offering for a period of more than 30 days after the expiration date or if there is a fundamental change to the rights offering.

When will I receive my subscription rights certificate?

Promptly after the date of this prospectus, the subscription agent will send a subscription rights certificate to each registered holder of our common stock as of the close of business on the record date, based on our shareholder register maintained by the transfer agent for our common stock. If you hold your shares of common stock through a brokerage account, bank, or other nominee, you will not receive an actual subscription rights certificate. Instead, as described in this prospectus, you must instruct your broker, bank or nominee whether or not to exercise rights on your behalf. If you wish to obtain a separate subscription rights certificate, you should promptly contact your broker, bank or other nominee and request a separate subscription rights certificate. If you hold your shares of common stock through a brokerage account, bank, or other nominee, it is not necessary to have a physical subscription rights certificate in order to exercise your subscription rights.

What will happen if I choose not to exercise my subscription rights?

If you do not exercise any subscription rights, the number of our shares of common stock you own will not change. Nevertheless, due to the fact that other shareholders may purchase shares in the rights offering, your percentage ownership of Gyrodyne will be diluted after the completion of the rights offering unless you do exercise your subscription rights. For more information, see the question “How many shares of capital stock will be issued and outstanding after the rights offering?” below.

How do I exercise my subscription rights?

If you wish to participate in the rights offering, you must take the following steps:

●	deliver payment to the subscription agent; and

●	deliver your properly completed and signed rights certificate, and any other subscription documents, to the subscription agent.

Please follow the payment and delivery instructions accompanying the rights certificate. Do not deliver documents to Gyrodyne. You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate, and related payment on or prior to the deadline for receipt of such items. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent so that they are received by the subscription agent by 5:00 p.m., New York City time, on [●], 2015. We are not responsible for subscription materials sent directly to our offices. If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under the “The Rights Offering—Guaranteed Delivery Procedures” section of this prospectus.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the oversubscription privilege and purchase limitations and subject to the elimination of any fractional shares. Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty, following the expiration of the rights offering.

What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, dealer, custodian bank or other nominee (commonly referred to as “street name”)?

If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares you own. Consequently, you will not receive a rights certificate. Instead, the record holder (i.e., your broker, dealer, custodian bank or other nominee) must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase.

If you hold your shares of our common stock in the name of a broker, dealer, custodian bank or other nominee and you wish to purchase shares in the rights offering, please promptly contact your broker, dealer, custodian bank or other nominee as record holder of your shares. For our part, we will ask your record holder to notify you of the rights offering. Nevertheless, if your broker, dealer, custodian bank or other nominee does not contact you regarding the rights offering, you should promptly initiate contact with that intermediary if you wish to participate in the offering. Your broker, dealer, custodian bank or other nominee may establish a deadline prior to 5:00 p.m. New York City time on [●], 2015, which we have established as the expiration date of the rights offering.

When will I receive my new shares?

If you purchase shares in the rights offering by submitting a rights certificate and payment, our subscription agent will mail you a share certificate as soon as practicable after the completion of the rights offering. One share certificate will be generated for each rights certificate processed. Until your share certificate is received, you may not be able to sell the shares of our common stock acquired in the rights offering. If your shares as of the record date were held by a custodian bank, broker, dealer or other nominee, and you participate in the rights offering, you will not receive share certificates for your new shares. Instead, your custodian bank, broker, dealer or other nominee will be credited with the shares of common stock you purchase in the rights offering as soon as practicable after the completion of the rights offering.

After I send in my payment and rights certificate, may I change or cancel my exercise of rights?

No. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms of the rights offering set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $[●] per share.

How many shares of capital stock will be issued and outstanding after the rights offering?

As of [●], 2015, there were 1,482,680 shares of our common stock outstanding. We will issue [●] shares of common stock in the rights offering, assuming the rights offering is fully subscribed, but there is no minimum number of shares required to complete the rights offering. Based on the number of shares outstanding as of [●], 2015, if we issue all [●] shares of common stock available in this rights offering, the number of shares of common stock we would have outstanding will be [●].

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described in the section of this prospectus entitled “Risk Factors.”

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will return payments through the record holder of your shares (i.e., through your custodian bank, broker, dealer or other nominee).

Will the subscription rights be listed on a stock exchange or national market?

No. The subscription rights may not be sold, transferred or assigned and will not be listed for trading on Nasdaq or on any other stock exchange or market or on the OTC Bulletin Board.

How do I exercise my rights if I live outside the United States?

We will not mail this prospectus or the rights certificates to shareholders whose addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will instead hold rights certificates for the account of these shareholders. To exercise subscription rights, our foreign shareholders must notify the subscription agent and timely follow other procedures described in the section of this prospectus entitled “The Rights Offering—Foreign Shareholders.”

What fees or charges apply if I purchase the shares of common stock?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If, however, you exercise your subscription rights through your broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your nominee may charge you.

What are the material U.S. federal income tax consequences of exercising my subscription rights?

For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of subscription rights. You should consult your tax advisor as to your particular tax consequences resulting from the rights offering. For a more detailed discussion, see the “Material U.S. Federal Income Tax Consequences” section of this prospectus.

How much money will Gyrodyne receive from the rights offering?

If we issue all [●] shares available in the rights offering, the net proceeds to us, after deducting estimated offering expenses, will be approximately $5,050,000.  However, there is no minimum number of shares required to complete the rights offering. We estimate that the expenses of the rights offering will be approximately $510,000, irrespective of the number of shares we sell or the amount of proceeds we raise in the offering. Accordingly, the estimated $510,000 of offering expenses will constitute approximately 9% of the offering proceeds if we issue all [●] shares available in the rights offering, or a greater percentage of such net proceeds to the extent that we close the offering with net proceeds below $5,050,000.

To whom should I send my forms and payment?

If you received a rights certificate with this prospectus and wish to purchase shares during the rights offering, you should send your properly completed and signed rights certificate, any other subscription documents and payment by hand delivery, first class mail or courier service to the subscription agent at:

If Delivering by Hand or Overnight: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer 250 Royall Street, Suite V Canton, MA 02021	By Mail: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011

You are solely responsible for completing delivery to the subscription agent of your subscription materials.  The subscription materials are to be received by the subscription agent on or prior to 5:00 p.m., New York City time, on [●], 2015.  We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Whom should I contact if I have other questions?

If you have more questions about the rights offering or need additional copies of the rights offering documents, please contact the information agent, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, or telephone (800) 322-2885 (toll free).

For a more complete description of the rights offering, see “The Rights Offering” beginning on page 11 of this prospectus.

PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding whether to exercise your subscription rights. You should carefully read this entire prospectus, including the information under the heading “Risk Factors”. In this prospectus, all references to the “Company,” “Gyrodyne” “we,” “us” and “our” refer to Gyrodyne Company of America, Inc., a New York corporation, and its subsidiaries and predecessors, unless the context otherwise requires or where otherwise indicated.

Gyrodyne Company of America, Inc.

Gyrodyne, a self-managed and self-administered real estate investment trust (or REIT) formed under the laws of the State of New York, manages a diversified portfolio of real estate properties comprising office, industrial and service-oriented properties primarily in the New York metropolitan area. Prior to the payment of the First Special Dividend issued in December 2013 and described below, Gyrodyne owned a 68 acre site approximately 50 miles east of New York City on the north shore of Long Island, which includes industrial and office buildings and undeveloped property that is the subject of development plans and is referred to in this proxy statement/prospectus as “Flowerfield.” Prior to payment of the First Special Dividend described below, Gyrodyne also owned medical office buildings in Port Jefferson Station, New York, Cortlandt Manor, New York and Fairfax, Virginia. As part of the First Special Dividend as described below, the foregoing properties were transferred to GSD, a subsidiary of Gyrodyne, and all of the outstanding shares of GSD were then distributed to the shareholders of Gyrodyne. Gyrodyne is also a limited partner in Callery Judge Grove, L.P., the only assets of which consist of potential future payments upon the achievement of certain development benchmarks by the purchaser in the 2013 sale by the partnership of an undeveloped 3,700 plus acre property in Palm Beach County, Florida. As of September 30, 2014, Gyrodyne has an investment in mortgage loans due to it from GSD of $13,130,802, which mortgage loans are eliminated in consolidation.

On December 24, 2014, Gyrodyne and GSD executed a management services agreement, pursuant to which Gyrodyne continues to provide GSD with acquisition and disposition services, asset management services, accounting and other administrative services, property management services and shareholder services. In consideration for these services, GSD reimburses Gyrodyne for 85% of Gyrodyne’s general and administrative expenses and pays Gyrodyne a fee equal to 8.5% of such reimbursed amount; reimburses Gyrodyne for all rental expenses, whether value added (such as contractor and consultant expenses) or non-value added (such as utilities and taxes) paid by Gyrodyne in respect of the properties; pays Gyrodyne a fee equal to 8.5% of all value added rental expenses paid by Gyrodyne in respect of the properties (but no fee in respect of non-value added rental expenses); reimburses Gyrodyne for 100% (without mark-up) of any bonuses paid by Gyrodyne to its employees and directors and related payroll taxes on account of any sales of GSD properties; and pays interest to Gyrodyne at the rate of 5.0% per annum on any funds advanced by Gyrodyne to GSD pursuant to a liquidity facility, currently of up to $5.5 million, made available to GSD by Gyrodyne.

The shares of common stock of Gyrodyne, par value $1.00 per share, are traded on NASDAQ under the symbol GYRO. Gyrodyne’s principal executive offices are located at One Flowerfield, Suite 24, Saint James, New York 11780 and its telephone number is (631) 584-5400.

Strategic Process

In July 2012, Gyrodyne received $167,501,656.95 from the State of New York in payment of the judgments in Gyrodyne’s favor in its condemnation litigation with the State, which consisted of $98,685,000 in additional damages, $1,474,940.67 in costs, disbursements and expenses and $67,341,716.28 in interest. In August 2012, Gyrodyne announced that it was undertaking a strategic review to maximize shareholder value through one or more potential cash distributions and/or through a potential sale, merger, reinvestment or other strategic combination, consistent with Gyrodyne’s previously announced goal of providing one or more tax efficient liquidity events to its shareholders.

On September 12, 2013, following Gyrodyne’s receipt of a private letter ruling from the Internal Revenue Service (the “2013 PLR”) (as described below), our board of directors concluded that it was in the best interests of Gyrodyne and its shareholders to liquidate Gyrodyne for federal income tax purposes and adopted a Plan of Liquidation and Dissolution (the “Plan of Liquidation”). In adopting the Plan of Liquidation for federal income tax purposes, our board of directors also determined to pursue the actual disposition of our remaining assets in an orderly manner designed to obtain the best value reasonably available for such assets. The completion of the Merger would complete the liquidation of Gyrodyne for federal income tax purposes within the two year period from the adoption of the Plan of Liquidation, as provided by Section 562(b)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) even though the actual disposition of the properties within the same period had not necessarily occurred. Our board of directors believed that the prompt completion of the Tax Liquidation by means of the Merger while permitting a longer period to dispose of the remaining assets would help obtain better values by enabling the sales to take place without the potential timing constraints created by completing the Merger as promptly as practicable. In addition, the ability to extend the time of holding the properties would permit Gyrodyne to seek enhancements of the value of Flowerfield including by pursuing various development or zoning opportunities. In this prospectus, we refer to such liquidation as the “Tax Liquidation.”

On September 13, 2013, our board of directors declared the First Special Dividend, in the amount of $98,685,000, or $66.56 per Gyrodyne share, of which approximately $68,000,000, or $45.86 per share, was to be paid in cash. In connection with the First Special Dividend, our board of directors requested the opinion of Valuation Research Corporation (“Valuation Research”) as to the solvency of Gyrodyne after giving effect to the First Special Dividend. On September 13, 2013, at a meeting of our board of directors, Valuation Research delivered its opinion that, immediately after the completion of the First Special Dividend, (i) the fair value and the present fair saleable value of our aggregate assets exceeds the sum of our total liabilities, (ii) we will be able to pay our debts as such debts mature or otherwise become absolute or due, and (iii) we do not have unreasonably small capital.

On December 19, 2013, our board of directors determined that the non-cash portion of the First Special Dividend would be paid by a distribution of all of the outstanding shares in GSD, a subsidiary of Gyrodyne into which all of Gyrodyne’s real estate assets were previously contributed as part of an internal restructuring. We refer to such properties as the Contributed Properties. Our board also determined that, after consideration of a management presentation regarding the fair market value of the properties to be transferred to GSD, the aggregate value of the outstanding equity interests of GSD (“GSD Interests”) distributed in the First Special Dividend was $30,685,000 (an amount determined by our board of directors to be equal to the estimated fair market value of the properties, net of all liabilities encumbering such properties, including mortgage loans payable to a subsidiary of Gyrodyne in the aggregate amount of $13,840,889 as of December 31, 2013).

The First Special Dividend was paid on December 30, 2013 to shareholders of record as of November 1, 2013. As required by NASDAQ rules governing special dividends of this magnitude, the ex-dividend date was set one business day following the payment date.

The transfer of the Contributed Properties by Gyrodyne to GSD resulted in the recognition of approximately $28.4 million of capital gain income by Gyrodyne in 2013. Giving effect to offsetting deductions, Gyrodyne determined that it would have approximately $18 million in REIT income for 2013. In order to satisfy applicable REIT distribution requirements, on December 20, 2013, Gyrodyne declared an additional dividend (the “Second Special Dividend”), payable to Gyrodyne shareholders of record as of December 31, 2013 on January 31, 2014. The Second Special Dividend was paid in the form of uncertificated interests in a global dividend note due June 30, 2017 (the “Dividend Note”) aggregating $16,150,000 ($10.89 per share) in principal amount. The Dividend Note bears interest at 5.0% per annum, payable semi-annually on June 15 and December 15 of each year, commencing June 15, 2014, and may be payable in cash or in the form of additional notes. On June 16, 2014, the initial semi-annual interest payment on the Dividend Note was paid in kind in the form of uncertificated interests in a global 5% subordinated note due June 30, 2017 in the principal amount of $302,813 that otherwise is identical to the Dividend Note other than as to the initial semi-annual interest payment date thereunder. On December 15, 2014, the second semi-annual interest payment on the original Dividend Note was paid in kind in the form of uncertificated interests in a global 5% subordinated note due June 30, 2017 in the principal amount of $403,750 that otherwise is identical to the Dividend Note other than as to the initial semi-annual interest payment date thereunder. The initial interest due of $7,570 on the note issued on June 16, 2014 was paid in cash on December 15, 2014.

The following table shows information with respect to all distributions made by Gyrodyne to its shareholders since November 2005, the time of the taking by New York State of 245.5 acres of our Flowerfield property.  The values indicated for the non-cash distributions (GSD Interests and interests in notes) are stated values as of the time of the respective distributions made in good faith by the board. There can be no assurance that such values represent actual market values or that any shareholders could realize those values now or at any time in the future.

Ex-Div. Date/ Interest Payment Date	Distributions per Share	Consideration
3/22/2007	$4.00	Cash Dividend
12/17/2012	$38.30	Cash Dividend
12/27/2013	$10.89	Interests in Dividend Note
12/31/2013	$66.56	$45.86 cash, $20.70 in GSD Interests
6/16/2014	$0.20	Interests in PIK Note
9/24/2014	$0.46	Interests in Dividend Note
12/15/2014	$0.27	Interests in PIK Note

Total Distributions per Share	$120.68

On September 15, 2014, our board declared a special supplemental dividend in the amount of $682,033 or $0.46 per share of Gyrodyne common stock. The dividend was paid in the form of non-transferrable uncertificated interests in a dividend note on December 31, 2014 to all shareholders of record as of September 26, 2014 (the “2014 Dividend Note”). The dividend is intended to distribute Gyrodyne’s undistributed 2013 REIT taxable income.

During the second quarter of 2014, our board of directors approved the hiring of real estate brokers to facilitate the sale of the Cortlandt Manor Medical Center and Fairfax Medical Center.

Rights Offering

The following summary describes the principal terms of the rights offering, but is not intended to be complete.  See “The Rights Offering” for a more detailed description of the terms and conditions of the rights offering.

Securities Offered

We are distributing, at no charge, to holders of our common stock non-transferable subscription rights to purchase up to [●] shares of our common stock. You will receive [●] subscription rights for each two shares of common stock held of record, as of 5:00 p.m., New York City time, on [●], 2015.

Subscription Price	[●] per share

Basic Subscription Privilege

Under the basic subscription privilege, for each subscription right you will be entitled to purchase one share of our common stock at a subscription price of $[●] per full share. The number of subscription rights you may exercise appears on your rights certificate.

Over-Subscription Privilege

If you exercise your basic subscription privilege in full and other shareholders do not exercise their basic subscription privilege in full, you will also have an over-subscription privilege to purchase any shares that our other subscription rights holders do not purchase under their basic subscription privilege, subject to proration of available shares.  The subscription price for shares purchased pursuant to the over-subscription privilege will be the same as the subscription price for the basic subscription privilege.

If you are not allocated the full amount of shares for which you over-subscribe, you will receive a refund of the subscription price, without interest or penalty, that you delivered for those shares of our common stock that are not allocated to you.  The subscription agent will mail such refunds as soon as practicable after the completion of the offering.

No fractional shares of common stock will be issued. Any fractional rights resulting from the share allocation process specified above will be rounded to the nearest whole number, with halves rounded down.

Amount of Proceeds

Assuming we receive valid subscriptions for the full [●] shares, the gross proceeds to us will be $5,560,050 and the net proceeds to us, after deducting estimated offering expenses, will be approximately $5,050,000. However, there is no minimum amount of proceeds required to complete the rights offering.

Limitation on the Purchase of Shares

In no event may a shareholder exercise subscription and over-subscription privileges to the extent that any such exercise would result in the shareholder, without the approval of our board of directors, owning 20% or more of our issued and outstanding common stock, the limit under our shareholder rights plan, after giving effect to such shareholder’s purchase under the basic subscription privilege and the over-subscription privilege.  Subscription and over-subscription privileges will also be subject to proportionate cutbacks to the extent that any such exercises would result in five or fewer shareholders owning in the aggregate in excess of 50% of the value of our shares.

Record Date	[●], 2015

Expiration Date

The subscription rights will expire at 5:00 p.m., New York City time, on [●], 2015, unless the expiration date is extended.  We reserve the right to extend the subscription rights period at our sole discretion for a period not to exceed 30 days, although we do not presently intend to do so.

Procedure for Exercising Subscription Rights

The subscription rights may be exercised at any time during the subscription period, which commences on [●], 2015.  To exercise your subscription rights, you must take the following steps:

If you are a registered holder of our shares of common stock, you may deliver payment and a properly completed rights certificate to the subscription agent before 5:00 p.m., New York City time on [●], 2015, unless the expiration date is extended.  You may deliver the documents and payments by mail or commercial carrier.  If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank or other nominee, or if you would rather an institution conduct the transaction on your behalf, you should instruct your broker, dealer, custodian bank or other nominee to exercise your subscription rights on your behalf and deliver all documents and payments before 5:00 p.m., New York City time, on [●], 2015, unless the expiration date is extended

Use of Proceeds

We intend to use the net proceeds received from the rights offering to pay accrued interest and principal on certain outstanding dividend and payment-in-kind notes, to meet current funding obligations of the pension plan resulting from its termination, to provide funding to GSD under the liquidity facility established pursuant to GSD’s operating agreement, for pursuing development rights for the Flowerfield property, for necessary capital improvements in GSD’s real estate portfolio which we manage and for general working capital. See “Use of Proceeds.” However, there is no minimum number of shares required to complete the rights offering, and the gross and net proceeds could be considerably less than the $5,560,050 and $5,050,000, respectively, we would receive assuming full subscription.

Non-Transferability of Subscription Rights

The subscription rights may not be sold, transferred or assigned to anyone else and will not be listed for trading on the NASDAQ Capital Market or any other stock exchange or market or on the OTC Bulletin Board.

No Revocation

All exercises of subscription rights are irrevocable, even if you later learn information about us that you consider unfavorable to the exercise of your subscription rights, or even in the event we extend the rights offering.  However, if we extend the rights offering for a period of more than 30 days or make a fundamental change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced.  You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of common stock offered pursuant to this rights offering at a subscription price of $[●] per share.

Extension; Cancellation; Amendment

We have the option to extend the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so.  If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration of the rights offering.  We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in this rights offering.  If we elect to extend the rights offering for a period of more than 30 days, then holders who have subscribed for rights may cancel their subscriptions and receive a refund of all money advanced.

Our board of directors also reserves the right to cancel the rights offering at any time prior to the expiration date for any reason.  If the rights offering is canceled, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable to those persons who subscribed for shares in the rights offering.

Our board of directors also reserves the right to amend or change the terms of the rights offering.  If we should make any fundamental changes to the terms set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such shareholder and recirculate an updated prospectus after the post-effective amendment is declared effective by the SEC.  In addition, upon such event, we may extend the expiration date of this rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation.  Promptly following any such occurrence, we will issue a press release announcing any changes with respect to this rights offering and the new expiration date. Although we do not presently intend to do so, we may choose to change the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering.  Such changes may include a change in the subscription price although no such change is presently contemplated. The terms of the rights offering cannot be changed after the expiration date of the rights offering.

No Board Recommendation

Our board of directors is making no recommendations regarding your exercise of the subscription rights.  You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering.  See the section of this prospectus entitled “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Director Participation

All Gyrodyne directors (who are also shareholders) have indicated that they will purchase shares that are subject to their subscription rights, and that they will exercise their over-subscription privilege (if available), at the same subscription price offered to our shareholders. If they do so, their ownership percentage may increase significantly if shareholders do not exercise basic subscription privileges with respect to a significant number of shares. Nevertheless, these shareholders have not executed agreements to purchase shares and there is no guarantee or commitment that they will subscribe for shares in the offering.

Issuance of Common Stock

If you purchase shares in the rights offering by submitting a rights certificate and payment, we will mail you a stock certificate as soon as practicable after the completion of the rights offering.  If your shares as of the record date were held by a custodian bank, broker, dealer or other nominee, and you participate in the rights offering, you will not receive stock certificates for your new shares.  Your custodian bank, broker, dealer or other nominee will be credited with the shares of common stock you purchase in the rights offering as soon as practicable after the completion of the rights offering

Listing of Common Stock

Our common stock trades on the NASDAQ Capital Market under the symbol “GYRO”, and we expect the shares to be issued in connection with the rights offering will also be listed on the NASDAQ Capital Market under the same symbol.

Certain Material U.S. Federal Income Tax Considerations

The receipt and exercise of your subscription rights will generally not be taxable under U.S. federal income tax laws.  You are urged to seek specific tax advice from your personal tax advisor in light of your personal tax situation and as to the applicability and effect of any tax laws.  See “Certain Material U.S. Federal Income Tax Considerations.”

Subscription Agent	Computershare Trust Company, N.A.

Information Agent	MacKenzie Partners, Inc.

Shares of Common Stock Outstanding Before the Rights Offering	As of [●], 2015, 1,482,680 shares of our common stock were outstanding.

Shares of Common Stock Outstanding After Completion of the Rights Offering

We will issue [●] shares of common stock in the rights offering, assuming the full number of subscription rights are exercised.  Based on the number of shares of common stock outstanding as of [●], 2015, if we issue all [●] shares of common stock available in this rights offering, we would have [●] shares of common stock outstanding following the completion of the rights offering. However, there is no minimum number of shares required to complete the rights offering.

Risk Factors

Shareholders considering making an investment by exercising subscription rights in the rights offering should carefully read and consider the information set forth in “Risk Factors” beginning on page 10 of this prospectus, together with the other information contained in this prospectus, before making a decision to invest in our common stock.

Fees and Expenses	We will pay the fees and expenses incurred by us related to the rights offering.

Summary Financial Information

During the second quarter of 2014, we engaged real estate brokers to sell the Cortlandt Manor Medical Center and the Fairfax Medical Center. The Cortlandt Manor Medical Center was acquired by Gyrodyne in 2008 and the neighboring lots were acquired by Gyrodyne in 2009 and 2010. The Fairfax Medical Center was acquired by Gyrodyne in 2009. These acquisitions were part of an overall strategy of reinvesting tax free under Section 1033 of the Internal Revenue Code (the “Code”) the $26,315,000 payment received from New York State in 2006 which the Company elected under New York State’s eminent domain law to treat as advance payment while it pursued its claim for just compensation. In late 2013, these properties were contributed to a wholly owned subsidiary of Gyrodyne, GSD, the interests in which were distributed to our shareholders as a non-cash dividend with Gyrodyne retaining only a managing member interest (no ownership interest). As of April 1, 2014, all of the operations related to the Cortlandt Manor Medical Center and the Fairfax Medical Center are reported as discontinued operations and are presented as such in the unaudited third quarter consolidated financial statements and the unaudited pro forma consolidated financial statements for years ended December 31, 2013, 2012, 2011, 2010 and 2009. The prior period operations related to these entities have also been recast as discontinued operations retrospectively for all periods presented.

The following is a summary of selected statement of operations and balance sheet data for each of the periods indicated. The selected financial data presented below for the years ended December 31, 2013, December 31, 2012, December 31, 2011, December 31, 2010 and December 31, 2009 are derived from our unaudited pro forma consolidated financial statements and related notes. The selected consolidated financial data presented below for the nine months ended September 30, 2014 and September 30, 2013, are derived from our unaudited consolidated financial statements and related notes.

You are encouraged to review our financial statements (and the notes to our consolidated financial statements) beginning on page F-1 of this prospectus prior to exercising your subscription rights and investing in our common stock.

Statement of Operations	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009

Gross Revenues	$2,002,107	$2,186,915	$2,890,174	$2,724,983	$2,975,621	$3,025,117	$2,864,804
Rental expenses excluding depreciation and amortization	1,140,057	1,051,013	1,401,297	1,268,689	1,316,886	1,281,470	1,211,383
Condemnation costs	0	(2,360)	(2,360)	167,370,518	(333,308)	(109,354)	(1,307,184)
Mortgage interest expense	0	(5,748)	5,748	439,972	(500,424)	(386,167)	(308,983)
Interest expense on dividend notes	(542,570)	0	0	0	0	0	0
Strategic alternative costs	1,246,096	2,803,021	3,637,123	1,013,043	29,383	0	0
Impairment charges	200,000	2,100,000	2,100,000	0	0	0	0
(Benefit) Federal tax provision	0	(58,182,122)	(61,553,442)	61,649,000	0	109,000	(4,130,000)
Net income from continuing operations	(2,790,349)	47,053,005	45,637,890	99,185,047	(1,388,688)	(1,442,672)	1,310,229
Discontinued operations:
Income from discontinued operations attributable to Gyrodyne	0	0	417,315	(136,794)	264,023	361,207	212,661
Income from discontinued operations attributable to non-controlling interest	562,866	327,471	0	0	0	0	0
Net (loss) income	(2,227,483)	47,380,476	46,055,205	99,048,253	(1,124,665)	(1,081,465)	1,522,890

Net income from non-controlling interest in GSD	(2,165,861)	0	(8,001)	0	0	0	0
Net (loss) income attributable to Gyrodyne	$(61,622)	$47,380,476	$46,063,206	$99,048,253	$(1,124,665)	$(1,081,465)	$1,522,890

Statement of cash flows
Cash (used in) operations, net	$(5,165,124)	$(4,225,938)	$(8,105,339)	$161,712,775	$(477,273)	$(346,936)	$(1,705,447)
Cash (used in) provided by investing	(3,506,610)	285,207	(1,437)	(5,010,995)	(905,834)	(1,524,192)	(6,269,146)
Cash (used in) provided by financing	0	(5,013,415)	(73,009,119)	(72,913,052)	9,617,579	3,143,864	7,637,486
Net increase (decrease) in cash and cash equivalents	$(8,671,734)	$(8,954,146)	$(81,115,895)	$(83,788,728)	8,234,472	1,272,736	(337,107)

Balance sheet
Real estate operating assets, net (1)	$8,578,592	$8,815,828	$8,778,345	$11,056,552	$11,262,085	$11,412,797	$11,496,321
Land held for development (1)	2,482,288	2,355,063	2,382,313	2,274,312	2,166,066	2,041,037	1,925,429
Assets held for sale	22,411,392	21,893,073	22,024,321	21,758,524	22,148,875	22,034,432	21,089,227
Total assets (1)	44,938,473	122,407,206	50,981,788	134,518,999	47,806,589	39,768,219	36,105,005
Notes payable (1)	16,447,427	0	16,144,614	0	0	0	0
Mortgages payable	0	0	0	5,013,415	9,013,092	9,225,476	5,323,205
Cash distributions paid	0	0	67,995,704	56,786,652	0	0	0
Total equity attributable to Gyrodyne	$8,194,789	$13,371,185	$8,939,014	$64,768,002	$23,987,799	$14,961,340	$14,633,741

Operating data
Medical properties rentable square feet	130,910	130,887	130,910	131,125	131,113	130,648	127,213
Occupancy percentage (2)	85%	82%	83%	78%	88%	95%	89%
Industrial property rentable square feet	130,426	130,426	130,426	128,586	128,141	127,062	127,062
Occupancy percentage (2)	72%	83%	84%	85%	83%	81%	83%

Cash dividend declared per share	$0.00	$45.86	$45.86	$38.30	$0	$0	$0
PIK dividend declared	$0.46	$20.7	$31.59	$0.00	$0	$0	$0

Additional financial data
Funds from operations	$(1,392,827)	$(7,933,890)	$(12,370,658)	$(5,712,917)	$(179,490)	$(233,911)	$(1,881,196)
Adjusted Funds from operations	$402,339	$286,104	$209,943	$(48,911)	$183,201	$(124,557)	$(574,012)
Net income (loss) per share attributable to Gyrodyne	$(0.04)	$31.96	$31.07	$66.80	$(0.84)	$(0.84)	$1.18
Funds from operations (“FFO”) per common share (3)	$(0.94)	$(5.35)	$(8.34)	$(3.86)	$(0.13)	$(0.18)	$(1.46)
Adjusted Funds from operations (“AFFO”) per common share (4)	$0.27	$0.19	$0.14	$(0.03)	$0.14	$(0.10)	$(0.44)
Basic and diluted shares outstanding	1,482,680	1,482,680	1,482,680	1,482,680	1,340,706	1,290,039	1,290,039

(1) As of the period end.

(2) Occupancy Percentage is calculated by dividing the total rented square footage as of the end of the period by the total rentable square footage at the end of the period.

(3)   The Company calculates funds from operations (“FFO”) in accordance with the white paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. The white paper defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses attributable to the sale of depreciable operating property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. NAREIT clarified its computation of FFO to exclude impairment on depreciable real estate owned directly or indirectly.

We believe that FFO is a useful supplemental measure of our operating performance. The exclusion of gains and losses on the sale of real estate allows investors and analysts to identify the operating results of the assets that reflect the core of our operations and assists in comparing the results of those operations across reporting periods. Additionally, FFO is the recognized industry standard for reporting the financial performance of a REIT. As a result, providing FFO facilitates comparison of operating performance with other REITs.

The use of historical cost accounting under GAAP is premised on real estate asset values diminishing over time. Since real estate assets have historically risen or fallen with market conditions, many investors and analysts consider presentation of operating results utilizing historical cost accounting alone to be insufficient. Because FFO excludes depreciation and amortization of real estate assets, we believe reporting FFO along with the required GAAP presentation provides a more complete measurement of our performance relative to our competitors. However, our FFO includes a material cost for condemnation litigation which other REITs may not incur. Condemnation expense is not an extraordinary item as defined by GAAP; therefore such costs were included in the computation of FFO.

FFO should not be viewed as an alternative measure of our operating performance since it does not reflect either depreciation and amortization costs or the capital expenditures and capitalized leasing costs necessary to maintain the operating performance of our properties. Such capital expenditures are significant economic costs and can materially impact results of operations and net cash flow provided or used between reporting periods.

Noncash adjustments applied to calculate FFO included depreciation and amortization and the tax benefit under Section 1033 of the Code. The tax benefit is from the rollover of the advance payment we received from the condemnation of 245.5 acres. Under the definition of FFO, gain or loss from property transactions are excluded from FFO. There were no other NAREIT defined FFO adjustments contained in the operating results.

(4)   We also present Company adjusted FFO (“AFFO”), which adjusts FFO for certain items which we believe are non-recurring and not indicative of the operating results of our real estate portfolio. We believe this is an appropriate presentation as it is frequently requested by security analysts, investors and other interested parties. Since others do not calculate funds from operations in a similar fashion, AFFO may not be comparable to similarly titled measures as reported by others. FFO and AFFO should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity. The adjustments to FFO include condemnation costs in years where no income was recognized due to the contingency of the event, early debt prepayment penalties, fees and related costs inclusive of any write-off of loan origination fees, fees / costs related to the pursuit of strategic alternatives, restructuring fees which were not incurred in the comparative periods, 2008 through 2013, as well as distributions triggered under the Company’s Incentive Compensation Plan.

The following table provides the reconciliation of net income to FFO and AFFO for each of the nine months ended September 30, 2014 and 2013, and the years ended December 31, 2013, December 31, 2012, December 31, 2011, December 31, 2010 and December 31, 2009:

Reconciliation of Net (loss) Income to FFO and AFFO	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009

Net (Loss) Income	$(2,227,483)	$47,380,476	$46,055,205	$99,048,253	$(1,124,665)	$(1,081,465)	$1,522,890
Less net income from condemnation depreciation and amortization	0	0	0	167,370,518	0	0	0
Add Depreciation and Amortization
From continuing operations	249,660	264,321	344,478	330,034	323,538	321,896	296,577
From discontinued operations	314,935	449,234	609,247	570,061	552,563	481,829	394,099
Total depreciation and amortization	564,595	713,555	953,725	900,095	876,101	803,725	690,676
Add amortization of capitalized leasing costs	70,061	54,201	73,854	60,253	69,074	43,829	35,237
Impairment charges	200,000	2,100,000	2,100,000	0	0	0	0
(Benefit) Federal tax provision	0	(58,182,122)	(61,553,442)	61,649,000	0	0	(4,130,000)
Funds From Operations	(1,392,827)	(7,933,890)	(12,370,658)	(5,712,917)	(179,490)	(233,911)	(1,881,196)
Condemnation costs	0	2,360	2,360	0	333,308	109,354	1,307,184
Compensation costs to employees under the Incentive Compensation Plan triggered by the special dividend	0	898,836	898,456	1,090,213	0	0	0
Director payments under the Incentive Compensation Plan triggered by the special dividend	0	2,471,854	2,471,854	2,380,345	0	0	0
Compensation and director fee related costs under the Incentive Compensation Plan to former employees and a former director that was vested prior to the special dividend	0	1,726,171	1,726,171	779,405	0	0	0
Restructuring costs	0	64,237	64,237	0	0	0	0
Costs to pursue strategic alternatives	1,246,096	2,803,021	3,637,123	1,013,043	29,383	0	0
Non-recurring governance items related to ICP	0	0	5,565	0	0	0	0
Excise Tax	0	0	3,521,320	0	0	0	0
Dividend note interest	542,570	0	0	0	0	0	0
Amortization of dividend note costs financing	6,500	0	0	0	0	0	0
Debt prepayment penalties and related costs	0	253,515	253,515	401,000	0	0	0
AFFO	$402,339	$286,104	$209,943	$(48,911)	$183,201	$(124,557)	$(574,012)

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the specific risks described below before making an investment decision. See the section of this prospectus entitled “Where You Can Find More Information.” Any of the risks we describe below could cause our business, financial condition, results of operations or future prospects to be materially and adversely affected. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events and you could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business, financial condition, results of operations or future prospects. In addition, some of the statements in this section of the prospectus are forward-looking statements. For more information about forward-looking statements, see the section of this prospectus entitled “Cautionary Statement Concerning Forward-Looking Information” above .

Risks Related to the Rights Offering

If we consummate the rights offering and you do not fully exercise your basic subscription privilege, your interest in us will be diluted.  In addition, if you do not exercise your basic subscription privilege in full and the subscription price is less than the market price of our common stock, then you would experience an immediate dilution of the aggregate fair value of your shares, which could be substantial.

Assuming we consummate the rights offering and you do not choose to fully exercise your basic subscription privilege, your proportionate voting interest and your percentage ownership interest in us will decrease.  In addition, if you exercise your basic subscription privilege in full but do not exercise your over-subscription privilege in full and other subscription rights holders fully exercise their basic and over-subscription privileges, the percentage of our common stock owned by those other subscription rights holders will increase.  For example, if you own 14,827 shares of common stock before the rights offering, or approximately 1.0% of our common stock, and you do not exercise any of your basic or over-subscription privileges while all other subscription rights holders exercise their subscription privileges in full, then your percentage ownership will be reduced from 1.0% to approximately 0.[●]%.  In addition, if you do not exercise your basic subscription privilege in full and the subscription price is less than the market price of our common stock, you would experience immediate dilution of the value of your shares relative to what your value would have been had our common stock been issued at the market price.  This dilution could be substantial.

The subscription price determined for the rights offering is not necessarily an indication of the fair value of our common stock.

Our board of directors determined the terms of the rights offering, including the subscription price.  In determining the subscription price, our board of directors considered a number of factors, including:

●

the size and timing of the rights offering and the price at which our shareholders might be willing to participate in a rights offering offered on a pro rata basis to all shareholders with an over-subscription privilege;

●	subscription price discounts in similar rights offerings;
●	our need for additional capital, liquidity and financial flexibility;
●	the board’s perception of the value of the Contributed Properties and of the likelihood of consummating the Merger when compared to the current market capitalization;
●	current economic and financial market conditions;
●	alternatives available for raising equity capital;
●	historical and current trading prices for our common stock; and
●	potential costs associated with pursuing development rights for the Flowerfield property, necessary capital improvements in the real estate portfolio and general operations.

The subscription price was established by our board of directors at a price of $[●] per share.  The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or net worth or any other established criteria of value and may or may not be considered the fair value of our common stock at the time the rights offering was approved by our board of directors or during the rights offering period.  On [●], 2015, the closing sale price for our common stock on the NASDAQ Capital Market was $[●] per share and traded at an average closing price of $[●] per share for the thirty trading day period ended [●], 2015 and $[●] per share for the three-month period ended [●], 2015.  On [●], 2015, the last trading day prior to the announcement of the subscription price, the closing sales price of our common stock was $[●].  We retained the investment banking firm of Coady Diemar Partners to provide financial advisory services to us in connection with the offering, including on the issue of the subscription price. We cannot assure you that the trading price of our common stock will not decline during or after the rights offering.  We also cannot assure you that you will be able to sell shares purchased in this offering at a price equal to or greater than the subscription price.  We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of the rights offering.

The rights offering may cause the price of our common stock to decline.

The subscription price of $[●] per share is lower than the average of the closing sales prices of our common stock over the thirty trading day period ended [●], 2015, the last trading day prior to the announcement of the subscription price.  On that day, the closing sales price of our common stock was $[●].  The average of the closing sales prices of our common stock over the thirty trading day period ended[●], 2015 was $[●] and the average closing price for the three-month period ended [●], 2015 was $[●] per share.  The announcement of the rights offering and its terms, including the subscription price, together with the number of shares of common stock we could issue if this offering is completed, may result in an immediate decrease in the trading price of our common stock.  This decrease may continue after the completion of the rights offering.  If that occurs, your purchase of shares of our common stock in the rights offering may be at a price greater than the prevailing trading price.  Further, assuming subscription rights for the full [●] shares are exercised in the rights offering and the holders of the shares received upon exercise of those subscription rights choose to sell some or all of those shares, the resulting sales could also depress the trading price of our common stock.

We may cancel the rights offering at any time prior to the expiration of the rights offering, and neither we nor the subscription agent will have any obligation to you except to return your subscription payments.

We may, in our sole discretion, decide not to continue with the rights offering or decide to cancel the rights offering prior to the expiration of the rights offering. If the rights offering is cancelled, we will issue a press release notifying shareholders of the cancellation and all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

The rights offering does not have a minimum amount of proceeds or number of shares and there can be no assurance that shareholders will choose to exercise their subscription rights, which means that we may not have achieved our stated objective of facilitating the Merger and if you exercise your rights you may be investing in a company that continues to desire additional capital.

There is no minimum amount of proceeds required to complete the rights offering. There can be no assurance that any shareholders will exercise their subscription rights. All our directors (who are also shareholders) have indicated that they will purchase shares that are subject to their subscription rights, and that they will exercise their over-subscription privilege (if available), at the same subscription price offered to our shareholders. If they do so, their ownership percentage may increase significantly if shareholders do not exercise basic subscription privileges with respect to a significant number of shares. Nevertheless, these shareholders have not executed agreements to purchase shares and there is no guarantee or commitment that they will subscribe for shares in the offering. In addition, all exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms of the rights offering set forth in this prospectus, you may cancel your subscription and receive a refund of any subscription payments you have advanced. Also, one of the main reasons for conducting this rights offering is to facilitate the Merger, because we believe that shareholders who purchase shares in this rights offering may be more interested in the current structure of Gyrodyne and thus more likely to vote their shares on the Merger proposal. Accordingly, if we do not sell enough shares, the rights offering will not have furthered this objective. In addition, if you exercise the basic subscription privilege or the over-subscription privilege, but we do not raise the desired amount of capital in this rights offering, you may be investing in a company that continues to desire additional capital.

We may amend or change the terms of the rights offering at any time prior to the expiration of the rights offering in our sole discretion.

Our board of directors reserves the right to amend or change the terms of the rights offering in its sole discretion. Although we do not presently intend to do so, we may choose to amend or change the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering.  Such amendments or changes may include a change in the subscription price, although no such change is presently contemplated.  If we should make any fundamental changes to the terms set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such shareholder and recirculate an updated prospectus after the post-effective amendment is declared effective by the SEC.  In addition, upon such event, we may extend the expiration date of this rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation.  Promptly following any such occurrence, we will issue a press release announcing any changes with respect to this rights offering and the new expiration date.  The terms of the rights offering cannot be amended or changed after the expiration date of the rights offering.

Because you may not revoke or change your exercise of the subscription rights, you could be committed to buying shares above the prevailing trading price at the time the rights offering is completed.

Once you exercise your subscription rights, you may not revoke or change the exercise.  The trading price of our common stock may decline before the subscription rights expire.  If you exercise your subscription rights, and, afterwards, the trading price of our common stock decreases below the $[●] per share subscription price, you will have committed to buying shares of our common stock at a price above the prevailing trading price and could have an immediate unrealized loss.  There can be no assurances that the trading price of our common stock will equal or exceed the subscription price at the time of exercise or at or after the expiration of the subscription rights offering period.

Our common stock is traded on the NASDAQ Capital Market under the symbol, “GYRO”, and the closing sale price of our common stock on the NASDAQ Capital Market on [●], 2015 was $[●] per share.

You may not be able to resell any shares of our common stock that you purchase pursuant to the exercise of subscription rights immediately upon expiration of the subscription rights offering period or be able to sell your shares at a price equal to or greater than the subscription price.

If you exercise subscription rights, you may not be able to resell the common stock purchased by exercising your subscription rights until you, or your broker, custodian bank or other nominee, if applicable, have received those shares.  Moreover, you will have no rights as a shareholder of the shares you purchased in the rights offering until we issue the shares to you.  Although we will endeavor to issue the shares as soon as practicable after completion of the rights offering, including after all necessary calculations have been completed, there may be a delay between the expiration date of the rights offering and the time that the shares are issued.  Additionally, as a result of our common stock being thinly traded, we cannot assure you that following receipt of the common stock, the market will provide a sufficient amount of buyers to enable you to sell a portion or all of the common stock at a price equivalent, above or even below the price of the stock on the date the rights offering closed.

Because we will have broad discretion over the use of the net proceeds from the rights offering, you may not agree with how we use the proceeds.

We intend to use the net proceeds received from the rights offering to pay accrued principal and interest on outstanding dividend and payment-in-kind notes issued by Gyrodyne, to fulfill our obligation to provide a liquidity facility to GSD, for pursuing development rights for the Flowerfield property, for necessary capital improvements in GSD’s real estate portfolio which we manage, to fund any obligations under the Gyrodyne Company of America, Inc. Pension Plan and for general working capital.  However, we may allocate the proceeds among these purposes in our discretion.  Also, there is no minimum number of shares required to complete the rights offering, and the gross and net proceeds could be considerably less than the $5,560,050 and $5,050,000, respectively, we would receive assuming full subscription. In addition, economic and financial market conditions may require us to allocate portions of the net proceeds for other purposes.  Accordingly, you will be relying on the judgment of our management with regard to the use of proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner that you consider appropriate.  It is possible that the proceeds will be used in a way that does not yield a favorable, or any, return for Gyrodyne.  See “Use of Proceeds.”

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights may be rejected.

Subscription rights holders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration date of the rights offering.  If you are a beneficial owner of shares of our common stock, but not a record holder, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering period.  We are not responsible if your broker, dealer, custodian bank or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering period.  If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering prior to the expiration of the rights offering period, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received.  Neither we nor the subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment.  We have the sole discretion to determine whether the exercise of your subscription rights properly and timely follows the subscription procedures.

Because the subscription rights are non-transferable, there is no market for the subscription rights.

You may not sell, transfer or assign your subscription rights to anyone else, and we do not intend to list the subscription rights on the NASDAQ Capital Market, any other stock exchange or the OTC Bulletin Board.  The subscription rights are only transferable by operation of law.  Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights.  You must exercise the subscription rights and acquire shares of our common stock to realize any value that may be embedded in the subscription rights.

The price of our common stock is volatile and may decline before or after the subscription rights expire.

The market price of our common stock is subject to wide fluctuations in response to numerous factors, including factors that have little or nothing to do with us or our performance, and these fluctuations could materially reduce our stock price.  These factors include, among other things, actual or anticipated variations in our operating results and cash flow, risks and uncertainties relating to the Plan of Liquidation, the Plan of Merger and the respective transactions contemplated thereby, the nature and content of our competitors’ earnings releases, business conditions in our markets, the general state of the securities markets and the market for similar stocks, changes in capital markets that affect the perceived availability of capital to companies in our industry, governmental legislation or regulation, as well as general economic and market conditions.  In addition, the stock market historically has experienced significant price and volume fluctuations.  These fluctuations are often unrelated to the operating performance of particular companies.  These broad market fluctuations may cause declines in the market price of our common stock.

Risks Associated with the Plan of Liquidation and Plan of Merger

On June 5, 2014, Gyrodyne announced that a special meeting of Gyrodyne shareholders would be held on August 14, 2014 to authorize the Merger. Under New York law, the affirmative vote of holders of at least two-thirds of our outstanding shares is required to approve the Merger. Gyrodyne postponed the special meeting, first to August 27, 2014 and then to December 5, 2014, to allow additional time for shareholders to vote on the Merger. Although the shares that were voted in these previous attempts to conduct the special meeting were overwhelmingly voted in favor of the Merger, not enough shares were voted to achieve the two-thirds of the outstanding shares vote requirement. Accordingly, on November 4, 2014, Gyrodyne announced a further postponement of the special meeting until the first half of 2015. Given the small size of holdings of many Gyrodyne shareholders and the nature of various holders, we believe many holders may not have paid enough attention to the Merger to exercise their right to vote. The board believes, however, that shareholders who would exercise their subscription rights in the rights offering may be more interested in the current structure of Gyrodyne and thus more likely to desire completion of the Merger. If all rights in the rights offering are exercised and all of the shares issuable upon exercise of the rights are sold in this offering, there will be [●]shares outstanding and holders of at least [●] shares will need to vote in favor of the Merger to satisfy the two-thirds of the outstanding shares vote requirement. Gyrodyne intends to conduct the special meeting to authorize the Merger as soon as reasonably possible after the consummation of the rights offering.

This prospectus is not to be considered material to solicit proxies or deemed an offer to sell the Gyrodyne, LLC equity interests (“Gyrodyne, LLC Shares”), which solicitation and offer will only be made through a definitive proxy statement/prospectus relating to the Merger and the issuance of the Gyrodyne, LLC Shares. Gyrodyne filed definitive proxy materials with the Securities and Exchange Commission (the “SEC”) on July 1, 2014 with respect to the Plan of Merger. If our board determines to try again to hold the special meeting to authorize the Plan of Merger, which is our current intention, Gyrodyne will solicit proxies through such definitive proxy statement or, if necessary, a post-effective amendment thereto.

There are risks and uncertainties associated with the Plan of Liquidation generally.

There are a number of risks and uncertainties relating to the Plan of Liquidation (including those associated with the proposed Merger and the respective transactions contemplated thereby). For example:

●	the transactions may not be consummated (including as a result of a legal injunction) or may not be consummated as currently anticipated;
●	there can be no assurance that approval of our shareholders for the Merger will be obtained;
●

there can be no assurance other conditions relating to implementation of the Merger will be satisfied or waived or that other events will not intervene to delay or result in our board of directors rescinding the Plan of Liquidation or terminating the Plan of Merger;

●

if the transactions are not completed, the share price of shares of common stock may change to the extent that the current market price of Gyrodyne shares reflects an assumption that the transactions contemplated by the Plan of Liquidation and the Plan of Merger will be consummated;

●

we are incurring and may continue to incur significant costs arising from efforts to engage in the transactions contemplated by the Plan of Liquidation and the Plan of Merger, and these efforts may not result in the successful completion of such transactions;

●

even if the transactions contemplated by the Plan of Liquidation and the Plan of Merger are consummated; achieving the anticipated benefits of the transactions is subject to a number of uncertainties. Failure to achieve anticipated benefits could result in increased costs and could materially adversely affect our business, financial condition and results of operations and the value of Gyrodyne to our shareholders;

●

we may continue to incur difficulties in preserving the commercially sensitive confidential information that we may need to disclose to other persons during this process.  If we are unable to effectively manage these risks, our business, financial condition or results of operations may be adversely affected.

If the Merger is consummated, the allocation of Gyrodyne, LLC Shares to be issued to Gyrodyne shareholders, GSD Interest holders and holders of interests in dividend notes is subject to adjustment in the discretion of the Gyrodyne board of directors

If the Merger is approved and consummated, Gyrodyne and GSD would merge into Gyrodyne, LLC, and Gyrodyne shares and the GSD Interests issued in the First Special Dividend would be converted into, and the Dividend Note issued as the Second Special Dividend and certain other notes issued by Gyrodyne would be redeemed for, Gyrodyne, LLC Shares. The Plan of Merger provides that holders of Gyrodyne shares will receive approximately 15.2% of the Gyrodyne, LLC Shares in the aggregate, holders of interests in the Dividend Note ($16,150,000 principal amount) would receive approximately 29.2% of the Gyrodyne, LLC Shares in the aggregate, and holders of GSD Interests would receive approximately 55.6% of the Gyrodyne, LLC Shares in the aggregate. The Plan of Merger also provides, however, that the foregoing allocations are subject to adjustment in the discretion of the Gyrodyne board of directors. The board of directors determined the foregoing allocations based on the relative values it attributed to the three categories of securities that will be exchanged or redeemed for Gyrodyne, LLC Shares, namely the assumed pro forma book value of Gyrodyne of $8,450,000 (approximately $5.70 per share), the principal amount of the Dividend Note ($16,150,000 or $10.89 per share) and the fair market value of GSD Interests as determined by our board ($30,685,000 or $20.70 per share). It is anticipated that our board will determine in its discretion to adjust the foregoing allocations to account for developments occurring after the foregoing allocations were originally set in December 2013 which cause the relative values placed on Gyrodyne shares, GSD Interests and Dividend Note interests to change materially. These developments may include, without limitation, consummation of the rights offering, the liquidity facility provided by Gyrodyne to GSD, accrual of interest on the Dividend Note, any new appraisals on the Contributed Properties indicating a valuation materially different from the aggregate value for such properties reflected in the 2013 appraisal, any valuations of the GSD Interests and the Dividend Note interests indicating valuations materially different from the valuations for such assets determined in December 2013, adoption of our retention bonus plan, the financial performance of Gyrodyne and GSD and any increase in Gyrodyne’s funding obligation with respect to the Pension Plan. In addition, on September 15, 2014, our board declared a special supplemental dividend in the amount of $682,033, paid in the form of non-transferrable uncertificated interests in a dividend note on December 31, 2014 to all shareholders of record as of September 26, 2014 (the “2014 Dividend Note”, and together with the Dividend Note, the “Dividend Notes”). Accordingly, the allocation of Gyrodyne, LLC Shares previously designated for holders of interests in the Dividend Note will now include as well holders of interests in the 2014 Dividend Note. The percentage allocated to all noteholders will be adjusted to reflect the aggregate amount outstanding under the notes including accrued interest thereon net of all cash payments thereon. The final determination of our board of directors as to allocation of Gyrodyne, LLC Shares to be made to Gyrodyne shareholders, GSD shareholders and interest holders in the Dividend Notes will be announced via press release, a copy of which will be filed with the SEC under cover of a Current Report on Form 8-K, at least ten days prior to the special meeting at which shareholders will be asked to vote on the Merger. In addition, in carrying out its fiduciary obligations to Gyrodyne and its shareholders, its legal obligations to GSD and its contractual obligations to the holders of interests in the Dividend Notes, our board of directors may face situations where there may be a conflict among the interests of Gyrodyne’s shareholders, GSD’s shareholders and the Dividend Notes interest holders.

If our shareholders do not authorize the Plan of Merger, it may be difficult for us to continue our business operations.

Our board adopted the Plan of Liquidation, pursuant to which we intend to dispose of our remaining assets in an orderly manner designed to obtain the best reasonably available value for such assets and to complete the Tax Liquidation. In the event that the Plan of Merger is not approved by the shareholders, we will continue our business operations as a self-managed and self-administered REIT and continue to act as the managing member of GSD. In light of our announced intent to liquidate and the impact of the Special Dividend, prospective employees, suppliers, tenants and other third parties may be less likely to form relationships or conduct business with us if they do not believe we will continue to operate as a going concern.

We cannot assure you of the exact timing and amount of any further distributions to our shareholders under the Plan of Liquidation.

Although consummation of the Merger will complete the Tax Liquidation, our board currently intends that, if the Merger is consummated, Gyrodyne, LLC will operate with a business plan to dispose of its current real property assets in an orderly manner designed to obtain the best value reasonably available for such assets. The liquidation process is subject to numerous uncertainties, may fail to create value for our shareholders and may not result in any remaining proceeds for distribution to our shareholders. The precise nature and timing of any distribution to our shareholders subsequent to the Merger, if consummated, will depend on and could be delayed by, among other things, sales of our real estate assets, claim settlements with creditors, resolution of outstanding litigation matters, payment of incentive bonuses to employees, directors and former employees and a former director who were vested under the Incentive Compensation Plan and unanticipated or greater-than-expected expenses. Examples of uncertainties that could reduce the value of or eliminate distributions to our shareholders include unanticipated costs relating to:

●	failure to achieve favorable values for our properties in their disposition;
●	the defense, satisfaction or settlement of lawsuits or other claims that may be made or threatened against us in the future; and
●	delays in our liquidation, including due to our inability to settle claims.

As a result, we cannot determine with certainty the amount or timing of distributions to our shareholders or to holders of Gyrodyne, LLC Shares.

Our board may abandon or delay implementation of the Plan of Liquidation or the Plan of Merger even if the Plan of Merger is authorized by our shareholders.

Even if the Merger pursuant to the Plan of Merger is authorized by our shareholders, our board has reserved the right, in its discretion, to abandon or delay implementation of the transactions contemplated thereby and by the Plan of Liquidation, in order, for example, to permit us to pursue new strategic opportunities.

If our Common Stock were delisted from NASDAQ, shareholders may find it difficult to dispose of their shares.

If our common stock or, subsequent to the Merger, Gyrodyne, LLC Shares were to be delisted from NASDAQ, trading of our common stock or, subsequent to the Merger, Gyrodyne, LLC Shares most likely will be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. Such trading will reduce the market liquidity of our common stock or, subsequent to the Merger, Gyrodyne, LLC Shares. As a result, an investor would find it more difficult to dispose of, or obtain accurate quotations for the price of, our common stock or, subsequent to the Merger, Gyrodyne, LLC Shares.

If the Plan of Merger is not authorized, the board may decide to pursue the Plan of Liquidation in another manner.

If the Plan of Merger is not approved, the board may determine not to withdraw the Plan of Liquidation but to continue to pursue a tax liquidation by other means, including dissolution under New York law or a merger under different terms than those set forth in the Plan of Merger. In such event, Gyrodyne may suffer from a period of uncertainty while any necessary shareholder approval is obtained, costs of the liquidation may increase, and shareholders may be delayed in their receipt of liquidation proceeds and the amount of such proceeds may be reduced significantly.

We may not be able to settle all of our obligations to creditors at the amount we have estimated.

We have current and may incur future obligations to creditors. Our estimated distribution to shareholders takes into account all of our known obligations and our best estimate of the amount reasonably required to satisfy such obligations. As part of the wind-down process, we will attempt to settle those obligations with our creditors. We cannot assure you that we will be able to settle all of these obligations for the amount we have estimated for purposes of calculating the likely distribution to shareholders. If we are unable to reach an agreement with a creditor relating to an obligation, that creditor may bring a lawsuit against us. Amounts required to settle obligations or defend lawsuits in excess of the amounts estimated by us will reduce the amount of remaining proceeds available for distribution to shareholders.

Our shareholders may be liable to our creditors for an amount up to the amount distributed by us if our reserves for payments to creditors are inadequate.

In the event our shareholders receive funds by means of the Special Dividend or as distributions from Gyrodyne, LLC and there are not left sufficient funds to pay any creditors who seek payment of claims against Gyrodyne, shareholders (or holders of Gyrodyne, LLC Shares) could be held liable for payments made to them and could be required to return all or a part of distributions made to them.

If the Plan of Merger is authorized, but the Merger does not occur, shareholders may not be able to recognize a loss in their Common Stock for federal income tax purposes until they receive a final distribution from us, which may be up to two years after our adoption of the Plan of Liquidation.

In general, if our shareholders approve the proposal to authorize the Plan of Merger, a shareholder will recognize, for federal income tax purposes, gain or loss equal to the difference between (i) the sum of the amount of cash and the fair market value of other property distributed to such shareholder in the Special Dividend and in any other distributions we may make pursuant to the Tax Liquidation, whether by merger or otherwise, and (ii) such shareholder’s adjusted tax basis in its shares of common stock. Liquidating distributions pursuant to the Plan of Liquidation and/or Plan of Merger may occur at various times and in more than one tax year. Any gain will be recognized in such year(s) when the shareholder receives a distribution that, in the aggregate with all other distributions received pursuant to the Tax Liquidation, whether by merger or otherwise, is in excess of the shareholder’s basis in its shares of common stock; loss will be recognized only in the year in which the final distribution to the shareholder is made, and only if the shareholder has not received distributions equal to the shareholder’s basis in its shares of common stock. The tax treatment for non-U.S. shareholders may differ from that described above. Shareholders are urged to consult their tax advisors as to the specific tax consequences to them of a Tax Liquidation pursuant to the Plan of Liquidation and/or Plan of Merger.

Risks Relating to our Business and our Company

We no longer own our properties, and there could be conflicts between our shareholders and holders of GSD Interests.

Shareholders of Gyrodyne who sold their shares in Gyrodyne on or following December 31, 2013, the ex-dividend date of the First Special Dividend, will continue to hold their GSD Interests indefinitely because such interests are generally non-transferable. Accordingly, conflicts could arise between shareholders of Gyrodyne and those holders of GSD Interests who no longer hold shares in Gyrodyne. Under GSD’s Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”), Gyrodyne has sole authority as GSD’s managing member to manage the affairs of GSD. Gyrodyne was also obligated to provide an initial liquidity facility to GSD, in such amount up to $2.5 million as Gyrodyne may determine from time to time, in order to permit GSD to conduct its operations. During the third quarter of 2014, our board authorized an increase in the liquidity facility to $3.5 million, and in January 2015 our board authorized a further increase to $5.5 million. On December 24, 2014, Gyrodyne and GSD entered into a management services agreement (the “Management Services Agreement”) pursuant to which Gyrodyne agreed to continue providing management services to GSD under substantially the same terms previously provided under the management provisions contained in the LLC Agreement. In carrying out its obligations under the Management Services Agreement, Gyrodyne may face situations where there may be a conflict between what is in the best interest of Gyrodyne and what is in the best interest of GSD. There also may be conflicts in setting transfer pricing between Gyrodyne and GSD. Finally, holders of GSD Interests who no longer own shares in Gyrodyne will not be entitled to vote at the special meeting that Gyrodyne intends to call in order to vote upon the Plan of Merger. See “Business--Management Services Agreement”.

Pension Plan liabilities could impair our liquidity or financial condition.

On November 25, 2013, Gyrodyne’s board of directors determined that it was advisable and to the advantage, welfare and best interests of Gyrodyne to terminate the Pension Plan as of February 28, 2014. Pursuant to our board of directors’ decision, Gyrodyne froze benefits and additional participation as of December 23, 2013 and is seeking an IRS determination letter to complete the termination. Gyrodyne will be required to distribute all assets of the Pension Plan to its participants within 120 days following receipt of the determination letter from the IRS regarding the termination of the Pension Plan. Based on the current assets and liabilities of the Pension Plan on a termination basis, Gyrodyne expects to be required to fund additional amounts to complete the termination and liquidation of the Pension Plan. The exact amount of this funding obligation has not yet been determined.

The Pension Plan is considered to be a defined benefit pension plan for accounting purposes. If a defined benefit pension plan is terminated without being fully funded on a termination basis, the Pension Benefit Guaranty Corporation, or PBGC, could obtain a lien on the sponsor company’s assets for the amount of this liability. The measurement of our obligations, costs and liabilities associated with benefits pursuant to the Pension Plan requires that we estimate the present value of projected future payments to all participants, including assumptions related to discount rates, investment returns on designated plan assets and demographic experience. Our liability to the Pension Plan will be equal to the amount by which the liabilities of the Pension Plan, calculated on a termination basis, exceed the assets of the Pension Plan. As a result of the termination of the Pension Plan, Gyrodyne may have to make additional contributions to the Pension Plan to satisfy obligations due and payable to its participants. The exact amount of that funding obligation is not known at this time.

We may be the potential target of a reverse acquisition or other acquisition prior to or after the Merger.

Until the Merger, we will continue to exist as a public company. Public companies that exist with limited operations have from time to time been the target of “reverse” acquisitions, meaning acquisitions of public companies by private companies in order to bypass the costly and time-intensive registration process to become publicly traded companies. In addition, we could become an acquisition target, through a hostile tender offer or other means, as a result of our cash holdings or for other reasons. In the event of an acquisition bid other than through a hostile tender offer, approval of the acquisition would be subject to our board of directors and/or shareholder approval. On August 8, 2014, we extended the expiration date of our shareholder rights plan, which would significantly dilute the ownership of a hostile acquirer and may have the effect of lengthening the time required for a person to acquire control of us through a proxy contest or the election of a majority of our board of directors, may deter efforts to obtain control of us and may make it more difficult for a third party to acquire us without negotiation. If we become the target of a successful acquisition, notwithstanding the shareholder authorization of the Plan of Merger, our board of directors could potentially decide either to delay or completely abandon the Merger, and our shareholders may not receive any proceeds that would have otherwise been distributed in connection with the liquidation and may receive less than they would have received in the liquidation.

Following the Merger, Gyrodyne, LLC similarly could become an acquisition target, which would delay or prevent the liquidation of its assets, thereby potentially delaying or reducing any proceeds that would have otherwise been distributed in connection with the liquidation.

Our directors and executive officers may have interests that are different from, or in addition to, those of our shareholders generally.

Our board and executive officers may have interests in the Plan of Liquidation that may be in addition to, or different from, your interests as a shareholder. In connection with the Plan of Liquidation, some of our executive officers will be entitled to receive severance benefits and other payments for health insurance. In addition, following the Merger, our directors and executive officers will be entitled to continuing indemnification and liability insurance. For a more detailed discussion of the interests of our management, see pages 70 and 74 of this prospectus.

As described on page 30 of this prospectus, on May 30, 2014 the board of directors of Gyrodyne adopted a retention bonus plan for the benefit of directors, officers and employees of Gyrodyne. See “page 83  —  Retention Bonus Plan.” The plan was intended to recognize the nature and scope of the responsibilities related to such business plan, to reward and incent performance in connection therewith, to align the interests of directors, executives and employees with our shareholders and to retain such persons during the term of such plan. As the funding for such plan will reduce the amounts otherwise available to GSD, or, subsequent to the Merger, holders of Gyrodyne, LLC Shares, a conflict of interest between such holders and the beneficiaries of the retention bonus plan could be deemed to exist.

We will continue to incur the expenses of complying with public company reporting requirements.

We have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act. Even if we proceed with the Plan of Merger and it is approved, it is anticipated that Gyrodyne, LLC will continue to be subject to such requirements during the period its assets are liquidated even though compliance with such reporting requirements involves time and expense.

Provisions in our certificate of incorporation, our by-laws, our shareholder rights plan and New York law could make it more difficult for a third party to acquire us, discourage a takeover and adversely affect existing shareholders.

Provisions contained in our certificate of incorporation, our by-laws, our shareholder rights plan and New York law may have an anti-takeover effect that may delay, defer or prevent a takeover attempt and thereby prevent shareholders from receiving a “control premium” for their shares.  For example, these provisions may defer or prevent tender offers for our common stock or purchases of large blocks of our common stock, thus limiting the opportunities for our shareholders to receive a premium for their common stock over then-prevailing market prices.

These provisions include the following:

●

Staggered board.   Our board is divided into three classes with each director generally serving for a three-year term.  This staggering of the board may discourage offers for Gyrodyne or make an acquisition of Gyrodyne more difficult, even when an acquisition is in the best interest of our shareholders.

●

New York anti-takeover statute.   Under New York’s anti-takeover statute, any person who acquires 20% or more of our common stock is prohibited from engaging in a business combination with us for five years unless the board has approved (i) the particular business combination or (ii) the stock purchase that put the shareholder over the 20% threshold.

●

Shareholder rights plan.  In 2004, we adopted a shareholder rights plan intended to deter a hostile takeover by making any proposed hostile acquisition of us more expensive and less desirable to a potential acquirer.  If a person or group acquires or announces an intention to acquire 20% or more of our outstanding common stock, each right holder (other than the acquiring person) would be entitled to purchase, at the then-current exercise price, such number of shares of our common stock which are equivalent to shares of common stock having a value of twice the exercise price of the right.  If we are acquired in a merger or other business combination transaction after any such 20% threshold event, each right holder would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company’s common stock having a value of twice the exercise price of the right. The shareholder rights plan could delay or discourage transactions involving an actual or potential change in control of us, including transactions in which shareholders might otherwise receive a premium for their shares over then current prices. On August 8, 2014, we extended the expiration date of the shareholder rights plan from August 11, 2014 to August 11, 2015.

Provisions of Gyrodyne, LLC’s Amended and Restated Limited Liability Company Agreement, including its classified board and 20% ownership limitation could make it more difficult for a third party to acquire Gyrodyne, LLC, discourage a takeover and adversely affect its members.

Gyrodyne, LLC’s Amended and Restated Limited Liability Company Agreement contains certain provisions that may have the effect of making more difficult, delaying, or deterring attempts by others to obtain control of Gyrodyne, LLC, even when these attempts may be in the best interests of its members. These include provisions on maintaining a classified board, limiting members’ powers to remove directors and an ownership limitation that prohibits members from holding Gyrodyne, LLC Shares representing in excess of 20% of the outstanding Gyrodyne, LLC Shares at any time. These provisions and others that could be adopted in the future may have the effect of discouraging unsolicited takeover proposals and therefore may delay or prevent a change of control not approved by Gyrodyne, LLC’s board or may delay or prevent changes in Gyrodyne, LLC’s control or management, including transactions in which holders of Gyrodyne, LLC Shares might otherwise receive a premium for their shares over then current market prices.

Our incentive compensation plan, provisions in our executive officers’ employment agreements and our retention bonus plan may make a change of control of our company and/or an acquisition of our owned or managed assets more costly.

Benefits under Gyrodyne’s incentive compensation plan (the “ICP”) are realized upon either a change-in-control (as defined in the ICP) of Gyrodyne, or upon the issuance by Gyrodyne of an excess dividend (as defined in the ICP) following certain asset sales. The ICP provides that payments made in connection with an excess dividend may not exceed the hypothetical ICP payments that would have been made had there instead been a change in control transaction consummated on the dividend payment date. The ICP payments that would have been made had there been a Change in Control transaction consummated on December 30, 2013, the payment date of the $98,685,000 First Special Dividend, were approximately $5,277,800. The ICP payments actually made in respect of the $68,000,000 cash portion of the First Special Dividend totaled $5,044,600. Consequently, remaining ICP payments to be made in connection with the First Special Dividend when and to the extent GSD holders, or following the Merger Gyrodyne, LLC holders, receive cash in respect of their interests, may not exceed $233,200 ($5,277,800 - $5,044,600).  Liquidation proceeds that otherwise would be available to our shareholders generally will be reduced by the foregoing benefit to be paid to participants in the plan.  Moreover, inasmuch as the rights under the plan are vested, there is a risk that individual participants may elect to terminate their employment with Gyrodyne, or in the case of directors resigned from the board, without forfeiting their general right to receive benefits under the plan. Frederick C. Braun III and Gary Fitlin, our Chief Executive Officer and Chief Financial Officer, respectively, are not participants in the plan.

Our employment agreements with Mr. Braun and Mr. Fitlin provide for a bonus equal to $125,000 payable if the executive is employed by Gyrodyne on the effective date of a change-in-control.  Under such agreements, a change-in-control means the first to occur of a change in ownership, in effective control or in the ownership of a substantial portion of the assets of Gyrodyne, as each such term is defined under Section 409A of the Internal Revenue Code of 1986, as amended, and its corresponding regulations. In addition, each agreement provides that if the executive is terminated without cause (as defined in the employment agreement), the executive is entitled to a payment equal to the change-in-control bonus ($125,000) and, if the executive signs a separation agreement in reasonable and customary form provided by, and acceptable to, Gyrodyne, severance pay equal to base salary for six months from the date of termination.

On May 30, 2014, our board of directors adopted a retention bonus plan for the benefit of directors, officers and employees of Gyrodyne. See “page 83 — Retention Bonus Plan.” The plan was intended to recognize the nature and scope of the responsibilities related to our business plan, to reward and incent performance in connection therewith, to align the interests of directors, executives and employees with our shareholders and to retain such persons during the term of such plan. If the Merger does not occur, GSD will reimburse, under the terms of the Management Services Agreement, 100% (without mark-up) of any bonuses (under the retention bonus plan or otherwise) paid by Gyrodyne to its employees and directors and related payroll taxes on account of any sales of the Contributed Properties. If the Merger does occur, the funding for such plan will reduce the amounts otherwise payable to holders of Gyrodyne, LLC Shares.

We may not be able to deduct for tax purposes as an operating expense a portion or all of the above amounts paid to the executives.

The foregoing provisions may make a change of control of Gyrodyne and any post-Merger sale of assets, even if it is in the best interests of our shareholders, more costly and may reduce the amounts our shareholders would receive in any such transaction.

The corporate structure and interrelationships of Gyrodyne and GSD present risks of conflicts between the entities and their equity holders as long as they are operated as separate entities.

As a result of the First Special Dividend, Gyrodyne has been managing GSD, initially pursuant to the terms of GSD’s Amended and Restated Limited Liability Company Agreement, and since December 24, 2014 pursuant to the terms of the Management Services Agreement. Pursuant to the Management Services Agreement, Gyrodyne continues to provide GSD with acquisition and disposition services, asset management services, accounting and other administrative services, property management services and shareholder services. In consideration for these services, GSD reimburses Gyrodyne for 85% of Gyrodyne’s general and administrative expenses and pays Gyrodyne a fee equal to 8.5% of such reimbursed amount; reimburses Gyrodyne for all rental expenses, whether value added (such as contractor and consultant expenses) or non-value added (such as utilities and taxes) paid by Gyrodyne in respect of the properties; pays Gyrodyne a fee equal to 8.5% of all value added rental expenses paid by Gyrodyne in respect of the properties (but no fee in respect of non-value added rental expenses); reimburses Gyrodyne for 100% (without mark-up) of any bonuses paid by Gyrodyne to its employees and directors and related payroll taxes on account of any sales of GSD properties; and pays interest to Gyrodyne at the rate of 5.0% per annum on any funds advanced by Gyrodyne to GSD pursuant to a liquidity facility, currently of up to $5.5 million.

In carrying out Gyrodyne’s obligations under GSD’s Amended and Restated Limited Liability Company Agreement or the Management Services Agreement, there may be instances where a conflict could arise between what is in the best interest of Gyrodyne and what is in the best interest of GSD. Although such agreements establish applicable standards, there also may be actual or perceived conflicts between Gyrodyne and GSD in establishing actual compensation and reimbursement under those standards. Gyrodyne shareholders who sold their shares on or following the ex-dividend date of the First Special Dividend will continue to hold their GSD Interests indefinitely because such interests are generally non-transferable. Accordingly, conflicts between Gyrodyne and GSD could result in conflicts between Gyrodyne shareholders and those holders of GSD Interests who no longer hold Gyrodyne shares.

Conflicts of interest may exist between the shareholders of Gyrodyne and the holders of Dividend Notes.

Although holders of the Dividend Note and the 2014 Dividend Note were shareholders of Gyrodyne as of the December 31, 2013 and September 26, 2014 respective record dates for the Dividend Notes, as a result of transfers of shares of Gyrodyne common stock subsequent to such dates, there now exists certain disparities between the holders of the Dividend Notes and the holders of shares of Gyrodyne common stock. As the Dividend Notes represent debt obligations of Gyrodyne and the shares are equity of Gyrodyne, the Dividend Notes are entitled to priority in the distribution of assets of Gyrodyne. If GSD sold properties and repaid mortgage and liquidity facility debt to Gyrodyne, the board of directors of Gyrodyne would have to determine whether to redeem or repurchase Dividend Notes or retain the cash proceeds of the mortgage debt for other uses. In addition, if the Merger is not completed and Gyrodyne continues as an operating entity, future changes in operating results, whether accretive or dilutive, may result in changes to its equity value.

Risks associated with our investment in Callery-Judge Grove, L.P.

We own a 9.3% limited partnership interest in Callery-Judge Grove, L.P., a New York limited partnership (the “Grove”), which owned a 3,700+ acre citrus grove located in Palm Beach County, Florida.  The property is the subject of a plan for a mixed use of residential, commercial, and industrial development which is under review by state and local municipal authorities.  We face several risks inherent in ownership of a minority interest in a limited partnership.

We account for the investment under the equity method.  As of December 31, 2013, the carrying value of our investment was $0. We cannot predict what, if any, value we will ultimately realize from this investment.

On March 18, 2011, the Grove’s lender, Prudential Industrial Properties, LLC (“Prudential”), commenced a foreclosure action against the Grove by filing a complaint in the Circuit Court of Palm Beach County to foreclose upon the Grove property, alleging that the Grove had defaulted on its loan from Prudential and that the Grove is indebted to Prudential in the amount of over $37 million in principal and over $8 million in interest and fees.  We are a limited partner in the Grove but are not a guarantor of any debt related to the Grove.  Our investment is held in a taxable REIT subsidiary where we have a $1,315,000 deferred tax liability related to the Grove.

On September 19, 2013, the Grove property was sold, the foreclosure lawsuit was dismissed and the Grove property was conveyed to Minto, a family-owned real estate development, construction and management company, and the Grove’s debt to Prudential was repaid. Our investment continues to be held in a taxable REIT subsidiary of Gyrodyne with $0 carrying value and a $1,315,000 deferred tax liability related to the Grove, which represents taxable losses not yet recorded pursuant to the equity method of accounting. Gyrodyne did not receive any distribution in connection with the sale of the Grove property. Under the agreement with Minto, however, the Grove may receive certain additional payments if certain development benchmarks are achieved by Minto, which could enable future distributions to Gyrodyne. Gyrodyne cannot predict whether these benchmarks will be achieved or as to the timing or amount of any further distributions by the Grove.

We are limited in our ability to transfer our interest in the Grove; our interest can only be assigned or transferred upon the terms and conditions set forth in the limited partnership agreement.  Those restrictions may at times preclude a transfer of our interest.  We may not transfer our interest without prior written notice to, and receiving consent in writing and at the sole discretion of, the Grove’s managing partner.  The transferor must also provide the Grove’s managing partner on request an opinion of counsel that the transfer will not violate any securities, tax or other laws or rules and will not affect the tax status or treatment of the Grove.  No public market for the Grove’s interests exists or is contemplated in the foreseeable future.

Since limited partners do not participate in management of the Grove’s business, we must rely on the managing partner to adequately manage the Grove’s affairs.  The managing partner of the Grove controls the Grove and is in a position to exercise sole decision-making authority regarding the Grove’s property including, but not limited to, the method and timing of disposition of the property.  We do not participate in the management or control of the Grove or the conduct of its business.  We have only limited voting rights with respect to the Grove’s affairs.  We must rely upon the fiduciary responsibility and judgment of the managing partner of the Grove to manage the Grove’s affairs in the best interests of the limited partners.

Our investment in the Grove is in a taxable REIT subsidiary and is subject to federal and state income tax on any taxable income from the investment.  As a limited partner in the Grove, we have minimal influence over its management and operations.   Substantial income from the Grove, either through debt forgiveness or operations, could exceed our historical losses resulting in a tax liability.

Risks Related to Our REIT Status

The federal income tax laws governing REITs are complex.

The Company has qualified, and expects to continue to qualify, as a real estate investment trust (REIT) for federal and state income tax purposes under section 856(c)(1) of the Internal Revenue Code (the “Code”).  As long as we qualify for taxation as a REIT, we generally will not be subject to federal and state income tax.  If we fail to qualify as a REIT in any taxable year, we will be subject to federal and state income tax on our taxable income at regular corporate rates.  Unless entitled to relief under specific statutory provisions, we will also be disqualified for taxation as a REIT for the four taxable years following the year in which we lose our qualification.  Even if we qualify as a REIT, we may be subject to certain state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

Failure to make distributions could subject us to tax.

In order to maintain our qualification as a REIT, each year we must pay out to our shareholders in distributions at least 90% of our REIT taxable income, excluding net capital gain.  To the extent that we satisfy this distribution minimum, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income.  In addition, we will be subject to a 4.0% nondeductible excise tax if the actual amount that we pay out to our shareholders in a calendar year is less than the minimum amount specified under federal tax laws.  Our only source of funds to make these distributions comes from our cash and investments in mortgage backed securities, and net cash payments, if any, received from managing GSD and the payments received on the mortgage loan and liquidity facility provided to GSD.  Accordingly, we may be required to borrow money or sell assets to make distributions sufficient to enable us to pay in cash out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4.0% nondeductible excise tax in a particular year. Alternatively, we could make distributions in the form of dividend notes, as was the case with the Dividend Note and the 2014 Dividend Note.

There are certain ownership limitations to maintain REIT status and we have no charter provisions to ensure compliance.

Not more than 50% of the value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).  Although our shareholder rights plan has a 20% ownership trigger, our certificate of incorporation contains no restrictions limiting the ownership and transfer of shares of our common stock and other outstanding shares of stock.  Consequently, if five or fewer individuals acquire ownership in excess of 50% in the aggregate of the value of our outstanding shares of stock, we may lose our REIT status.

Failure to qualify as a REIT would subject us to federal income tax.

If we fail to remain qualified as a REIT in any taxable year and if the relief provisions were not to apply, we will be subject to federal income tax on our taxable income.  If we fail to qualify as a REIT, we would not be required to make any distributions.  In addition, any distributions that we do make will not be deductible by us.  This would substantially reduce our earnings, our cash available to pay distributions, and the value of our common stock.

The resulting tax liability might cause us to borrow funds, liquidate some of our investments, or take other steps that could negatively affect our operating results in order to pay any such tax.  Moreover, if our REIT status is terminated because of our failure to meet a technical REIT requirement and the relief provisions did not excuse our failure to qualify as a REIT, or if we voluntarily revoke our election, we generally would be disqualified from re-electing treatment as a REIT until the fifth taxable year after the year in which we failed to qualify as a REIT.

Failure to qualify as a REIT may result in increased difficulty in raising capital or obtaining financing.

If we fail to remain qualified as a REIT, we may have to reduce or eliminate any planned distributions to our shareholders in order to satisfy our income tax liabilities.  Any distributions that we do make to our shareholders would be treated as taxable dividends to the extent of our current and accumulated earnings and profits.  This may result in negative investor and market perception regarding the market value of our common stock, and the value of your shares of our common stock may be reduced.  In addition, we may face increased difficulty in raising capital or obtaining financing if we fail to qualify or remain qualified as a REIT because of the resulting tax liability and potential reduction of our market valuation.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.

Even if we remain qualified for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets.  For example:

●	We will be required to pay tax on undistributed REIT taxable income.
●	We may be required to pay “alternative minimum tax” on our items of tax preference.
●

If we have net income from the disposition of foreclosure property held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we must pay tax on that income at the highest corporate rate.

●

If we sell a property in a “prohibited transaction,” our gain from the sale would be subject to a 100% penalty tax. A “prohibited transaction” would be a sale of property, other than a foreclosure property, held primarily for sale to customers in the ordinary course of business.

Complying with REIT requirements may cause us to forgo attractive investment opportunities that could otherwise generate strong risk-adjusted returns and instead pursue less attractive opportunities, or none at all.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our shareholders and the ownership of our stock.  Thus, compliance with the REIT requirements may limit our ability to operate solely on the basis of generating strong risk-adjusted returns on invested capital for our shareholders.

Complying with REIT requirements may force us to liquidate otherwise attractive investments, which could result in an overall loss on our investments.

To maintain qualification as a REIT, we must ensure that at the end of each calendar quarter at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets.  The remainder of our investment in securities (other than government securities, qualified real estate assets and securities of one or more taxable REIT subsidiaries) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer.  In addition, in general, no more than 5% of the value of our assets (other than government securities, qualified real estate assets and securities of one or more taxable REIT subsidiaries) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of one or more taxable REIT subsidiaries.  If we fail to comply with these requirements at the end of any calendar quarter, we must correct such failure within 30 days after the end of the calendar quarter to avoid losing our REIT status and suffering adverse tax consequences.  If we fail to comply with these requirements at the end of any calendar quarter, and the failure exceeds a de minimis threshold, we may be able to preserve our REIT status if the failure was due to reasonable cause and not to willful neglect.  In this case, we will be required to dispose of the assets causing the failure within six months after the last day of the quarter in which the failure occurred, and we will be required to pay an additional tax of the greater of $50,000 or the product of the highest applicable tax rate multiplied by the net income generated on those assets.  As a result, we may be required to liquidate otherwise attractive investments.

The board of directors’ revocation of our REIT status without shareholder approval may decrease our shareholders’ total return.

Our board of directors may revoke or otherwise terminate our REIT election, without the approval of our shareholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT.  If we cease to be a REIT, we would become subject to federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our shareholders, which may have adverse consequences on our total return to our shareholders.

 USE OF PROCEEDS

Assuming the sale of the full [●] shares in the rights offering, we estimate that the aggregate net proceeds from the offering, after deducting estimated offering expenses of approximately $510,050, will be approximately $5,050,000.

We intend to use the net proceeds from this rights offering to supplement the cash on hand to meet the following obligations in order of priority, assuming the rights offering is fully subscribed. Because there is no minimum number of shares that must be sold in the rights offering, we can provide no assurance regarding the amount of proceeds we will actually raise. If the rights offering is not fully subscribed, proceeds of the offering will be allocated in order of priority to the extent available.

Priority	Use of Proceeds	Approximate Amount
1	Supplement the funding necessary for the $5.5 million expanded liquidity facility for GSD	$1.0 million
2	Pursue GSD’s development rights for the Flowerfield property	$700,000
3	Pay for necessary capital improvements in GSD’s real estate portfolio which we manage	$1.0 million
4	Supplement Gyrodyne’s termination funding obligation under the Pension Plan of up to approximately $2.0 million	$1.0 million
5	Pay accrued interest and principal on the 2014 Dividend Note and payment-in-kind notes issued by Gyrodyne (see table below)	$1.4 million
6	Any unused balance will be allocated for general working capital

The following table sets forth the issue date, maturity date, principal amount and interest rate with respect to each of Gyrodyne’s outstanding notes to which we intend to apply proceeds from the rights offering:

Note	Issue Date	Maturity Date	Principal Amount	Interest

Subordinated Dividend Note	June 16, 2014	June 30, 2017	$302,813	5% per annum, payable semi-annually on June 15 and December 15 of each year, commencing December 15, 2014, and may be payable in cash or in the form of additional notes

Global Subordinated Note	December 15, 2014	June 30, 2017	$403,750	5% per annum, payable semi-annually on June 15 and December 15 of each year, commencing June 15, 2015, and may be payable in cash or in the form of additional notes

Subordinated Dividend Note	December 31, 2014	June 30, 2017	$682,033	5% per annum, payable semi-annually on June 15 and December 15 of each year, commencing June 15, 2015, and may be payable in cash or in the form of additional notes

This expected use of the net proceeds from this rights offering represents our intentions based upon our current plans and business conditions. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this rights offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including whether or not the Merger is consummated, the progress of our efforts to sell GSD’s properties, developments in the shareholder litigation relating to the tax liquidation and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

CAPITALIZATION

The following table shows our capitalization as of September 30, 2014 on a historical basis and as adjusted to reflect the sale of [●] shares of our common stock, assuming all subscription rights are exercised, at the subscription price of $[●] per share and the receipt of the net proceeds from the rights offering of $5,050,000 after deducting estimated offering expenses in the amount of $510,000. The pro forma information is being presented for illustrative purposes. You should consider this table in conjunction with "Use of Proceeds" above as well as our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes to those financial statements included elsewhere in this prospectus.

	Historical as Reported	Rights Offering (1)	Pro Forma
Dividend payable (payable with a dividend note)	$682,033	$-	$682,033
Notes payable	16,447,427	-	16,447,427
Total long term debt	17,129,460	-	17,129,460
Shareholders Equity:
Common stock, $1 par value; authorized 4,000,000 shares; 1,723,888 shares issued and 1,482,680 shares outstanding, actual	1,723,888	[●]	1,723,888
Additional paid-in capital	17,753,505	5,050,000	22,803,505
Accumulated other comprehensive income	118,219	-	118,219
(Deficit) retained earnings	(9,863,126)	-	(9,863,126)
	9,732,486	5,050,000	14,782,486
Less: Cost of 241,208 Shares of Common Stock Held in Treasury (2)	(1,537,697)	-	(1,537,697)
Total Gyrodyne stockholders’ equity	8,194,789	5,050,000	13,244,789
Non-controlling interest in GSD, LLC	16,892,606	-	16,892,606
Total Equity	25,087,395	5,050,000	30,137,395
Total Capitalization	$42,216,855	$5,050,000	$47,266,855

(1)	Net proceeds are based upon the [●] common shares that are being offered in the rights offering, a subscription price of $[●] per share and after deducting anticipated offering expenses of $510,050.

(2)	Number of treasury shares will not be adjusted as the rights offering will be fulfilled with authorized but previously unissued shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements that involve significant uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in “Risk Factors” elsewhere in this report. For further information, see “Cautionary Note Regarding Forward-Looking Statements” above.

The following discussion is intended to assist you in understanding our business and results of operations together with our present financial condition and reflects summary results from continuing operations unless otherwise noted. However, the net income and net income per share discussions include the impact of discontinued operations. This section should be read in conjunction with our historical consolidated financial statements and notes, as well as the unaudited pro forma financial statements and selected financial data included elsewhere in this report.

During the second quarter of 2014, we engaged real estate brokers to sell the Cortlandt Manor Medical Center and the Fairfax Medical Center. The Cortlandt Manor Medical Center was acquired by Gyrodyne in 2008 and the neighboring lots were acquired by Gyrodyne in 2009 and 2010. The Fairfax Medical Center was acquired by Gyrodyne in 2009. These acquisitions were part of an overall strategy of reinvesting tax free under Section 1033 of the Code the $26,315,000 payment received from New York State in 2006 which the Company elected under New York State’s eminent domain law to treat as an advance payment while it pursued its claim for just compensation. In late 2013, these properties were contributed to a wholly owned subsidiary of Gyrodyne, GSD, and distributed to our shareholders as a non cash dividend with Gyrodyne retaining only a managing member interest (no ownership interest). As of April 1, 2014, all of the operations related to the Cortlandt Manor Medical Center and the Fairfax Medical Center are reported as discontinued operations, and are reported as such in the unaudited consolidated financial statements. The prior period operations related to these entities have also been recast as discontinued operations retrospectively for all periods presented (pro forma financial statements are presented – see financial statement index).

Nine Months Ended September 30, 2014 compared with the Nine Months Ended September 30, 2013

Rental revenues

Rental revenues are comprised solely of rental income and amounted to $1,762,890 and $1,902,907 for the nine months ended September 30, 2014 and 2013, respectively, a decrease of $140,017 or 7%. The decrease in revenue was mainly driven by the drop in occupancy at the Flowerfield Industrial Park to 72% at September 30, 2014 compared to approximately 83% at September 30, 2013. The drop in revenue was mainly driven by three tenants in the Flowerfield Industrial Park who terminated four of their leases and downsized a fifth lease by 2,170 square feet. The five terminations/downsizes comprise approximately 18,000 square feet and rental revenue per month of approximately $21,000. One of the tenants was Stony Brook University which terminated two of its three leases effective March 31, 2014, comprising approximately 9,000 square feet and approximately $135,000 in annual revenue. Furthermore, we are continuing to work with the University on solutions to their real estate demands and believe that a portion of our available vacant space may meet some of their future needs. In addition, a second tenant terminated two of its leases in two stages, January and September of 2014, comprising approximately 7,000 square feet and approximately $100,000 in annual revenue. In addition, there were two lease defaults comprising approximately 7,000 square feet and approximately $87,000 in annual rental revenue plus tenant reimbursements. Both tenants were evicted in the third quarter. The Port Jefferson Professional Park also experienced net terminations resulting in a reduction in occupancy rate to approximately 70% at September 30, 2014 compared to 73% at September 30, 2013. The drop in occupancy rate was due to two terminations comprising 1,200 square feet and $33,000 in annual revenue plus tenant reimbursements.

Tenant reimbursements represent expenses negotiated, managed and incurred directly by the Company on behalf of or for the benefit of the tenants. Tenant reimbursements were $239,217 and $284,008 for the nine months ended September 30, 2014 and 2013, respectively, a decrease of $44,791 or approximately 16%. The tenant reimbursement decrease was mainly attributable to the reduction in occupancy rates at both the Flowerfield Industrial Park and the Port Jefferson Professional Park.

Rental expenses

Rental expenses for the nine months ended September 30, 2014 and 2013 were $1,140,057 and $1,051,013, respectively, an increase of $89,044 or 8%. Approximately $39,000 of the increase was due to major roof and pavement repairs from the prior year snow storms. In addition, the Company incurred an increase in insurance and real estate taxes for the period of $19,000 and $8,000, respectively, with the balance of the increase mainly comprised of an increase in annual maintenance costs.

General and administrative expenses

General and administrative expenses for the nine months ended September 30, 2014 and 2013 were $1,676,938 and $7,277,635, respectively, a decrease of $5,600,697. The general and administrative expenses for the nine months ended September 30, 2013 include incentive compensation costs to directors, employees and former employees of approximately $5,044,600 which were triggered under the incentive compensation plan by the dividend declared and paid in 2013. The Company did not incur any incentive compensation costs during 2014 and as a result this is a major contributing factor to achieving lower costs in the nine months ended September 30, 2014. Additionally, during the nine months ended September 30, 2013 the Company incurred mortgage prepayment penalties and related costs of approximately $254,000 and approximately $64,000 in restructuring charges. The remaining difference is mainly the reduction in pension expense of approximately $242,000. The reductions were partially offset by an increase in compensation expense and benefit expenses of approximately $69,000 mainly due to hiring a permanent Chief Executive Officer. In addition, the Company incurred an increase in accounting fees of $60,000 stemming from the strategic alternative process and the associated fees to service the Variable Interest Entity, Gyrodyne Special Distribution Company, LLC. The company also incurred approximately $27,000 in bad debt expense attributable to two lease defaults at the Flowerfield Industrial Park. Both tenants have been evicted.

Strategic alternative expenses

Strategic alternative expenses for the nine months ended September 30, 2014 and 2013 were $1,246,096 and $2,803,021, respectively, a decrease of $1,556,925. The strategic alternative expenses for the nine months ended September 30, 2014 are mainly attributable to the fees related to the preparation of the definitive proxy statement filed on July 1, 2014 with the SEC. The Company’s transaction fees are mainly comprised of fees for counsel, financial advisors and other professional consultants to pursue the proposed merger /tax plan of liquidation which is further discussed in the amended proxy prospectus filed on July 1, 2014. On November 3, 2014, the Company announced that the special shareholders meeting originally scheduled for August 14, 2014 and previously postponed to August 27, 2014 and then again to December 5, 2014, has been further postponed until the first half of 2015. The Company may incur an increase in strategic alternative costs over the next 3 to 6 months to successfully complete the merger or in the event the merger is not approved by the shareholders, to implement an alternative strategy that will complete the tax plan of liquidation. The prior year fees are mainly attributable to the process of analyzing the values attributable to the strategic alternatives available to the company.

Depreciation expense

Depreciation expense for the nine months ended September 30, 2014 and 2013 was $249,660 and $264,321, respectively, a decrease of $14,661 or 6%.

Insurance claim recoveries in excess of cost

Insurance claim recoveries in excess of cost for the nine months ended September 30, 2014 was $184,339. The Company had no insured costs net of recoveries for 2013. The Company incurred storm related damages during 2013 that was covered under its insurance policy and received reimbursement in excess of the basis of the building damage. The costs to replace the damaged roof and related fixtures is capitalized and depreciated over its useful life.

Impairment charges

Impairment charges for the nine months ended September 30, 2014 and 2013 was $200,000 and 2,100,000, respectively. During the third quarter of 2013, the Company recognized aggregate impairment charges of $2,100,000 on real estate assets classified in continuing operations. The Company has explored the possible disposition of some of its medical properties and determined that the expected undiscounted cash flows based upon revised estimated holding periods of the Port Jefferson Professional Park are below the current carrying value. Accordingly, the Company reduced the carrying value of this property to its estimated fair value.

Interest income

Interest income was $78,526 and $188,066 for the nine months ended September 30, 2014 and 2013, respectively, a decrease of $109,540. The decrease is mainly attributable to the significant reduction in our cash balances, and thereby related interest income, resulting from the Company’s cash dividend of $68,000,000 which was paid on December 30, 2013.

Interest expense

Interest expense for the nine months ended September 30, 2014 and 2013 was $542,570 and $5,748, respectively. The increase in interest expense is the result of the Company’s issuance on January 31, 2014 of a global dividend note, payable in kind in the amount of $16,150,000, bearing interest (PIK) at 5% payable semiannually (PIK) and the decision to issue a second global note in June 2014 to satisfy the semiannual interest payment due June 15, 2014.

Condemnation income and expenses

Condemnation income and expenses were not realized during the nine months ended September 30, 2014 compared to $2,360 during the comparable period in 2013. The Company successfully concluded its condemnation case during the second quarter of 2012. The Company does not believe any remaining condemnation costs will be incurred as the case was settled with the State of New York in 2012.

Income taxes

The Company did not have a benefit or provision for income taxes for the nine months ended September 30, 2014. The Company had a benefit for income taxes for the nine months ended September 30, 2013 of $58,182,122. The benefit for the nine months ended September 30, 2013 is comprised of the income tax benefit of $61,649,000 derived from the dividend declared in September, 2013 offset by the excise tax costs of $3,396,320 and income taxes of $70,558.

Net (loss) income

The Company reported a net (loss) income from continuing operations of $(2,790,349) and $47,053,005 for the nine months ended September 30, 2014 and 2013, respectively. The primary factors driving the reduction in income from 2013 to 2014 was the income tax benefit of $58,182,122 recognized in the nine months ended September 30, 2013 supplemented by the remaining items discussed above.

The Company reported net income from discontinued operations of $562,866 and $327,471, for the nine months ended September 30, 2014, and 2013, respectively. The increase in net income from discontinued operations is mainly attributable to an increase in the occupancy rate at the Fairfax Medical Center which was 93% at the end of September 2014 compared to 89% at September 2013 and an increase in occupancy rate at the Cortlandt Manor Medical park which was 88% at September 30, 2014 compared to 80% at September 30, 2013. This was further supplemented by the benefit of no depreciation expense in the third quarter for assets held for sale net of the increase in expenses attributable to the new leases.

The Company reported a net (loss) income of $(2,227,483) and $47,380,476 for the nine months ended September 30, 2014 and 2013, respectively. The primary factors driving the reduction in income from 2013 to 2014 was the income tax benefit of $58,182,122 recognized in three months ended September 30, 2013 offset by the savings in 2014 achieved through lower strategic alternative costs, no impairment charges and lower incentive compensation expense supplemented by the remaining items discussed above.

The net loss from the non-controlling interest for the nine months ended September 30, 2014 was $2,165,861. The Company did not have a non-controlling interest for the nine months ended September 30, 2013. The non-controlling interest is comprised of Gyrodyne Special Distribution LLC which represents the non-cash portion of the first special dividend in 2013.

The net (loss) income attributable to Gyrodyne Company of America for the nine months ended September 30, 2014 and 2013 was $(61,622) and $47,380,476, respectively.

Year ended December 31, 2013 compared with the year ended December 31, 2012

The Company reported net income attributable to the Company of $46,063,206 for the twelve months ended December 31, 2013 compared to net income of $99,048,253 for the twelve months ended December 31, 2012. Basic and diluted per share income amounted to $31.07 for 2013 compared to per share income of $66.80 for the prior year. The Company declared a special dividend of $66.56 per share (approximately $98,685,000) on September 12, 2013, payable on December 30, 2013 to shareholders of record on November 1, 2013. The dividend was comprised of cash of $45.86 per share (approximately $68,000,000) and a noncash interest in GSD of $20.70 per share (approximately $30,685,000). The Company had REIT taxable income in 2013. As a result, the Company issued on January 31, 2014 to shareholders of record on December 31, 2013 a special dividend of $10.89 per share in the form of interests in a global dividend note with interest payable in kind or cash, which reflects a total distribution of $16,144,614. In the prior year, the Company had REIT taxable income. As a result, the Company declared a special dividend of $38.30 per share which was paid on December 14, 2012 to shareholders of record on December 1, 2012, which reflects a total distribution for 2012 of $56,786,652.

Rental revenues

Rental revenues are comprised solely of rental income and amounted to $2,533,691 and $2,418,005 for 2013 and 2012, respectively. The (decrease) and increase from 2012 results per property amounted to $(24,616) and $140,302 for Port Jefferson and Flowerfield, respectively. The reduction in revenue at Port Jefferson was mainly due to the reduction in occupancy rates that took place during 2012, which were partially offset by an increase in effective rate per square foot. The increase in revenue at Flowerfield was the result of an increase in the average occupancy rate offset by reductions in the effective rate per square foot.

The comparison of rental revenues for the years ended December 31, 2013 and 2012 are as follows:

Facility Rental Revenue	December 31, 2013	December 31, 2012
Port Jefferson Professional Park	$773,564	$798,180
Flowerfield Industrial Park	1,760,127	1,619,825
Total	$2,533,691	$2,418,005

Tenant reimbursements represent expenses negotiated, managed, and incurred directly by the Company on behalf of or for the benefit of the tenants. Tenant reimbursements were $356,483 and $306,978 for 2013 and 2012, respectively. The tenant reimbursements increase in Port Jefferson attributable to the successful real estate tax grievance, the benefit of which was passed on to our tenants in 2012. The increases in tenant reimbursements in Flowerfield were due to higher occupancy rates. Reimbursements changed by property but were attributable to changes in base years from renewals and changes in occupancy rates.

The comparison of tenant reimbursements for the years ended December 31, 2013 and 2012 are as follows:

Facility Tenant Reimbursements Rental Revenue	December 31, 2013	December 31, 2012
Port Jefferson Professional Park	$122,111	$100,536
Flowerfield Industrial Park	234,372	206,442
Total	$356,483	$306,978

Rental operation expenses

Rental expenses for the years ended December 31, 2013 and 2012 were $1,401,297 and $1,268,689, respectively, representing an increase of $132,608 or approximately 10%. The Company continues to manage the operating expenses of its real estate portfolio to offset escalating insurance and energy costs. The increase in rental expenses was primarily driven by an increase in building and property maintenance, insurance, real estate taxes and utilities of approximately $52,000, $22,000, $27,000 and $38,000, respectively, which was mostly offset by benefits that would have been earned under the Company’s defined benefit pension plan.

The rental expenses for the years ended December 31, 2013 and 2012 are as follows:

Facility Rental Expense	December 31, 2013	December 31, 2012
Port Jefferson Professional Park	$443,913	$396,954
Flowerfield Industrial Park	957,384	871,735
Total	$1,401,297	$1,268,689

General and administrative expenses

General and administrative expenses for the years ended December 31, 2013 and 2012 were $11,551,674 and $6,295,933, representing an increase of $5,255,741. The net increase was mostly attributable to the Federal excise tax of $3,521,320 and the 2013 distributions and related expenses under the Company’s Incentive Compensation Plan exceeding those made in 2012 by $846,600. The 2013 distributions to our directors, one former director, certain employees and former employees, were $2,471,854, $378,345, $882,805 and $1,311,596, respectively plus related payroll taxes of approximately $52,000. The 2012 distributions under the Incentive Compensation Plan to each member of the board and a former Director, certain current employees and the retired but vested former CEO Mr. Maroney of $2,380,345, $1,053,250 and $779,405, respectively, reflecting a total payout of $4,213,000 plus related payroll taxes of approximately $37,000.

Strategic alternative expenses

Strategic Alternative expenses for the years ended December 31, 2013 and 2012 were $3,637,123 and $1,013,043, respectively. The board established the Strategic Alternatives Committee in 2012, comprised of four of the then current seven members of the board. The Strategic Alternatives Committee was charged with leading the process of evaluating strategic alternatives which may have included one or more tax efficient liquidity events. Following the Strategic Alternatives Committee’s recommendation of a tax efficient liquidation, the Strategic Alternatives Committee was dissolved into the board in 2014. Over 80% of the fees are related to investment banking and related legal fees to pursue and analyze such alternatives. The expenses do not include any costs associated with full time or part time personnel or overhead costs irrespective of the significant time being allocated to the process. The Company believes such costs are fixed and are appropriately allocated to General and Administrative expenses accordingly.

Impairment charges for the year ended December 31, 2013 were $2,100,000. There were no impairment charges for the year ended December 31, 2012.

Depreciation expense

Depreciation expense increased by 4% or $14,444, amounting to $344,478 in 2013 compared to $330,034 during the prior year. The increase in depreciation was mainly attributable to the Company’s capital investment to improve occupancy and effective rental rates.

Interest income

Interest income not including condemnation related interest was $236,954 and $86,217 in 2013 and 2012, respectively, representing an increase of $150,737. The increase was mainly attributable to the purchase of mortgage backed securities during February and March of 2012 which earned approximately 2% during 2013 and deposits into interest bearing accounts following the expiration of the unlimited FDIC insurance on non-interest bearing accounts.

Interest expense

Interest expense in 2013 and 2012 was $5,748 and $439,972, respectively, representing a decrease of $434,224. The decrease was attributable primarily to the prepayment in full and related assumption of all of the Company’s outstanding mortgages. Late in the fourth quarter of 2012, the Company prepaid in full the mortgage loans secured by the Flowerfield Industrial Park, and in early January 2013 the Company prepaid in full the outstanding mortgage on the Port Jefferson Professional Park.

The comparison of interest expense for the years ended December 31, 2013 and 2012 is as follows:

Facility Interest Expense	December 31, 2013	December 31, 2012
Port Jefferson Professional Park	$4,874	$260,447
Flowerfield Industrial Park	0	176,772
Other interest expense	874	2,753
Total	$5,748	$439,972

As a result of the changes in rental revenue, total operating expenses and other income (expense), the Company reported a loss before Condemnation Proceeds and Provision (benefit) for income taxes of $(15,913,192) for 2013 as compared to a loss of $(6,536,471) for 2012.

(Expense) income on Condemnation

Condemnation (expense) income for the years ended December 31, 2013 and 2012 were $(2,360) and $100,028,802, respectively. The Company successfully concluded its condemnation case during 2012 resulting in an additional $98,685,000 for just compensation for the Property and reimbursement of condemnation costs of $1,474,941. The Company also incurred condemnation costs in 2012 of $131,139 to conclude pursuing its rights under this litigation.

Interest income on condemnation proceeds of $67,341,716 resulted from the Company’s successful conclusion of its condemnation case for just compensation. The interest income was received in 2012.

Income Taxes

The provision for income taxes for the year ended December 31, 2012 was $61,649,000. The Company received a Private Letter Ruling in 2013 that enabled it to distribute the condemnation gain tax free. As a result, following the declaration of the dividend in 2013, the Company reversed to the 2012 income tax provision with the exception of alternative minimum taxes. The result was the tax benefit in 2013 of $61,553,442.

Net income

The Company reported a net income from continuing operations of $45,637,890 and $99,185,047 for the years ended December 31, 2013 and 2012, respectively. The primary factors driving the reduction in income from 2012 to 2013 was the income tax benefit recognized in the year ended December 31, 2013 which was less than the total condemnation gain net of taxes for the year ended December 31, 2012 partially offset by the items discussed above.

The Company reported net income (loss) from discontinued operations of $417,315 and $(136,794), for the years ended December 31, 2013, and 2012, respectively. The increase in net income from discontinued operations is mainly attributable to a reduction in discontinued operation related interest expense of $525,534, the amortization of prepaid loan origination fees and the prepayment penalty the Company incurred to prepay mortgages in full in December 2012 on its properties that are included in discontinued operations.

The Company reported net income of $46,055,205 and $99,048,253 for the years ended December 31, 2013 and 2012, respectively. The primary factors driving the reduction in income from 2012 to 2013 was the condemnation income net of the tax expense in 2012 was significantly greater than the income tax benefit recognized in 2013 supplemented by the remaining items discussed above.

The net loss from the non-controlling interest for the year ended December 31, 2013 was $(8,001). The Company did not have a non-controlling interest for the year ended December 31, 2012. The non-controlling interest is comprised of GSD which represents the non-cash portion of the First Special Dividend in 2013.

The net income attributable to the Company for the year ended December 31, 2013 and 2012 was $46,063,206 and $99,048,253, respectively.

Year ended December 31, 2012 compared to the year ended December 31, 2011

The Company is disclosing rental revenue, tenant reimbursements and rental expenses for 2012 and 2011 by property. The results of operations include pro forma adjustments for discontinued operations. The Company reported net income of $99,048,253 for the twelve months ended December 31, 2012 compared to a net loss of $(1,124,665) for the twelve months ended December 31, 2011. Basic and diluted per share income amounted to $66.80 for 2012 compared to per share loss of $(0.84) for the prior year. The additional weighted average shares outstanding in 2012 compared to 2011 diluted the income per share by $7.08 from $73.88 to $66.80. The Company had REIT taxable income in 2012. As a result, the Company declared a special dividend of $38.30 per share payable on December 14, 2012 to shareholders of record on December 1, 2012, which reflected a total distribution for 2012 of $56,786,652. The Company did not have any REIT taxable income for 2011. The Company disclosed rental revenue, tenant reimbursements and rental expenses for 2012 and 2011 by property. However, there were no pro forma adjustments as there were no acquisitions during the comparative periods.

Rental revenues

Rental revenues were comprised solely of rental income and amounted to $2,418,005 and $2,602,080 for 2012 and 2011, respectively. The (decreases) from 2011 results per property amounted to $(156,204) and $(27,871) for Port Jefferson and Flowerfield, respectively. The reduction in revenue was mainly due to a reduction in occupancy rates at each of the properties and then further offset by a net decrease in rate per square foot for each property much of which was the byproduct of the negative square footage absorption rates in the real estate industry.

The comparison of rental revenues for the years ended December 31, 2012 and 2011 were as follows:

Facility Rental Revenue	December 31, 2012	December 31, 2011
Port Jefferson Professional Park	$798,180	$954,384
Flowerfield Industrial Park	1,619,825	1,647,696
Total	$2,418,005	$2,602,080

Tenant reimbursements

Tenant reimbursements represent expenses negotiated, managed, and incurred directly by the Company on behalf of or for the benefit of the tenants. Tenant reimbursements were $306,978 and $373,541 for 2012 and 2011, respectively, a decrease of $66,563 or 18%, most of which was attributable to the reduction in occupancy rates supplemented by new leases/renewals containing lower pass through charges resulting from a change in base years.

The comparison of tenant reimbursements for the years ended December 31, 2012 and 2011 were as follows:

Facility Tenant Reimbursements Rental Revenue	December 31, 2012	December 31, 2011
Port Jefferson Professional Park	$100,536	$167,403
Flowerfield Industrial Park	206,442	206,138
Total	$306,978	$373,541

Rental operation expenses

Rental expenses for the years ended December 31, 2012 and 2011 were $1,268,689 and $1,316,886, respectively, representing a decrease of $48,197 or 4%. The Company continued to manage the operating expenses of its real estate portfolio to offset escalating insurance and energy costs. While the Company has been successful in controlling costs, the impact of aging buildings will ultimately require additional capital expenditures to further reduce energy consumption and maintenance costs.

The rental expenses for the years ended December 31, 2012 and 2011 were as follows:

Facility Rental Expense	December 31, 2012	December 31, 2011
Port Jefferson Professional Park	$396,954	$414,782
Flowerfield Industrial Park	871,735	902,104
Total	$1,268,689	$1,316,886

General and administrative expenses

General and administrative expenses for the years ended December 31, 2012 and 2011 were $6,295,933 and $1,862,466, representing an increase of $4,433,467. The net increase was mostly attributable to the distributions under the Incentive Compensation Plan to each member of the board, certain current employees and the retired but vested former CEO, Mr. Maroney of $2,380,345, $1,053,250 and $779,405, respectively, reflecting a total payout of $4,213,000 plus related payroll taxes of approximately $37,000. Additionally, the Company incurred approximately $150,000 in costs to prepay the mortgage secured by the Flowerfield Industrial Park. These costs were non-cash write-offs of the balance of the unamortized loan origination fees.

Strategic alternative expenses

Strategic Alternative expenses for the years ended December 31, 2012 and 2011 were $1,013,043 and $29,383, respectively. The board established the Strategic Alternatives Committee in 2012, comprised of four of the then current seven members of the board. The committee was charged with leading the process of evaluating strategic alternatives which may include one or more tax efficient liquidity events. Following the Strategic Alternatives Committee’s recommendation of a tax efficient liquidation, the Strategic Alternatives Committee was dissolved into the board in 2014. Over 80% of the fees are related to investment banking and related legal fees to pursue and analyze such alternatives. The expenses do not include any costs associated with full time or part time personnel or overhead costs irrespective of the significant time being allocated to the process. The Company believes such costs are fixed and are appropriately allocated to General and Administrative expenses accordingly.

Depreciation expense

Depreciation expense increased by 2% or $6,496, amounting to $330,034 in 2012 compared to $323,538 during the prior year. The increase in depreciation was mainly attributable to the Company’s capital investment to improve occupancy and effective rental rates.

Interest income

Interest income not including condemnation related interest, was $86,217 and $1,696 in 2012 and 2011, respectively, an increase of $84,521. The increase was mainly attributable to the purchase of mortgage backed securities during February and March which earned approximately 2% during 2012.

Interest expense

Interest expense in 2012 and 2011 was $439,972 and $500,424, respectively, a decrease of $60,452. The company negotiated the rate on the Port Jefferson Professional Park mortgage effective March 1, 2012, reducing the rate over the next 5 years from 5.75% to 5%. In addition to cutting rates for 2012, late in the fourth quarter, the Company prepaid in full the mortgage loans.

The comparison of interest expense for the years ended December 31, 2012 and 2011 was as follows:

Facility Interest Expense	December 31, 2012	December 31, 2011
Port Jefferson Professional Park Center	$260,447	$297,766
Flowerfield Industrial Park	176,772	199,127
Other interest expense	2,753	3,531
Total	$439,972	$500,424

As a result of the changes in rental revenue, total operating expenses and other income (expense), the Company reported a loss before Condemnation Proceeds and Provision (benefit) for income taxes of $(6,536,471) for 2012 as compared to a loss of $(1,055,380) for 2011.

Income (expense) on Condemnation

Condemnation income (expenses) for the years ended December 31, 2012 and 2011 were $100,028,802 and $(333,308), respectively. The Company successfully concluded its condemnation case during 2012 resulting in an additional $98,685,000 for just compensation for the Property and reimbursement of condemnation costs of $1,474,941. The expenses in 2011 were attributable to legal fees and related expenses associated with the Company’s response to New York State’s request for appeal. The Company incurred additional condemnation costs in 2012 of $131,138 to conclude pursuing its rights under this litigation.

Interest income on condemnation proceeds of $67,341,716 resulted from the Company’s successful conclusion of its condemnation case for just compensation. The interest income was received in 2012.

Income Taxes

The provision for income taxes for the year ended December 31, 2012 was $61,649,000. The Company did not have a tax expense during 2011.

Net income (loss)

The Company reported net income from continuing operations of $99,185,047 and $1,388,688 for the year ended December 31, 2012 and 2011, respectively. The primary factors driving the increase in income from 2011 to 2012 was the total condemnation gain net of taxes for the year ended December 31, 2012 partially offset by the items discussed above.

The Company reported net (loss) income from discontinued operations of $(136,794) and $264,023, for the year ended December 31, 2012, and 2011, respectively. The decrease in net income from discontinued operations is mainly attributable to a reduction in rental revenue at the Cortlandt Manor Medical Center and the Fairfax Medical Center from $986,760 and $1,297,983 to $803,913 and $1,226,484, respectively from 2011 to 2012, most of which was attributable to a reduction in occupancy rates, and approximately $265,000 in costs were incurred in 2012 to prepay the mortgages secured by properties held for sale. Approximately $100,000 of the costs were non-cash write-offs of the balance of the unamortized loan origination fees.

The Company reported net income (loss) of $99,048,253 and $(1,124,665) for the year ended December 31, 2012 and 2011, respectively. The primary factors driving the increase in income from 2011 to 2012 was the total condemnation income net of the tax expense in 2012 supplemented by the remaining items discussed above.

The Company did not have a non-controlling interest for the year ended December 31, 2012. The non-controlling interest is comprised of GSD which represents the non-cash portion of the First Special Dividend in 2013.

The net income (loss) attributable to the Company for the year ended December 31, 2013 and 2012 was $99,048,253 and $(1,124,665), respectively.

LIQUIDITY AND CAPITAL RESOURCES

Variable Interest Entities

On December 30, 2013, the Company distributed GSD membership interests directly to the Company’s shareholders with the Company retaining a management interest. Pursuant to the limited liability company agreement of GSD, the Company has unilateral control over the management of GSD including the ability to sell GSD or its assets, sign leases, make capital improvements and pursue the rezoning effort on the Flowerfield Industrial Park and its undeveloped land. In addition, the Company is providing GSD with a financing facility of up to $5.5 million. GSD does not have any working capital or management to support its operations, and therefore relies 100% on the services and working capital of the Company to manage and finance the operations of GSD.

In general, a reporting company must include in its consolidated financial statements the financial position and results of any entity in which the reporting company has a controlling financial interest. The Company has no equity ownership in GSD, but through its management interest it has the unilateral authority over GSD’s real estate assets, including negotiating leases, making decisions regarding capital improvements, financing, acquisitions and dispositions, the rezoning strategy on undeveloped property, negotiating management agreements, changing governance documents and timing of dissolution or liquidation. Based on the foregoing, and in accordance with ASC Topic 810-10, paragraph 15-14, the Company believes that it controls GSD. GSD is therefore a variable interest entity.

The Company has consolidated GSD’s financial statements with the Company’s because the Company is considered to be the primary beneficiary of GSD. The Company does not have any other variable interest entities. The consolidated variable interest entity assets and liabilities at September 30, 2014 and December 31, 2013 were $33,811,227 and $16,918,621 and $33,730,130 and $14,671,663, respectively. The Company monitors the credit quality of the mortgage obligations of GSD which are securitized by the underlying related medical property each of which resides in a single asset LLC. The discussion of the liquidity and capital resources is on a consolidated basis including the variable interest entity, GSD.

Cash Flows

As we pursue strategic alternatives, we believe that a main focus of management is to effectively manage our balance sheet through cash flow management of our tenant leases, maintaining or improving occupancy, and pursuing and recycling capital.

We generally finance our operations and acquisitions through cash on hand. On November 3, 2014, the Company announced that the Company’s special meeting originally scheduled for August 14, 2014 and previously postponed to August 27, 2014 and then again to December 5, 2014, has been further postponed until the first half of 2015. At the special meeting, the Company will ask the shareholders as of the record date to authorize the plan of merger and the transactions contemplated thereby, including the merger of the Company and GSD with and into a limited liability company, Gyrodyne, LLC.

The Company filed definitive proxy materials with the SEC on July 1, 2014, which included a plan of liquidation via a downstream merger into Gyrodyne, LLC (a newly formed wholly-owned subsidiary) which will be owned post-merger by the former shareholders of the Company, shareholders of GSD and interest holders of dividend notes. If the shareholders approve the proposed merger, the Company will be reporting under the Liquidation Basis of Accounting and expects to complete the sale of its assets and related distributions to shareholders by December 31, 2016.

As of September 30, 2014, the Company had cash and cash equivalents totaling approximately $4.4 million and investments in U.S. guaranteed hybrid mortgage backed securities of approximately $6.0 million. The Company anticipates that the combination of its current cash balance and cash flow from continuing operations will be adequate to fund business operations and the pursuit of the merger/tax plan of liquidation over the next twelve months. The Company intends to use the net proceeds received from the rights offering to pay accrued interest on the 2014 Dividend Note and two payment-in-kind notes, to meet current funding obligations of the pension plan resulting from its termination, to provide funding to GSD under the liquidity facility established pursuant to GSD’s operating agreement, for pursuing development rights for the Flowerfield property through GSD, for necessary capital improvements in GSD’s real estate portfolio which we manage and for general working capital.

The proposed Merger requires the approval by holders of two-thirds of all outstanding shares under New York law. On June 5, 2014, Gyrodyne announced that a special meeting of Gyrodyne shareholders would be held on August 14, 2014 to authorize the Merger. Gyrodyne postponed the special meeting, first to August 27,2014 and then to December 5, 2014, to allow additional time for shareholders to vote on the Merger. Although the shares that were voted in these previous attempts to conduct the special meeting were overwhelmingly voted in favor of the Merger, not enough shares were voted to achieve the two-thirds of the outstanding shares vote requirement. Accordingly, on November 4, 2014, the Company announced that the Company’s special meeting originally scheduled for August 14, 2014 and previously postponed to August 27, 2014 and then again to December 5, 2014, has been further postponed until the first half of 2015. The Company and its advisors will continue to analyze potential options in the best interests of the Company and its shareholders, which includes this rights offering and may include other enhancements designed to facilitate the ability to complete the Merger.

This prospectus is not to be considered material to solicit proxies or deemed an offer to sell the Gyrodyne, LLC equity interests (“Gyrodyne, LLC Shares”), which solicitation and offer will only be made through a definitive proxy statement/prospectus relating to the Merger and the issuance of the Gyrodyne, LLC Shares. Gyrodyne filed definitive proxy materials with the SEC on July 1, 2014 with respect to the Plan of Merger. If our board determines to try again to hold the special meeting to authorize the Plan of Merger, which is our current intention, Gyrodyne will solicit proxies through such definitive proxy statement or, if necessary, a post-effective amendment thereto.

The Company believes that the Merger, which our shareholders have voted overwhelmingly in favor of in our previous attempts to conduct the special meeting, will preserve the tax benefits from distributions under a tax plan of liquidation and simultaneously mitigate potential information reporting penalties from any failure to achieve a tax liquidation in the 2 year period ending September 2015. The Company has approximately $10.4 million comprised of cash and investments in mortgage backed securities which will be partially used to fund the strategic alternative expenses in pursuit of the merger/tax plan of liquidation. The Company estimated and reported in the proxy statement/prospectus filed on July1, 2014, under the heading “Estimated Cash Proceeds and Outlays: Indicated Distribution Range” total gross cash proceeds from the sale of its assets of approximately $45.0 million. Based on the Company’s current cash balance and the above forecast, the Company estimates distributable cash stemming from the liquidation of the Company of approximately $43.6 million.

In addition to these ongoing requirements, the continued economic challenges for small businesses, including the lack of available credit to many of our tenant classes who are small businesses and the uncertainty facing medical tenants brought about by the 2010 Federal health care reform legislation, could adversely affect our operating results and accordingly the estimated cash proceeds from the plan of liquidation.

Net cash used in operating activities was $5,165,124 and $4,225,938 during the nine months ended September 30, 2014 and 2013, respectively. The underlying factors that impact working capital and therefore cash flows from operations are the timing of collections of rents and related tenant reimbursements and the payment of operating and general and administrative expenses including the strategic alternative expenses to execute on the tax plan of liquidation. The cash used in the nine months ended September 30, 2014 was primarily related to the payment of $2,850,199 in Incentive Compensation Plan payments to current directors and a former director that became payable on December 30, 2013, the payment date of the cash portion of the First Special Dividend of $68 million. In addition, the Company paid approximately $970,000 to Rothschild in full satisfaction of the Company’s obligations under its engagement letter with Rothschild. The operating cash flow included net income from discontinued operations of $562,866 and $327,471, respectively which are net of depreciation expense for the periods of $314,935 and $449,234, respectively. Looking forward, cash flows from operations will be adversely affected following the sale of real estate included in discontinued operations as the Company will continue to incur substantial costs to complete the tax plan of liquidation while simultaneously taking steps to maximize the value of its remaining real estate.

Net cash (used in) provided by investing activities was $(3,506,610) and $285,207 during the nine months ended September 30, 2014 and 2013, respectively. Cash used in investing activities in the nine months ended September 30, 2014 was primarily the acquisition of mortgage backed securities of $3,138,943 by $712,473 in capital improvements to its real estate portfolio and land development costs of $102,925, partially offset by the receipt of principal repayments of $447,731 on the investments in mortgage backed securities. Cash provided by investing activities in the prior period was primarily related to the receipt of principal repayments of approximately $865,941 on the investment made in 2012 partially offset by $499,983 of capital improvements to its real estate portfolio and land development costs of $80,751. The Company continues to explore various alternatives to maximize the value of its undeveloped land which may result in an increase in land development costs to achieve certain, but yet to be decided rezoning initiatives.

There was no cash provided by or used in financing activities in the nine months ended September 30, 2014. Net cash used in financing activities in the prior period was $5,013,415 and related to the principal prepayment and the prepayment penalties on the mortgage secured by the Port Jefferson Professional Park.

Beginning in the second half of 2007, the residential mortgage and capital markets began showing signs of stress, primarily in the form of escalating default rates on sub-prime mortgages, declining residential home values and increasing inventory nationwide. This “credit crisis” spread to the broader commercial credit markets and has reduced the availability of financing. During 2013 interest rates on residential and commercial mortgages began to show signs of rising; however volatility in the economic recovery has generated mixed signals on when long term rates will settle on an upward trajectory and in recent months have actually reversed direction. The inability for the economy to escape from the prior recession reflecting the fragile underpinnings of the economy, combined with the impact of the Healthcare Legislation has resulted in an extensive reduction in occupancy rates and related rental rates across residential, commercial and medical office properties. In certain cases the Company has addressed these challenges to date through various tenant incentives which resulted in the Company’s current market rents and related occupancy rates.

The Company has invested in medical office buildings, an asset class that has been facing challenges, partially attributable to the Patient Protection and Affordable Care Act and the Healthcare and Education Reconciliation Act of 2010 (together, the “Healthcare Legislation”). If the conditions triggered by the Healthcare Legislation continue, our portfolio may experience lower occupancy and effective rents, which would result in a corresponding decrease in net income, funds from operations and cash flows. The Company successfully increased its lease commitments to $15.7 million at September 30, 2014 compared to $15.5 million at December 31, 2013, which is mainly attributable to signing new long term leases and migrating existing tenants to long term leases. However, the Company continues to face a competitive leasing environment which may adversely impact its ability to grow its lease commitments.

BUSINESS

Gyrodyne Company of America, Inc.

Gyrodyne, a self-managed and self-administered real estate investment trust formed under the laws of the State of New York, manages a diversified portfolio of real estate properties comprising office, industrial and service-oriented properties primarily in the New York metropolitan area. Prior to the payment of the First Special Dividend described below, Gyrodyne owned a 68 acre site approximately 50 miles east of New York City on the north shore of Long Island, which includes industrial and office buildings and undeveloped property that is the subject of development plans and is referred to in this prospectus as “Flowerfield.” Prior to payment of the First Special Dividend described below, Gyrodyne also owned medical office buildings in Port Jefferson Station, New York, Cortlandt Manor, New York and Fairfax, Virginia. Gyrodyne is also a limited partner in the Grove, which in September 2013 sold its only asset, an undeveloped 3,700 plus acre property in Palm Beach County, Florida.

Gyrodyne’s common stock is traded on NASDAQ under the symbol GYRO. Gyrodyne’s principal executive offices are located at One Flowerfield, Suite 24, Saint James, New York 11780 and its telephone number is (631) 584-5400.

Business History: Manufacturing to REIT

Following its inception in 1946 and for the next 25 years, Gyrodyne engaged in design, testing, development, and production of coaxial helicopters primarily for the U.S. Navy. Following a sharp reduction in Gyrodyne’s helicopter manufacturing business and its elimination by 1975, Gyrodyne began converting its vacant manufacturing facilities and established its rental property operation at its principal location, Flowerfield. The Company has since concentrated its efforts on the management and development of real estate. The Company subsequently completed its conversion to a REIT, effective May 1, 2006. As a REIT that converted from a regular C corporation, Gyrodyne was subject to a federal corporate level tax at the highest regular corporate rate (currently 35%) on all or a portion of any gain recognized from a sale of assets occurring during a specified period after the date of its conversion (the “recognition period,” and such tax, the “built-in gain tax”), to the extent of the built-in gain in those assets on the date of the conversion. The recognition period is generally 10 years.

Condemnation; Acquisition of Properties

On November 2, 2005, the State University of New York at Stony Brook (the “University”) filed an acquisition map with the Suffolk County Clerk’s office and vested title in approximately 245.5 acres of property at Flowerfield pursuant to the New York Eminent Domain Procedure Law (the “EDPL”). On March 27, 2006, Gyrodyne received payment from the State of New York in the amount of $26,315,000, which Gyrodyne had previously elected under the EDPL to accept as an advance payment for such property.

On May 1, 2006, Gyrodyne filed a Notice of Claim with the Court of Claims of the State of New York seeking $158 million in damages from the State of New York resulting from the eminent domain taking by the University of the 245.5 acres of the Flowerfield property (the “Condemnation Litigation”).

Thereafter, Gyrodyne acquired ten buildings in the Port Jefferson Professional Park, Port Jefferson Station, New York in June 2007, Cortlandt Medical Center in Cortlandt Manor, New York in July 2008 (and additional properties in Cortlandt Manor in August 2008 and May 2010), and the Fairfax Medical Center, Fairfax City, Virginia in 2009 with proceeds from the $26,315,000 advance payment.

In July 2012, Gyrodyne received $167,501,656.95 from New York State pursuant to judgments in Gyrodyne’s favor in the Condemnation Litigation, which consisted of $98,685,000 in additional damages (the “2012 Proceeds”), $1,474,940.67 in costs, disbursements and expenses, and $67,341,716.28 in interest. As the interest portion was considered REIT taxable income for the 2012 taxable year (although not for purposes of the REIT gross income tests, pursuant to a private letter ruling received by Gyrodyne in 2011), our board of directors determined that it was in the best interests of shareholders to distribute $56,786,644 in the form of a cash dividend. On November 19, 2012, our board of directors declared a special cash dividend of $38.30 per share, which was paid on December 14, 2012. The declaration of the dividend also required a cash payment to participants of Gyrodyne’s Incentive Compensation Plan (“ICP”) in the aggregate amount of $4,213,000 to be allocated and paid to ICP participants in accordance with ICP rules. As of December 31, 2012, Gyrodyne intended to defer, for federal income tax purposes, recognition of the $98,685,000 gain on receipt of the 2012 Proceeds by investing this amount in qualifying REIT properties.

Strategic Process

Strategic Review. In December 2005, we announced our corporate strategy to position Gyrodyne so that we are best able to achieve one or more shareholder liquidity events in a reasonable period of time that would put the maximum amount of cash or marketable securities in the hands of our shareholders in a tax efficient manner. In pursuit of that strategy, we set out and accomplished the following: conversion to a REIT, diligent management of the condemnation lawsuit, active management of our real estate portfolio to improve our operating cash flow, active pursuit of the re-zoning effort of our Flowerfield property to maximize its value, efficient use of our capital to support the value of our real estate portfolio and increase of our working capital without materially increasing our debt service requirements.

In August 2012, Gyrodyne announced that it was undertaking a strategic review, which was designed to maximize shareholder value through one or more potential cash distributions and/or through a potential sale, merger or other strategic combination, consistent with Gyrodyne’s stated goal of providing one or more tax efficient liquidity events to its shareholders. In August 2012, Gyrodyne retained Rothschild Inc. (“Rothschild”), as financial advisor, and Skadden, Arps, Slate, Meagher & Flom LLP, as legal advisor, and created a committee of its board of directors composed of four directors to lead the strategic review process. Rothschild’s mandate did not include certain services in connection with the Merger and Plan of Liquidation. Commencing in October 2012, Gyrodyne solicited interest in proposals to acquire Gyrodyne from over 260 entities, and, in March 2013, an information memorandum was circulated to over 30 entities who had executed nondisclosure agreements. In the several months thereafter, members of our board of directors and management met with several bidders, permitted such bidders to conduct due diligence and indicative bids were received from a number of parties. Some of such indicative bids were for the whole Company and others contemplated the sale of a partial interest to a bidder who would assume control, but none of such bids were fully developed or contained value parameters and other terms acceptable to our board of directors and the Strategic Alternatives Committee.

On March 12, 2014, Gyrodyne and Rothschild entered into an amendment to the Rothschild engagement letter, pursuant to which the engagement of Rothschild was terminated and Gyrodyne agreed to pay Rothschild $970,967.14 in full satisfaction of any and all amounts due or alleged to be due under the engagement letter by reason of the First Special Dividend, the Second Special Dividend, any other corporate transaction publicly announced prior to March 12, 2014 or any amount that might have otherwise become due by reason of our obligation to pay Rothschild a success fee in connection with certain transactions that may be consummated during a specified period following a termination. Under the engagement letter, approximately $850,000 of the fee was recognized in 2013 as a result of the special cash dividend and the balance of approximately $120,000 was recorded as an expense in the first quarter of 2014. Gyrodyne had previously paid Rothschild a total of $629,032.26, exclusive of reimbursed expenses, pursuant to the engagement letter. Strategic alternative expenses incurred for the nine months ended September 30, 2014 and the years ended December 31, 2013, 2012, and 2011 were $1,246,096, $3,637,123, $1,013,043 and $29,383, respectively.

2013 Private Letter Ruling. Following a change in tax law in January 2013 reducing the recognition period applicable for the 2012 taxable year to 5 years, Gyrodyne applied for a private letter ruling, which we call the “2013 PLR” in this prospectus, from the IRS in March 2013, concluding that Gyrodyne’s receipt of the 2012 Proceeds occurred outside of the applicable recognition period for 2012, and therefore permitting Gyrodyne to distribute, by means of a dividend such as the First Special Dividend described below, the gains realized from its receipt of the 2012 Proceeds, subject to a 4% excise tax but without incurring the built-in gains tax. On September 12, 2013, Gyrodyne received the 2013 PLR, which provides a favorable ruling from the IRS.

Strategic Alternatives. In the informal session held on September 6, 2013, our board of directors considered the financial effects of a range of distribution scenarios, ranging from no distribution and reinvestment in REIT qualified assets to a full distribution of the $98.7 million using funded debt. In doing so, it considered the impact of the 4% excise tax applicable to a 2013 distribution of the 2012 Proceeds, transaction costs and payments required to be made to the Incentive Compensation Plan (“ICP”) participants as a result of a special dividend. At the September 6 meeting, Rothschild presented materials designed to facilitate a discussion with respect to the sizing of a potential cash distribution to shareholders, focusing on three alternative scenarios for distributing cash to shareholders: (i) distribute $45.0 million in cash to shareholders in 2013 and reinvest $53.7 million in replacement properties; (ii) distribute $98.7 million in a combination of cash and dividend notes in 2013; and (iii) distribute $98.7 million in a combination of cash and interests in a liquidating trust or a newly formed limited liability company into which Gyrodyne would transfer its remaining assets. The presentation also discussed the possibility of a plan of liquidation, and considerations with respect to a partial cash distribution and a full cash distribution of the entire $98.7 million.

At its September 9, 2013 meeting, our board of directors discussed that, in light of the receipt of the 2013 PLR and the timeframe necessary to achieve the benefits thereof, and given the lack of any developed acceptable third party acquisition or other control transaction with a third party with respect to Gyrodyne, that it appeared unlikely any such transaction would be developed on a basis more favorable to shareholders than the distribution permitted by the 2013 PLR. Our board of directors continued to review the issues related to a significant distribution of cash to its shareholders, including whether such distribution should be as part of a plan of liquidation.

Tax Liquidation; Adoption of Plan of Liquidation Further to Gyrodyne’s previously stated goal of providing one or more tax efficient liquidity events to our shareholders and taking into account, among other factors, Gyrodyne’s receipt of the 2013 PLR, on September 12, 2013, our board of directors concluded that it was in the best interests of Gyrodyne and its shareholders to liquidate Gyrodyne for federal income tax purposes. In adopting the Plan of Liquidation for federal income tax purposes, our board of directors also determined to pursue the actual disposition of our remaining assets in an orderly manner designed to obtain the best value reasonably available for such assets. The completion of the merger into Gyrodyne, LLC within two years following the adoption of the Plan of Liquidation would complete the Tax Liquidation even though the actual disposition of the properties within the same period had not necessarily occurred. Our board of directors believed that the prompt completion of the Tax Liquidation by means of the Merger while permitting a longer period to dispose of the remaining assets would help obtain better values by enabling the sales to take place without the potential timing constraints created by completing the Merger as promptly as practicable. In addition, the ability to extend the time of holding the properties would permit Gyrodyne to seek enhancements of the value of Flowerfield including by pursuing various development or zoning opportunities.

First Special Dividend. On September 13, 2013, our board of directors declared the First Special Dividend, in the amount of $98,685,000, or $66.56 per Gyrodyne share, of which approximately $68,000,000, or $45.86 per share, was to be paid in cash. On such date, Gyrodyne announced that the non-cash balance of the First Special Dividend ($30,685,000) would be payable in the form of cash proceeds from any further asset dispositions effected prior to payment of the dividend, dividend notes, interests in Gyrodyne, LLC or any other limited liability company to which Gyrodyne might transfer its remaining assets (or into which it might merge), or a combination of such forms at the discretion of our board of directors. Distribution of non-cash consideration was necessary because Gyrodyne did not have sufficient cash on hand to cover the full amount of the First Special Dividend.

On December 19, 2013, our board of directors determined that the non-cash portion of the First Special Dividend would be paid by distribution of all of the equity interests in GSD, a subsidiary of Gyrodyne into which Gyrodyne transferred its properties, and determined that, after consideration of a management presentation regarding the estimated fair market value of the properties to be transferred to GSD, the aggregate estimated fair value of the equity interests in GSD (the “GSD Interests”) to be distributed in the First Special Dividend was $30,685,000 (an amount determined by our board of directors to be equal to the estimated fair market value of the properties, net of all liabilities encumbering such properties, including mortgage loans of $13,840,889 as of December 31, 2013 payable to a subsidiary of Gyrodyne). Gyrodyne contributed to GSD 100% of the economic interest in all of Gyrodyne’s real estate properties: Flowerfield and the medical office buildings in Port Jefferson Station, New York, Cortlandt Manor, New York and Fairfax, Virginia. We refer to such properties as the Contributed Properties. The board determined to transfer the Contributed Properties to GSD and to make the non-cash portion of the First Special Dividend in GSD Interests in order to facilitate its ability to maximize recognition of built-in gains in the Contributed Properties while minimizing built-in gains tax at the corporate level.

The First Special Dividend was paid on December 30, 2013 to shareholders of record as of November 1, 2013. As required by NASDAQ rules governing special dividends of this magnitude, the ex-dividend date was set one business day following the payment date.

Payment of the First Special Dividend was not conditioned on the approval of the proposal to authorize the Plan of Merger. However, failure to complete the Tax Liquidation of Gyrodyne by the second anniversary of the adoption date of the Plan of Liquidation will impact the tax characteristics of the First Special Dividend to the recipients. See “Material U.S. Federal Income Tax Consequences.”

In connection with the First Special Dividend, Gyrodyne incurred costs of $3.4 million for the 4% excise tax, $1.6 million for transaction costs and approximately $5.0 million for ICP payments.

Solvency Opinion. In connection with the First Special Dividend, our board of directors requested the opinion of Valuation Research Corporation, a nationally recognized provider of solvency opinions, as to the solvency of Gyrodyne after giving effect to the First Special Dividend. On September 13, 2013, at a meeting of our board of directors, Valuation Research delivered its opinion that, immediately after the completion of the First Special Dividend, (i) the aggregate fair value and present fair saleable value of our assets exceed the sum of our total liabilities; (ii) we will be able to pay our debts as such debts mature or otherwise become absolute or due; and (iii) we do not have unreasonably small capital.

Initial Adoption of the Plan of Merger; Changes to Internal Structure. On October 9, 2013, our board determined that in order to most clearly and directly accomplish its goal of distribution of the $98.7 million as a return of capital to shareholders, and in light of relevant consideration of issues of business continuity, shareholder liquidity and timeliness of execution, Gyrodyne would pursue the Tax Liquidation by means of a merger of Gyrodyne into Gyrodyne, LLC. The board determined that accomplishing the Tax Liquidation by means of the Merger would allow continuation of Gyrodyne’s operations as Gyrodyne, LLC, thereby allowing the actual disposition of the medical office properties and steps related to the actual development or disposition of the Flowerfield property to be undertaken in an orderly manner designed to obtain the best value reasonably available for the assets. Our board also believed that the Merger was more readily understandable to our shareholders, while avoiding the potential negative inferences that could be drawn by prospective counterparties who could seek to take advantage of Gyrodyne had it been operating under a plan of dissolution. Our board also determined that, if the merger into Gyrodyne, LLC was not completed by December 31, 2013, the most likely in-kind distribution in the First Special Dividend would be of nontransferable interests in GSD. In order to achieve the full benefits of the First Special Dividend, Gyrodyne needed to make a distribution of in-kind assets with a value of at least $30,685,000 in the aggregate. In order to facilitate the First Special Dividend and the Merger pursuant to the Plan of Merger, in October 2013 Gyrodyne determined to contribute all of its interests in the Contributed Properties to a new subsidiary entity, GSD, a limited liability company, of which Gyrodyne was the sole member prior to the issuance of interests to Gyrodyne shareholders in the First Special Dividend.

Second Special Dividend. The transfer of the Contributed Properties by Gyrodyne to GSD resulted in the recognition of approximately $28.4 million of capital gain income by Gyrodyne in 2013. Giving effect to offsetting deductions, Gyrodyne determined that it would have approximately $18 million in REIT income for 2013. In order to satisfy applicable REIT distribution requirements, on December 20, 2013, Gyrodyne declared an additional dividend (the “Second Special Dividend”), payable on January 31, 2014 to Gyrodyne shareholders of record as of December 31, 2013. The Second Special Dividend was paid in the form of non-transferrable uncertificated interests in a global dividend note due June 30, 2017 (the “Dividend Note”) aggregating $16,150,000 ($10.89 per share) in principal amount. The Dividend Note bears interest at 5.0% per annum, payable semi-annually on June 15 and December 15 of each year, commencing June 15, 2014, and may be payable in cash or in the form of additional notes. On June 16, 2014, the initial semi-annual interest payment on the Dividend Note was paid in kind in the form of non-transferrable uncertificated interests in a global 5% subordinated note due June 30, 2017 in the principal amount of $302,813 that otherwise is identical to the Dividend Note other than as to the initial semi-annual interest payment date thereunder. Payment of the Second Special Dividend was not conditioned on the approval by Gyrodyne’s shareholders of the Plan of Merger. However, failure to complete the Tax Liquidation of Gyrodyne by the second anniversary of the adoption date of the Plan of Liquidation will impact the tax characteristics of the Second Special Dividend to the recipients. See “Material U.S. Federal Income Tax Consequences.”

2013 Revisions to the Plan of Merger. On December 19, 2013, our board of directors determined that, having declared the First Special Dividend to achieve the benefits of the 2013 PLR and the Second Special Dividend to make the required distribution of 2013 REIT income, that the entire non-cash portion of the First Special Dividend would be satisfied by issuance of all of the GSD Interests and that the Second Special Dividend would be paid in the form of Dividend Notes. The board also determined to amend the Plan of Merger to provide that both Gyrodyne and GSD would merge into Gyrodyne, LLC and that in such merger the GSD Interests distributed in the First Special Dividend and the common shares of Gyrodyne would be converted into, and the Dividend Notes issued as the Second Special Dividend would be redeemed for, Gyrodyne, LLC Shares, thereby resulting in a simplified capital structure and permitting holders of GSD Interests and holders of Dividend Notes as well as Gyrodyne shareholders to receive freely transferable Gyrodyne, LLC Shares. The board also authorized the approval of the Merger by Gyrodyne in its capacity as the sole member of GSD and Gyrodyne, LLC. The Plan of Merger provides that holders of common stock of Gyrodyne will receive approximately 15.2% of the Gyrodyne, LLC Shares in the aggregate, holders of the Dividend Notes ($16,150,000 initial aggregate principal amount and accrued interest thereon) would receive approximately 29.2% of the Gyrodyne, LLC Shares in the aggregate, and holders of GSD Interests would receive approximately 55.6% of the Gyrodyne, LLC Shares in the aggregate. The board of directors determined these allocations based on the relative values it attributed to the three categories of securities that will be exchanged or redeemed for Gyrodyne, LLC Shares, namely the assumed pro forma book value of Gyrodyne of $8,450,000 (approximately $5.70 per share), the principal amount of the Dividend Note ($16,150,000 or $10.89 per share) and the fair market value of GSD Interests as determined by our board ($30,685,000 or $20.70 per share). (Our board of directors recognized that the GSD Interests and Dividend Notes were not transferrable, and the holders would not be able to readily realize value, but as the board of directors intended that such restrictions would be eliminated with the registration of interests and Dividend Notes either pursuant to the Merger or otherwise, that it was appropriate not to apply a valuation discount based on such temporary liquidity factors.)

Adjustment to Plan of Merger Allocations

The Plan of Merger as revised provides that each of the allocations set forth therein (collectively, the “Initial Allocations”) of Gyrodyne LLC equity interests to be issued in the Merger in exchange for Gyrodyne common shares, GSD equity interests and interests in the Dividend Note are subject to adjustment in the discretion of the Gyrodyne board of directors. The Plan of Merger provides that any changes made to the Initial Allocations will be announced at least ten days prior to the meeting of shareholders at which shareholders of Gyrodyne will be asked to consider and vote upon the Plan of Merger.

It is anticipated that our board will exercise its discretion to adjust the Initial Allocations under the authority granted to it under the Plan of Merger to reflect material changes in the relative valuations of Gyrodyne shares, GSD Interests and the Dividend Note interests resulting from certain developments since the determination of the Initial Allocations in December 2013. These subsequent developments include without limitation the following:

●	consummation of the rights offering;
●	any new appraisals on the Contributed Properties indicating an aggregate valuation materially different from the aggregate value for such properties reflected in the 2013 appraisal;
●	valuations of the GSD Interests and the Dividend Note indicating a material change from the valuations for such assets determined in December 2013;
●	accrual and/or payment of interest and/or principal on the Dividend Note;
●	the liquidity facility provided by Gyrodyne to GSD;
●	adoption of our retention bonus plan;
●	the financial performance of Gyrodyne and GSD; and
●	any increase in Gyrodyne’s funding obligation with respect to the Pension Plan.

In addition, on September 15, 2014, our board declared a special supplemental dividend in the amount of $682,033, paid in the form of non-transferrable uncertificated interests in a dividend note issued on December 31, 2014 to all shareholders of record as of September 26, 2014 (the “2014 Dividend Note”, and together with the Dividend Note, the “Dividend Notes”). Accordingly, the allocation of Gyrodyne, LLC Shares previously designated for holders of interests in the Dividend Note will now include as well holders of interests in the 2014 Dividend Note, unless otherwise paid, and the percentage so allocated will be adjusted to reflect the addition of the $682,033 principal amount of the 2014 Dividend Note, unless otherwise paid.

The decision of whether and to what extent to make any adjustments to the Initial Allocations will be made by our directors. As directors of Gyrodyne, they have fiduciary obligations to act in the best interests of Gyrodyne and our shareholders. Our directors will also be acting on behalf of Gyrodyne in its capacity as the managing member of GSD, and in such capacity has sole and absolute discretion regarding the management of the affairs of GSD, including with respect to the Merger. See “Risk Factors-- If the Merger is consummated, the allocation of Gyrodyne, LLC Shares to be issued to Gyrodyne shareholders, GSD shareholders and holders of interests in the Dividend Note is subject to adjustment in the discretion of the Gyrodyne board of directors”, and “--We no longer own our properties, and there could be conflicts between our shareholders and holders of GSD Interests”.

The final determination of our board of directors as to any adjustments to the Initial Allocations will be announced via press release, a copy of which will be filed with the SEC under cover of a Current Report on Form 8-K, issued and filed at least ten days prior to the shareholders meeting at which shareholders will be asked to vote on the Merger.

Managed Properties

On December 30, 2013, as part of the First Special Dividend we distributed to our shareholders, as the non-cash portion of the special dividend announced on September 12, 2013, all of the equity interests of GSD, which owned 100% of the interests in our four real properties, subject to related mortgage debt in favor of Flowerfield Mortgage Inc., a subsidiary of Gyrodyne, with Gyrodyne having the contractual right to manage the business and properties of GSD. Based on management provisions set forth in GSD’s limited liability company agreement which designates sole management authority in Gyrodyne, we concluded that GSD is a variable interest entity and that GSD’s financial statements should be consolidated with Gyrodyne’s. Accordingly, we may use references to "we" or "our" to refer to Gyrodyne and GSD and "Gyrodyne's properties" or "GSD's properties" (or derivations thereof) interchangeably in this prospectus. In this regard, however, it should be noted that GSD has legal title to the properties and will incur any operating or capital losses resulting from the properties, due to risks as outlined below or otherwise. However, such losses may adversely impact GSD's ability to meet debt service obligations to Gyrodyne, repayments of mortgages to Flowerfield Mortgage, Inc., or payment of management fees to Gyrodyne, or may result in capital needs at GSD that might require additional capital from Gyrodyne or external sources, and in fact has required additional working capital from Gyrodyne.

GSD has 100% ownership in two medical office parks comprising 91,581 rentable square feet, ten of fourteen buildings in another medical office park comprising 39,329 rentable square feet and a 68 acre site consisting of a 130,426 rentable square foot multitenant industrial park and undeveloped property that is the subject of development plans. The medical offices properties are subject to mortgages owned indirectly by Gyrodyne. As the owner of the properties previously held by Gyrodyne, GSD has all the attributes of ownership with respect to such properties, including the right to receive rental income.

Substantially all of GSD’s properties are subject to net leases in which the tenant must reimburse GSD for a portion, or substantially all, of the costs and/or cost increases for utilities, insurance, repairs and maintenance, and real estate taxes. However, certain leases provide that GSD is responsible for certain operating expenses.

Following the distribution of all of the common membership interests of GSD to our shareholders in the First Special Dividend, Gyrodyne has been managing GSD pursuant to the terms of GSD’s limited liability company agreement (the “LLC Agreement”) which provides that Gyrodyne has sole and absolute discretion regarding the management and affairs of GSD. On December 24, 2014, Gyrodyne and GSD entered into a management services agreement (the “Management Services Agreement”) pursuant to which Gyrodyne agreed to continue providing management services to GSD under substantially the same terms previously provided under the management provisions contained in the LLC Agreement. In our capacity as GSD’s managing member, we have unilateral authority, without seeking GSD shareholder approval, over the management of the real estate assets, including leasing and sale of GSD’s real estate holdings and the execution of any agency and brokerage agreements to facilitate such leases and sales, investing in GSD’s real estate holdings through capital improvements and proceeding strategically with seeking to maximize the value of the undeveloped Flowerfield property. Under the LLC Agreement, Gyrodyne is entitled to be paid market-rate compensation for its services as well as reimbursement for any costs and expenses incurred by and properly allocable to GSD. In connection with such management services, Gyrodyne was obligated to provide an initial liquidity facility to GSD in an amount up to $2.5 million as Gyrodyne may determine, as GSD’s managing member, from time to time. During the third quarter of 2014, our board authorized an increase in the liquidity facility to $3.5 million, and in January 2015 our board authorized a further increase to $5.5 million. The foregoing income earned by Gyrodyne for managing GSD is not deemed to be REIT qualified income and therefore is appropriately payable to Gyrodyne’s taxable REIT subsidiary, Flowerfield Properties, Inc. (“FPI”).

Flowerfield. Effective December 30, 2013, GSD owns a 68 acre site approximately 50 miles east of New York City on the north shore of Long Island, which includes industrial and office buildings and undeveloped property that is the subject of development plans and is referred to in this proxy statement/prospectus as “Flowerfield.” Flowerfield's location also places it in hydrological zone VIII, one of the most liberal with respect to effluent discharge rates. GSD currently has 130,426 square feet of rentable space located on approximately 10 acres of developed property at Flowerfield. As of September 30, 2014, there were 41 tenants, comprising 47 leases and 7 long-term tenants under month-to-month commitments. The annual base rent at Flowerfield based on the rates in effect as of September 30, 2014 is $1,586,000 which included month-to-month annualized base rent of $102,000 on approximately 8,470 square feet. The occupancy rate is 72% as of September 30, 2014. The Flowerfield property is located in Smithtown Township. Studies including environmental, archeological, ecological and traffic have been conducted in connection with development plans -- all with no significant adverse findings. The Company believes that material costs will not be incurred in connection with compliance with environmental laws. During the years ended December 31, 2014, December 31, 2013 and December 31, 2012, Gyrodyne had no material expenses related to environmental issues.

In June 2007, Gyrodyne filed an application with the Town of Smithtown, New York to develop a gated, age restricted community on the remaining Flowerfield property that includes 39 single-family homes, 60 townhouses and 210 condominiums. The residential mix and total number of residential units could change prior to or upon approval by local government agencies. Living space would range from 1,600 square feet for the smallest condominiums to 2,800 square feet for detached single-family homes. Amenities would include a clubhouse with recreation facilities, pedestrian and bicycle paths, and extensive landscaping. The application requires a change of zone of approximately 62.4 acres from "light industrial" (approx. 55.5 acres) and "residential" (approx. 6.9 acres) to "planned residential". The costs associated with the ownership and development of the property through September 30, 2014 consisted of architectural and engineering costs, legal expenses, economic analysis, soil management and real estate taxes totaling approximately $1,924,000. We cannot predict the outcome of the application and the Company has not aggressively pursued it as other options are being evaluated. Gyrodyne has an additional 5.2 acres bordering our industrial park that is currently zoned residential and is not part of the application for planned residential.

Port Jefferson. On June 27, 2007, Gyrodyne acquired ten of the fourteen buildings in the Port Jefferson Professional Park in Port Jefferson Station, New York, which as of December 30, 2013 is owned by GSD, subject to a mortgage obligation to a Gyrodyne subsidiary of $3,829,051 as of September 30, 2014. The buildings were acquired for an aggregate purchase price of $8,850,000 or $225 per square foot. The buildings, located at 1-6, 8, 9 and 11 Medical Drive and 5380 Nesconset Highway in Port Jefferson Station, are situated on 5.16 acres with 39,329 square feet of rentable space. As of September 30, 2014, there were 15 tenants, comprising 14 leases; the difference reflects one long-term tenant under a month to month agreement. The annual base rent based on the rates in effect as of September 30, 2014 is $740,000 which included month–to-month annualized base rent of $21,000 on approximately 800 square feet. The occupancy rate was 70% as of September 30, 2014. Gyrodyne funded $5,551,191 of the purchase price by the assumption of the existing mortgage debt on the property and the remainder in cash after adjustments. The balance of the mortgage loan was prepaid in full in January 2013 by a subsidiary of Gyrodyne which took an assignment of the loan and mortgage. The acquisition of this property qualified for the deferral treatment under Section 1033 of the Internal Revenue Code.

Cortlandt Manor. On June 2, 2008, Gyrodyne acquired the Cortlandt Medical Center in Cortlandt Manor, New York, which as of December 30,2013 is owned by GSD, subject to a mortgage obligation to a Gyrodyne subsidiary of approximately $3,512,000. As of September 30, 2014 the mortgage obligation is approximately $3,355,000. The property consists of five office buildings which are situated on 5.01 acres with 31,198 square feet of rentable space on the date of acquisition. The purchase price was $7 million or $231 per square foot. As of September 30, 2014, there were 14 tenants, comprising 14 leases, renting space with an annual base rent of approximately $717,180, based on the tenant base and rates in effect as of September 30, 2014. The property was 87% occupied as of September 30, 2014. Of the $7 million purchase price for the property, Gyrodyne paid $1,750,000 in cash and received financing in the amount of $5,250,000. The balance of the mortgage loan was prepaid in full in November 2012 by a subsidiary of Gyrodyne which took an assignment of the loan and mortgage. The acquisition of this property qualified for the deferral treatment under Section 1033 of the Internal Revenue Code. Following certain capital improvements, the rentable square feet currently is 31,421 square feet.

On August 29, 2008, Gyrodyne acquired a 1,600 square foot single-family residential dwelling located on 1.43 acres at 1987 Crompond Road, Cortlandt Manor, New York, which as of December 2013 is owned by GSD. The purchase price was $305,000. Gyrodyne was able to take advantage of a distressed sale by the seller as the property is located directly across the street from the Hudson Valley Hospital Center and adjoins the Cortlandt Medical Center. The property is zoned for medical office use by special permit and is potentially a future development site for expansion of the Cortlandt Medical Center. This property has not been mortgaged.

On May 20, 2010, Gyrodyne acquired the building located at 1989 Crompond Road, Cortlandt Manor, New York, which as of December 30, 2013 is owned by GSD. The property consists of 2,450 square feet of rentable space on 1.6 acres. The purchase price for the property was approximately $720,000. Gyrodyne financed approximately 90% of the purchase price utilizing its then revolving credit facility, which was prepaid in full in December 2012. The property was 100% occupied as of September 30, 2014 by two tenants with a total annual base rent of $35,400. This property is adjacent to the 1.43 acre property acquired by Gyrodyne in August 2008, and these two properties combined with the 5.01 acre Cortlandt Medical Center site result in Gyrodyne owning approximately eight acres across Crompond Road from the Hudson Valley Hospital Center.

During the second quarter of 2014, our board of directors approved the hiring of real estate brokers to facilitate the sale of the Cortlandt Manor Medical Center. FASB ASC Topic 360-10, Property, Plant and Equipment – Overall requires a long-lived asset to be classified as “held for sale” in the period in which certain criteria are met. Gyrodyne classifies real estate assets and their related liabilities as held for sale after the following conditions have been satisfied: (1) the receipt of approval from its board of directors to sell the asset, (2) the initiation of an active program to sell the asset, and (3) the asset is available for immediate sale and it is probable that the sale of the asset will be completed within one year. When assets are classified as held for sale, they are recorded at the lower of the assets’ carrying amount or fair value, less the estimated selling costs. Gyrodyne and GSD, which we recognize as a consolidated variable interest entity, periodically classify real estate assets as held for sale. Accordingly, the Cortlandt Manor Medical Center and its related liabilities are stated separately on Gyrodyne’s condensed consolidated balance sheets.

Fairfax. On March 31, 2009, Gyrodyne acquired the Fairfax Medical Center in Fairfax City, Virginia, which as of December 30, 2013 is owned by GSD, subject to a mortgage obligation to a Gyrodyne subsidiary of approximately $6,181,000. As of September 30, 2014 the mortgage obligation is approximately $5,947,000. The property consists of two office buildings which are situated on 3.5 acres with 57,621 square feet of rentable space at date of acquisition. The purchase price was $12,891,000 or $224 per square foot. As of September 30, 2014, there were 29 tenants, comprising 30 leases, renting space with an annual base rent of $1,450,000, based on the rates in effect as of September 30, 2014. The occupancy rate as of September 30, 2014 was 93%. Of the $12,891,000 purchase price, Gyrodyne paid $4,891,000 in cash and received financing in the amount of $8,000,000. The acquisition of this property qualified for the deferral treatment under Section 1033 of the Internal Revenue Code and completed the tax-efficient reinvestment program of the $26.3 million advance payment received in connection with the condemnation of the 245.5 acres of the Flowerfield property. The balance of the mortgage loan was prepaid in full in December 2012 by a subsidiary of Gyrodyne, which took an assignment of the loan and mortgage.

During the second quarter of 2014, our board of directors approved the hiring of real estate brokers to facilitate the sale of Fairfax Manor Medical Center. FASB ASC Topic 360-10, Property, Plant and Equipment – Overall requires a long-lived asset to be classified as “held for sale” in the period in which certain criteria are met. Gyrodyne classifies real estate assets and their related liabilities as held for sale after the following conditions have been satisfied: (1) the receipt of approval from its board of directors to sell an asset, that is material to the business, (2) the initiation of an active program to sell the asset, and (3) the asset is available for immediate sale and it is probable that the sale of the asset will be completed within one year. When assets are classified as held for sale, they are recorded at the lower of the assets’ carrying amount or fair value, less the estimated selling costs. Gyrodyne and GSD, which we recognize as a consolidated variable interest entity, periodically classify real estate assets as held for sale. Accordingly, Fairfax Medical Center and its related liabilities are stated separately on Gyrodyne’s condensed consolidated balance sheets.

Management Services Agreement

On December 24, 2014, Gyrodyne entered into the Management Services Agreement with GSD, pursuant to which we agreed to continue providing certain management services to GSD, including acquisition and disposition services, asset management services, accounting and other administrative services, property management services and shareholder services.

Pursuant to the Management Services Agreement, in consideration for these services GSD will:

●	reimburse Gyrodyne for 85% of Gyrodyne’s general and administrative expenses and pay a fee to Gyrodyne equal to 8.5% of such reimbursed amount;
●

reimburse Gyrodyne for all rental expenses, whether value added (such as contractor and consultant expenses) or non-value added (such as utilities and taxes) paid by Gyrodyne in respect of the Properties;

●	pay a fee to Gyrodyne equal to 8.5% of all value added rental expenses paid by Gyrodyne in respect of the Properties (but no fee in respect of non-value added rental expenses);
●	reimburse Gyrodyne for 100% (without mark-up) of any bonuses paid by Gyrodyne to its employees and directors and related payroll taxes on account of any sales of GSD’s properties; and
●	pay interest to Gyrodyne at the rate of 5.0% per annum on any funds advanced by Gyrodyne to GSD pursuant to the liquidity facility made available to GSD by Gyrodyne.

Gyrodyne believes the foregoing fees are fair to both Gyrodyne and GSD based upon a number of factors, including a management services benchmarking study commissioned by Gyrodyne and a market analysis conducted by Management to determine whether or not the fee arrangement with GSD was “market”.

Before approving the Management Services Agreement, our board of directors carefully considered and ultimately determined that the management fees payable by GSD to Gyrodyne are fair to both Gyrodyne and GSD. In this regard, the directors discussed the fact that the management services arrangement was originally expected to be in effect for a relatively short period of time (i.e., between January 2014 (after the distribution of the GSD Interests to our shareholders ) and consummation of the Merger), and that it has become understood that the Merger will not be consummated until the end of the second quarter or the third quarter of 2015, if at all. The directors considered the fairness issues from several different angles, including the fact that Gyrodyne does not receive any fees for providing GSD a line of credit, currently of up to $5.5 million. In concluding that the fee structure was fair to both Gyrodyne and GSD when viewed in its totality, the directors also took into consideration a management services benchmarking study commissioned by Gyrodyne and a market analysis conducted by Management which indicated that the fee arrangement with GSD is “market”.

Callery Judge Grove, L.P.

Gyrodyne, through a separate taxable REIT subsidiary, owns an approximate 9.32% limited partnership interest in Callery Judge Grove, L.P. (the "Grove"), a limited partnership, which in September 2013 sold its only asset, an undeveloped Florida property (the "Grove Property"). Gyrodyne’s interest in the Grove originally represented a 20% limited partnership interest. Based on four subsequent capital raises through 2009, each of which Gyrodyne chose not to participate in, Gyrodyne’s share was approximately 9.99% as of December 31, 2010, and has since been diluted to 9.32%. On March 18, 2011, the Grove’s lender, Prudential Industrial Properties, LLC (“Prudential”), commenced a foreclosure action against the Grove by filing a complaint in the Circuit Court of Palm Beach County to foreclose upon the Grove property, alleging that the Grove had defaulted on its loan from Prudential and that the Grove was indebted to Prudential in the amount of over $37 million in principal and over $8 million in interest and fees. On September 19, 2013, the Grove property was sold, the foreclosure lawsuit was dismissed and the Grove property was conveyed to Minto, a family-owned real estate development, construction and management company, and the Grove’s debt to Prudential was repaid. The investment is held in a taxable REIT subsidiary of Gyrodyne with $0 carrying value. Gyrodyne has a $1,315,000 deferred tax liability related to the Grove, which represents taxable losses not yet recorded pursuant to the equity method of accounting. Gyrodyne did not receive any distribution in connection with the sale of the Grove property. Under the agreement with Minto, however, the Grove may receive certain additional payments if certain development benchmarks are achieved by Minto, which could enable future distributions to Gyrodyne. Gyrodyne cannot predict whether these benchmarks will be achieved or as to the timing or amount of any further distributions by the Grove. Gyrodyne does anticipate it will be required to recognize its deferred tax liability during 2014.

Market Outlook

Real estate pricing is generally influenced by market interest rates. However, the movements are not simultaneous and pricing generally lags behind interest rate adjustments for a period of time.

Today’s economic environment remains characterized by historically low interest rates which continues to compress capitalization rates for commercial properties. Commercial property prices have nearly recovered to 2007 pre-recession values in many sectors. Analysts believe that the economy is slowly moving from recovery status toward an expansionary cycle. Demographic trends are also favorable. In the past few years the population of the United States has grown, but new real estate development during this period has been low relative to population growth.

Regulators and U.S. government bodies can have a major impact on our business. The U.S. Federal Reserve is a major participant in, and its actions significantly impact, the commercial real estate debt markets. For example, quantitative easing, a bond buying program implemented by the U.S. Federal Reserve to keep long-term interest rates low and stimulate the U.S. economy, has had the effect of reducing the difference between short-term and long-term interest rates. On October 29, 2014, however, the Federal Open Market Committee of the Federal Reserve Board announced an end to quantitative easing signaling that the Federal Reserve believes the U.S. economy is growing at a measured but sustained pace and that the need for continued stimulus has diminished. These actions and comments suggest that the Federal Reserve will eventually return to a normalized monetary policy. However, the Federal Reserve has provided no clear indication as to when it will raise interest rates. In addition, in as much as commercial lending rates could increase irrespective of whether the Federal Reserve raises rates, it is difficult to determine whether, when and at what pace commercial lending rates and available liquidity will change.  Any increase in real time rates could cause a disruption in the commercial lending market which could adversely affect the real estate industry, our real estate operations and or the value of any achievable real estate sales proceeds.

The property management industry is directly affected by the overall economy in general and the commercial real estate market in particular. Our business may be affected by the market for medical office, residential and industrial properties as well as the general financial and credit markets and other market or economic challenges experienced by the U.S. economy or real estate industry as a whole. As a result, our business could be impacted by general economic, financial and industry conditions, including (1) obtaining financing to renovate our current real estate holdings and or pursue the rezoning efforts on the undeveloped property, (2) difficulty in consummating property transactions, (3) increased challenges in re-leasing space, and (4) potential risks stemming from late rental receipts, tenant defaults, or bankruptcies.

As a result of the economic downturn that began in the second half of 2007, demand for medical office, industrial, retail space and undeveloped property declined nationwide due to bankruptcies, downsizing, layoffs and cost cutting. Real estate transactions and development opportunities remain lessened compared to the period prior to the current economic downturn and capitalization rates rose. While the economy has improved, particularly the real estate industry, the recovery has been slow and not equally experienced across the United States. As a result, the cost and availability of credit during the downturn was, and if down markets return will continue to be, adversely affected by illiquid credit markets and wider credit spreads. Economic weakness and uncertainty during the prior downturn has led many lenders and institutional investors to reduce and, in some cases, cease to provide funding to borrowers. In light of the weak recovery, the adverse impact on commercial lending may continue which could adversely affect the net proceeds from the sale of any properties we currently manage.

The aforementioned economic and industry trends may adversely impact our financial condition and results of operations because of the adverse impact they may have on the liquidity and financial condition of tenants and on the perception of investment opportunity on the part of potential real estate property purchasers. Our business may also be adversely affected by local economic conditions, as substantially all of our revenues are derived from GSD’s properties located in Westchester and Suffolk Counties in New York and Fairfax County in Virginia. GSD's current portfolio consists primarily of medical office and industrial buildings comprising approximately 260,000 rentable square feet, and lacks the diversity of larger portfolios. If negative economic conditions persist or even deteriorate, GSD's results of operations, financial condition and ability to attract debt, may be negatively impacted, and result in decreased management fees and mortgage payments to Gyrodyne, which could reduce our ability to repay the Dividend Notes or pay dividends to Gyrodyne’s shareholders.

Health Care Industry

In March 2010, the Patient Protection and Affordable Care Act and the Healthcare and Education Reconciliation Act of 2010 (together, the “Healthcare Legislation”) were signed into law. The complexities and ramifications of the Healthcare Legislation are significant, and will be implemented in a phased approach beginning in 2010 and concluding in 2018.

The Healthcare Legislation has affected medical office real estate due to the direct impact on the tenant base. At this time, the full effects of the Healthcare Legislation and its impact on our business, our revenues and financial condition and those of GSD’s tenants are not yet known. We believe that the Healthcare Legislation is causing medical practices to review their real estate options which include maintaining status quo, increasing space to accommodate a higher volume of patients, combining practices with other professionals and being acquired by hospitals with the professionals becoming hospital employees rather than continuing independent practices of medicine. Our business is being impacted by factors including (1) difficulty transitioning doctors to longer term leases, (2) difficulty maintaining or raising rental rates, (3) increased challenges in re-leasing space and (4) difficulty transitioning tenants into larger spaces.

As of September 30, 2014, the average effective rental revenue per square foot adjusted for tenant improvements was $19.79 and is comprised of an average effective rental rate from the medical properties and industrial park of $24.20 and $14.57, respectively. As of December 31, 2013, the average effective rental revenue per square foot adjusted for tenant improvements was $18.71 and was comprised of an average effective rental rate from the medical properties and industrial park of $23.56 and $13.87, respectively. The Company defines the average effective revenue per square foot as the annual rate per square foot stated in the lease reduced by the average annual tenant improvement allowance provided for in such leases.

The above discussed risks from the Healthcare Legislation and the slow recovery from the global credit and financial crisis adversely impacted our average rental rate in 2014 compared to the 12 months ended December 31, 2013. GSD has approximately 24% of its leases, based on rent, up for renewal during the 12 months ending September 30, 2015 which is compared with 28% up for renewal for the 12 months ending December 31, 2014. During the first three quarters of 2012, Gyrodyne incurred lease terminations and rental rate degradation. Late in the third quarter of 2012, Gyrodyne developed and implemented a new and more aggressive leasing strategy inclusive of rent abatements and incentives along with improvements to the common areas of its properties. The leasing activity in the fourth quarter of 2012 through September 30, 2013 indicate that the new leasing strategy improved building occupancy in Fairfax but Gyrodyne did not experience similar improvement from the strategy at its remaining properties. Approximately 43% of our 2012 lease terminations were due to migration of tenants from our Cortlandt Medical Center to the neighboring hospital following the completion of a major hospital renovation and expansion. The hospital is now full and we believe the long term impact of the expanded and growing hospital will be beneficial to the Cortlandt Medical Center which is the closest professional medical center in the immediate vicinity of the hospital. Although Gyrodyne has managed to increase the occupancy rate at the Cortlandt Medical Center, it has done so by lowering rent as a result of challenges in the local market. While the economy improved between 2012 and 2014, it may not be an accurate predictor of conditions in 2015. General economic conditions and a rising interest rate environment, coupled with rental markets in which we operate, will dictate how rental rates on new leases and renewals will compare, favorably or unfavorably, to those leases that were signed in 2014 and 2013. During the first three quarters of 2014, Gyrodyne incurred brokerage commissions of approximately $47,000 on new leases and renewals and provided approximately $90,000 in related tenant improvements. Additionally, Gyrodyne provided approximately $125,000 of tenant concessions in the form of rent abatements. The commissions, tenant improvements and concessions resulted in $2.3 million of total lease commitments over the term of the respective leases, with a total of $3,089,230 additional commitments in all. The Company believes any significant long-term leases signed in 2015 may be accompanied by tenant incentives and/or rent concessions that will equal or exceed those made in 2014.

Business Strategy

On December 30, 2013, Gyrodyne distributed to its shareholders all of the equity interests of GSD, which owned 100% of the interests in our four real properties, subject to related mortgage debt in favor of Flowerfield Mortgage Inc., also a subsidiary of Gyrodyne, with Gyrodyne having the contractual right to manage the business and properties of GSD. The board has also approved the Plan of Merger, subject to the approval of shareholders of Gyrodyne holding at least two-thirds of the outstanding shares, pursuant to which Gyrodyne and GSD will be merged with and into Gyrodyne, LLC with Gyrodyne’s shareholders, holders of GSD equity interests and holders of interests in dividend and payment-in-kind note all exchanging their respective interests for Gyrodyne, LLC Shares. Under New York law, the Plan of Merger requires the approval of shareholders of Gyrodyne holding at least two-thirds of the outstanding shares.

On June 5, 2014, Gyrodyne announced that a special meeting of Gyrodyne shareholders would be held on August 14, 2014 to authorize the Merger. Gyrodyne postponed the special meeting, first to August 27,2014 and then to December 5, 2014, to allow additional time for shareholders to vote on the Merger. Although the shares that were voted in these previous attempts to conduct the special meeting were overwhelmingly voted in favor of the Merger, not enough shares were voted to achieve the two-thirds of the outstanding shares vote requirement. Accordingly, on November 4, 2014, Gyrodyne announced a further postponement of the special meeting until the first half of 2015. Given the small size of holdings of many Gyrodyne shareholders and the nature of various holders, we believe many holders may not have paid enough attention to the Merger to exercise their right to vote. The board believes, however, that shareholders who would exercise their subscription rights in the rights offering may be more interested in the current structure of Gyrodyne and thus more likely to desire completion of the Merger. If all rights in the rights offering are exercised and all of the shares issuable upon exercise of the rights are sold in this offering, there will be [●]shares outstanding and holders of at least [●] shares will need to vote in favor of the Merger to satisfy the requirement that holders of two-thirds of the outstanding shares vote in favor of the Merger. Gyrodyne intends to conduct the special meeting to authorize the Merger as soon as reasonably possible time after the consummation of the rights offering.

This prospectus is not to be considered material to solicit proxies or deemed an offer to sell the Gyrodyne, LLC equity interests (“Gyrodyne, LLC Shares”), which solicitation and offer will only be made through a definitive proxy statement/prospectus relating to the Merger and the issuance of the Gyrodyne, LLC Shares. Gyrodyne filed definitive proxy materials with the SEC on July 1, 2014 with respect to the Plan of Merger. If our board determines to try again to hold the special meeting to authorize the Plan of Merger, which is our current intention, Gyrodyne will solicit proxies through such definitive proxy statement or, if necessary, a post-effective amendment thereto.

Although the consummation of the Merger will complete the Tax Liquidation, the board currently intends that, following the Merger, Gyrodyne, LLC will operate with a business plan to dispose of its current real property assets in an orderly manner designed to obtain the best value reasonably available for such assets. Proceeds of such dispositions will be used to settle any claims, pending or otherwise, against Gyrodyne, LLC and to make distributions to holders of Gyrodyne, LLC Shares. When all properties of Gyrodyne, LLC are disposed of, it is intended that Gyrodyne, LLC will dissolve and a final distribution will be made.

Sales of properties, either by GSD or by Gyrodyne, LLC if the Merger is consummated, could take the form of individual sales of assets, sales of groups of assets organized by business, type of asset or otherwise, a single sale of all or substantially all of the assets or some other form of sale (including the sale of GSD itself prior to the Merger). The assets may be sold to one or more purchasers in one or more transactions over a period of time. It is not anticipated that any shareholder votes will be solicited with respect to the approval of the specific terms of any particular sale of assets approved by Gyrodyne’s board, or if after the Merger by Gyrodyne, LLC’s board. The prices at which the various assets may be sold depend largely on factors beyond our control, including without limitation the condition of financial markets, the availability of financing to prospective purchasers of the assets, regulatory approvals, public market perceptions and limitations on transferability of certain assets.

We focus our business strategy on maximizing the intrinsic value per share through aligning our operating and investment strategy with our goal of executing on a tax efficient liquidity event or series of tax efficient liquidity events. This strategy involves a balance between preserving capital and improving the market value of the real estate portfolio which we currently manage for GSD. Our objectives are as follows:

●	managing the real estate portfolio currently held by GSD to improve operating cash flow while simultaneously increasing the market values of the underlying operating properties;

●	pursuing the re-zoning effort of the Flowerfield property on behalf of GSD to maximize its value;

●	Manage the sale of properties

●	focusing use of capital by Gyrodyne or GSD to that which preserves or improves the market value of GSD's real estate portfolio;

●	maximizing funds from operations (“FFO”) and company adjusted FFO (“AFFO”);

●	managing the Merger and liquidation process.

We believe pursuing these objectives help us achieve our strategic goal in the long term, strengthen our business and enhance the value of our underlying real estate portfolio in the short term.

Uncertainties as to the precise value of our non-cash assets and the ultimate amount of our liabilities make it impractical to predict the aggregate net value ultimately distributable to shareholders in a liquidation. Claims, liabilities and expenses from operations, including operating costs, salaries, income taxes, payroll and local taxes, legal, accounting and consulting fees and miscellaneous office expenses will continue to be incurred following shareholder approval of the Plan of Merger. However, certain professional fees, such as legal expenses and the fees of outside financial advisors have recently increased, as a result of our strategic review, the 2013 PLR, the rights offering, the liquidation process and the shareholder litigation. These expenses will reduce the amount of assets available for ultimate distribution to shareholders, and, while a precise estimate of those expenses cannot currently be made, management and our board believe that available cash and amounts received on the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims (including contingent liabilities) and to make cash distributions to shareholders. However, no assurances can be given that available cash and amounts received on the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims and to make cash distributions to shareholders. If such available cash and amounts received on the sale of assets are not adequate to provide for our obligations, liabilities, expenses and claims, distributions of cash and other assets to our shareholders will be reduced and could be eliminated.

Tax Status

Gyrodyne has qualified, and expects to continue to qualify in the current fiscal year, as a real estate investment trust (REIT) for federal and state income tax purposes under section 856(c)(1) of the Internal Revenue Code (the “Code”). As long as Gyrodyne qualifies for taxation as a REIT, it generally will not be subject to federal and state income tax. If Gyrodyne fails to qualify as a REIT in any taxable year, it will be subject to federal and state income tax on its taxable income at regular corporate rates. Unless entitled to relief under specific statutory provisions, Gyrodyne will also be disqualified for taxation as a REIT for the four taxable years following the year in which it loses its qualification. Even if Gyrodyne qualifies as a REIT, it may be subject to certain state and local taxes on its income and property and to federal income and excise taxes on its undistributed income.

On September 15, 2014, our board declared a special supplemental dividend in the amount of $682,033 or $0.46 per share of Gyrodyne common stock. The dividend was paid in the form of non-transferrable uncertificated interests in a dividend note on December 31, 2014 to all shareholders of record on September 26, 2014 (the “2014 Dividend Note”). The dividend is intended to distribute Gyrodyne’s undistributed 2013 REIT taxable income.

If the Merger is completed, Gyrodyne, LLC, the surviving company in the Merger, will not qualify as a REIT but will be structured as a limited liability company which will be treated as a partnership, which is a pass-through entity for Federal income tax purposes. Gyrodyne, LLC will generally be treated as a partnership for federal income tax purposes so long as 90 percent of its gross income is “qualifying income” under Section 7704(d) of the Internal Revenue Code. “Qualifying income” includes real property rents and gain from the sale or other disposition of real property (including property held for sale to customers as described in section 1221 (a)(1)). If Gyrodyne, LLC fails to meet this requirement it may be taxable as a corporation.

Competition

The rental properties managed by Gyrodyne (owned by subsidiaries of GSD, a consolidated variable interest entity) are located in St. James, Port Jefferson Station, and Cortlandt Manor, New York and Fairfax, Virginia. Gyrodyne competes in the leasing of medical, professional and general office space and engineering, manufacturing and warehouse space with a considerable number of other real estate companies, some of which may have greater marketing and financial resources than Gyrodyne and may generally be able to accept more risk than we can prudently manage, including risk with respect to creditworthiness of tenants. Principal factors of competition in our rental property business are: the quality of properties, leasing terms (including rent and other charges and allowances for tenant improvements), attractiveness and convenience of location, financial strength of its competitors, the quality and breadth of tenant services provided and reputation as an owner and operator of quality office properties in its relevant market. Additionally, our ability to compete depends upon, among other factors, trends in the national and local economies, investment alternatives, financial condition and operating results of current and prospective tenants, availability and cost of capital, construction and renovation costs, taxes, governmental regulations, legislation and population trends.

In seeking new opportunities and the sale of properties, Gyrodyne competes with other real estate investors, including pension funds, insurance companies, foreign investors, real estate partnerships, other public and private real estate investment trusts, private individuals and other domestic real estate companies, many of which have greater financial and other resources than Gyrodyne. Competition among industrial and medical office rental properties on Long Island, Cortlandt Manor, New York and Fairfax, Virginia is intense. Furthermore, Gyrodyne also competes in the development of industrial, medical office and residential property where the competition is equally intense, and where our competitors often are substantially larger and have significantly greater resources than Gyrodyne.

Bankruptcy

Neither Gyrodyne nor any of its subsidiaries have ever been in any bankruptcy, receivership or similar proceeding.

Internal Growth and Effective Asset Management

Tenant Relations and Lease Compliance. We strive to maintain strong contacts with our tenants in order to understand their current and future real estate rental and development needs. We directly monitor each of our rental properties to ensure they are properly maintained and meet the needs of our tenants.

Extending Lease Maturities. We seek to extend leases in advance of expirations to achieve high occupancy levels. Additionally, our renewal efforts focus on converting our leases to longer terms at each of our properties, to achieve a multitenant portfolio with a balanced rollover risk.

Financing Strategy

Debt Financing. Historically, our principal source of financing had been cash on hand, cash flow from operations and property specific debt in order to leverage specific acquisitions. In 2010, we used a revolving line of credit to finance the acquisition of property in Cortlandt Manor, New York, support capital improvements and general working capital. The economic uncertainty made it challenging to negotiate debt at acceptable terms during 2011. As a result, during 2011, Gyrodyne raised capital through a sale of additional common stock – see Equity Financing. Following our receipt of condemnation proceeds in July 2012, our principal source of financing became cash on hand and cash flow from operations. Gyrodyne believes it is currently well capitalized with adequate cash levels to operate the business.

In accordance with REIT distribution requirements, on December 20, 2013, Gyrodyne announced a dividend of $10.89 per share which was paid on January 31, 2014 to shareholders of record on December 31, 2013. The dividend was paid in the form of non-transferrable uncertificated interests in a global dividend note payable in kind or cash that matures on June 30, 2017. The annual interest rate is 5% payable semiannually in kind or cash on June 15th and December 15th.

Dividend note. The transfer of the properties by Gyrodyne to GSD resulted in the recognition of approximately $28.4 million of capital gain income by Gyrodyne in 2013. Giving effect to offsetting deductions, we determined that Gyrodyne would have approximately $18 million in REIT income for 2013. In order to satisfy applicable REIT distribution requirements, on December 20, 2013 we declared an additional dividend, payable on January 31, 2014 to the Company’s shareholders of record as of December 31, 2013. This dividend was paid in the form of non-transferrable uncertificated interests in a global subordinated dividend note due June 30, 2017 (the “Dividend Note”) aggregating $16,150,000 ($10.89 per share) in principal amount. The Dividend Note bears interest at 5.0% per annum, payable semi-annually on June 15 and December 15 of each year, commencing June 15, 2014, and may be payable in cash or in the form of additional notes.

On June 16, 2014, the initial semi-annual interest payment on the Dividend Note was paid in kind in the form of non-transferrable uncertificated interests in a global 5% subordinated note due June 30, 2017 in the principal amount of $302,813 that otherwise is identical to the Dividend Note other than as to the initial semi-annual interest payment date thereunder.

On December 15, 2014, the second semi-annual interest payment on the original Dividend Note was paid in kind in the form of non-transferrable uncertificated interests in a global 5% subordinated note due June 30, 2017 in the principal amount of $403,750 that otherwise is identical to the Dividend Note other than as to the initial semi-annual interest payment date thereunder. The initial interest due of $7,570 on the note issued on June 16, 2014 was paid in cash on December 15, 2014.

On September 15, 2014, our board declared a special supplemental dividend in the amount of $682,033 or $0.46 per share of Gyrodyne common stock. The dividend was paid in the form of non-transferrable uncertificated interests in a dividend note on December 31, 2014 to all shareholders of record as of September 26, 2014. The dividend is intended to prevent the imposition of federal corporate income tax on Gyrodyne’s undistributed 2013 REIT taxable income.

Equity Financing. During 2011, Gyrodyne filed a registration statement on Form S-3 with the Securities and Exchange Commission to register a number of shares of Gyrodyne’s common stock to be offered in a rights offering by Gyrodyne to its shareholders with maximum gross proceeds of $9,210,000, or $10,210,000 if an over-allotment option was exercised. Gyrodyne received subscriptions for approximately 294,685 shares, greatly exceeding the maximum shares offered of 173,305. Gyrodyne elected to exercise its overallotment option to issue an additional 19,336 shares, the maximum to be issued in the over-allotment option as disclosed in the registration statement, and thus covered approximately 16% of the shares subscribed for pursuant to over-subscription exercises. Shareholders were allocated 100% of their basic subscriptions. The rights offering resulted in 192,641 common shares issued, and net proceeds (after expenses) raised of $9,961,476. The proceeds were used for potential additional expenses in the condemnation litigation, pursuing development rights for the Flowerfield property, necessary capital improvements in our real estate portfolio and general working capital.

Environmental Matters

In connection with the conduct of our business, we may order a Phase 1 environmental report and, when necessary, a Phase 2 environmental report. Based on a review of such reports, and our ongoing review of each of our properties, as of the date of this prospectus, we are not aware of any environmental condition with respect to any of the properties which we believe would be reasonably likely to have a material adverse effect on our financial condition and/or results of operations. There can be no assurance that (i) changes in law, (ii) the conduct of tenants, (iii) activities related to properties in the surrounding area, (iv) contamination through the water table due to the low elevation and immediate proximity of the industrial park to the Long Island Sound or (v) the discovery of environmental conditions the extent or severity of which were unknown, will not expose us to material liability in the future. We have not conducted a comprehensive environmental review of all of the Contributed Properties or of our operations. No assurance can be given that we have identified all of the potential environmental liabilities at the Contributed Properties or that such liabilities will not have a material adverse effect on our financial condition.

Gyrodyne believes that each of the Contributed Properties is in compliance, in all material respects, with federal, state and local regulations regarding hazardous waste and other environmental matters and is not aware of any environmental contamination at any of the Contributed Properties that would require any material capital expenditure by GSD for the remediation thereof. No assurance can be given, however, that environmental regulations will not in the future have a materially adverse effect on the Contributed Properties.

Insurance

Gyrodyne and GSD carry comprehensive liability, property, terrorism and umbrella insurance coverage which includes fire, flood, earthquakes and business interruption insurance and covers all of the Contributed Properties. We also maintain directors’ and officers’ liability insurance. Gyrodyne annually reviews its policies with regard to both risk management and the underlying premiums and believes the policy specifications, insurance limits and deductibles are appropriate given the relative risk of loss, the cost of the coverage and industry practice, and, in the opinion of our management, all of the Contributed Properties are adequately insured.

Major Tenants

The three largest tenants by revenue as of September 30, 2014 consist of a state agency located in the industrial park, another tenant in the industrial park and a medical tenant in one of our medical parks.

For the 9 months ended September 30, 2014, rental income from the three largest tenants represented approximately 8%, 5% and 5% of total rental income. The reduction in rental income from our largest tenant from 11% in 2013 to 8% in 2014 was the result of two lease terminations by a state agency comprising approximately 8,700 square feet.

For the year ended December 31, 2013, rental income from the three largest tenants represented approximately 11%, 5% and 5% of total rental income. For the year ended December 31, 2012, rental income from the three largest tenants represented approximately 11%, 5% and 5% of total rental income.

The current economic challenges facing state and local budgets has impacted 2 of the 3 largest tenants. One of these tenants had multiple leases, two of which did not renew during 2014. However, there can be no assurance that the remaining leases will renew for the same square footage, at favorable rates, if at all.

Transaction summary for the nine months ended September 30, 2014

The following summarizes our significant transactions and other activity during the nine months ended September 30, 2014.

For a discussion of the Management Services Arrangement see Footnote 4, Principles of Consolidation, of the third quarter 2014 10-Q which is attached as Exhibit 99.3.

Under the aforementioned agreement, the Company received reimbursement of costs and management fees of $4,487,355 and $279,000, respectively, and earned interest income on its debt facilities to GSD of $560,158.

Investments

During the nine months ended September 30, 2014, Gyrodyne invested approximately $3.1 million in additional hybrid mortgage backed securities with AA and AAA rating fully guaranteed by US government agencies (the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation). Gyrodyne received principal payments during the nine months ended September 30, 2014 of approximately $450,000 from its investments in conforming agency fixed rate mortgage pass through securities with either AA or AAA ratings fully guaranteed by US government agencies (the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation). The portfolio is currently generating a yield of approximately 2%.

Leasing

During the nine months ended September 30, 2014, Gyrodyne executed 27 lease renewals encompassing approximately 37,000 square feet, and approximately $691,000 in annual revenue. In addition, Gyrodyne entered into seven new leases encompassing approximately 7,000 square feet and $152,000 in annual revenue. Gyrodyne realized a decrease in net deferred revenue of $11,174 between December 31, 2013 and September 30, 2014.

The new leases and lease extensions signed during the nine months ended September 30, 2014 included tenant allowances which Gyrodyne estimates at a cost of approximately $90,000, and rent abatements of approximately $125,000. Gyrodyne incurred approximately $47,000 in lease commissions during the nine months ended September 30, 2014, affiliated with total commitment revenue over the term of the respective leases of approximately $2.1 million.

Lease terminations/defaults

There were fourteen terminations during the nine month period ended September 30, 2014, comprising approximately 27,000 square feet and approximately $405,000 in annual revenue, inclusive of one tenant in default, who was evicted, at the Flowerfield Industrial Park. In addition to the terminations, there were two tenants in default at the Flowerfield Industrial Park. Gyrodyne concluded the eviction of one tenant which was associated with approximately 7,000 square feet and $87,000 in annual revenue. As a result of the defaults, Gyrodyne incurred $27,000 in bad debt expense and received a judgment in the amount of approximately $60,000 for past rent and legal fees which Gyrodyne will not recognize until paid.

The continued economic volatility for small businesses and medical practices has impacted property management firms, including Gyrodyne’s ability to renew leases at comparable rates if at all, without providing either rent abatements or comparable other lease incentives. During 2012 through September 2014, medical office parks and industrial parks continued to face challenges to maintain both rental rates and occupancy. Gyrodyne sees continuing challenges to maintain both rental rates and occupancy during the slow and volatile economic recovery. The below table reflects Gyrodyne’s rental revenue inclusive of rental revenue from discontinued operations, at its industrial park vs. the combined rental revenue of its medical parks and the related occupancy rate and effective rental rate of each.

	Three Months Ended September 30, 2014	Three Months Ended June 30, 2014	Three Months Ended March 31, 2014	Nine Months Ended September 30, 2014
Industrial Park Rental Revenue	$383,230	$380,695	$428,281	$1,192,206
Combined Medical Park Rental Revenue	$728,702	$725,493	$692,364	$2,146,559

Occupancy Rate Industrial Park	72%	74%	81%	72%
Occupancy Rate Combined Medical Parks	85%	85%	85%	85%
Total Occupancy Rate	78%	79%	83%	78%
Average Effective Rental Rate Per Square Foot – Industrial Park	$14.57	$13.97	$14.00	$14.57
Effective Rental Rate Per Square Foot- Medical Parks	$24.20	$24.03	$23.63	$24.20
Average Total Effective Rental rate per square foot	$19.79	$19.38	$19.04	$19.79

Our leasing activity has resulted in total lease commitments as of September 30, 2014 and December31, 2013 of $15,729,000 and $15,528,000, respectively. There were seven new leases and twenty-seven renewals during the nine months ended September 30, 2014, with the resulting annual revenue commitment partially offset by fourteen terminations. Gyrodyne has launched aggressive leasing strategies at each of its medical parks. During the nine months ending September 30, 2014, Gyrodyne estimates approximately $215,000 of tenant incentives, inclusive of rent abatements of approximately $65,000, were provided to attract new tenants. However, the economy continues to be challenging and, to compete effectively with other local landlords, Gyrodyne may offer aggressive tenant improvements in exchange for signing medium and long term lease commitments.

Discontinued operations

Gyrodyne is in the process of marketing for sale the Cortlandt Manor Medical Center including the two neighboring lots and the Fairfax Medical Center.

Subsequent Events

Subsequent to September 30, 2014, Gyrodyne signed seven lease extensions and one expansion encompassing approximately 14,400 square feet and approximately $296,000 in annual revenue. There was one termination comprising approximately 3,000 square feet and $92,000 in annual revenue. In addition, Gyrodyne signed one new ten year lease encompassing approximately 4,000 square feet and annual revenue of approximately $103,000 plus tenant reimbursements. Gyrodyne provided a six month rent abatement and $5,000 in tenant improvements in exchange for a 10 year lease commitment totaling approximately $1.0 million plus tenant reimbursements.

Legal Proceedings

Putative Class Action Lawsuit

On July 3, 2014, a purported stockholder of Gyrodyne filed a putative class action lawsuit against Gyrodyne and members of its board of directors (the "Individual Defendants"), and against GSD and Gyrodyne, LLC (collectively, the "Defendants"), in the Supreme Court of the State of New York, County of Suffolk (the "Court"), captioned Cashstream Fund, on Behalf of Itself and All Others Similarly Situated v. Paul L. Lamb, et al., Index No. 065134/2014 (the "Action"). The plaintiff in the Action alleges that (i) the Individual Defendants breached their fiduciary duties or aided and abetted the breach of those duties in connection with the Merger and (ii) Gyrodyne and the Individual Defendants breached their fiduciary duties by failing to disclose material information in the Joint Proxy Statement/Prospectus. The plaintiff in the Action seeks, among other things, injunctive relief enjoining the Merger, and the other transactions relating to the Plan of Liquidation, requiring corrective disclosures in the Joint Proxy Statement/Prospectus, compensatory and/or rescissory damages, and interest, attorney’s fees, expert fees and other costs. On July 17, 2014, the Court signed an Order to Show Cause submitted by the plaintiff setting a return date of August 5, 2014 on plaintiff's motion for an order (a) preliminarily enjoining consummation of the Merger and (b) granting expedited discovery. The plaintiff subsequently withdrew its motion without prejudice and the Court scheduled a preliminary conference in the case for October 20, 2014, which has been adjourned until September 14, 2015. The Defendants believe the lawsuit is without merit.

Gyrodyne Company of America, Inc. v. The State of New York

In July 2012, Gyrodyne received $167,530,657 from the State of New York (the "State") in payment of the judgments in Gyrodyne’s favor in Gyrodyne's condemnation litigation with the State, which consisted of $98,685,000 in additional damages (the "2012 proceeds"), $1,474,940.67 for Gyrodyne’s costs, disbursements and expenses, and $67,370,716 in interest. Subsequent to receiving the payment Gyrodyne was notified by the State of a $29,000 overpayment, which Gyrodyne returned, due to an error in the interest calculation by the State of New York.

The $167,530,657 million payment concluded Gyrodyne’s case commenced in 2006 for just compensation for the 245.5 acres of its Flowerfield property in St. James and Stony Brook, New York (the "Property") taken by the State. The State had paid Gyrodyne $26,315,000 for the Property in March 2006, which Gyrodyne elected, under New York’s eminent domain law, to treat as an advance payment while it pursued its claim for just compensation. The Court of Claims ruled in Gyrodyne’s favor in June 2010 when it awarded Gyrodyne $125,000,000, thereby requiring the State to pay an additional $98,685,000 plus statutory interest of nine percent from the date of taking on November 2, 2005 to the date of payment. That Judgment, as well as a related Judgment for costs, disbursements and expenses, was affirmed by the Appellate Division of the Supreme Court of the State of New York for the Second Judicial Department and subsequently by the New York State Court of Appeals.

Gyrodyne recorded income of $167,425,729 including interest through June 30, 2012 in the quarter then ended and recorded the balance of the interest earned through July 3, 2012 of $104,928 in the financial statements for the third quarter ended September 30, 2012. Following notification from the State, Gyrodyne returned $29,000 due to an error in the original interest calculation and remittance which was prepared by New York State.

General

In addition to the foregoing, in the normal course of business, Gyrodyne is a party to various legal proceedings. After reviewing all actions and proceedings pending against or involving Gyrodyne, management considers that any loss resulting from such proceedings individually or in the aggregate will not be material to Gyrodyne’s financial condition or results of operations.

Employees

As of September 30, 2014 we had seven employees, a reduction from 11 employees in 2012 due to Gyrodyne restructuring its operations in the first quarter of 2013. After September 30, 2014, we reduced the number of our employees to six.

Industry Segments

We operate primarily in one segment, the management of multitenanted industrial and medical office buildings/properties owned by GSD.

Indemnification and Insurance

In connection with the Tax Liquidation of Gyrodyne pursuant to the Plan of Liquidation, we will continue to indemnify our directors and officers to the maximum extent permitted in accordance with applicable law, our Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”) and Amended and Restated By-laws (“By-laws”), and any contractual arrangements, for actions taken in connection with the Plan of Liquidation and the winding up of our business and affairs. Our board of directors is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover such indemnification obligations, including seeking an extension in time and coverage of our insurance policies currently in effect. If the Plan of Merger is consummated, such obligations will be assumed by and become obligations of Gyrodyne LLC.

Principal Executive Offices

Our principal executive office is located at One Flowerfield, Suite 24, St James, New York 11780. Our telephone number is 631-584-5400.

DIRECTORS

The By-laws of Gyrodyne provide that there shall be not less than three (3), nor more than nineteen (19), directors. Our board of directors is divided into three (3) classes of directors serving staggered terms of office with each class to consist, as nearly as possible, of one-third of the total number of directors constituting our entire board of directors. Upon the expiration of the term of office for a class of directors, the nominees for that class will stand for election to three-year terms to serve until the election and qualification of their successors.

Information concerning the directors of Gyrodyne, showing the principal occupation, year when first elected as a director of Gyrodyne, and term of office, is as follows:

Name & Principal Occupation or Employment	Age	First Became a Director	Current Board Term Expires
Elliot H. Levine CPA and Senior Member of Levine & Seltzer, LLP Director of Gyrodyne	61	2004	2017
Ronald J. Macklin Vice President and Deputy General Counsel, National Grid Director of Gyrodyne	52	2003	2016
Philip F. Palmedo President of Palmedo Associates Director of Gyrodyne	80	1996	2016
Paul L. Lamb Partner of Lamb & Barnosky, LLP Chairman of the Board of Directors of Gyrodyne	69	1997	2015
Nader G. M. Salour Principal, Cypress Realty of Florida, LLC Director of Gyrodyne	56	2006	2015
Richard B. Smith Vice President, Commercial Banking Division, First National Bank of L.I. Director of Gyrodyne	60	2002	2015

(b)	Business Experience

Paul L. Lamb, age 69, has been a director since 1997 and became Chairman of our board of directors on March 14, 1999. He is a founding partner of the law firm Lamb & Barnosky, LLP, where he has practiced law since 1984; a past President of the Suffolk County Bar Association; and a Dean of the Suffolk Academy of Law. He holds a B.A. from Tulane University, a J.D. from the University of Kentucky and an LL.M. from the University of London, England. Our board of directors concluded that Mr. Lamb should serve as a director of Gyrodyne because he is an experienced attorney in all phases of finance and real estate development, which skill set brings extraordinary value in light of Gyrodyne’s business and structure.

Philip F. Palmedo, age 80, was appointed to our board of directors in July 1996. Mr. Palmedo has been President of the management consulting firm Palmedo Associates since 1980 and from 1988 to 1991 was Managing Director and President of Kepler Financial Management. From 1978 to 2000, he was Chairman of International Resources Group, an international professional services firm, and, from 1992 to 1997, was President of the Long Island Research Institute. He was a founder of all four companies. In addition, Mr. Palmedo has been a director of Lixte Biotechnology Holdings, Inc., since 2005. Mr. Palmedo has shepherded numerous fledgling businesses in financial and technological markets and completed several financing agreements. He received his B.A. degree from Williams College and his M.S. and Ph.D. degrees from M.I.T. Our board of directors concluded that Mr. Palmedo should serve as a director of Gyrodyne because of his extensive background in successfully guiding a number of entities from initial formation to value recognition.

Elliot H. Levine, age 61, was appointed to our board of directors in October 2004. Mr. Levine is a founding member of the accounting firm Levine & Seltzer, LLP Certified Public Accountants, and a graduate (1975) of Queens College, City University of New York. He became a member of the American Institute of Certified Public Accountants in February 1978. Mr. Levine’s work experience includes five years at Arthur Young, eleven-and-a-half years as partner and director of taxes of Leslie Sufrin & Co. P.C., a one-year tenure as senior tax manager at Margolin, Winer & Evans CPAs and over 16 years as senior member of Levine & Seltzer. Our board of directors concluded that Mr. Levine should serve as a director of Gyrodyne because of his 35 years of experience as a certified public accountant and in the real estate industry and field of taxation.

Richard B. Smith, age 60, was appointed to our board of directors in November 2002. Mr. Smith has been a Vice President in the Commercial Banking Division of the First National Bank of Long Island since February 2006. He previously served as Senior Vice President for Private Banking at Suffolk County National Bank from May 2000 to February 2005. Previously, he worked for 10 years at Key Bank (Dime Savings Bank) and for three (3) years at L.I. Trust/Apple Bank. He received an MBA in Finance from SUNY Albany in 1983. Mr. Smith serves as the Mayor of the Incorporated Village of Nissequogue and as a Trustee of the Smithtown Historical Society. He is also a former Trustee for St. Catherine’s Medical Center in Smithtown, New York. Our board of directors concluded that Mr. Smith should serve as a director of Gyrodyne because of his background in both the Long Island financial sector and his role in, and experience with, local government issues and zoning matters.

Ronald J. Macklin, age 52, was appointed to our board of directors in June 2003. Mr. Macklin currently serves as Vice President and Deputy General Counsel for National Grid and formerly KeySpan Corporate Services, where he has held various positions within the Office of General Counsel since 1991. Previously, he was associated with the law firms of Rosenman & Colin and Cullen & Dykman. He received a B.A. degree from Stony Brook University and his Juris Doctorate from Union University’s Albany Law School. Our board of directors concluded that Mr. Macklin should serve as a director of Gyrodyne because of his legal expertise, which includes his legal experience in corporate transactions, real estate matters, litigation, compliance and business ethics.

Nader G.M. Salour, age 56, was appointed to our board of directors in October 2006 and then elected by the shareholders at Gyrodyne’s annual meeting in December 2006. Mr. Salour has been a Principal of Cypress Realty of Florida since 2000. He served as President of Abacoa Development Company from June 1996 to June 2006, and has served as a Director of Abacoa Partnership for Community since December 1997, and as a Director of the Economic Council of Palm Beach County since 2004. Our board of directors concluded that Mr. Salour should serve as a director of Gyrodyne because of his extensive experience in the real estate industry, including development, construction, project analysis and financing.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND MANAGEMENT

Board Meeting Attendance

There were fourteen (14) regular and special meetings of our board of directors during the fiscal year ended December 31, 2013. Each director attended at least 75% of the aggregate of the total number of meetings of our board of directors and meetings held by all committees of our board of directors on which such director served during the fiscal year ended December 31, 2013.

Independence

Each of the members of and nominees for election to our board of directors are independent directors as defined by the listing requirements of NASDAQ. The directors deemed to be independent under the independence standards of NASDAQ are Messrs. Lamb, Levine, Macklin, Palmedo, Salour and Smith.

Committees

Our board of directors has established the following committees:

Audit Committee. Gyrodyne has a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, and its current members are Messrs. Smith (Chairman), Levine and Macklin, all of whom are non-employee directors. The audit committee meets with Gyrodyne’s independent auditors and management quarterly to review financial results, audited and unaudited financial statements (as the case may be), internal financial controls and procedures and audit plans and recommendations. The audit committee also recommends the selection, retention or termination of Gyrodyne’s independent auditors, approves services to be provided by the independent registered public accounting firm and evaluates the possible effect the performance of such services will have on the accountants’ independence. Gyrodyne has adopted a written charter for the audit committee, which is available on Gyrodyne’s website, www.gyrodyne.com. All of the members of the audit committee are independent directors as defined by the listing requirements of NASDAQ. The audit committee met four times during the fiscal year ended December 31, 2014. All members of the audit committee are “financially literate” within the meaning of SEC regulations and NASDAQ rules. Our board of directors has determined that at least one member, Mr. Levine, a CPA, qualifies as an “audit committee financial expert” as a result of relevant experience as a partner in the accounting firm of Levine & Seltzer, LLP. In addition, Mr. Levine has 12.5 years of accounting experience as a partner and director of taxes at Leslie Sufrin & Co. P.C. as well as several other years of experience in the field of public accounting.

Compensation Committee. The compensation committee of Gyrodyne’s board of directors consists of Messrs. Lamb, Levine, Macklin, Palmedo, Salour and Smith, all of whom are non-employee directors and all of whom our board of directors has determined are independent pursuant to the listing requirements of NASDAQ. The compensation committee oversees and administers Gyrodyne’s executive compensation programs and is therefore responsible for establishing guidelines and making recommendations for all compensation paid to executive officers and directors. The compensation committee also negotiates the terms of all employment arrangements with executive officers which may include compensation arrangements designed to reward management for achieving certain performance goals and which are revisited on an as needed basis. The compensation committee met nine times during the fiscal year ended December 31, 2014. During the fiscal year ended December 31, 2014, the members of the compensation committee were Messrs. Levine (chairman), Lamb, Macklin, Palmedo, Salour and Smith. Gyrodyne’s current compensation program for executives is intended to motivate and retain key executives to manage the business affairs of Gyrodyne in the best interests of Gyrodyne and its shareholders. Beginning in September 2013, the overriding objective of Gyrodyne’s executive compensation program has been to incentivize management to carry out Gyrodyne’s Plan of Liquidation. In September 2013, our board of directors determined that it is in the best interests of Gyrodyne and its shareholders to pursue the actual disposition of Gyrodyne’s remaining assets and to complete Gyrodyne’s tax liquidation by means of the proposed merger of Gyrodyne and GSD with and into Gyrodyne, LLC, if approved and consummated. Whether or not the proposed Merger is consummated, the properties previously transferred from Gyrodyne to GSD will be managed and marketed in an orderly manner pursuant to a business plan designed to obtain the best value reasonably available for such assets.

Nominating Committee. The nominating committee consists entirely of non-employee directors and recommends guidelines to our board of directors regarding the size and composition of our board of directors and criteria for the selection of nominees. It also recommends the slate of director nominees to be included in this proxy statement and recommends candidates for vacancies which may occur. The nominating committee has a written charter, which is available on Gyrodyne’s website, www.gyrodyne.com. Each member of the nominating committee is an independent director as defined by the listing standards of NASDAQ. The nominating committee will accept for consideration shareholders’ nominations for directors if made in writing and otherwise in accordance with the procedures set forth in Sections 313 and 314 of Gyrodyne’s By-laws. The nominee’s written consent to the nomination and sufficient background information on the candidate must be included to enable the nominating committee to make proper judgments as to his or her qualifications. Nominations must be addressed to the Corporate Secretary of Gyrodyne at Gyrodyne’s headquarters and must be received no later than the deadline for submissions of shareholders’ proposals in order to be considered for the next annual election of directors. The nominating committee believes that having directors with relevant experience in business and industry is beneficial and the nominating committee seeks to monitor the skills and experience of Gyrodyne’s directors. Our board of directors does not have a formal policy with respect to diversity. All identified candidates, including shareholder-proposed candidates, are evaluated by the nominating committee using generally the same methods and criteria, although those methods and criteria are not standardized and may vary from time to time. Gyrodyne typically engages the services of third parties to perform background examinations of potential nominees, for which Gyrodyne pays a fee, in order to assist the nominating committee in its evaluation. The nominating committee met one time during the fiscal year ended December 31, 2014, and its members currently are Messrs. Levine (Chairman) and Salour.

Strategic Alternatives Committee. The strategic alternatives committee of our board of directors was formed in 2012 to manage the process of exploring strategic alternatives for Gyrodyne and to make recommendations to the full board. Messrs. Bhatia (Chairman), Levine, Macklin and Salour were appointed by the board of directors to serve as the members of the Strategic Alternatives Committee because of their strategic transactional and corporate tax experience. On September 26, 2013, Mr. Bhatia resigned from our board of directors and the committees on which he served, effective immediately, to pursue other opportunities. The Committee met 35 times during the fiscal year ended December 31, 2013 and made regular reports on the strategic review process to the full board of directors. The Strategic Alternatives Committee was disbanded in 2014.

Investment Committee. Following the disbanding of the strategic alternatives committee in 2014, our board formed an investment committee to manage the process of pursuing the Plan of Liquidation, pursuant to which we intend to pursue an orderly liquidation of the properties currently owned by GSD and managed by Gyrodyne along with our remaining assets in order to obtain the best reasonably available value for such assets and to complete the Tax Liquidation. The primary function of the investment committee is to screen management recommendations with respect to the sale of assets and present recommendations to the full board for approval. The investment committee consists of Ronald J. Macklin (Chairman), Philip F. Palmedo and Nader G.M. Salour, all of whom are non-employee directors. The investment committee met [●] times during the fiscal year ended December 31, 2014.

Shareholder Communications with our Board of Directors

Other than in connection with the strategic process, where our board of directors had designated Naveen Bhatia as the contact for shareholder communications until his resignation from the board of directors on September 26, 2013, our board of directors does not currently provide a process for shareholders to send communications to our board of directors or any of the directors. Gyrodyne believes that senior management, as opposed to individual directors, provides the public voice of Gyrodyne, and that shareholders can effectively communicate with Gyrodyne by contacting Frederick C. Braun III through either regular mail, telephone, email or in person. Shareholders also have meaningful access to our board of directors through the shareholder proposal process.

Board Leadership Structure and Oversight of Risk Management

The current leadership structure of our board of directors reflects a separation of the roles of chairman and principal executive officer. This leadership structure is intended to provide our board of directors with an appropriate level of independence from management and encourage a high degree of autonomy within our board of directors. Our board of directors, as a whole and through its committees, oversees Gyrodyne’s risk management process, including operational, financial, legal, and strategic risks. The Audit Committee assists our board of directors in the oversight of the risk management process. In addition, our board of directors is guided by management presentations at meetings of our board of directors and throughout the fiscal year that serve to provide visibility to our board of directors about the identification, evaluation and management of risks Gyrodyne is facing as well as how to mitigate such risks.

Attendance Policy for Directors at Annual Shareholders’ Meetings

Gyrodyne encourages, but does not require, all of its directors to attend annual shareholders’ meetings of Gyrodyne. Last year all of the directors were in attendance at the annual meeting of Gyrodyne’s shareholders.

EXECUTIVE OFFICERS

Frederick C. Braun III, 73, joined Gyrodyne in February 2013 as its Chief Executive Officer. Mr. Braun was employed in the commercial banking industry from 1963 to 2009 and served as Executive Vice President of the State Bank of Long Island, a subsidiary of State Bancorp, Inc. from 2000 to 2009. State Bancorp was acquired by Valley National Bancorp effective January 1, 2012. Mr. Braun is currently the uncompensated Chairman of the Town of Brookhaven Industrial Development Agency, a public benefit corporation of the State of New York that assists in the acquisition, construction, reconstruction and equipping of commercial and industrial facilities, and he has served in such capacity for approximately 35 years. Mr. Braun is also a board member of the New York State Economic Development Council. Mr. Braun is a member of the board of Brookhaven Memorial Hospital Medical Center since 1980 and served as its Chairman from 1993 to 1996. Mr. Braun is also Chairman of the Long Island Health Network, an integrated joint venture of ten Long Island Hospitals. Mr. Braun earned a BS in Finance from Lehigh University.

Gary J. Fitlin, age 48, joined Gyrodyne in October 2009 as its Chief Financial Officer and Treasurer. On August 17, 2012, Mr. Fitlin was also appointed Interim President and Chief Executive Officer following the resignation of Stephen V. Maroney from such positions; he held that position until Mr. Braun’s appointment in February 2013. Prior to joining Gyrodyne, Mr. Fitlin was Director of Accounting Implementation for Lexington Realty Trust, a publicly traded real estate investment trust on the NYSE, from July 2006 to March 2008, where he was responsible for mergers and acquisitions. Prior to that, Mr. Fitlin served as Vice President and Corporate Controller for Source Media (f/k/a Thomson Media), a publisher and software solution provider, from June 2005 to July 2006, where he was responsible for global accounting, management reporting, tax compliance and planning, financial systems, risk management and contract administration. Prior to that, he served as a senior financial officer for various publicly traded companies where he was responsible for mergers and acquisitions, global accounting, management reporting, tax compliance and planning, financial systems, risk management and contract administration. He is a Certified Public Accountant, an alumnus of Arthur Andersen & Co., and holds a BS degree in Accounting and Economics from the State University of New York at Oswego.

Peter Pitsiokos, age 54, joined Gyrodyne in July 1992 as its Assistant Secretary and served as its General Counsel from 1992-2004. He has been Gyrodyne’s Chief Operating Officer and Chief Compliance Officer since 2004. He has also been Secretary of Gyrodyne for over five years. Mr. Pitsiokos was formerly the Executive Assistant District Attorney in Suffolk County, New York. He also served as the Assistant Director of Economic Development and the Director of Water Resources in the Town of Brookhaven. Mr. Pitsiokos also maintained a private law practice in which he represented several national and local owners, managers and developers of real estate. He holds a law degree from Villanova University and a BA degree from Stony Brook University.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the principles underlying the material components of our executive compensation program for our executive officers, including the Named Executive Officers in the “Summary Compensation Table” below. We also provide an overview of the overall objectives of the program and the factors relevant to an analysis of these policies and decisions.

The Compensation Committee of Gyrodyne’s board of directors consists of Messrs. Lamb, Levine, Macklin, Palmedo, Salour and Smith, all of whom our board of directors has determined are independent pursuant to the listing requirements of NASDAQ. The Compensation Committee oversees and administers Gyrodyne’s executive compensation programs and is therefore responsible for establishing guidelines and making recommendations for all compensation paid to executive officers and directors. The Compensation Committee adopted a charter in March of 2012, which is available on Gyrodyne’s website, www.gyrodyne.com. The Compensation Committee also negotiates the terms of all employment arrangements with executive officers which may include compensation arrangements designed to reward management for achieving certain performance goals and which are revisited on an as needed basis.

Gyrodyne’s compensation program for executives is intended to motivate and retain key executives to manage the business affairs of Gyrodyne in the best interests of Gyrodyne and its shareholders. From 2006 until September of 2013, the overriding objective of Gyrodyne’s executive compensation program was to incentivize management to carry out Gyrodyne’s strategic plan for the future direction of Gyrodyne. The goal of the strategic plan, which was first announced at Gyrodyne’s annual shareholders’ meeting in December 2005, was to position Gyrodyne so that it is best able to achieve one or more shareholder liquidity events in a reasonable period of time that would put the maximum amount of cash or marketable securities in the hands of Gyrodyne’s shareholders in a tax efficient manner. The plan called for achieving this objective by pursuing a conversion to a real estate investment trust (completed), reinvestment in a tax efficient manner of the $26 million received from New York State in March 2006 for the 245.5 acres of Flowerfield taken by eminent domain which Gyrodyne treated as an advance payment (completed), vigorous pursuit of maximum value from the State of New York for the 245.5 acres of Flowerfield taken by eminent domain (completed) and maximization of the value for the remaining undeveloped acres at Flowerfield.

In September 2013, our board of directors determined that it is in the best interests of Gyrodyne and its shareholders to pursue the actual disposition of Gyrodyne’s remaining assets and to complete Gyrodyne’s tax liquidation by means of the proposed merger of Gyrodyne and GSD with and into Gyrodyne, LLC, if approved and consummated. Whether or not the proposed merger is consummated, the properties previously transferred from Gyrodyne to GSD will be managed and marketed in an orderly manner pursuant to a business plan designed to obtain the best value reasonably available for such assets. Accordingly, beginning in September 2013, the overriding objective of Gyrodyne’s executive compensation program has been to incentivize management to carry out Gyrodyne’s Plan of Liquidation. In May 2014, our board of directors authorized a Retention Bonus Plan designed to recognize the nature and scope of the responsibilities related to such business plan, to reward and incent performance in connection therewith, to align the interests of directors, executives and employees with our shareholders and to retain such persons during the term of such plan. The Retention Bonus Plan provides for bonuses to directors and discretionary bonuses to officers and employees determined by the gross sales proceeds from the sale of each property and the date of sale. See, “Executive Compensation  —  Retention Bonus Plan.”

Gyrodyne’s executive officers are Frederick C. Braun III, our President and Chief Executive Officer, Gary J. Fitlin, our Chief Financial Officer and Treasurer, and Peter Pitsiokos, our Chief Operating Officer, Chief Compliance Officer and Secretary. Historically, the Compensation Committee has structured executive compensation packages to consist of base cash compensation, a bonus that is purely discretionary on the part of the Compensation Committee and some form of change-in-control incentive component. In the case of Messrs. Braun and Fitlin, the incentive component is contained in their respective employment agreements as a right to earn a bonus equal to $125,000 if they are employed by Gyrodyne as of the effective date of a “change-in-control” as defined in the Code. In the case of Mr. Pitsiokos, he is a participant, along with Gyrodyne’s directors, in the Incentive Compensation Plan (the “ICP”), under which benefits are realized upon either a change-in-control or the issuance of an “excess dividend” following certain asset sales. Neither Frederick Braun, Gyrodyne’s Chief Executive Officer who joined Gyrodyne in February 2013, nor Gary Fitlin, Gyrodyne’s Chief Financial Officer who joined Gyrodyne in 2009, is a participant in the ICP. Factors considered by the Compensation Committee in determining the amount (and, where applicable, the formula) for each of the foregoing components of compensation are typically subjective, such as the Compensation Committee’s perception of management’s performance and any changes in management responsibility. The compensation program is designed to reward both prudent management of Gyrodyne’s business operations, namely the operational and financial management of Gyrodyne’s assets, and the successful pursuit of Gyrodyne’s strategic plan.

Our board of directors approved amendments to the ICP in February 2, 2010 to better align the interests of the participants with those of Gyrodyne’s shareholders as Gyrodyne pursued its strategic plan to position itself over a reasonable period of time for one or more liquidity events that will maximize shareholder value. Prior to the 2010 amendments, payments under the ICP were triggered only by a “change-in-control”, defined generally as the acquisition by a person of 30% or more of Gyrodyne’s outstanding shares, sale of assets having a total gross fair market value equal to or more than 90% of the fair market value of Gyrodyne’s assets, or any merger, share exchange or consolidation of Gyrodyne other than a merger where Gyrodyne’s shareholders immediately before the merger own immediately following the merger at least 70% of the combined voting power of Gyrodyne’s outstanding securities. The 2010 amendments expanded the trigger for payments to include any “excess dividend”, defined generally as a dividend in excess of income from operations paid to shareholders following certain sales of assets. This change was made to remove any bias participants may otherwise have as between change-in-control transactions and asset dispositions followed by distributions of proceeds.

The 2010 amendments also vested all participants currently. Previously, a participant was required to be either an employee or a director at the time of a triggering event to be eligible to receive a payment. The current vesting of all participants has the potential to reduce the incentive of an executive to remain employed until a triggering event. Since adoption of the 2010 amendments, one officer/director participant, Stephen Maroney, terminated his employment with Gyrodyne and resigned from the board (and one director participant, Naveen Bhatia, resigned from the board). To mitigate against the potential reduction in incentive to remain with Gyrodyne, the 2010 amendment also provided for an adjustment in the calculation of a departed participant’s payment designed to ensure that such participant could not benefit from any post-departure increase in the value of Gyrodyne.

In July 2012, Gyrodyne received $167,530,657 from the State of New York in payment of the judgments in Gyrodyne’s favor in Gyrodyne’s condemnation litigation with the State, of which $98,685,000 was deferred for income tax purposes and $68,845,657 was considered REIT taxable income in 2012. On November 19, 2012, Gyrodyne declared a special cash dividend of $56,786,644 or $38.30 per share of common stock, which was paid on December 14, 2012 to shareholders of record on December 1, 2012, and approved an aggregate payment of $4,213,000 as required under the terms of the ICP to be allocated and paid to individual participants in accordance with the rules of the ICP. Mr. Pitsiokos was allocated $568,755 of such payment.

On September 13, 2013, our board of directors declared a special dividend in the amount of $98,685,000 or $66.56/share of which $68,000,000 or $45.86 was paid in cash. The dividend was paid on December 30, 2013 to shareholders of record as of November 1, 2013. The declaration of the dividend also triggered a cash payment to participants in the ICP in the aggregate amount of $5,044,600, allocated and paid to ICP participants in accordance with ICP rules. Mr. Pitsiokos was allocated $681,021 of such payment. The remaining liability under the ICP, payable when and to the extent that GSD holders, or following the Merger Gyrodyne, LLC holders, receive cash in respect of their interests, is estimated to be not more than $233,200 in the aggregate, which ICP payment will be made by Gyrodyne out of proceeds of mortgage debt and liquidity facility payments by GSD. Neither Frederick C. Braun III (Gyrodyne's Chief Executive Officer), who joined Gyrodyne in February 2013, nor Gary Fitlin (Gyrodyne's Chief Financial Officer), who joined Gyrodyne in 2009, is a participant in the ICP.

In May 2014, our board of directors authorized a Retention Bonus Plan designed to recognize the nature and scope of the responsibilities related to our Plan of Liquidation, to reward and incent performance in connection therewith, to align the interests of directors, executives and employees with our shareholders and to retain such persons during the term of such plan. The Retention Bonus Plan provides for bonuses to directors and discretionary bonuses to officers and employees determined by the gross sales proceeds from the sale of each property and the date of sale. See, “Executive Compensation  —  Retention Bonus Plan.”

At Gyrodyne’s annual shareholders’ meetings in 2013 and 2014, our shareholders voted to approve, on an advisory basis, the compensation of our named executive officers as disclosed in related proxy statements in accordance with SEC rules. Gyrodyne was deemed to be a smaller reporting company (public float of less than $75 million) prior to 2013, when a two-year exemption granted to smaller reporting companies under the Dodd-Frank Act for the foregoing say-on-pay requirement expired. Because these votes are advisory, they are not binding on our board of directors or Gyrodyne. Nevertheless, the views expressed by our shareholders, whether through this vote or otherwise, are important to management and our board of directors and, accordingly, our board of directors and the Compensation Committee intend to consider the results of these votes in making determinations in the future regarding executive compensation arrangements.

EXECUTIVE COMPENSATION

Executive Summary

The following summary compensation table sets forth information concerning the total compensation awarded to, earned by or paid to our Named Executive Officers for services in all capacities to Gyrodyne and its subsidiaries for the years stated. “Named Executive Officer” means: (a) each Chief Executive Officer, (b) each Chief Financial Officer, (c) each of the three most highly compensated executive officers, or the three most highly compensated individuals acting in a similar capacity, other than the Chief Executive Officer and Chief Financial Officer, at the end of the most recently completed fiscal year; and (d) each individual who would be a Named Executive Officer but for the fact that the individual was neither an executive officer of Gyrodyne, nor acting in a similar capacity, at the end of that fiscal year.

 SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)		Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)		Nonqualified deferred compensation earnings ($)	All other compensation ($)		Total ($)
Frederick C. Braun III	2014	250,000	0		0	0	0		0	0		250,000
President and CEO	2013	206,731	25,000	(A)	0	0	0		0	0		231,731
	(B)	0	0		0	0	0		0	0		0

Stephen V. Maroney	2013	0	0		0	0	933,251	(C)	0	0		933,251
Former President and CEO	2012	174,583	0		0	0	779,405	(C)	0	0		953,988

Peter Pitsiokos	2014	194,340	0		0	0	0		0	0		194,340
COO and	2013	185,712	0		0	0	681,021	(C)	0	0		866,733
Secretary	2012	185,712	25,000	(E)	0	0	568,755	(C)	0	0		779,467

Gary Fitlin	2014	250,000	0		0	0	0		0	0		250,000
CFO and	2013	250,000	25,000	(A)	0	0	0		0	24,278	(F)	299,278
Treasurer (H)	2012	195,335	25,000	(E)	0	0	0		0	60,500	(G)	280,835

(A)     Consists of 2013 performance bonuses issued on February 7, 2014 to each of Mr. Braun and Mr. Fitlin for $25,000.

(B)     Frederick C. Braun III was appointed President and Chief Executive Officer effective February 25, 2013.

(C)     On September 13, 2013, our board declared a Special Dividend of $98,685,000 or $66.56 per share of common stock, of which approximately $68,000,000, or $45.86 per share, was paid in cash. The balance was payable in the form of interests in a newly formed New York limited liability company, Gyrodyne Special Distribution, LLC (“GSD”). Such interests collectively constitute 100% economic interest in all of the properties formerly owned by Gyrodyne: Flowerfield, Port Jefferson, Cortlandt and Fairfax, which, with the exception of Flowerfield, was subject to an aggregate of $13,840,889 in mortgages payable to a subsidiary of Gyrodyne that is retained by Gyrodyne. Gyrodyne is the managing member of GSD. The $45.86 cash portion of the dividend triggered a payment under Gyrodyne’s ICP to each of Mr. Maroney and Mr. Pitsiokos of $933,251 and $681,021, respectively. Gyrodyne declared and paid a special dividend of $38.30 per share in December 2012 which triggered a payment under Gyrodyne’s ICP to each of Mr. Maroney and Mr. Pitsiokos of $779,405 and $568,755, respectively. Although Mr. Maroney is no longer a director or employee of Gyrodyne, he is vested in his benefits and will receive future compensation payments under the ICP upon any triggering events. Mr. Pitsiokos’ benefit under the ICP also vested but he remains with Gyrodyne.

(D)     Consists of 2011 performance bonuses issued on March 14, 2012 to each of Mr. Maroney and Mr. Pitsiokos for $25,000.

(E)     Consists of 2012 performance bonuses issued on December 21, 2012 to each of Mr. Pitsiokos and Mr. Fitlin for $25,000.

(F)     Consists of vacation time paid in cash during the fiscal year.

(G)     Consists of deferred cash compensation that vested annually each October and was paid pursuant to the 2009 employment agreement on October 2012.

(H)     In addition to serving as CFO and Treasurer, Mr. Fitlin also served as interim President and CEO from August 23, 2012 until February 25, 2013.

Gyrodyne has concluded that aggregate amounts of perquisites and other personal benefits, securities or property to any of the current executives does not exceed $10,000 and that the information set forth in tabular form above is not rendered materially misleading by virtue of the omission of such personal benefits.

Employment Agreements

During the fiscal year ended December 31, 2012, Gyrodyne was a party to separate employment agreements with each of Mr. Maroney (Gyrodyne’s President and CEO at the time) and Mr. Pitsiokos (Gyrodyne’s COO and Secretary). Each employment agreement provided for an annual base salary and discretionary annual incentive cash bonus. The employment agreements also provided for certain severance and change-in-control benefits. On June 12, 2009, Gyrodyne and the two officers mutually agreed to terminate the automatic extension provisions of the agreements which had originally provided for an evergreen three-year term. As a result, the term of the employment agreements ended on June 12, 2012.

During the fiscal years ended December 31, 2012, 2011 and 2010, the compensation arrangements between Gyrodyne and Gary Fitlin, Gyrodyne’s Chief Financial Officer, were set forth in an Offer Letter (the “Offer Letter”) and a Deferred Bonus Agreement (the “Bonus Agreement”), each executed on October 22, 2009. Pursuant to the Offer Letter and the Bonus Agreement, Mr. Fitlin joined Gyrodyne at a base salary of $158,000 per year and became eligible to receive deferred bonus payments equal to $75,000 for each full year (or portion thereof) of service during the three-year period ended October 21, 2012. The deferred bonus payments vested on October 21 of each of 2010, 2011 and 2012, respectively. Pursuant to the Bonus Agreement, the aggregate deferred bonus was paid on October 26, 2012. The obligations of Gyrodyne and Mr. Fitlin have been fulfilled under the Bonus Agreement.

On May 17, 2013, Gyrodyne entered into new employment agreements with Frederick C. Braun III and Gary J. Fitlin, respectively (the “Employment Agreements”), each dated May 15, 2013 and effective April 1, 2013, pursuant to which Messrs. Braun and Fitlin continued to serve as President and Chief Executive Officer and as Senior Vice President and Chief Financial Officer, respectively. The Employment Agreements provide for substantially identical compensation and severance provisions. Pursuant to the Employment Agreements, each of Mr. Braun and Mr. Fitlin earn a base salary at the rate of $250,000 per year plus a bonus equal to $125,000 if he is employed by Gyrodyne as of the effective date of a change-in-control (the “Change-in-Control Bonus”). The Employment Agreements define a change-in-control as the first to occur of a change in ownership or effective control of Gyrodyne or a change in the ownership of a substantial portion of the assets of Gyrodyne, as each such term is defined under Section 409A of the Code. Pursuant to the terms of the Employment Agreements, there is no required minimum period of employment, and either Gyrodyne or the executive may terminate at any time, with or without cause. If the executive is terminated without cause, Gyrodyne must provide him with at least 60 days’ prior written notice of termination, and must pay him (i) the pro rata share of his base salary through those 60 days, (ii) the Change-in-Control Bonus, and (iii) severance pay equal to six months’ base salary from the date of termination. If the executive is terminated for cause (as defined in the Employment Agreements), he will be paid the pro rata share of his base salary through the date of termination. Each of the executives may also terminate upon 60 days’ prior written notice.

On May 8, 2014, Gyrodyne entered into a new employment agreement with Peter Pitsiokos effective May 15, 2014, pursuant to which Mr. Pitsiokos continues to serve as Executive Vice-President, Chief Operating Officer, Chief Compliance Officer and Secretary. Pursuant to the agreement, Mr. Pitsiokos earns a base salary at the rate of $200,000 per year plus a discretionary bonus, at Gyrodyne’s sole and absolute discretion, as determined and approved by the board based upon the profitability and/or performance of Gyrodyne. There is no required minimum period of employment, and either Gyrodyne or Mr. Pitsiokos may terminate at any time, with or without cause. If Mr. Pitsiokos is terminated without cause, Gyrodyne must provide him with at least 60 days’ prior written notice of termination, and must pay him the pro rata share of his base salary through those 60 days and severance pay equal to six months’ base salary from the date of termination.

Outstanding Equity Awards at Fiscal Year End

As of the year ended December 31, 2014, there were no unexercised options or stock that has not vested. As of December 31, 2014, the remaining liability under the ICP, payable by Gyrodyne when and to the extent that GSD LLC holders, or following the Merger Gyrodyne, LLC holders, receive cash in respect of their interests, is estimated to be not more than $233,200 in the aggregate, of which up to $31,482 would be payable to Peter Pitsiokos, our Executive Vice-President, Chief Operating Officer, Chief Compliance Officer and Secretary.

Severance and Change-in-Control Benefits

Pursuant to the Employment Agreements, each of Mr. Braun and Mr. Fitlin earn a bonus equal to $125,000 if he is employed by Gyrodyne as of the effective date of a change-in-control (the “Change-in-Control Bonus”). The Employment Agreements define a change-in-control as the first to occur of a change in ownership or effective control of Gyrodyne or a change in the ownership of a substantial portion of the assets of Gyrodyne, as each such term is defined under Section 409A of the Code. Pursuant to the terms of the Employment Agreements, there is no required minimum period of employment, and either Gyrodyne or the executive may terminate at any time, with or without cause. If the executive is terminated without cause, Gyrodyne must provide him with at least 60 days’ prior written notice of termination, and must pay him (i) the pro rata share of his base salary through those 60 days, (ii) the Change-in-Control Bonus, and (iii) severance pay equal to six months’ base salary from the date of termination. If the executive is terminated for cause (as defined in the Employment Agreements), he will be paid the pro rata share of his base salary through the date of termination. Each of the executives may also terminate upon 60 days’ prior written notice.

On May 8, 2014, Gyrodyne entered into a new employment agreement with Peter Pitsiokos, effective May 15, 2014, pursuant to which Mr. Pitsiokos continues to serve as Executive Vice-President, Chief Operating Officer, Chief Compliance Officer and Secretary of Gyrodyne. Pursuant to the agreement, Mr. Pitsiokos earns a base salary at the rate of $200,000 per year plus a discretionary bonus as determined and approved by the board based upon the profitability and/or performance of Gyrodyne. There is no required minimum period of employment, and either Gyrodyne or the executive may terminate at any time, with or without cause. If Gyrodyne terminates Mr. Pitsiokos' employment without cause, Gyrodyne must provide him with at least 60 days’ prior written notice of termination, and must pay him the pro rata share of his base salary through those 60 days and severance pay equal to six months’ base salary from the date of termination.

Incentive Compensation upon a Change-in-Control or upon Payment of Certain Dividends following an Asset Sale

Gyrodyne believes that providing incentive payments in a change-in-control situation is beneficial to shareholders because it encourages management and our board of directors to remain impartial when evaluating a transaction that may be beneficial to shareholders yet could negatively impact the continued employment or board position of an executive officer or director, and to promote long term value maximization. Toward that end, Gyrodyne established an ICP in 1999, and our board of directors approved amendments to the plan on February 2, 2010 which are set forth in an Amended and Restated ICP dated as of February 2, 2010 (as amended, the “ICP”), a copy of which was included as an exhibit to Gyrodyne’s Current Report on Form 8-K, filed with the SEC on February 8, 2010. Our board of directors approved the amendments to the ICP to better align the interests of the participants with those of Gyrodyne’s shareholders as Gyrodyne pursued its strategic plan to position itself over a reasonable period of time for one or more liquidity events that will maximize shareholder value. Full-time employees and members of our board of directors are eligible to participate, and rights of all participants vested immediately on February 2, 2010. Neither Frederick C. Braun III (Gyrodyne’s Chief Executive Officer), who joined Gyrodyne in February 2013, nor Gary Fitlin (Gyrodyne’s Chief Financial Officer), who joined Gyrodyne in 2009, is a participant in the ICP. Naveen Bhatia who resigned from the board of directors in September, 2013 and Steven Maroney, who resigned as Chief Executive Officer in August, 2012, remain as participants in the ICP, although their payouts may not benefit from any post-departure increase in Gyrodyne’s stock price above the 10-day average prior to their departures adjusted for any distributions made following their respective departures. Mr. Bhatia received $378,345 in payments from the ICP in 2013, while Mr. Maroney received $933,251 over the same period.

The benefits are realized upon either a change-in-control of Gyrodyne, or upon the issuance by Gyrodyne of an “Excess Dividend” following certain asset sales.

Change-in-control is defined as the accumulation by any person, entity or group of 30% or more of the combined voting power of Gyrodyne’s voting stock or the occurrence of certain other specified events. In the event of a change-in-control, the ICP provides for a cash payment equal to the difference between the ICP’s “establishment date” price of $15.39 per share and the per share price of the common stock on the closing date, multiplied by the equivalent of 110,000 shares of common stock (such number of shares subject to adjustments to reflect changes in capitalization).

An “Excess Dividend” is defined as a dividend in excess of income from operations, paid to shareholders following certain sales of assets, in which the sale of assets equals or exceeds 15 percent of the total gross fair market value of all assets of Gyrodyne immediately prior to the sales. In the event of an Excess Dividend, Gyrodyne is obligated to pay to plan participants a “Disposition Dividend” which in the aggregate is equal to the Excess Dividend paid per share multiplied by the number of Incentive Compensation Units in the plan, currently 110,000. This Disposition Dividend is allocated to the plan participants according to their weighted percentages, as described below.

Payments under the ICP may be deemed to be a form of deferred compensation (within the meaning of Section 409A of the Code), and if the ICP fails certain tests, Gyrodyne may have certain income tax withholding obligations under Section 409A and face interest and penalties if it fails to, or has failed to, fulfill these obligations.

For any individual who becomes a participant with an effective date after December 31, 2009, the average trading price of Gyrodyne’s stock for the 10 trading days ending on the trading day prior to the participant’s initial date of participation will replace the price of $15.39 for the purpose of calculating the benefit. Currently, Peter Pitsiokos is the only executive officer who is a participant in the ICP, as is each of the directors. Neither Frederick C. Braun III (Gyrodyne’s Chief Executive Officer), who joined Gyrodyne in February 2013, nor Gary Fitlin (Gyrodyne’s Chief Financial Officer), who joined Gyrodyne in 2009, is a participant in the ICP.

The payment amount would be distributed to eligible participants based upon their respective weighted percentages (ranging from 0.5% to 18.5%). Stephen V. Maroney, Gyrodyne’s former Chief Executive Officer who resigned in August 2012 and Peter Pitsiokos, Gyrodyne’s Chief Operating Officer, are currently entitled to 18.5% and 13.5%, respectively, of any distribution under the ICP with the balance being distributable to other eligible employees (11.5%) and members of our board of directors (56.5%). In the case of Mr. Maroney and other former employees, however, as departed employees and director, his payout may not benefit from any post-departure increase in Gyrodyne’s stock price above the 10-day average prior to his departure adjusted for any distributions made following his departure. There are currently 110,000 units granted under the ICP, equal to 110,000 shares of common stock. The remaining liability under the ICP, payable by Gyrodyne when and to the extent that GSD LLC holders, or following the Merger Gyrodyne, LLC holders, receive cash in respect of their interests, is estimated to be not more than $233,200 in the aggregate.

In July 2012, Gyrodyne received $167,530,657 from the State of New York in payment of the judgments in Gyrodyne’s favor in Gyrodyne’s condemnation litigation with the State; as of December 31, 2012 Gyrodyne intended to defer recognition of $98,685,000 for federal income tax purposes and recognize $68,845,657 as REIT taxable income in 2012. On November 19, 2012, Gyrodyne declared a special cash dividend of $56,786,652 or $38.30 per share of common stock, which was paid on December 14, 2012 to shareholders of record on December 1, 2012, and approved an aggregate ICP payment of $4,213,000 as required under the terms of the ICP, to be allocated and paid to individual participants in accordance with the rules of the ICP. On September 13, 2013, our board declared a Special Dividend of $98,685,000 or $66.56 per share of common stock, of which approximately $68,000,000, or $45.86 per share, was paid in cash. The balance was paid in the form of interests in a newly formed New York limited liability company, Gyrodyne Special Distribution, LLC ("GSD"). The interests in GSD (the “GSD Interests”)collectively constitute 100% economic interest in all of Gyrodyne's properties: Flowerfield, Port Jefferson, Cortlandt and Fairfax, which, with the exception of Flowerfield, are subject to mortgages in the aggregate amount of $13,130,802 as of September 30, 2014, and $13,840,889 as of December 31, 2013. The mortgages are payable to a subsidiary of Gyrodyne which Gyrodyne will manage as its managing member. The GSD Interests are not transferable except in extremely limited circumstances. Prior to the distribution, the board determined that such limited liability company interests in the aggregate (representing the value of the 100% interest in the properties less the mortgages payable) are valued in good faith at $30,685,000 ($20.70 per share) or more. Thus, all required distributions of REIT income for 2012 required to be made under applicable laws was accomplished via the Special Dividend which was paid on December 30, 2013 to shareholders of record as of November 1, 2013. In connection with the Special Dividend, our board also approved an aggregate payment of up to $7,321,600 as required under the terms of the ICP to be allocated and paid to individual participants in accordance with the rules of the ICP. As to such ICP payments corresponding to the non-cash portion of the Special Dividend, our board determined that any such payments will be made only at such times as and proportionately with actual cash distributions made to the holders of the GSD Interests, or if following the Merger to the holders of Gyrodyne, LLC Shares. Under the terms of the ICP, the maximum aggregate amount payable to ICP participants in respect of such additional cash distributions is $233,200.

Pension Plan

Gyrodyne sponsors the Gyrodyne Company of America, Inc. Pension Plan (the “Pension Plan”), which is a traditional defined benefit pension plan. The Pension Plan is believed to provide a reasonable benefit for the executives and all other employees. The overfunded (underfunded) status of the Pension Plan is included in prepaid pension costs in the accompanying consolidated balance sheets and is $586,401 and $608,807 at September 30, 2014 and December 31, 2013, respectively. For the years ended December 31, 2014 and 2013, Gyrodyne did not have any funding obligations necessary to satisfy minimum funding requirements for the defined benefit Pension Plan. We do not maintain any nonqualified deferred compensation programs (other than the ICP and the Retention Bonus Plan) or any qualified Profit Sharing or Section 401(k) plans intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. The Pension Plan has a significant investment in Gyrodyne common stock of 34,325 shares, which had a closing price per share on the last trading day of 2014 and 2013 of $4.10 and $12.71 respectively. The Pension Plan also has an investment in non-transferable equity interests in GSD (which it received as part of the First Special Dividend) and non-transferrable uncertificated interests in various notes issued by Gyrodyne (the largest of which was issued in the Second Special Dividend). While the financial statements reflect prepaid pension costs, the company has determined that any excess funding obligation would not return to the Company and whether or not a termination funding obligation of the pension plan will ultimately exist will be materially affected by whether or not the company merges with GSD and the resulting publicly traded price of GSD following such merger.

On November 25, 2013, Gyrodyne’s board of directors determined that it is advisable and to the advantage, welfare and best interests of Gyrodyne to terminate the Pension Plan as of February 28, 2014. Pursuant to our board of directors’ decision, Gyrodyne froze benefits and additional participation as of December 23, 2013 and is seeking an IRS determination letter to complete the termination. Gyrodyne will be required to distribute all assets of the Plan to its participants within 120 days following receipt of the determination letter from the IRS regarding the termination of the Plan. Based on the current assets and liabilities of the Pension Plan on a termination basis, Gyrodyne expects to be required to fund additional amounts to complete the termination and liquidation of the Pension Plan. The exact amount of this funding obligation has not yet been determined.

The following table provides information about the participation of our named executive officers in our Pension Plan for the fiscal year ended December 31, 2014:

Name	Plan Name(s)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Frederick C. Braun III	Pension Plan	—	—	—
Peter Pitsiokos	Pension Plan	21	$1,635,176	—
Gary Fitlin	Pension Plan	4	$229,188	—

Retention Bonus Plan

In September 2013, our board of directors determined that it is in the best interests of Gyrodyne and its shareholders to pursue the actual disposition of Gyrodyne’s remaining assets and to complete Gyrodyne’s tax liquidation by means of the proposed merger of Gyrodyne and GSD with and into Gyrodyne, LLC, if approved and consummated. Whether or not the proposed merger is consummated, the properties previously transferred from Gyrodyne to GSD will be managed and marketed in an orderly manner pursuant to a business plan designed to obtain the best value reasonably available for such assets. Accordingly, in May 2014, our board of directors authorized a Retention Bonus Plan designed to recognize the nature and scope of the responsibilities related to such business plan, to reward and incent performance in connection therewith, to align the interests of directors, executives and employees with our shareholders and to retain such persons during the term of such plan. The Retention Bonus Plan provides for bonuses to directors and discretionary bonuses to officers and employees determined by the gross sales proceeds from the sale of each property and the date of sale.

The Retention Bonus Plan consists of a bonus pool that would be funded with an amount equal to 5% of the specified appraised value of each of the properties previously transferred from Gyrodyne to GSD (to be set forth in the plan), so long as the gross selling price of a property is equal to or greater than 100% of its appraised value (based on appraisals utilized to support the value of the real estate included in the non-cash dividend distributed on December 30, 2013). Additional funding of the bonus pool would occur on a property-by-property basis when the gross sales price of a property is in excess of its appraised value as follows: 10% on the first 10% of appreciation, 15% on the next 10% of appreciation and 20% on appreciation greater than 20%. Furthermore, if a specified property is sold on or before the designated date specified in the Retention Bonus Plan, an additional amount equal to 2% of the gross selling price of such property also would be funded into the bonus pool.

The bonus pool is distributable in the following proportions to the named participants in the bonus plan for so long as they are directors or employees of Gyrodyne, GSD or Gyrodyne, LLC: 15% for the Chairman, 50% for the directors other than the chairman (10% for each of the other five directors) and 35% (the “Employee Pool”) for Gyrodyne’s executives and employees. Such share of the bonus pool is earned only upon the completion of the sale of a property at a gross selling price equal to or greater than its appraised value and is paid to the named beneficiaries of the Retention Bonus Plan or their designees within 60 days of the completion of such sale or, if later, within 60 days of receipt of any subsequent post-completion installment payment related to such sale. All allocations to individual beneficiaries in the Employee Pool are discretionary and shall be determined from time to time by the board of directors of Gyrodyne or its successor in consultation with its President.

COMPENSATION OF DIRECTORS

Effective January 1, 2013, the board authorized an increase in annual director fees to $42,000 per year from $30,000 per year (which includes attendance at board meetings and committee meetings), and an increase in the Chairman’s fee to $36,000 per year from $24,000 per year for a total of $78,000 per year (increased from $54,000). In addition, effective January 1, 2014, the board authorized an increase in the Chairman's fee from $36,000 per year to $78,000 per year for a total fee (director's fee plus Chairman's fee) payable of $120,000 per year (increased from $78,000). In addition, on January 2, 2014, each director and the Chairman of the Board received a payment under Gyrodyne’s ICP which became payable on December 30, 2013 following the payment of the cash dividend to shareholders of $45.86 per share. Board members received a payment of $378,345 each. The Chairman of the Board received a total payment of $580,129.

The following table shows the compensation earned by or paid in cash to each of Gyrodyne’s non-officer directors for the year ended December 31, 2013:

	Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)

	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

A	Paul L. Lamb	78,000	0	0	580,129	0	0	658,129

C	Philip F. Palmedo	42,000	0	0	378,345	0	0	420,345

D	Elliot H. Levine	42,000	0	0	378,345	0	0	420,345

E	Richard B. Smith	42,000	0	0	378,345	0	0	420,345

F	Ronald J. Macklin	42,000	0	0	378,345	0	0	420,345

G	Nader G.M. Salour	42,000	0	0	378,345	0	0	420,345

H	Naveen Bhatia (1)	31,500	0	0	378,345	0	0	409,845

	Total	319,500			2,850,199			3,169,699

(1)   Naveen Bhatia resigned as a director on September 26, 2013.

Members of our board of directors are eligible to participate in Gyrodyne’s Amended and Restated ICP dated as of February 2, 2010, described above under “Incentive Compensation upon a Change-in-Control or upon Payment of Certain Dividends following an Asset Sale”. Rights of all participants in the ICP, including the directors named in the table above, vested immediately on February 2, 2010. Directors are also eligible to participate in Gyrodyne’s Retention Bonus Plan described above under “Executive Compensation--Retention Bonus Plan.” Participants in the Retention Bonus Plan, including the directors named in the table above, only have rights in the Retention Bonus Plan so long as they are directors or employees of Gyrodyne.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

There were no transactions in effect since January 1, 2013 (the beginning of the fiscal year preceding Gyrodyne’s last fiscal year) or currently proposed in which Gyrodyne was or is to be a participant and the amount involved exceeds $120,000, and in which any related person (as such term is defined in Item 404(a) of Regulation S-K) had or will have a direct or indirect material interest.

All of the members of our board of directors are independent directors as defined by the listing requirements of NASDAQ. Such independent directors are Messrs. Lamb, Levine, Macklin, Palmedo, Salour and Smith. Gyrodyne has compensation, nominating, audit and investment committees, the members of which are also independent as defined by the listing requirements of NASDAQ.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the shares of common stock beneficially owned or deemed to be beneficially owned as of November 3, 2014 by: (i) each person known by Gyrodyne to beneficially own more than 5% of our common stock, (ii) each of our directors, (iii) the Named Executive Officers, and (iv) all the Directors and executive officers as a group.

Except as indicated by the footnotes below, Gyrodyne believes, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Name, Position(s) with Gyrodyne	Amount and Nature of Beneficial Ownership (1)		Percent of Common Stock
Paul L. Lamb, Chairman of the Board of Directors	29,578	(2)	1.99%
Philip F. Palmedo, Director	15,650	(3)	1.06%
Peter Pitsiokos, Chief Operating Officer, Chief Compliance Officer and Secretary	0	(4)	0*
Nader G.M. Salour, Director	194		0*
Richard B. Smith, Director	1,000		0*
Ronald J. Macklin, Director	66		0*
Elliot H. Levine, Director	137		0*
Gary J. Fitlin, Chief Financial Officer and Treasurer	0		0*
Frederick C. Braun III, President and Chief Executive Officer	0		0*
All Directors and Executive Officers as a Group (Nine (9) Persons)	46,625		3.14	% (5)

*	Less than one percent of the total shares of outstanding stock.

(1)

Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

(2)	Consists of 2,277 shares held by Lamb & Barnosky, LLP Profit Sharing Plan, 11,923 shares held by the Paul L. Lamb, P.C. Defined Benefit Plan and 15,378 shares in an IRA account. Mr. Lamb is a Trustee of the Profit Sharing Plan and the Defined Benefit Plan.

(3)	Does not include his wife’s ownership of 4,125 shares, or 400 shares in a trust for two relatives for which he is the Trustee, in which he denies any beneficial interest.

(4)	Does not include his wife’s ownership of 7 shares, in which he denies any beneficial interest.

(5)	The percent of common stock is calculated on the basis of the number of shares outstanding, which is 1,482,680 as of November 4, 2014.

THE RIGHTS OFFERING

The following describes the rights offering in general and assumes, unless specifically provided otherwise, that you are a record holder of our common stock on the record date.  If you hold your shares in a brokerage account or through a dealer or other nominee, please also refer to “— Notice To Brokers and Nominees” below.

Before deciding whether to exercise your subscription rights, you should carefully read this prospectus, including the information set forth under the heading “Risk Factors”.

The Subscription Rights

We are distributing to holders of our common stock as of 5:00 p.m., New York City time, on [●], 2015, which is the record date for this rights offering, at no charge, non-transferable subscription rights to purchase shares of our common stock.  You will receive [●] subscription rights (rounded to the nearest whole number, with halves rounded down) for every two shares of our capital stock you owned as of 5:00 p.m., New York City time, on the record date.  The subscription rights will be evidenced by subscription rights certificates.  Subscription rights may be exercised at any time during the subscription period, which commences on [●], 2015, through the expiration date for the rights offering, which is 5:00 p.m., New York City time, on [●], 2015.  We are not requiring an overall minimum subscription to complete the rights offering. We have the option to extend the rights offering for a period not to exceed 30 days, although we do not presently intend to do so.  You are not required to exercise any of your subscription rights.  Any fractional rights resulting from the allocation process specified below will be rounded to the nearest whole number, with halves rounded down.

Basic Subscription Privilege

With your basic subscription privilege, for each subscription right, you may purchase one share of our common stock.  You will need to deliver the required documents and payment of the subscription price of $[●] per full share, prior to the expiration of the rights offering.  You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.  However, if you exercise less than your full basic subscription privilege, you will not be entitled to purchase shares pursuant to your over-subscription privilege.

Over-Subscription Privilege

If you exercise your basic subscription privilege in full, you will also have an over-subscription privilege to purchase shares that our other subscription rights holders do not purchase pursuant to their basic subscription privilege, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right.  The subscription price for shares purchased pursuant to the over-subscription privilege will be the same as the subscription price for the basic subscription privilege.

You may exercise your over-subscription privilege only if you exercise your basic subscription privilege in full.  To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privilege held by you in the same capacity.  For example, if you are granted subscription rights for shares of our common stock that you own individually and shares of our common stock that you own jointly with your spouse, you may exercise your over-subscription privilege with respect to the subscription rights you own individually, as long as you fully exercise your basic subscription privilege with respect to your individually-owned subscription rights.  You will not, however, be able to exercise the over-subscription privilege you own collectively with your spouse unless the basic subscription privilege collectively owned by you and your spouse is fully exercised.  You do not have to subscribe for any shares under the basic subscription privilege owned jointly with your spouse to exercise your individual over-subscription privilege.

When you complete the portion of your subscription rights certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege as to shares of our common stock that you hold in that capacity.  You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full.

If sufficient shares of common stock are available, we will seek to honor your over-subscription request in full.  If, however, over-subscription requests exceed the number of shares of common stock that remain available for sale in the rights offering, we will allocate the available shares of common stock pro rata among each shareholder properly exercising the over-subscription privilege.  “Pro rata” means in proportion to the number of shares of our common stock that you and the other shareholders have subscribed for under the over-subscription privilege, so that the number of shares that would be allocated to you would equal the number of shares you have subscribed for in your over-subscription request multiplied by a fraction, the numerator of which is the number of available shares and the denominator of which is the aggregate number of over-subscription shares requested by all shareholders.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering.  Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock available to you, assuming that no shareholder other than you has purchased any shares of our common stock pursuant to their basic subscription privilege and over-subscription privilege.

We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering.  We will not be able to satisfy your exercise of the over-subscription privilege if all of our shareholders exercise their basic subscription privileges in full, and we will only honor an over-subscription privilege to the extent sufficient shares of our common stock are available following the exercise of subscription rights under the basic subscription privileges.

●

To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

●

To the extent the shareholders properly exercise their over-subscription privileges for an aggregate amount of shares that is less than the number of the unsubscribed shares, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

We will deliver certificates representing shares of our common stock purchased with the over-subscription privilege as soon as practicable after the expiration of the rights offering.

If you are not allocated the full amount of shares for which you over-subscribe, you will receive a refund of the subscription price, without interest or penalty, that you delivered for those shares of our common stock that are not allocated to you.  The subscription agent will mail such refunds as soon as practicable after the completion of the offering.

Limitations on Subscription

If the over-subscription requests cause the aggregate subscription requests to exceed the number of shares available, we will allocate the available shares of common stock pro rata among the shareholders that properly exercise such privilege in proportion to the total number of shares requested by shareholders in the over-subscription privilege.

In no event may a shareholder exercise subscription and over-subscription privileges to the extent that any such exercise would result in the shareholder, without approval of our board of directors, owning 20% or more of our issued and outstanding common stock, the ownership limitation that would trigger the provisions of our shareholder rights plan, after giving effect to such shareholder’s purchase under the basic subscription privilege and the over-subscription privilege.

In addition, to ensure compliance with the so-called “5/50 rule” of the Internal Revenue Code, which generally prohibits five or fewer shareholders from owning in the aggregate in excess of 50% of the value of the shares of a REIT during the last half of any of the REIT’s taxable years (starting with the REIT’s second taxable year), subscription and over-subscription privileges will be subject to proportionate cutbacks to the extent that any such exercises would result in five or fewer shareholders owning in the aggregate in excess of 50% of the value of our shares.

Other than the 20% ownership limitation, the 5/50 rule limitation (both of which are described above) and any pro rata allocations described above that may be made based on the aggregate shares available for over-subscription privileges, there is no limit on the number of available shares that may be purchased pursuant to the exercise of the over-subscription privilege.

Subscription Price

Our board of directors determined the terms of the rights offering, including the subscription price. We cannot assure you that the market price for our common stock during the rights offering will be equal to or above the subscription price or that a subscribing owner of rights will be able to sell the shares of common stock purchased in the rights offering at a price equal to or greater than the subscription price. In determining the subscription price, our board of directors considered a number of factors, including:

●	subscription price discounts in similar rights offerings;
●	our need for additional capital, liquidity and financial flexibility to carry out the Plan of Liquidation in the best interests of our shareholders;
●	alternatives available for raising equity capital;
●

the size and timing of the rights offering and the price at which our shareholders might be willing to participate in a rights offering offered on a pro rata basis to all shareholders with an over-subscription privilege;

●	historical and current trading prices for our common stock; and
●	current economic and financial market conditions;

The subscription price was established by our board of directors at a price of $[●] per share.  We retained the investment banking firm of Coady Diemar Partners to provide financial advisory services to us in connection with the offering, including on the issue of the subscription price. The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or net worth or any other established criteria of value and may or may not be considered the fair value of our common stock at the time the rights offering was approved by our board of directors or during the rights offering period.  We cannot assure you that the trading price of our common stock will not decline during or after the rights offering.

We also cannot assure you that you will be able to sell shares of common stock purchased during the rights offering at a price equal to or greater than the subscription price.  We urge you to obtain a current quote for our common stock before exercising your subscription rights.  We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of the rights offering.  We are thinly traded which could indicate that the price paid for our common stock is not indicative of either its short term or long term value.

Expiration Time and Date; Amendments

The subscription rights will expire at 5:00 p.m., New York City time, on [●], 2015, unless we extend the subscription period.  We may extend the expiration of the rights offering for a period not to exceed 30 days by giving oral or written notice to the subscription agent prior to the expiration of the rights offering, although we do not presently intend to do so.  If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in this rights offering.

You must properly complete the enclosed subscription rights certificate and deliver it, along with the full subscription price (including any amounts in respect of your over-subscription privilege), to the subscription agent prior to 5:00 p.m., New York City time, on [●], 2015, unless the expiration date is extended.  After the expiration of the rights offering period, all unexercised subscription rights will be null and void.  We will not be obligated to honor any purported exercise of subscription rights which the subscription agent receives after the expiration of the offering, regardless of when you sent the documents regarding that exercise.  Any subscription payments for shares not allocated or validly purchased will be returned, without interest or penalty, as soon as practicable following the expiration date of the rights offering.

Our board of directors reserves the right, at its sole discretion, to amend or modify the terms of the rights offering.  The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering.  If we should make any fundamental changes to the terms set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer shareholders who have subscribed for shares the opportunity to cancel such subscriptions and issue a refund of any money advanced by such shareholders and recirculate an updated prospectus after the post-effective amendment is declared effective with the SEC.  The following are material terms that would allow you to be entitled to a refund of your money:

●	extension of the offering period beyond a total of 30 days;
●	change in the offering price;
●	change in the full aggregate subscription requirement; and
●	change in the use of proceeds.

In addition, upon such event, we may extend the expiration date of this rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation.  Promptly following any such occurrence, we will issue a press release announcing any changes with respect to this rights offering and the new expiration date.  Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering.  Such amendments or modifications may include a change in the subscription price although no such change is presently contemplated.

Reasons for the Rights Offering

Our board of directors believes that the rights offering will facilitate the vote of two-thirds of the outstanding shares needed under New York law to approve the proposed merger of Gyrodyne and GSD with and into Gyrodyne, LLC (the “Merger”). See, “Business – Strategic Process”. On June 5, 2014, Gyrodyne announced that a special meeting of Gyrodyne shareholders would be held on August 14, 2014 to authorize the Merger. Gyrodyne postponed the special meeting, first to August 27,2014 and then to December 5, 2014, to allow additional time for shareholders to vote on the Merger. Although the shares that were voted in these previous attempts to conduct the special meeting were overwhelmingly voted in favor of the Merger, not enough shares were voted to achieve the two-thirds of the outstanding shares vote requirement. Accordingly, on November 4, 2014, Gyrodyne announced a further postponement of the special meeting until the first half of 2015. Given the small size of holdings of many Gyrodyne shareholders and the nature of various holders, we believe many holders may not have paid enough attention to the Merger to exercise their right to vote. The board believes, however, that shareholders who would exercise their subscription rights in the rights offering may be more interested in the current structure of the Company and thus more likely to desire completion of the Merger. If all rights in the rights offering are exercised and all of the shares issuable upon exercise of the rights are sold in this offering, there will be [●]shares outstanding and holders of at least [●] shares will need to vote in favor of the Merger to satisfy the requirement that holders of two-thirds of the outstanding shares vote in favor of the Merger. There is no minimum number of shares, however, required to complete the rights offering. Gyrodyne intends to conduct the special meeting to authorize the Merger as soon as reasonably possible time after the consummation of the rights offering.

This prospectus is not to be considered material to solicit proxies or deemed an offer to sell the Gyrodyne, LLC equity interests (“Gyrodyne, LLC Shares”), which solicitation and offer will only be made through a definitive proxy statement/prospectus relating to the Merger and the issuance of the Gyrodyne, LLC Shares. Gyrodyne filed definitive proxy materials with the SEC on July 1, 2014 with respect to the Plan of Merger. If our board determines to try again to hold the special meeting to authorize the Plan of Merger, which is our current intention, Gyrodyne will solicit proxies through such definitive proxy statement or, if necessary, a post-effective amendment thereto.

We are also conducting the rights offering because it provides our shareholders the opportunity to participate in an offering of our shares on a pro rata basis and minimizes the dilution of their ownership interest in our Company. The proceeds of the rights offering will provide Gyrodyne with needed liquidity as we pursue an orderly liquidation of the properties currently owned by GSD and managed by Gyrodyne.

If we issue all shares available in the rights offering, the net proceeds, after deducting estimated offering expenses, will be approximately $5,050,000.  We estimate that the expenses of the rights offering will be approximately $510,050.

Although we believe that the rights offering will strengthen our strategic and financial condition, our board of directors is not making any recommendation as to whether you should exercise your subscription rights.

Effect of Rights Offering on Existing Shareholders

The ownership interests and voting interests of the existing shareholders that do not fully exercise their basic subscription privilege may be significantly diluted. For more information, see below under the heading “Shares of Common Stock Outstanding After the Rights Offering.”

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be canceled or modified except that you may cancel your subscription if we extend the rights offering period by more than 30 days or if we make a fundamental change to the terms set forth in this prospectus.  You may exercise your subscription rights in the manner set forth below.

Subscription by Registered Holders

If you hold certificates evidencing your shares of our common stock, the number of rights you may exercise pursuant to the basic subscription privilege will be indicated on the rights certificate delivered to you.  You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full subscription payment, to the subscription agent at the address set forth below under “— Subscription Agent,” prior to the expiration of the rights offering.

Subscription by Beneficial Owners

If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, you will not receive a rights certificate.  Instead, [●] subscription rights will be issued to the nominee record holder for each two shares of our common stock that you own at the record date.  If you are not contacted by your broker, dealer, custodian bank or other nominee, you should promptly contact your broker, dealer, custodian bank or other nominee in order to subscribe for shares of our common stock in the rights offering.

If your shares of our common stock are held in the name of a broker, dealer, custodian bank or other nominee, your nominee may exercise the subscription rights on your behalf in accordance with your instructions.  Your nominee may establish a deadline that may be before the 5:00 p.m., New York City time, [●], 2015 expiration date we have established for the rights offering.

Payment Method

As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent in connection with the rights offering must be made in full, in United States currency, in immediately available funds, by personal bank check payable to Computershare Trust Company, N.A., as subscription agent, f/b/o Gyrodyne Company of America, Inc., drawn upon a United States bank.

Wire transfers, money orders and bank drafts are not accepted.  Payment received after the expiration of the rights offering may not be honored, in which case the subscription agent will return your payment to you promptly, without interest or penalty.

You should read and follow the delivery and payment instructions accompanying the rights certificate.  DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO GYRODYNE COMPANY OF AMERICA, INC.  We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and other subscription documents and payment of the full subscription amount.  The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights.  If sent by mail, we recommend that you send subscription materials and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to the expiration of the rights offering.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or the subscription agent does not receive the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription rights with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent.  If your aggregate subscription price payment is greater than the amount you would owe for exercise of your basic subscription privilege in full, you will be deemed to have exercised your over-subscription privilege to purchase the maximum number of shares of our common stock that could be purchased with your over-payment.  If the subscription agent does not apply your full subscription price payment to your purchase of shares of our common stock, any excess subscription payment received by the subscription agent will be returned, without interest or penalty, as soon as practicable after the expiration date of the rights offering.

Conditions, Withdrawal and Termination

This offering is being conducted on a best-efforts basis and there is no minimum number of shares that we must sell or amount of proceeds that we must receive in order for us to close the offering. We reserve the right to withdraw the rights offering prior to the expiration of the rights offering for any reason. We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate, cancel or withdraw the rights offering, in whole or in part, we will issue a press release notifying the shareholders of such event, all affected subscription rights will expire without value, and all excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable following such termination, cancellation or withdrawal.

Subscription Agent

Computershare Trust Company, N.A. is acting as the subscription agent for the rights offering under an agreement with us.  The address to which subscription documents, rights certificates and subscription payments other than wire transfers, should be mailed or delivered is:

If Delivering by Hand or Overnight: Computershare Trust Company, N.A. Attn Corporate Actions Voluntary Offer 250 Royall Street Suite V Canton, MA 02021	By Mail: Computershare Trust Company, N.A. Attn Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011

We will pay the fees and expenses of Computershare Trust Company, N.A. We will also agree to indemnify Computershare Trust Company, N.A. against certain liabilities in connection with the rights offering.

You are solely responsible for completing delivery to the subscription agent of your subscription materials.  The subscription materials are to be received by the subscription agent on or prior to 5:00 p.m., New York City time, on [●], 2015.  We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.  If you deliver subscription documents or subscription rights certificates in a manner different than that described in this prospectus, then we may not honor the exercise of your subscription privilege.

Information Agent

We have appointed MacKenzie Partners, Inc. as information agent for the rights offering.  Any questions regarding our rights offering or requests for additional copies of documents may be directed to MacKenzie Partners, Inc. at 800-322-2885 (toll free) Monday through Friday (except bank holidays), between 7:00 a.m. and 7:00 p.m., New York City time, or by email at proxy@mackenziepartners.com.

Fees and Expenses

We will pay all fees charged by the subscription agent and the information agent.  You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.  Neither the subscription agent nor we will pay such expenses.

Fractional Shares of Common Stock

We will not issue fractional shares of common stock.  Any fractional rights resulting from the share allocation process specified below will be rounded to the nearest whole number, with halves rounded down.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

●	your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or
●	you are an eligible institution.

You can obtain a signature guarantee from a financial institution – such as a commercial bank, savings, bank, credit union or broker dealer – that participates in one of the Medallion signature guarantee programs. The three Medallion signature guarantee programs are the following:

●	Securities Transfer Agents Medallion Program (STAMP) whose participants include more than 7,000 U.S. and Canadian financial institutions.
●	Stock Exchanges Medallion Program (SEMP) whose participants include the regional stock exchange member firms and clearing and trust companies.
●	New York Stock Exchange Medallion Signature Program (MSP) whose participants include NYSE member firms.

If a financial institution is not a member of a recognized Medallion signature guarantee program, it would not be able to provide signature guarantees. Also, if you are not a customer of a participating financial institution, it is likely the financial institution will not guarantee your signature. Therefore, the best source of a Medallion Guarantee would be a bank, savings and loan association, brokerage firm, or credit union with whom you do business. The participating financial institution will use a Medallion imprint or stamp to guarantee the signature, indicating that the financial institution is a member of a Medallion signature guarantee program and is an acceptable signature guarantor.

Notice To Brokers and Nominees

If you are a broker, dealer, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights.  You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners.  If the beneficial owner so instructs, you should submit information and payment for shares.  We expect that the exercise of subscription rights on behalf of beneficial owners may be made through the facilities of the Depository Trust Company.  You may exercise individual or aggregate beneficial owner subscription rights by instructing the Depository Trust Company to transfer subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights exercised and the number of shares of common stock subscribed for under the basic subscription privilege and the over-subscription privilege, if any, and your full subscription payment.

Guaranteed Delivery Procedures

If you wish to exercise subscription rights, but you do not have sufficient time to deliver the rights certificate evidencing your subscription rights to the subscription agent prior to the expiration of the rights offering, you may exercise your subscription rights by the following guaranteed delivery procedures:

•

deliver to the subscription agent prior to the expiration of the rights offering the subscription payment for each share you elected to purchase pursuant to the exercise of subscription rights in the manner set forth above under “—Payment Method”;

•	deliver to the subscription agent prior to the expiration of the rights offering the form entitled “Notice of Guaranteed Delivery” and

•

deliver the properly completed rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signatures guaranteed, to the subscription agent within three (3) business days following the date you submit your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the “Form of Instructions for Use of Gyrodyne Company of America, Inc. Subscription Rights Certificates,” which will be distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution acceptable to the subscription agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.

In your Notice of Guaranteed Delivery, you must provide:

•	your name;

•

the number of subscription rights represented by your rights certificate, the number of shares of our common stock for which you are subscribing under your basic subscription privilege, and the number of shares of our common stock for which you are subscribing under your over-subscription privilege, if any; and

•

your guarantee that you will deliver to the subscription agent a rights certificate evidencing the subscription rights you are exercising within three (3) business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your rights certificate at the address set forth above under “—Subscription Agent.”

The information agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. You should call MacKenzie Partners, Inc. at (800) 322-2885 (toll free) or email at proxy@mackenziepartners.com to request additional copies of the form of Notice of Guaranteed Delivery.

Questions About Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document, or the Instructions For Use of Gyrodyne Company of America, Inc.  Subscription Rights Certificates, you should contact the information agent, MacKenzie Partners, Inc. at (800) 322-2885 (toll free) or email at proxy@mackenziepartners.com.

Non-Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone else.  The subscription rights will not be listed for trading on the NASDAQ Capital Market or any other stock exchange or market or on the OTC Bulletin Board.  We expect that the shares of common stock issuable upon exercise of the subscription rights will be listed on the NASDAQ Capital Market under the ticker symbol “GYRO”.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. In resolving all such questions, our subscription agent will review the relevant facts, consult with our legal advisors and may request input from the relevant parties.  Our determination will be final and binding.  Once made, subscriptions and directions are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors, and we will not accept any alternative, conditional or contingent subscriptions or directions.  However, if we make a fundamental change to the terms of the rights offering or extend the rights offering period by more than 30 days, you may cancel your subscription and receive a refund of any money you have advanced.  We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful.  You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion.  Neither we nor the subscription agent shall be under any duty to notify you or your representative of defects in your subscriptions.  A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the subscription agent.  Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

The subscription agent will hold funds received in payment for shares of the common stock in a segregated account pending completion of the rights offering.  The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled.  If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty, as soon as practicable.  In addition, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable, if subscribers decide to cancel their subscription rights in the event that we extend the rights offering for a period of more than 30 days after the expiration date or if there is a fundamental change to the rights offering.

Delivery of Shares of Common Stock Acquired in the Rights Offering

If you purchase shares in the rights offering by submitting a rights certificate and payment, we will mail you a stock certificate evidencing the new shares purchased as soon as practicable after the completion of the rights offering.  One stock certificate will be generated for each shareholder subscribing for shares in the rights offering.  Until your stock certificate is received, you may not be able to sell the shares of common stock acquired in the rights offering.  If, as of the record date, your shares were held by a custodian bank, broker, dealer or other nominee, and you participate in the rights offering, you will not receive stock certificates for your new shares.  Your custodian bank, broker, dealer or other nominee will be credited with the shares of common stock you purchase in the rights offering as soon as practicable after the completion of the rights offering.  In either case, the shares will be delivered following the completion of any pro-rations as may be necessary in the event subscription requests exceed the number of shares available as described herein.

Rights of Subscribers

You will have no rights as a shareholder of our common stock issuable under the rights offering, until your account, or your account at your broker, custodian bank or other nominee, is credited with the shares of our common stock purchased in the rights offering.  You will have no right to revoke your subscriptions after you deliver your completed subscription rights certificate, payment and any other required documents to the subscription agent.

Foreign Shareholders

We will not mail this prospectus or rights certificates to shareholders whose addresses are outside the United States or who have a U.S. military post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign shareholders must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the Expiration Date of the Rights Offering and demonstrate to the satisfaction of the Company that the exercise of such subscription rights does not violate the laws of the jurisdiction of such shareholder.

No Revocation or Change

Once you submit the form of subscription rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid.  All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable, or even in the event we extend the rights offering.  However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced.  You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of common stock offered pursuant to this rights offering.

Regulatory Limitation

We will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control the shares and if, at the time the rights offering expires, you have not obtained this clearance or approval.

U.S. Federal Income Tax Treatment of Subscription Rights Distribution

Based upon discussions with our advisors, we believe that our distribution of the subscription rights to our shareholders and our shareholders’ exercise of these subscription rights to purchase shares of common stock should generally not be taxable.  YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE RECEIPT OF SUBSCRIPTION RIGHTS IN THIS OFFERING AND THE OWNERSHIP, EXERCISE AND DISPOSITION OF THE SUBSCRIPTION RIGHTS APPLICABLE TO YOUR OWN PARTICULAR TAX SITUATION.

No Recommendation to Subscription Rights Holders

Our board of directors is making no recommendations regarding your exercise of the subscription rights.  You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering.  See “Risk Factors” in this prospectus.

Listing

The subscription rights may not be sold, transferred or assigned to anyone else and will not be listed on the NASDAQ Capital Market or any other stock exchange or market or on the OTC Bulletin Board.  The shares of common stock issuable upon exercise of the subscription rights will be listed on the NASDAQ Capital Market under the symbol “GYRO” and we intend to apply for listing of the shares of common stock issued in the rights offering.

Shares of Common Stock Outstanding After the Rights Offering

As of [●], 2015, there were 1,482,680 shares of our common stock outstanding. Assuming we issue all [●] shares of common stock in the rights offering, the number of shares of common stock we would have outstanding following the rights offering will be [●]. However, there is no minimum number of shares that we must sell in order for us to close the offering.

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription privileges in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the rights offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section describes the material U.S. federal income tax consequences, as of the date of this prospectus, to U.S. holders (as defined below) of the receipt and exercise (or expiration) of the subscription rights acquired through the rights offering.

This section applies to you only if you are a U.S. holder (as defined below), acquire your subscription rights in the rights offering and hold your shares of common stock as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This section does not apply to you if you are not a U.S. holder or if you are a member of a special class of holders subject to special rules, including, without limitation, financial institutions, regulated investment companies, real estate investment trusts, holders who are dealers in securities or foreign currency, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations, insurance companies, persons liable for alternative minimum tax, holders who hold common stock as part of a hedge, straddle, conversion, constructive sale or other integrated security transaction, holders whose functional currency is not the U.S. dollar, or holders who received our common stock on which the subscription rights are distributed in satisfaction of our indebtedness.

This section is based upon the Code, the Treasury Regulations promulgated thereunder, legislative history, judicial authority and published rulings, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the IRS, so as to result in U.S. federal income tax consequences different from those discussed below. The discussion that follows neither binds nor precludes the IRS from adopting a position contrary to that expressed in this prospectus, and we cannot assure you that such a contrary position could not be asserted successfully by the IRS or adopted by a court if the position was litigated. We have not sought, and will not seek, a ruling from the IRS regarding the rights offering. This section does not address any tax consequences under foreign, state, or local tax laws.

You are a U.S. holder if you are a beneficial owner of subscription rights or common stock and you are:

•

An individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence test under section 7701(b) of the Code,

•

A corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United Sates, any state thereof or the District of Columbia,

•	An estate whose income is subject to U.S. federal income tax regardless of its source, or
•

A trust (a) if a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its tax advisor as to the U.S. federal income tax consequences of receiving and exercising the subscription rights.

EACH HOLDER OF OUR COMMON STOCK IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS OF THE RECEIPT AND EXERCISE OF SUBSCRIPTION RIGHTS.

Receipt, Exercise and Expiration of the Subscription Rights; Tax Basis and Holding Period of Shares Received upon Exercise of the Subscription Rights

Receipt of the Subscription Rights

You should not recognize taxable income for U.S. federal income tax purposes in connection with the receipt of subscription rights in the rights offering. Except as provided in the following sentence, a stockholder's tax basis in the subscription rights will be zero. However, a stockholder's aggregate tax basis in its shares of our common stock will be allocated between such shares of our common stock and the subscription rights received in the rights offering in proportion to their respective fair market values on the date of the rights offering if either (i) the fair market value of the subscription rights received by the stockholder is equal to at least 15% of the fair market value of the shares of our common stock with respect to which such subscription rights are received, or (ii) the stockholder elects, on its U.S. federal income tax return for the taxable year in which the rights offering occurs, to allocate a portion of its tax basis in its shares of our common stock to the subscription rights received in the rights offering.

Exercise of the Subscription Rights

You will not recognize any gain or loss upon the exercise of subscription rights received in the rights offering, and the tax basis of the shares of our common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the shares and your tax basis, if any, in the subscription rights. The holding period for the shares of our common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

Expiration of the Subscription Rights

You generally will not recognize any gain or loss upon the expiration of the subscription rights. If you have tax basis in the subscription rights and you allow the subscription rights to expire, the tax basis of our common stock owned by you with respect to which such subscription rights were distributed will be restored to the tax basis of such common stock immediately before the receipt of the subscription rights in the rights offering.

The discussion above relating to the U.S. federal income tax consequences of this rights offering assumes that the rights offering is not part of a “disproportionate distribution” within the meaning of Section 305 of the Code. A disproportionate distribution is a distribution or series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders or holders of debt instruments convertible into stock (including interest payments to the holders of the debt) and an increase in the proportionate interest of other stockholders in a company's assets or earnings and profits. We believe and intend to take the position, and the preceding discussion assumes, that the rights offering is not part of a disproportionate distribution.

MARKET PRICE AND DIVIDEND DATA

Markets and Historical Market Prices for Gyrodyne Common Stock

Gyrodyne common stock is traded under the symbol “GYRO” on NASDAQ Capital Market. On September 13, 2013, the last trading day completed prior to announcement of the Plan of Liquidation, the closing price per share of Gyrodyne common stock was $71.03. Since such date, Gyrodyne distributed $45.86 in cash per share and made in-kind dividends of $20.70 per share in GSD Interests, $10.89 per share in non-transferrable uncertificated interests in a dividend note and accrued interest thereon and $0.46 per share in non-transferrable uncertificated interests in a second dividend note. On [●], 2015, the most recent trading day for which prices were available, the closing price per share of Gyrodyne common stock was $[●].

The following table presents the reported high and low sale prices of Gyrodyne common stock on NASDAQ for the periods presented. You should obtain a current stock price quotation for Gyrodyne common stock. The historical trading prices of Gyrodyne common stock are not necessarily indicative of the future trading prices of Gyrodyne common stock because, among other things, the current stock price of Gyrodyne common stock does not necessarily take into account the proposed transactions described in this proxy statement/prospectus, including the changes in Gyrodyne’s form of organization to a limited liability company structure as a result of the Merger.

Quarter Ended Fiscal 2014	Low	High
March 31, 2014	$6.00	$12.75
June 30, 2014	$4.97	$6.13
September 30, 2014	$4.62	$5.58
December 31, 2014	$3.95	$5.27

Quarter Ended Fiscal 2013	Low	High
March 31, 2013	$71.36	$76.00
June 30, 2013	$69.01	$74.10
September 30, 2013	$69.29	$80.04
December 31, 2013	$12.43	$77.48

The following table shows information with respect to all distributions made by Gyrodyne to its shareholders since November 2005, the time of the taking by New York State of 245.5 acres of our Flowerfield property.  The values indicated for the non-cash distributions (GSD Interests and interests in notes) are stated values as of the time of the respective distributions made in good faith by the board. There can be no assurance that such values represent actual market values or that any shareholders could realize those values now or at any time in the future.

Ex-Div. Date/ Interest Payment Date	Distributions per Share	Consideration
3/22/2007	$4.00	Cash Dividend
12/17/2012	$38.30	Cash Dividend
12/27/2013	$10.89	Interests in Dividend Note
12/31/2013	$66.56	$45.86 cash, $20.70 in GSD Interests
6/16/2014	$0.20	Interests in PIK Note
9/24/2014	$0.46	Interests in Dividend Note
12/15/2014	$0.27	Interests in PIK Note

Total Distributions per Share	$120.68

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to our certificate of incorporation, our by-laws, our shareholder rights plan and applicable provisions of New York law.  We have filed our certificate of incorporation and by-laws as exhibits to the registration statement of which this prospectus is a part.  See “Where You Can Find More Information.”

General

Our certificate of incorporation provides that we may issue up to 4,000,000 shares of common stock, $1.00 par value per share.  As of the date of this prospectus, we have 1,723,888 shares of common stock issued, and 1,482,680 shares outstanding.

Voting Rights of Common Stock

Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors, and the holders of such common stock possess the exclusive voting power.  There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding common stock, voting as a single class, can elect all of the directors and the holders of the remaining stock are not able to elect any directors.

Distributions, Liquidation and Other Rights

Holders of our common stock are entitled to receive distributions when authorized by our board of directors and declared by us out of assets legally available for the payment of distributions.  They also are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities.

Other than the subscription rights offered in this offering and the share purchase rights described under “Shareholder Rights Plan” below, holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities.  All holders of common stock will have equal distribution, liquidation and other rights.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year.  Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).  In addition, we cannot receive significant amounts of rental income from tenants that are related to us, directly or constructively, through ownership.

Antitakeover Provisions

Section 912 of the New York Business Corporation Law (the “Business Corporation Law”) restricts certain business combinations.  The statute prohibits certain New York corporations from engaging in a merger or other business combination with a holder of 20% or more of the corporation’s outstanding voting stock (“interested shareholder”) for a period of five years following the date the holder first became an interested shareholder unless the merger or other business combination, or the acquisition of the stock, is approved by the corporation’s board of directors prior to the date of the stock acquisition.  The statute also prohibits consummation of such a merger or other business combination at any time unless the transaction has been approved by the corporation’s board of directors or by a majority of the outstanding voting stock not beneficially owned by the interested shareholder or certain “fair price” conditions have been met.

The provisions of Section 912 of the Business Corporation Law apply if and for so long as a New York corporation has a class of securities registered under Section 12 of the Exchange Act.  We have not elected to opt out of these provisions of the Business Corporation Law.

In addition, Article 16 of the Business Corporation Law requires that any offeror making a takeover bid for a New York corporation file with the New York Attorney General, as soon as practicable on the date of commencement of the takeover bid, a registration statement containing specified details regarding the proposed takeover.  The Business Corporation Law also contains provisions permitting directors in taking action (including taking action relating to a change in control) to consider employees, retirees, customers, creditors and the community, and preventing New York corporations from paying “greenmail” without a shareholder vote.  These statutory provisions may have the effect of delaying, deterring or preventing a future takeover or change in control of Gyrodyne, unless such takeover or change in control is approved by our board of directors.

Shareholder Rights Plan

Our shareholder rights plan is designed to protect us and our shareholders from hostile takeovers, but may delay or make it more difficult for someone to acquire us without the approval of our board, thus possibly limiting our shareholders’ ability to obtain a premium for their shares.  On August 10, 2004, our board of directors declared a dividend distribution of one share purchase right for each outstanding share of our common stock held by shareholders of record on August 27, 2004.  Each share purchase right entitles the registered holder to purchase from us one share of common stock at an exercise price of $75.00 per share.  The description and terms of the share purchase rights are set forth in a Rights Agreement, dated as of August 10, 2004, between us and Computershare Trust Company, N.A. (as successor to Registrar and Transfer Company), as Rights Agent.

In the event that any person or group, without our board’s approval, acquires (or announces or commences a tender offer to acquire) 20% or more of our common stock, then each holder of a share purchase right (other than such person or group) shall thereafter have the right to receive upon exercise of such share purchase right and payment of an exercise price of $75.00 shares of our common stock having a value equal to twice the exercise price.  Also, if Gyrodyne is acquired in a merger or sells more than 50% of its assets or earning power at any time after a person or group acquires 20% or more of our common stock without board approval, each share purchase right will entitle its holder (other than the acquiring person or group) to purchase shares of common stock of the acquiring company having a market value of twice the exercise price.  If any person or group acquires at least 20%, but less than 50% of our common stock, the board may, at its option, exchange one share of common stock for each share purchase right (other than share purchase rights held by such person or group).

The share purchase rights may be redeemed by our board of directors for $0.005 per share purchase right. On August 8, 2014, we extended the expiration date of the shareholder rights plan from August 11, 2014 to August 11, 2015.

For as long as the share purchase rights are then redeemable, we may amend the share purchase rights in any manner, including an amendment to extend the time period in which the share purchase rights may be redeemed.  At any time when the share purchase rights are not then redeemable, we may amend the share purchase rights in any manner that does not materially adversely affect the interests of holders of the share purchase rights as such.

Until a share purchase right is exercised, the holder, as such, will have no rights as a shareholder of Gyrodyne, including, without limitation, the right to vote or to receive dividends.

Anti-Takeover Provisions of our Certificate of Incorporation and By-Laws

General

The provisions of our certificate of incorporation and by-laws described in this section may delay or make it more difficult for someone to acquire us without the approval of our board.  These provisions could have the effect of discouraging third parties from making acquisition proposals, although such proposals, if made, might be considered desirable by a majority of our shareholders.  These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board.

Classified Board of Directors

Our certificate of incorporation and by-laws provide for our board to be divided into three classes of directors serving staggered three-year terms.  As a result, approximately one-third of our board will be elected each year.

We believe a classified board will help to assure the continuity and stability of our board, and our business strategies and policies as determined by our board, because a majority of the directors at any given time will have prior experience as our directors.  This provision should also help to ensure that our board, if confronted with an unsolicited proposal from a third party that has acquired a block of our voting stock, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all shareholders.

This provision could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of our board until the second annual shareholders’ meeting following the date the acquiror obtains the controlling stock interest, could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of us and could thus increase the likelihood that incumbent directors will retain their positions.

Number of Directors; Removal; Vacancies

Our certificate of incorporation and by-laws provide that the number of directors shall not be less than 3 nor more than 19.  The by-laws also provide that our board shall have the right, in its discretion, to fill vacancies, including vacancies created by expansion of our board.  Furthermore, directors may be removed by shareholders only for cause and only by majority of the shares present in person or represented by proxy at the meeting and entitled to vote.

These provisions, in conjunction with the provision of the by-laws authorizing our board to fill vacant directorships, could prevent shareholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

Advance Notice for Raising Business or Making Nominations at Meetings

Our by-laws establish an advance notice procedure with regard to shareholder proposals and nominations of individuals for election to the board of directors.  In general, notice of a shareholder proposal or a director nomination for an annual meeting must be delivered to us at our executive offices not less than 120 days nor more than 150 days before the date of the anniversary of the last annual shareholders’ meeting (there are special rules if the current year’s meeting date is held more than 30 days before, or more than 60 days after, the anniversary date of the prior year’s meeting date) and must contain specified information and conform to certain requirements, as set forth in our by-laws.  If the chair at any shareholders’ meeting determines that a shareholder proposal or director nomination was not made in accordance with the by-laws, we may disregard such proposal or nomination.

The notice of any shareholder nomination for election as a director must set forth information as to the shareholder making the nomination and the nominee.  Among the information required of the nominee is (i) his or her name, age, business address and residence address, (ii) his or her principal occupation or employment, (iii) the number of shares of capital stock owned of record or beneficially, and (iv) such other information concerning the nominee as would be required to be disclosed in a proxy statement soliciting the proxies for the election of such nominee as a director in an election contest or that is otherwise required to be disclosed under the rules of the SEC.  The nominee must also complete a questionnaire with respect to his or her background and qualification.  Included in the questionnaire are certain representations and agreements related to the nominee’s service as a director.

The NASDAQ Capital Market

Our common stock is listed on the NASDAQ Capital Market under the symbol “GYRO.”

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

PLAN OF DISTRIBUTION

We are distributing, at no charge to our shareholders, non-transferable subscription rights to purchase an aggregate of [●] shares of common stock at a price of $[●] per whole share. This rights offering is being conducted on a best-efforts basis and there is no minimum number of shares that we must sell or amount of proceeds that we must receive in order for us to close the offering.

On or about [●], 2015, we will distribute the subscription rights and copies of this prospectus to individuals who owned shares of common stock of record as of 5:00 p.m., New York City time, on [●], 2015, the record date for the rights offering.  If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription rights certificate and return it with payment for the shares, to the subscription agent, Computershare Trust Company, N.A., at the following address:

If Delivering by Hand or Overnight: Computershare Trust Company, N.A. Attn Corporate Actions Voluntary Offer 250 Royall Street Suite V Canton, MA 02021	By Mail: Computershare Trust Company, N.A. Attn Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011

The subscription agent will hold funds received in payment for the shares in the rights offering in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned, without interest or deduction, promptly.

We have agreed to pay the subscription agent and information agent customary fees plus certain expenses in connection with the rights offering.  We have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of subscription rights.  Except as described in this section, we are not paying any other commissions, underwriting fees or discounts in connection with the rights offering.  Some of our employees may solicit responses from you as a holder of subscription rights, but we will not pay our employees any commissions or compensation for these services other than their normal employment compensation.  We estimate that our total expenses in connection with the rights offering will be approximately $510,050.

If you have any questions, you should contact the information agent, Mackenzie Partners, Inc., at (800) 322-2885 (toll free) or by email at proxy@mackenziepartners.com.  The subscription rights will not be listed on the NASDAQ Capital Market or any other stock exchange or market or on the OTC Bulletin Board.  The shares of common stock issuable upon exercise of the subscription rights we expect will be listed on the NASDAQ Capital Market under the symbol “GYRO.”

DISCLOSURE OF COMMISSION POSITION

ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation and by-laws contain provisions indemnifying our directors and officers to the fullest extent permitted by New York law. In addition, and as permitted by New York law, our certificate of incorporation provides that no director will be liable to us or our shareholders for monetary damages for breach of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our shareholders in derivative suits to recover monetary damages against a director for breach of certain fiduciary duties as a director, except that a director will be personally liable for:

●	any breach of his or her duty of loyalty to us or our shareholders;

●	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

●	the payment of an improper dividend or an improper repurchase of our stock in violation of New York law or in violation of federal or state securities laws; or

●	any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street N.E., Washington DC, 20549.  You can obtain information about the operations of the SEC Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.  General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and amendments to those reports, is available free of charge through our website at http://www.gyrodyne.com as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC.  Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

This prospectus does not contain all of the information included in the registration statement.  We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC.  For further information, we refer you to the registration statement, including its exhibits and schedules, which may be found at the SEC’s website at http://www.sec.gov.  Statements contained in this prospectus about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete.  Please refer to the actual exhibit for a more complete description of the matters involved.

We have appointed Mackenzie Partners, Inc. as information agent for the rights offering.  Any questions regarding the rights offering or requests for additional copies of documents may be directed to MacKenzie Partners, Inc. at (800) 322-2885 (toll free) Monday through Friday (except bank holidays), between 7:00 a.m. and 7:00 p.m., New York City time, or by email at proxy@mackenziepartners.com .

LEGAL MATTERS

The validity of the subscription rights and the shares of common stock offered by this prospectus have been passed upon for us by Farrell Fritz, P.C.

EXPERTS

The consolidated financial statements of Gyrodyne Company of America, Inc. and subsidiaries as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and effectiveness of internal control over financial reporting as of December 31, 2013 included in this prospectus and in the related registration statement, have been audited by Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm. As indicated in their report with respect thereto, these consolidated financial statements are included in this prospectus in reliance upon the authority of such firm as experts in auditing and accounting, with respect to such report.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.          Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses to be paid by the registrant in connection with the sale of the securities being registered. All amounts shown are estimates except for the Securities and Exchange Commission (the “SEC”) registration fee.

SEC Registration Fee	$646
NASDAQ Filing Fee	$21,740
Accounting Fees and Expenses	$31,000
Legal Fees and Expenses	$300,000
Financial Advisory	$90,000
Printing Expenses	$15,000
Proxy Solicitor	$25,000
Miscellaneous	$26,664
Total	$510,050

Item 14.         Indemnification of Directors and Officers

As permitted by the New York Business Corporation Law, the Certificate of Incorporation and bylaws of the Company contain provisions that indemnify its directors and officers to the full extent permitted by New York law and eliminate the personal liability of its directors and officers for monetary damages to the Company or its shareholders for breach of their fiduciary duties. These provisions do not limit or eliminate the rights of the Company or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his role as a director or officer and do not relieve a director or officer from liability if he engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

In addition, the Certificate of Incorporation of the Company provides for the indemnification of both directors and officers for expenses that they incur in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. This right of indemnification extends to judgments or penalties assessed against them. The Company has limited its exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage.

The rights of indemnification provided in the Certificate of Incorporation of the Company are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors and officers, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.         Recent Sales of Unregistered Securities

None.

Item 16.         Exhibits.

    (a) Exhibits. The following documents are filed as exhibits hereto:

Exhibit No.	Description

2.1	Amended and Restated Agreement and Plan of Merger dated October 15, 2013 (Incorporated herein by reference to Form 8-K, filed with the Securities and Exchange Commission on December 27, 2013)

2.2

Plan of Liquidation and Dissolution of Gyrodyne Corporation of America, Inc. dated September 12, 2013 (Incorporation herein by reference to Form 8-K, filed with the Securities and Exchange Commission on September 16, 2013)

3.1

Certificate of Incorporation of Gyrodyne Company of America, Inc., as amended (Incorporated herein by reference to the Annual Report on Form 10-KSB/A, filed with the Securities and Exchange Commission on September 5, 2001)

3.2	Bylaws of Gyrodyne Company of America, Inc., as amended (Incorporated herein by reference to Form 8-K, filed with the Securities and Exchange Commission on June 18, 2008)

4.1

Form of Stock Certificate of Gyrodyne Company of America, Inc. (Incorporated herein by reference to the Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 13, 2008)

4.2

Rights Agreement, dated as of August 10, 2004, by and between Gyrodyne Company of America, Inc. and Registrar and Transfer Company (Incorporated herein by reference to Form 8-K, filed with the Securities and Exchange Commission on August 13, 2004)

4.3

Amendment No. 1 dated August 8, 2014 to Rights Agreement dated August 10, 2004, between Gyrodyne Company of America, Inc. and Registrar and Transfer Company (Incorporation herein by reference to Form 8-K, filed with the Securities and Exchange Commission on August 11, 2014)

4.4	Form of Dividend Note (Incorporated herein by reference to Form 8-K, filed with the Securities and Exchange Commission on December 27, 2013)

4.5	Form of Subscription Rights Certificate[1]

4.6	Form of Subscription Agent Agreement[1]

4.7	Form of Instructions for Use of Subscription Rights Certificate[1]

5.1	Opinion of Farrell Fritz, P.C.[1]

1 To be filed by amendment.

10.1	Amended and Restated Incentive Compensation Plan, dated as of February 2, 2008 (Incorporated herein by reference to Form 8-K, filed with the Securities and Exchange Commission on February 8, 2010)

10.2	Retention Bonus Plan (Incorporated herein by reference to 10-Q, filed with the Securities and Exchange Commission on November 5, 2014)

10.3	Employment Agreement with Fredrick C. Braun III, dated May 15, 2013[2]

10.4	Employment Agreement with Gary J. Fitlin, dated May 15, 2013[2]

10.5	Employment Agreement with Peter Pitsiokos dated May 8, 2014 (Incorporated herein by reference to the Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 12, 2014)

10.6

Management Services Agreement, dated December 24, 2014 by and between Gyrodyne Company of America, Inc. and Gyrodyne Special Distribution, LLC (Incorporated herein by reference to Form 8-K, filed with the Securities and Exchange Commission on December 30, 2014)

10.7

Amended and Restated Limited Liability Company Agreement of Gyrodyne Special Distribution, LLC (Incorporated herein by reference to Form 8-K, filed with the Securities and Exchange Commission on December 27, 2013)

21.1	Subsidiaries of Gyrodyne Company of America, Inc.

23.1	Consent of Farrell Fritz, P.C. (included in Exhibit 5.1)

23.2	Consent of Baker Tilly Virchow Krause, LLP, independent registered accounting firm

24.1	Power of Attorney (included in signature page hereto)

99.1	Form of Instructions for Use of Subscription Rights Certificate[1]

99.2	Forms of Notice of Guaranteed Delivery[1]

99.3	Form of Letter to Record Holders of Common Stock[1]

99.4	Form of Letter to Beneficial Holders of Common Stock[1]

99.5	Form of Letter to Clients[1]

99.6	Form of Beneficial Owner Election Form[1]

99.7	Form of Nominee Holder Certification[1]

99.8	Form of Notice of Important Tax Information[1]

101.INS**	XBRL Instance

101.SCH**	XBRL Taxonomy Extension Schema

101.CAL**	XBRL Taxonomy Extension Calculation

101.DEF**	XBRL Taxonomy Extension Definition

101.LAB**	XBRL Taxonomy Extension Labels

101.PRE**	XBRL Taxonomy Extension Presentation

** XBRL

information is furnished and not filed or a part of a registration statement or prospectus for purposes of sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

1 To be filed by amendment.

2 Incorporated herein by reference to Form 8-K, filed with the Securities and Exchange Commission on May 17, 2013.

(b)(1)     Financial Statements.

        Included in this Registration Statement on Form S-1:

Years ended December 31, 2013, 2012 and 2011:
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2013 and 2012	F-3
Consolidated Statements of Operations for the years ended December 31, 2013, 2012 and 2011	F-4
Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2013, 2012 and 2011	F-5
Consolidated Statements of Stockholder’s Equity for the years ended December 31, 2013, 2012 and 2011	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2013, 2012 and 2011	F-7
Notes to the Consolidated Financial Statements	F-8-F31

Quarter ended September 30, 2014:
Condensed Consolidated Balance Sheets as of September 30, 2014 (unaudited) and December 31, 2013	F-32
Condensed Consolidated Statements of Operations for the nine and three months ended September 30, 2014 and 2013 (unaudited)	F-33
Condensed Consolidated Statements of Comprehensive Income (Loss) for the nine and three months ended September 30, 2014 and 2013 (unaudited)	F-34
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2014 and 2013 (unaudited)	F-35
Notes to Condensed Consolidated Financial Statements	F-36-F-55

Unaudited Pro Forma Consolidated Financial Statements for the years ended December 31, 2013, 2012 and 2011

Unaudited Pro Forma Consolidated Balance Sheets as of December 31, 2013 and 2012	F-57-F-58
Unaudited Pro Forma Consolidated Statements of Operations for the years ended December 31, 2013, 2012 and 2011	F-59-F-61
Notes to the Unaudited Pro Forma Consolidated Financial Statements	F-62

(b)(2)     Financial Statement Schedules

        All schedules have been omitted because they are not applicable, not material or the required information is set forth in the financial statements or notes thereto.

Item 17.       Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, superseded or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) To supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer and the terms of any subsequent reoffering thereof. If any public offering is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(8) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to rule 424(b)(1), or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(9) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Suffolk, State of New York, on March 6, 2015.

GYRODYNE COMPANY OF AMERICA, INC.

By:	/s/ Frederick C. Braun III
Frederick C. Braun III
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Frederick C. Braun III	President and Chief Executive Officer	March 6, 2015
Frederick C. Braun III	(Principal Executive Officer)

/s/ Gary Fitlin	Chief Financial Officer and Treasurer	March 6, 2015
Gary Fitlin	(Principal Financial and Accounting Officer)

/s/ Paul L. Lamb	Director and Chairman of the Board	March 6, 2015
Paul L. Lamb

/s/ Elliot H. Levine	Director	March 6, 2015
Elliot H. Levine

/s/ Ronald J. Macklin	Director	March 6, 2015
Ronald J. Macklin

/s/ Philip F. Palmedo	Director	March 6, 2015
Philip F. Palmedo

/s/ Nader G. M. Salour	Director	March 6, 2015
Nader G. M. Salour

/s/ Richard B. Smith	Director	March 6, 2015
Richard B. Smith

INDEX TO FINANCIAL STATEMENTS

Gyrodyne Company of America, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders, Audit Committee and Board of Directors

Gyrodyne Company of America, Inc. and Subsidiaries

St. James, New York

We have audited the accompanying consolidated balance sheets of Gyrodyne Company of America, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for the years ended December 31, 2013, 2012, and 2011. We also have audited Gyrodyne Company of America, Inc. and Subsidiaries internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall consolidated financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gyrodyne Company of America, Inc. and Subsidiaries as of December 31, 2013 and 2012 and the results of their operations and cash flows for the years ended December 31, 2013, 2012 and 2011, in conformity with U.S. generally accepted accounting principles. Also in our opinion, Gyrodyne Company of America, Inc. and Subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ Baker Tilly Virchow Krause, LLP

Melville, New York

March 24, 2014

GYRODYNE COMPANY OF AMERICA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets	December 31,
	2013	2012

Assets

Real Estate:
Rental property:
Land	$4,621,293	$5,163,093
Building and improvements	32,626,185	33,307,858
Machinery and equipment	344,733	343,272
	37,592,211	38,814,223
Less Accumulated Depreciation	7,234,846	6,281,121
	30,357,365	32,533,102
Land held for development:
Land	558,466	558,466
Land development costs	1,823,847	1,715,846
	2,382,313	2,274,312
Total Real Estate, net	32,739,678	34,807,414

Cash and Cash Equivalents	13,048,827	94,164,722
Investment in Marketable Securities	3,380,864	4,516,472
Rent Receivable, net of allowance for doubtful accounts of $74,000 and $67,000, respectively	95,829	142,478
Deferred Rent Receivable	215,709	225,432
Prepaid Expenses and Other Assets	892,074	662,481
Prepaid Pension Costs	608,807	-
Total Assets(a)	$50,981,788	$134,518,999

Liabilities and Equity

Liabilities:
Accounts payable	$1,710,257	$486,887
Accrued liabilities	3,246,403	277,982
Deferred rent liability	93,922	52,351
Tenant security deposits payable	474,111	463,706
Mortgage loans payable	-	5,013,415
Deferred income taxes	1,315,000	62,964,000
Pension costs	-	492,656
Dividend notes payable	16,144,614	-
Total Liabilities(a)	22,984,307	69,750,997

Commitments and Contingencies

Equity:
Common stock, $1 par value; authorized 4,000,000 shares; 1,723,888 shares issued; 1,482,680 shares outstanding	1,723,888	1,723,888
Additional paid-in capital	17,753,505	17,753,505
Accumulated other comprehensive income	118,789	(1,195,803)
(Deficit) retained earnings	(8,693,390)	48,024,109
	10,902,792	66,305,699
Less: Cost of 241,208 Shares of Common Stock Held in Treasury	(1,537,697)	(1,537,697)
Total Gyrodyne stockholders' equity	9,365,095	64,768,002
Non-controlling interest in GSD, LLC	18,632,386	-
Total Equity	27,997,481	64,768,002
Total Liabilities and Equity	$50,981,788	$134,518,999

(a) Our consolidated assets at December 31, 2013 include total assets of $32,955,387 of a variable interest entity (VIE) that can only be used to settle liabilities of that VIE. These assets include real estate of $32,739,678 and deferred rents of $215,709. Our consolidated liabilities at December 31, 2013 include $474,111 of tenant security deposits. The VIE also has mortgages payable to a wholly-owned subsidiary of Gyrodyne which amount to $13,840,889 and are eliminated in consolidation.

See notes to consolidated financial statements.

Consolidated Statements of Operations	Years Ended December 31,
	2013	2012	2011

Revenues
Rental income	$4,487,083	$4,448,402	$4,886,823
Rental income - tenant reimbursements	542,886	540,706	632,881
Total Rental income	5,029,969	4,989,108	5,519,704

Expenses
Rental expenses	2,514,530	2,308,036	2,347,400
General and administrative expenses	11,551,674	6,561,910	1,862,466
Strategic alternative expenses	3,637,123	1,013,043	29,383
Impairment charges	2,100,000	-	-
Depreciation	953,725	900,095	876,101
Total	20,757,052	10,783,084	5,115,350

Other Income (Expense):
Interest income	236,954	86,217	1,696
Interest expense	(5,748)	(965,506)	(1,197,407)
Total	231,206	(879,289)	(1,195,711)

Loss Before Condemnation and Provision for Income Taxes	(15,495,877)	(6,673,265)	(791,357)
(Expense) income on condemnation	(2,360)	100,028,802	(333,308)
Interest income on condemnation	-	67,341,716	-
Total	(2,360)	167,370,518	(333,308)

Net (Loss) Income Before (Benefit) Provision for Income Taxes	(15,498,237)	160,697,253	(1,124,665)
(Benefit) Provision for Income Taxes	(61,553,442)	61,649,000	-
Net Income (Loss)	$46,055,205	$99,048,253	$(1,124,665)
Net Loss from Non-Controlling Interest in GSD, LLC	8,001	-	-
Net Income (Loss) Attributable to Gyrodyne	$46,063,206	$99,048,253	$(1,124,665)

Net Income (Loss) Per Common Share Attributable to Gyrodyne:
Basic and Diluted	$31.07	$66.80	$(0.84)

Weighted Average Number of Common Shares Outstanding:
Basic and Diluted	1,482,680	1,482,680	1,340,706

See notes to consolidated financial statements.

Consolidated Statements of Comprehensive Income (Loss)
Years Ended December 31,	2013	2012	2011

Net Income (Loss) Attributable to Gyrodyne	$46,063,206	$99,048,253	$(1,124,665)
Other Comprehensive income (loss):
Unrecognized actuarial pension gain (loss)	1,454,052	(1,562,121)	69,046
Unrealized (loss) gain on investments	(139,460)	74,287
Unrealized loss on interest rate swap agreement, net	-	-	120,602
Other Comprehensive Income (Loss) Attributable to Gyrodyne	1,314,592	(1,487,834)	189,648

Comprehensive Income (Loss) Attributable to Gyrodyne	47,377,798	97,560,419	(935,017)
Comprehensive Loss Attributable to Non-controlling Interest in GSD, LLC	(8,001)	-	-
Comprehensive Income (Loss)	$47,369,797	$97,560,419	$(935,017)

See notes to consolidated financial statements.

Consolidated Statements of Stockholders' Equity
Years Ended December 31, 2011, 2012 and 2013
	Gyrodyne Shareholders
	$1 Par Value			Accumulated	Balance of
	Common Stock		Additional	Other	Retained	Treasury Stock		Non-Controlling
		Par	Paid in	Comprehensive	Earnings			Interest in	Total
	Shares	Value	Capital	Income (Loss)	(Deficit)	Shares	Cost	GSD, LLC	Equity

Balance, January 1, 2011	1,531,247	$1,531,247	$7,978,234	$102,383	$6,887,173	241,208	$(1,537,697)	$-	$14,961,340
Issuance of Common Shares, net of issuance costs of $248,497	192,641	192,641	9,768,835	-	-	-	-		9,961,476
Net Loss	-	-	-		(1,124,665)	-	-		(1,124,665)
Other Comprehensive Income				189,648					189,648
Balance, December 31, 2011	1,723,888	$1,723,888	$17,747,069	$292,031	$5,762,508	241,208	$(1,537,697)	$-	$23,987,799
Net Income	-	-	-		99,048,253	-	-		99,048,253
Other Comprehensive Loss				(1,487,834)					(1,487,834)
Special Dividend					(56,786,652)				(56,786,652)
Other			6,436						6,436
Balance, December 31, 2012	1,723,888	$1,723,888	$17,753,505	$(1,195,803)	$48,024,109	241,208	$(1,537,697)	$-	$64,768,002
Net Income (Loss)					46,063,206			(8,001)	46,055,205
Other Comprehensive Loss				1,314,592					1,314,592
Special Dividend					(86,636,091)			18,640,387	(67,995,704)
2nd Special Dividend					(16,144,614)				(16,144,614)
Balance, December 31, 2013	1,723,888	$1,723,888	$17,753,505	$118,789	$(8,693,390)	241,208	$(1,537,697)	$18,632,386	$27,997,481

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows	Years Ended December 31,
	2013	2012	2011

Cash Flows from Operating Activities:
Net Income (loss)	$46,055,205	$99,048,253	$(1,124,665)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	1,000,442	1,186,515	910,681
Impairment charge	2,100,000
Bad debt expense	36,000	24,000	21,000
Net periodic pension benefit cost (income)	352,589	(4,622)	24,381
Deferred income taxes	(61,649,000)	61,649,000
Changes in operating assets and liabilities:
Decrease (increase) in assets:
Rent receivable	10,649	(82,536)	36,738
Deferred rent receivable	9,723	(88,212)	(57,217)
Prepaid expenses and other assets	(264,714)	59,461	(1,603)
Increase (decrease) in liabilities:
Accounts payable	1,223,370	152,951	(358,142)
Accrued liabilities	2,968,421	(178,184)	80,442
Deferred rent liability	41,571	(30,696)	(20,026)
Tenant security deposits	10,405	(23,155)	11,138
Total adjustments	(54,160,544)	62,664,522	647,392
Net cash (used in) provided by operating activities	(8,105,339)	161,712,775	(477,273)

Cash Flows from Investing Activities:
Purchase of building improvements and equipment	(889,584)	(460,563)	(780,805)
Land development costs	(108,001)	(108,246)	(125,029)
Purchase of marketable securities	-	(5,332,656)	-
Principal repayments on investments in marketable securities	996,148	890,470	-
Proceeds from interest bearing time deposits	-	-	-
Net cash used in investing activities	(1,437)	(5,010,995)	(905,834)

Cash Flows from Financing Activities:
Principal payments on mortgage loans payable	(5,013,415)	(16,130,365)	(580,897)
Loan origination fees paid	-	(2,471)	(13,000)
Proceeds from escrow deposit	-	-	250,000
Issuance of common share, net	-	-	9,961,476
Cash distributions paid	(67,995,704)	(56,786,652)	-
Other	-	6,436	-
Net cash (used in) provided by financing activities	(73,009,119)	(72,913,052)	9,617,579

Net (decrease) increase in cash and cash equivalents	(81,115,895)	83,788,728	8,234,472
Cash and cash equivalents at beginning of year	94,164,722	10,375,994	2,141,522
Cash and cash equivalents at end of year	$13,048,827	$94,164,722	$10,375,994

Supplemental cash flow information:
Interest paid	$26,637	$999,592	$1,197,407
Income and excise taxes paid	$3,466,878	$-	$-
Non-cash investing and financing activities:
Dividend note payable	$16,144,614	$-	$-
Distribution of ownership interests in GSD, LLC	$18,640,387	$-	$-

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements
Years Ended December 31, 2013, 2012 and 2011

1.     The Company

Gyrodyne Company of America, Inc. (“Gyrodyne” or the “Company”) is a self-managed and self-administered real estate investment trust (“REIT”) formed under the laws of the State of New York. The Company manages its business as one operating segment. The Company’s primary business is the investment in and the acquisition, ownership and management of a geographically diverse portfolio of medical office, industrial and development of industrial and residential properties located in the Northeast region of the United States. Substantially all of the Company’s properties are subject to net leases in which the tenant reimburses Gyrodyne for a portion, all of or substantially all of the costs and/ or cost increases for utilities, insurance, repairs and maintenance, and real estate taxes. Certain leases provide that the Company is responsible for certain operating costs.

As of December 31, 2013, the Company has an investment in three separate mortgages which contain a first lien on the medical parks related real estate it previously owned. The previously owned real estate was included in a distribution to shareholders of ownership interests in Gyrodyne Special Distribution LLC (“GSD LLC”) on December 30, 2013 subject to the mortgages owned by the Company along with the Company retaining managing member control in GSD LLC. Additionally, the Company has an estimated 9.32% limited partnership interest (the “Grove”) in a Florida property (the “Grove Property”).

The Company, through its managing member control in GSD LLC, with no ownership interest, controls two medical office parks and ten of fourteen buildings in a third medical park, together comprising approximately 131,000 rentable square feet and a multi-tenant industrial park comprising approximately 130,000 rentable square feet. In addition, the Company, through the same managing member control, maintains approximately 68 acres of property in St. James, New York.

The Company believes it has qualified, and expects to continue to qualify as a REIT under Section 856(c) (1) of the Internal Revenue Code of 1986 as amended (the “Code”). Accordingly, the Company generally will not be subject to federal and state income tax, provided that distributions to its shareholders equal at least 90% of its REIT taxable income as defined under the Code. The Company is permitted to participate in certain activities from which it was previously precluded in order to maintain its qualifications as a REIT; however these activities must be conducted in an entity which elected to be treated as a taxable REIT subsidiary (“TRS”) under the Code. The Company has one taxable REIT subsidiary which is subject to federal and state income tax on the income from these activities.

The Company conducts its operations either directly or indirectly through (1) property owned subsidiaries and lender subsidiaries, or (2) Flowerfield Properties, Inc. a wholly-owned TRS. Property owner subsidiaries are landlords leasing properties in which the Company has a managing member control but no ownership interest, and lender subsidiaries are lenders loaning funds where the Company made an investment in a loan asset, but in all cases these subsidiaries are separate and distinct legal entities. GSD is a property owner subsidiary in which the Company is the sole managing member with managerial authority and investment/ disposition authority. Flowerfield Mortgage Inc. (“FMI”) is a lender subsidiary wholly-owned by the Company with three loan assets secured by property held in the property owner subsidiaries.

2.     Summary of Significant Accounting Policies

Principles of consolidation - The accompanying consolidated financial statements include the accounts of Gyrodyne Company of America, Inc. and all majority owned subsidiaries.

The Company consolidates its wholly-owned subsidiaries, partnerships and joint ventures which it controls (i) through voting rights or similar rights or (ii) by means other than voting rights if the Company is the primary beneficiary of a variable interest entity ("VIE"). If an investment is determined to be a VIE, the Company performs an analysis to determine if the Company is the primary beneficiary of the VIE. GAAP requires a VIE to be consolidated by its primary beneficiary. The primary beneficiary is the party that has a controlling financial interest in an entity. In order for a party to have a controlling financial interest in an entity, it must have (1) the power to direct the activities of a VIE that most significantly impact the entity's economic performance and (2) the obligation to absorb losses or the right to receive benefits of an entity that could potentially be significant to the VIE.

The Company's consolidated VIE, GSD LLC, was determined to be a VIE primarily because the Company has the power to direct the activities of the VIE that most significantly impact the entity's economic performance and has the obligation to absorb losses or the right to receive benefits of the entity. The VIE owns all of the real estate that was previously owned by the Company prior to the distribution of ownership interests in GSD LLC. The VIE holds mortgage obligations payable to a wholly-owned subsidiary of the Company of $13,840,889 as of December 31, 2013. The fair value of the real estate net of its mortgage obligations and other direct liabilities was $30,685,000 on December 31, 2013. At December 31, 2013, the net book value of the assets and liabilities of GSD LLC is approximately $18,632,000. The VIE is essentially being managed and operated by the Company where the Company is the primary obligor for liabilities incurred on behalf of the VIE. As a result, the Company could be held liable for current and future obligations of the VIE, and in turn it would be the Company’s obligation to seek reimbursement from the VIE.

Investments in affiliates in which the Company has the ability to exercise significant influence, but not control, are accounted for under the equity method. The Company did not have any such investments at December 31, 2013 and 2012. Investment interests in excess of 5% in limited partnerships are accounted for under the equity method. All consolidated subsidiaries are wholly owned. All inter-company balances and transactions have been eliminated. There were no investments accounted for under the equity method in 2013 and 2012.

Rental real estate - Rental real estate assets, including land, buildings and improvements, furniture, fixtures and equipment, are stated at lower of cost or net realizable value, and reported net of accumulated depreciation and amortization. Tenant improvements, which are included in buildings and improvements, are also stated at cost. Expenditures for ordinary maintenance and repairs are expensed to operations as they are incurred. Renovations and or replacements, which improve or extend the life of the asset are capitalized and depreciated over their estimated useful lives. Tenant improvements that are unlikely to survive a change in tenants are amortized over the lesser of the estimated useful life of the asset or the lease term including any bargain renewals.

Real estate held for development - Real estate held for development is stated at the lower of cost or net realizable value. In addition to land, land development and construction costs, real estate held for development includes legal, engineering and other related soft development costs, interest, real estate taxes, and related development and construction overhead costs which are capitalized during the development and construction period.

Net realizable value represents estimates, based on management's present plans and intentions, of sale price less development and disposition cost, assuming that disposition occurs in the normal course of business.

Long-lived assets - On an annual basis, or earlier when events and circumstances dictate, management assesses whether there are any indicators that the carrying value of the real estate properties may be impaired. A property's carrying value is impaired only if management's estimate of the aggregate future cash flows (undiscounted and without interest charges) to be generated by the property are less than the carrying value of the property. Such cash flows include factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other factors. To the extent impairment occurs, the loss is measured as the excess of the carrying amount of the property over the estimated fair value of the property.

The Company is required to make subjective assessments as to whether there are impairments in the carrying value of its real estate properties and other investments. Estimates are subjective and actual results could differ materially from such estimates. These assessments have a direct impact on the Company's net income, since an impairment charge results in an immediate negative adjustment to net income.

Depreciation and amortization - Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the assets, as follows:

Buildings and improvements (years)	5	to	39
Machinery and equipment (years)	3	to	20

Tenant improvements that are unlikely to have a life beyond the tenant life are amortized over the lesser of the useful life of the asset or the tenant lease term including bargain renewals.

Impairment of real estate investments - The Company assesses on a regular basis whether there are any indicators that the carrying value of real estate assets may be impaired. Potential indicators may include an increase in vacancy at a property, tenant reduction in utilization of a property, tenant financial instability and the potential sale of the property in the near future. An asset is determined to be impaired if the asset's carrying value is in excess of its estimated fair value. During the third quarter of 2013, the Company recognized aggregate impairment charges of $2,100,000 on real estate assets classified in continuing operations. The Company has explored the possible disposition of its medical properties and determined that the expected undiscounted cash flows based upon revised estimated holding periods of one of its real estate properties is below the current carrying value. Accordingly, the Company reduced the carrying value of the property to its estimated fair value.

Revenue recognition – Base rents from rental properties are recognized on a straight-line basis over the terms of the related leases. The excess of rents recognized over amounts contractually due, if any, are included in deferred rents receivable on the Company's balance sheets. Alternatively, rents received in advance of rents recognized, if any, are included in deferred rent liability on the Company’s balance sheet. Certain leases also provide for tenant reimbursements of common area maintenance, other operating expenses and real estate taxes all of which are reported in tenant reimbursements on the consolidated statements of operations. Ancillary and other property related income is recognized in the period earned.

Allowance for doubtful accounts – Rent receivable is carried at Net Realizable Value. Management makes estimates of the collectability of rents receivable. Management specifically analyzes receivables and historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts.

Investments - The Company has an estimated 9.32% limited partnership interest in Callery-Judge Grove, L.P. (the "Grove") that in 2013 sold its only property a 3700+ acre citrus grove in Palm Beach County, Florida. The Company is accounting for this investment under the equity method. The Company also follows applicable accounting guidance which addresses investments that do not have a readily determinable fair value.

Investment in Marketable Securities - The Company determines the appropriate classification of securities at the time of purchase and reassesses the appropriateness of such classification at each reporting date. All marketable securities held by the Company have been classified as available-for-sale and, as a result, are stated at fair value, based on a pricing model that incorporates coupon type, prepayment speeds and the type of collateral backing the securities. Unrealized gains and losses on available-for-sale securities are recorded as a separate component of stockholders’ equity. Any realized gains and losses on the sale of securities, as determined on a first-in, first-out basis, will be included in the Consolidated Statements of Operations.

The Company reviews its investments on a regular basis to evaluate whether or not each security has experienced an other-than-temporary decline in fair value. If it is believed that an other-than-temporary decline exists, the Company will write down the investment to fair market value and record the related write-down in the Consolidated Statements of Operations.

Loans Receivable. Loans held for investment are intended to be held to maturity and, accordingly, are carried at cost, net of unamortized loan origination costs and fees, loan purchase discounts, and net of an allowance for loan losses when such loan is deemed to be impaired. Loan origination costs and fees and loan purchase discounts are amortized over the term of the loan. The Company considers a loan impaired when, based upon current information and events, it is probable that it will be unable to collect all amounts due for both principal and interest according to the contractual terms of the loan agreement. Significant judgments are required in determining whether impairment has occurred. The Company performs an impairment analysis by comparing either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable current market price or the fair value of the underlying collateral to the net carrying value of the loan, which may result in an allowance and corresponding loan loss charge. Interest income is recorded on a cash basis for impaired loans.

Cash equivalents - The Company considers all highly liquid debt instruments purchased with maturities of three months or less to be cash equivalents.

Income taxes - Effective May 1, 2006, the Company operates as a REIT for federal and state income tax purposes. As a REIT, the Company is generally not subject to income taxes. To maintain its REIT status, the Company is required to distribute at least 90% of its annual REIT taxable income, as defined by the Code, to its shareholders, among other requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal and state income tax on its taxable income at regular corporate tax rates. Although the Company qualified for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property and Federal income and excise taxes on its undistributed income. The Company believes that it has met the REIT distribution and technical requirements for the years ended December 31, 2013, 2012 and 2011 and therefore, qualified as a REIT and was not subject to any federal and state income taxes. Management intends to continue to adhere to these requirements and maintain the Company’s REIT status.

The Company’s investment in the Grove is held in a TRS, of the Company and is subject to federal and state income taxes. Taxable REIT subsidiaries perform non-customary services for tenants, hold assets that the Company cannot hold directly and generally may engage in any real estate or non-real estate related business. Accordingly, through the investment in the Grove, the Company is subject to corporate federal and state income taxes on the Company’s share of the Grove’s taxable income for the years ended December 31, 2013, 2012 and 2011.

Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The Company follows the guidance of FASB Accounting Standards Codification, Accounting for Uncertainty in Income Taxes. This guidance, among other things, creates a two-step approach for evaluating uncertain tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Measurement (step two) determines the amount of benefit that more-likely-than-not will be realized upon settlement. Derecognition of a tax position that was previously recognized would occur when a company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained. This interpretation specifically prohibits the use of a valuation allowance as a substitute for derecognition of tax positions, and it has expanded disclosure requirements. The Company’s open tax years are 2010, 2011, and 2012.

Deferred expenses - Deferred expenses consist primarily of debt and leasing costs. Debt costs are amortized using the straight line method which approximates the interest method over the term of the related debt instruments and deferred leasing costs are amortized over term of the related lease including bargain renewals.

Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant assumptions and estimates relate to depreciable lives and the valuation of real estate.

Purchase Accounting and Acquisition of Real Estate - The fair value of the real estate acquired including the impact of assumed debt, is allocated to the acquired tangible assets comprised of land, buildings and improvements and identifiable intangible assets and liabilities comprised of above-market and below-market leases, value of leases in place, tenant relationships, assumed debt and other assumed liabilities (example is environmental, legal, etc.), based on their relative fair values at the date of acquisition of each element.

Fair Value Measurements – The Company follows the guidance of FASB Accounting Standards Codification, Fair Value Measurements and Disclosures to determine the fair value of financial and non-financial instruments. The guidance defines fair value, establishes a hierarchy framework for measuring fair value and expands disclosures related to the fair value. The guidance establishes a hierarchy breaking down observable and unobservable inputs into three levels: Level 1 – observable inputs in an active market on or around the measurement date, Level 2 – observable inputs that are based on prices not quoted on active markets but corroborated by market data and Level 3 – unobservable inputs utilized when no other data is available.

Comprehensive income - The Company reports comprehensive income in accordance with the guidance of FASB Accounting Standards Codification, Reporting Comprehensive Income. This statement defines comprehensive (loss) income as the changes in equity of an enterprise except those resulting from stockholders’ transactions. Accordingly, comprehensive (loss) income includes certain changes in equity that are excluded from net (loss) income. The Company’s comprehensive (loss) income items include net (loss) income, the unrealized change in fair value of marketable securities, interest rate swaps and unrecognized actuarial pension gains (loss).

New accounting pronouncements

In July, 2012, the FASB issued ASU 2012-02, “Intangibles – Goodwill and Other (Topic). ASU 2012-02 amends the required annual impairment testing of indefinite-lived intangible assets by providing an entity an option to first assess qualitative factors to determine whether it is more likely than not that the fair value of the indefinite-lived asset is less than its carrying amount. If, after assessing the totality of events and circumstances, an entity determines it is not more likely than not that the fair value of the indefinite-lived asset is less than its carrying amount, then performing the two-step impairment test under Topic 350-30 is unnecessary. However, if an entity concludes otherwise, then it is required to perform the impairment testing under Topic 350-30-35-18F by calculating the fair value of the reporting unit and comparing the results with the carrying amount. If the fair value exceeds the carrying amount, then the entity must perform the second step test of measuring the amount of the impairment test under Topic 350-30-35-19. An entity has the option to bypass the qualitative assessment and proceed directly to the two step goodwill impairment test. Additionally, the entity has the option to resume with the qualitative testing in any subsequent period. The pronouncement is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012 and early adoption is permitted. The Company’s adoption of the new standard did not have a material effect on the Company’s consolidated financial position or results of operations.

In February 2013, the FASB issued ASU 2013-02, “Comprehensive Income (Topic 220), Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” The amendments do not change the current requirements for reporting net income or other comprehensive income in financial statements. However, the amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of the net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts. The pronouncement is effective for fiscal years and interim periods ending after December 15, 2012. The adoption of this pronouncement did not have a material effect on the Company’s consolidated financial position or results of operations.

In July 2013, the FASB issued ASU 2013-11, “Income Taxes (Topic 740), Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists”. ASU 2013-11 amends the current guidance to eliminate the diversity in practice in the presentation of unrecognized tax benefits. An unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date. The pronouncement is effective prospectively for fiscal years and interim periods beginning after December 15, 2013, and retrospective application is permitted. The adoption of this pronouncement did not have a material effect on the Company’s consolidated financial position or results of operations.

In April 2013, the FASB issued ASU 2013-07, “Presentation of Financial Statement (Topic 205), Liquidation Basis of Accounting.” The amendment requires an entity to prepare its financial statements using the liquidation basis of accounting when liquidation is imminent. Liquidation is imminent when the likelihood is remote that the entity will return from liquidation and either (a) a plan for liquidation is approved by the person or persons with the authority to make such a plan effective and the likelihood is remote that the plan execution of the plan will be blocked by other parties or (b) a plan for liquidation is being imposed by other forces. Financial statements prepared using the liquidation basis of accounting are required to present relevant information about an entity’s expected resources in liquidation by measuring and presenting assets at the amount of the expected cash proceeds from liquidation. The entity should include in its presentation of assets any item it had not previously recognized under U.S. GAAP but that it expects to either sell in liquidation or use in settling liabilities. An entity should recognize and measure liabilities in accordance with U.S. GAAP that otherwise applies to those liabilities. The entity is also required to accrue and separately present the costs that it expects to incur and the income that it expects to earn during the expected duration of the liquidation, including any costs associated with sale or settlement of those assets and liabilities. Additionally, the amendment requires disclosures about an entity’s plan for liquidation, the methods and significant assumptions used to measure assets and liabilities, the type and amount of costs and income accrued, and the expected duration of the liquidation process. The pronouncement is effective for entities that determine liquidation is imminent during annual reporting periods beginning after December 15, 2013 and interim reporting periods therein, early adoption is permitted. The adoption of this pronouncement did not have a material effect on the Company’s consolidated financial position and results of operations including changing theCompany’s financial reporting to a “Consolidated Statement of Net Assets” and a “Consolidated Statement of Changes in Net Assets.”

Reclassifications - Certain reclassifications have been made to the consolidated financial statements for the year ended December 31, 2012 and 2011 to conform to the classifications used in the current year.

3.     Earnings per Share:

Basic earnings per common share are computed by dividing net income (loss), attributable to Gyrodyne, by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share give effect to stock options and warrants which are considered to be dilutive common stock equivalents. The Company has no common stock equivalents. Treasury shares have been excluded from the weighted average number of shares. The Company does not have any outstanding common stock equivalents as of December 31, 2013, 2012 and 2011.

During the third quarter ended September 30, 2011, the Company filed a registration statement on Form S-3 with the Securities and Exchange Commission to register a number of shares of the Company’s common stock to be offered in a rights offering by the Company to its shareholders with gross proceeds (if all rights are exercised) of $9,210,000 or $10,210,000 if an over-allotment option is exercised. The Company received subscriptions for approximately 294,685 shares, greatly exceeding the maximum shares offered of 173,305, and the Company elected to exercise its overallotment option to issue an additional 19,336 shares to satisfy over-subscription requests. Shareholders were allocated 100% of their basic subscriptions. The rights offering resulted in 192,641 common shares issued, and net proceeds (after expenses) of $9,961,476.

	Years Ended December 31,
BASIC	2013	2012	2011
Net income (loss) attributable to Gyrodyne	$46,063,206	$99,048,253	$(1,124,665)
Weighted average number of common shares outstanding	1,482,680	1,482,680	1,340,706
Net Income (loss) per common share attributable to Gyrodyne (“EPS”)	$31.07	$66.80	$(0.84)

 4.    Investment in Marketable Securities

The Company determines the appropriate classification of securities at the time of purchase and reassesses the appropriateness of such classification at each reporting date. All marketable securities held by the Company have been classified as available-for-sale and, as a result, are stated at fair value, based on a pricing model that incorporates coupon type, prepayment speeds and the type of collateral backing the securities. Unrealized gains and losses on available-for-sale securities are recorded as a separate component of stockholders’ equity. Any realized gains and losses on the sale of securities, as determined on a first-in, first-out basis, will be included in the Consolidated Statements of Operations.

The Company reviews its investments on a regular basis to evaluate whether or not each security has experienced an other-than-temporary decline in fair value. If it is believed that an other-than-temporary decline exists, the Company will write down the investment to market value and record the related write-down in the Consolidated Statements of Operations.

The historical cost and estimated fair value of investments in marketable securities available for sale as of December 31, 2013 and 2012 are as follows:

Mortgage-backed securities	2013	2012
Amortized Cost	$3,446,037	$4,442,185
Gross Unrealized Gains (losses)	(65,173)	74,287
Fair Value*	$3,380,864	$4,516,472

  *The Company received $996,148 and $890,470 in principal repayments during the years ended December 31, 2013 and 2012, respectively

The Company’s investment is in conforming agency fixed rate mortgage pass through securities (“mortgage-backed securities)”, each of which contained either AA or AAA ratings, the principal of which is fully guaranteed by agencies of the U.S. Government. At December 31, 2013 and December 31, 2012, marketable securities based on amortized cost, reflect a yield of approximately 2%, have contractual maturities of 30 years and an adjusted duration of less than four years. The fair value of mortgage-backed securities was estimated based on a Level 2 methodology, additional details of which are discussed further in Note 14 – Fair Value of Financial Instruments. None of the securities with an unrealized loss at December 31, 2013 is considered to be other-than-temporarily impaired; therefore the unrealized loss was reported in the Consolidated Statement of Comprehensive Income (Loss).

  5.   Investment in Grove Partnership

The Company has maintained an interest in the Grove, which originally represented a 20% limited partnership interest in the Grove. The Grove owns a 3,700+ acre citrus grove located in Palm Beach County, Florida (the “Grove Property”), which is the subject of a plan for mixed-use development. Based on four subsequent capital raises through 2009, each of which the Company chose not to participate in, the Company’s share was diluted to approximately 9.99% as of December 31, 2010, and has since been diluted to 9.32%. On March 18, 2011, the Grove’s lender, Prudential Industrial Properties, LLC ("Prudential"), commenced a foreclosure action against the Grove by filing a complaint in the Circuit Court of Palm Beach County to foreclose upon the Grove property, alleging that the Grove has defaulted on its loan from Prudential and that the Grove is indebted to Prudential in the amount of over $37 million in principal and over $8 million in interest and fees. On September 19, 2013, the Grove was sold, the foreclosure lawsuit was dismissed and Grove’s debt to Prudential was repaid. At December 31, 2013 and 2012, the investment is held in a taxable REIT subsidiary of the Company with $0 value and the Company has a $1,315,000 deferred tax liability related to the Grove, which represents taxable losses not yet recorded pursuant to the equity method of accounting. The Company did not receive any distribution in connection with the sale. Under the agreement with the purchaser, Grove may receive certain additional payments if certain development benchmarks are achieved by the purchaser. The Company cannot predict whether these benchmarks will be achieved or as to the timing or amount of any further distributions by Grove. The Company does anticipate it will be required to recognize its deferred tax liability during 2014.

6.     Accrued Liabilities

Accrued liabilities at December 31, 2013 and 2012 are as follows:

	December 31,
	2013	2012

Payroll and related taxes	$137,389	$108,931
Professional fees	112,228	142,856
Directors fees under the ICP	2,850,199	19,500
Other	146,587	6,695
Total	$3,246,403	$277,982

 7.    Mortgage Loans Payable

Mortgage and loans payable are comprised of the following:

	December 31, 2013	December 31, 2012
Mortgage payable – Port Jefferson Professional Park (a)	$-	$5,013,415
	$-	$5,013,415

The detailed terms of the below mortgages reflect the mortgages between FMI and GSD LLC during 2013 and are eliminated in consolidation as of and for the year ended December 31, 2013:

(a) In June 2007, in connection with the purchase of the Port Jefferson Professional Park, the Company assumed a $5,551,191 mortgage payable to a bank (the “Port Jefferson Mortgage”). The Port Jefferson Mortgage bears interest at 5.75% through February 1, 2012. Effective January 17, 2012, the Company negotiated an interest rate modification from 5.75% to 5% for the 5 year period February 1, 2012 through February 1, 2017 and adjusts to the higher of 5.75% or 275 basis points in excess of the Federal Home Loan Bank’s five year Fixed Rate Advance (“Fixed Rate Advance”) thereafter. The Port Jefferson Mortgage is payable in monthly installments of principal and interest totaling $33,439 through February 2012. From March 1, 2012 through February 1, 2022, the minimum monthly installment will be no less than $31,086 and will vary based upon the Fixed Rate Advance. The Port Jefferson Mortgage is collateralized by the Port Jefferson Professional Park in Port Jefferson Station, New York. The Port Jefferson Mortgage was prepaid in full in January 2013 through an assumption by a subsidiary of the Company and was subject to a prepayment penalty of $200,129.

In June 2008, in connection with the purchase of the Cortlandt Medical Center in Cortlandt Manor, New York, the Company borrowed $5,250,000 from a bank (the “Cortlandt Mortgage”). The Cortlandt Mortgage originally bore interest at a per annum rate of 225 basis points above the one month LIBOR rate (4.71% at inception) through July 1, 2018, subject to monthly adjustment. The Cortlandt Mortgage is payable in monthly installments with a fixed principal payment of $17,500 plus interest, through June 1, 2018, when, a balloon payment is due of approximately $3,168,000. The Cortlandt Mortgage is collateralized by the Cortlandt Medical Center. As part of the terms and conditions of the Cortlandt Mortgage, reacting to an increase in the LIBOR rate, the Company exercised an option to enter into an interest rate swap agreement in November 2008 with the bank holding the mortgage, thereby fixing the interest rate at 5.66% through November 1, 2011. Following the expiration of the Interest Rate Swap Agreement, the Cortlandt Mortgage interest rate became variable and floating based on the one month Libor rate plus 225 basis points, which equates to approximately 2.5% at December 31, 2011. The Cortlandt Mortgage was prepaid in full in November 2012 through an assumption by a subsidiary of the Company without any prepayment penalties.

In March 2009, in connection with the purchase of the Fairfax Medical Center in Fairfax, Virginia, by Virginia Healthcare Center, LLC (“VHC”), a wholly-owned subsidiary of the Company, VHC borrowed $8,000,000 from a bank (the “Fairfax Mortgage”). The Fairfax Mortgage bears interest at 5.875% through April 10, 2014 and thereafter adjusts to the highest of 5.50% or 300 basis points over the weekly average yield on five-year United States Treasury securities. The Fairfax Mortgage is collateralized by a Deed of Trust and Security Agreement establishing a first trust lien upon the land, buildings and improvements as well as a Collateral Assignment of Leases and Rents and was due to mature on April 10, 2019. The payment of the indebtedness evidenced by the Fairfax Mortgage and the performance by VHC of its obligations thereunder have been guaranteed by the Company. The Fairfax Mortgage was prepaid in full in December 2012, through an assumption by a subsidiary of the Company, inclusive of prepayment penalties of $133,401.

Mortgage loan related interest expense for the years ended December 31, 2013, 2012 and 2011 approximated $ 5,000, $963,000 and $1,194,000, respectively.

8.     Income Taxes

The Company files federal and state income tax returns that include all 100% owned nontaxable REIT subsidiaries. The Company files separate state income tax returns for its TRS. The tax provision for income taxes is comprised of the following:

	Years Ended December 31,
	2013	2012	2011
Current:
Federal	$95,558	$-	$-
State	-	-	-
	$95,558	$-	$-
Deferred:
Federal	$(53,505,000)	$53,505,000	$-
State	(8,144,000)	8,144,000	-
	$(61,649,000)	$61,649,000	$-

 Deferred income tax liabilities consist of the following

	December 31,
	2013	2012

Deferred Tax Liabilities:

Gain on condemnation	$-	$(61,649,000)
Unrealized gain on investment in Citrus Grove	(1,315,000)	(1,315,000)
Net Deferred Income Taxes	$(1,315,000)	$(62,964,000)

At December 31, 2012, the Company recorded deferred income tax expense of $61,649,000, which includes a federal net built-in-gains tax of $34,057,000 assessed on the real estate portion of the condemnation proceeds related to the converted Flowerfield property pursuant to Internal Revenue Code Section 1374. This Section assesses a corporate level tax, measured at the time the Company converted to a REIT, on the built-in-gain on the Flowerfield property at the time of conversion. The remaining expense relates to a corporate level income tax on the undistributed profits of the Company.

In accordance with Section 1033 of the Internal Revenue Code, the Company had deferred recognition of the gain on the proceeds received from litigation following condemnation of its real property for income tax purposes. During the quarter ended September 30, 2012, the Company applied for and received an additional approved IRS extension of time to replace the condemned property with like-kind property by April 30, 2014. The previous deadline was April 30, 2013. If the Company replaced the condemned property with like- kind property by April 30, 2014 (or such extended period approved by the Internal Revenue Service at its discretion), recognition of the gain would be deferred until the newly acquired property is disposed of. Under the tax laws at the time, pending a replacement property acquisition, the Company had recorded a provision for income taxes of $61,649,000 resulting from the condemnation award. The provision for income taxes is a direct result of the gain on condemnation of the Company’s real property.

Following a change in tax law in January 2013, retroactive to January 2012, reducing the recognition period for REIT owned property applicable for the 2012 taxable year to five years, the Company applied for a private letter ruling from the IRS in March 2013 and ultimately received a favorable ruling on August 28, 2013 (the “PLR”). The PLR concludes that the Company’s receipt of the additional damages in July 2012 in connection with the judgment in the Company’s favor in its condemnation litigation with the State of New York (the “2012 Proceeds”) occurred outside of the applicable recognition period for 2012, and therefore permits the Company to distribute, by means of a dividend such as the Special Dividend described below, the gains realized from its receipt of the 2012 Proceeds, subject to a 4% excise tax, in order to avoid incurring the corporate level tax.

On September 13, 2013, the Board declared the Special Dividend, in the amount of $98,685,000, or $66.56 per share, of which approximately $68,000,000, or $45.86 per share, was paid in cash. The balance of the Special Dividend was paid in the form of equity ownership interests in GSD LLC.

At December 31, 2013, the Company recorded a deferred income tax benefit of for the reversal of the prior year deferred taxes of $61,649,000 offset by alternative minimum taxes of $95,558.

The Company is taxed as a REIT for federal and state income tax purposes under section 856(c)(1) of the Internal Revenue Code (the “Code”). As long as the Company qualifies for taxation as a REIT, it generally will not be subject to federal and state income tax. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal and state income tax on its taxable income at regular corporate rates. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified for taxation as a REIT for the four taxable years following the year in which it loses its qualification. Even if the Company qualifies as a REIT, it may be subject to certain state and local taxes on its income and property and to federal income and excise taxes on its undistributed income.

A reconciliation of the federal statutory rate to the Company’s effective tax rate is as follows:

	Year Ended December 31,
	2013	2012	2011
U.S. Federal Statutory Income Rate	-	-	-
State Income Tax, net of federal tax benefits	-	-	-
Deferred Taxes Resulting from REIT Election and Pending Reinvestment of Condemnation Proceeds	- %*	38.4%	-%
Differences Related to Investment in Citrus Grove	-%	-%	-%
	-%	38.4%	-%

* The company has no effective tax rate as it incurred alternative minimum taxes but has a book loss and has not recorded a deferred tax asset for the alternative minimum tax.

9.    Retirement Plans

The Company has a noncontributory defined benefit pension plan (the “Plan”) covering substantially all of its employees. The benefits are based on annual average earnings for the highest sixty (60) months (whether or not continuous) immediately preceding the participant's termination date. Annual contributions to the Plan are at least equal to the minimum amount, if any, required by the Employee Retirement Income Security Act of 1974 but no greater than the maximum amount that can be deducted for federal and state income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also those expected to be earned in the future. During 2013, 2012 and 2011, the Company was not required and did not make any contributions to the Plan.

On November 25, 2013 the Company decided to terminate the Plan, subject to regulatory approval, and has begun the process, accordingly. On February 28, 2014, the Company submitted the necessary application and related documents to the IRS and is expecting to submit documentation to the Pension Benefit Guarantee Corporation (“PBGC”) in July 2014. Both the PBGC and the IRS must approve the termination. The Company expects to receive the approval from the PBGC and the IRS in the second half of 2014.

Upon termination of the plan, non-vested benefits will become fully vested, and the effects of future contribution levels will cease to be an obligation. The Pension plan has an accumulated net unrecognized gain. Any gain (loss) from termination will be added to (netted against) the unrecognized pension gain and recognized in the financial statements.

The Plan contains two options for employees and beneficiaries to choose from upon termination of the plan; annuity or lump sum. The below pension asset reflects an annuity obligation where assets will exceed the obligations. The Company estimates up to approximately $200,000 in underfunded obligations based on the lump sum computations utilizing current interest rates.

The following tables provide a reconciliation of the changes in the Plan's benefit obligations and fair value of assets over years ended December 31, 2013, 2012 and 2011 and a statement of the funded status as of December 31, 2013, 2012 and 2011:

	December 31,
	2013	2012	2011
Pension Benefits
Reconciliation of Benefit Obligation:
Obligation	$4,625,576	$3,820,407	$3,111,154
Service cost	261,033	182,848	155,831
Interest cost	251,634	180,173	172,147
Actuarial (gain)loss	(1,080,104)	1,475,649	225,968
Benefit payments	(98,212)	(1,033,501)	(120,567)
Amendments	-	-	275,874
Obligation	$3,959,927	$4,625,576	$3,820,407

Reconciliation at Fair Value of Plan Assets:
Fair value of plan assets, beginning of year	$4,132,920	$4,885,250	$4,131,332
Actual return on plan assets	534,026	281,171	874,485
Actual Contributions	-	-	-
Benefit payments	(98,212)	1,033,501	(120,567)
Fair Value of Plan Assets, end of year	$4,568,734	$4,132,920	$4,885,250

Funded Status:
Asset(liability)	$608,807	$(492,656)	$1,064,843
Unrecognized (gain) loss	(183,962)	1,270,090	(292,031)
Net Amount Recognized	$424,845	$777,434	$772,812

For the years ended December 31, 2013, 2012 and 2011, the actuarial pension (loss) gain recognized in other comprehensive income was $1,454,052, $(1,562,121), $69,046, respectively. At December 31, 2013, 2012 and 2011, accumulated unrecognized actuarial pension (gains)/ losses of $(183,962), $1,270,090 and $(292,031) have not yet been recognized as a component of net periodic pension benefit cost. The Company expects approximately $30,000 of the amounts in accumulated other comprehensive income will be recognized as components of net periodic benefit income during 2014.

The accumulated benefit obligation was $3,959,927, $4,625,576 and $3,820,407 as of December 31, 2013, 2012 and 2011, respectively.

The following table provides the components of net periodic benefit cost for the plans for the years ended December 31, 2013, 2012 and 2011 :

	December 31,
	2013	2012	2011

Pension Benefits
Service Cost	$261,033	$182,848	$155,831
Interest Cost	251,634	180,173	172,147
Expected Return on Plan Assets	(326,186)	(386,056)	(324,970)
Amortization of prior service cost	22,576	22,576	22,576
Amortization of Actuarial Loss	143,532	(4,163)	(1,203)
Net Periodic Benefit Cost After Curtailments and Settlements	$352,589	$(4,622)	$24,381

	December 31,
	2013	2012	2011
Pension Benefits
Weighted-Average Assumptions
Discount rate	4.68%	4.31%	4.78%
Expected return on plan assets	8.00%	8.00%	8.00%
Rate of compensation increase	3.0%	3.00%	3.00%

The Plan’s investment objectives are expected to be achieved through a portfolio mix of Company stock, other investments, and cash and cash equivalents which reflect the Plan’s desire for investment return.  The Plan had the following asset allocations as of their respective measurement dates:

	December 31,
	2013	2012
Common Stock – Gyrodyne Company of America, Inc.	9.5%	59.9%

Gyrodyne Special Distribution, LLC	15.6%

Gyrodyne Company of America – dividend notes	8.2%
Fixed Income Funds	17.5%	17.7%
Other Funds	49.2%	22.4%
Total	100.0%	100.0%

As of December 31, 2013	Quoted Prices In An Active Market (Level 1)	Values Based On A Level 3 Methodology	Total

Common Stock – Gyrodyne Company of America, Inc. (shares of 34,325)	$436,271	$-	$436,271

Gyrodyne Special Distribution LLC (34,325 units)		710,528	710,528

Gyrodyne dividend notes		373,799	373,799
Taxable Fixed Income Funds	800,153		800,153
Corporate/Foreign Bonds	452,875		452,875
US Government Agency	195,010		195,010
Money Market Funds	1,595,818		1,595,818
Accrued Income	4,280		4,280
Total	$3,484,407	$1,084,327	$4,568,734

The fair value of Gyrodyne dividend notes and the investment interest in Gyrodyne special Distribution LLC are estimated based on a Level 3 methodology, additional details of which are discussed further in Note 14 - Fair Value of Financial Instruments.

The dividend notes were valued using a level 3 methodology as the value is based on the risk of forfeiture and the terms including applicable interest rate, payment terms and maturity date. The Company has the ability to repurchase the notes on a voluntary basis from one or more holders. The notes were declared in late December 2013, close to year end December 31, 2013. As such, there have been no changes in value, no changes in valuation techniques and inputs, no transfers in and out of level 3 and no other changes to the notes since the date they were declared.

The investment in GSD, LLC is valued based the proportionate interest in its net underlying real estate value. Such values were based on either a comparable sales methodology and or discounted cash flow analysis, both of which are considered a Level 3 methodology. The Company has the ability to indirectly repurchase the ownership interests. The ownership interests in GSD, LLC were distributed in late December 2013, close to year end December 31, 2013. As such, there have been no changes in value, no changes in valuation techniques and inputs, no transfers in and out of level 3 and no other changes to the investment since the distribution date.

Expected approximate future benefit payments are as follows:

Years Ending December 31,	Amount

2014	$129,026
2015	121,567
2016	115,318
2017	113,161
2018	108,949
2019 – 2023	965,862
$1,553,883

10.  Incentive Compensation Plan

The Company has an incentive compensation plan for eligible full-time employees and members of the Board in order to promote shareholder value. The Board approved amendments to the plan on February 2, 2010 which are set forth in an Amended and Restated Incentive Compensation Plan dated as of February 2, 2010 (as amended, the “Incentive Plan”). Full-time employees and members of the Board are eligible to participate, and rights of all participants vested immediately on February 2, 2010.

Benefits are realized upon either a change in control of the Company or upon the issuance by the Company of an “excess dividend” following certain asset sales. Change-in-control is defined as the accumulation by any person, entity or group of 30% or more of the combined voting power of the Company's voting stock or the occurrence of certain other specified events. In the event of a change in control, the Incentive Plan provides for a cash payment equal to the difference between the Incentive Plan's "establishment date" price of $15.39 per share, and the per share price of the Common Stock on the closing date equivalent to 100,000 shares of Common Stock, such number of shares subject to adjustments to reflect changes in capitalization. For any individual who becomes a participant with an effective date after December 31, 2009, the trading price of the Company’s Common Stock for the 10 trading days ending on the trading day prior to the date of participation will replace the price of $15.39 for the purpose of calculating benefits. The payment amount would be distributed to eligible participants based upon their respective weighted percentages (ranging from .5% to 18.5%). There are currently 110,000 units granted under the Incentive Plan equal to 110,000 shares of Common Stock, which reflects the amounts outstanding at year end for 2013, 2012 and 2011.

Benefits are also realized if the Company receives proceeds from the disposition of assets during any twelve-month period in an aggregate dollar amount greater than or equal to 15% of the total gross fair market value of Company assets, and within twelve months following the last disposition the Company distributes to shareholders an amount that exceeds income from operations (an “Excess Dividend”). In such event, the Company will pay participants an aggregate amount equal to the Excess Dividend per share multiplied by the number of units in the Incentive Plan, currently 110,000 (the “Disposition Dividend”); provided that a Disposition Dividend may not exceed the aggregate amount of payments under the Incentive Plan that would have been paid had there been a change-in-control consummated on the date of the payment of the Disposition Dividend. This feature is intended to encourage management and the Board to consider asset dispositions followed by distributions of proceeds that are in the best interests of the Company’s shareholders but which would otherwise result in a reduction of potential benefits under the Incentive Plan.

In the event of death of a participant, the beneficiary of the participant in the Incentive Plan is entitled to a death benefit.

On September 13, 2013, the Board of Board of Directors declared a special dividend in the amount of $98,685,000 or $66.56/share of which $68,000,000 or $45.86 was paid in cash. The dividend was paid on December 30, 2013 to stockholders of record as of November 1, 2013. The declaration of the dividend also required cash payment to participants of the Company’s Incentive Compensation Plan in the aggregate amount of $5,044,600 to be allocated and paid to Plan participants in accordance with Plan rules. The allocation to Plan participants are below:

PLAN PARTICPANTS	COMPENSATION	DIRECTOR FEES	Total
Board of Directors(1)	$-	$2,850,199	$2,850,199
Chief Operating Officer	$681,021	-	$681,021
Former Chief Executive Officer	$933,251	-	$933,251
Chief Executive Officer	-	-	-
Chief Financial Officer	-	-	-
Other Employees(2)	$580,129	-	$580,129
Total	$2,194,401	$2,850,199	$5,044,600

(1) $378,345 of the $2,850,199 relate to a former Director who resigned in September 2013.

(2) Approximately $378,345 of the $580,129 relate to 2012 employees who are no longer employees following the restructuring in early 2013.

The remaining liability under the Incentive Plan, payable by the Company when and to the extent that GSD LLC holders receive cash in respect of their GSD interests, is estimated to be not more than $233,200 in the aggregate.

On November 19, 2012, the Board of Directors declared a special cash dividend in the amount of $56,786,652 or $38.30/share. The dividend was payable on December 14, 2012 to stockholders of record as of December 1, 2012. The declaration of the dividend also required cash payment to participants of the Company’s Incentive Compensation Plan in the aggregate amount of $4,213,000 to be allocated and paid to Plan participants in accordance with Plan rules. The allocation to Plan participants are below:

PLAN PARTICPANTS	COMPENSATION	DIRECTOR FEES	Total
Board of Directors		$2,380,345	$2,380,345
Chief Operating Officer	$568,755		568,755
Former Chief Executive Officer	779,405		779,405
Chief Financial Officer	-		-
Other Employees *	484,495		484,495
Total	$1,832,655	$2,380,345	$4,213,000

*Approximately $315,975 of the $484,495 relate to 2012 employees which are no longer employees following the restructuring in early 2013.

At December 31, 2012, there were no accrued liabilities under the Incentive Plan.

As of December 31, 2013 the vested maximum benefit payable to individuals who are no longer employees or directors of the Company is as follows:

Employees	Number of Shares under Plan	Maximum Benefit relating to the 2013 Non-Cash Dividends	Total Maximum Benefit
Former CEO	20,350	$43,142	$259,870
All other former employees	8,250	$17,490	$107,915
Former director	8,250	$17,490	$105,728
Total Maximum Benefit	36,850	$78,122	$473,513

11.  Credit Quality of Rents Receivable

The Company’s standard lease terms include rent due on the first of the month. The Company credit terms extend a standard ten-day grace period across its tenant portfolio and in no event are credit terms extended beyond one year.

The Company manages its billing and collection process internally to enable timely identification of collection issues. The controls and related processes enable the Company to timely identify and establish payment plans to minimizing material losses from defaults. During the years ended December 31, 2013, 2012 and 2011, the Company’s bad debt expense was $36,000, $24,000 and $21,000, respectively. The Company determines the adequacy of its allowance for bad debt through a combination of specific identification for those leases where collectability is at risk, to a general reserve for accounts receivable that are greater than 60 days past due.

As of December 31, 2013 and 2012, respectively, the Company’s Allowance For Doubtful Accounts reflected the following activity:

Allowance for Doubtful Accounts	December 31, 2013	December 31, 2012
Beginning balance	$67,000	$103,000
Bad debt expense	36,000	24,000
Accounts receivable written off	(29,000)	(60,000)
Ending Balance	$74,000	$67,000

12.  Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents and securities issued with the guarantee of U.S. Government Agencies. The Company places its temporary cash investments with high credit quality financial institutions and generally limits the amount of credit exposure in any one financial institution. The Company maintains bank account balances, which exceed insured limits. The Company has not experienced any losses in such accounts and believes that it is not exposed to any significant credit risk on cash. Management does not believe significant credit risk existed at December 31, 2013 and 2012.

13.  Commitments

Lease revenue commitments - The approximate future minimum revenues from rental property under the terms of all noncancellable tenant leases, including bargain renewals, assuming no new or renegotiated leases are executed for such premises, are as follows:

Years Ending December 31,	Amount

2014	$3,903,000
2015	2,987,000
2016	2,364,000
2017	1,728,000
2018	1,486,000
Thereafter	3,060,000
$15,528,000

Employment agreements –

The compensation arrangements between the Company and its President and Chief Executive Officer, and its Chief Financial Officer are set forth in their respective Offer Letter dated May 15, 2013. The agreements each requires an annual salary of $250,000 plus bonus of $125,000, if the respective individual is employed by the Company as of the effective date of a change in control. The agreement can be cancelled by either party at any time.

As of December 31, 2013, the commitment related to severance is approximately $600,000.

14.  Fair Value of Financial Instruments

Assets and Liabilities Measured at Fair-Value – The Company follows authoritative guidance on fair value measurements, which defines fair-value, establishes a framework for measuring fair-value, and expands disclosures about fair-value measurements. The guidance applies to reported balances that are required or permitted to be measured at fair-value under existing accounting pronouncements

The Company follows authoritative guidance on the fair value option for financial assets, which permits companies to choose to measure certain financial instruments and other items at fair-value in order to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently. However, we have not elected to measure any additional financial instruments and other items at fair-value (other than those previously required under other GAAP rules or standards) under the provisions of this standard.

The guidance emphasizes that fair-value is a market-based measurement, not an entity-specific measurement. Therefore, a fair-value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair-value measurements, the guidance establishes a fair-value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy). In instances where the determination of the fair-value measurement is based on inputs from different levels of the fair-value hierarchy, the level in the fair-value hierarchy within which the entire fair-value measurement falls is based on the lowest level input that is significant to the fair-value measurement in its entirety. Our assessment of the significance of a particular input to the fair-value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

The following table represents the carrying value and fair value of the Company’s financial assets and liabilities as of December 31, 2013 and 2012.

	December 31, 2013		December 31, 2012
Description	Carrying Value	Fair Value (Level 2)	Carrying Value	Fair Value (Level 2)
Investment in Marketable Securities	$3,380,864*	$3,380,864*	$4,516,472	$4,516,472

*During 2013, the Company received $996,148 in principal repayments.

During 2012, the Company invested in mortgage backed securities which have either AA or AAA ratings fully guaranteed by US government agencies (the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation). The fair values of mortgage backed securities originated by US government agencies are based on a pricing model that incorporates coupon type, prepayment speeds and the type of collateral backing the securities. A discount rate is applied to the cash flows in the model to arrive at the fair value. Market quotes, current yields, and their spreads to benchmark indices are obtained for each type of security. With this data, a yield curve is derived for each category of mortgage backed securities. Each security is priced by discounting the cash flow stream by the appropriate yield found on the yield curve. As the significant inputs used to derive the value of the mortgage-backed securities are observable market inputs, the fair value of these securities are included in the Level 2 fair value hierarchy.

The following table present the Company's impaired real estate assets measured at fair value on a non-recurring basis as of December 31, 2013, aggregated by the level in the fair value hierarchy within which those measurements fall:

	Balance	Fair Value Measurements Using
Description	December 31, 2013	(Level 1)	(Level 2)	(Level 3)
Impaired real estate assets	$6,503,092	$—	$—	$6,503,092

The Company estimates the fair value of its real estate assets by using income and market valuation techniques. The Company may estimate fair values using market information such as broker opinions of value, appraisals, and recent sales data for similar assets or discounted cash flow models, which primarily rely on Level 3 inputs. The cash flow models include estimated cash inflows and outflows over a specified holding period. These cash flows may include contractual rental revenues, projected future rental revenues and expenses and forecasted tenant improvements and lease commissions based upon market conditions determined through discussion with local real estate professionals, experience the Company has with its other owned properties in such markets and expectations for growth. Capitalization rates and discount rates utilized in these models are estimated by management based upon rates that management believes to be within a reasonable range of current market rates for the respective properties based upon an analysis of factors such as property and tenant quality, geographical location and local supply and demand observations. To the extent the Company under estimates forecasted cash outflows (tenant improvements, lease commissions and operating costs) or over estimates forecasted cash inflows (rental revenue rates), the estimated fair value of its real estate assets could be overstated.

The company did not have any real estate impaired in 2012.

The Grove investment is a distressed asset operating in a distressed environment where an orderly transaction is not available. The facts and circumstances of the Grove make it unreasonable to present a fair value utilizing a Level 3 methodology, the lowest methodology which allows for broad assumptions, therefore, in accordance with the exception rules for thinly traded/lack of marketability of distressed assets, the Company is not presenting a fair value or assuming the fair value is zero. The Company is accounting for the investment under the equity method. As of December 31, 2013 and 2012, the carrying value of the Company’s investment was $0.

15.  Impairment of Real Estate Investments:

The Company assesses on a regular basis whether there are any indicators that the carrying value of real estate assets may be impaired. Potential indicators may include an increase in vacancy at a property, tenant reduction in utilization of a property, tenant financial instability and the potential sale of the property in the near future. An asset is determined to be impaired if the asset's carrying value is in excess of its estimated fair value. During the third quarter of 2013, the Company recognized aggregate impairment charges of $2,100,000 on real estate assets classified in continuing operations. The Company has explored the possible disposition of some of its medical properties and determined that the expected undiscounted cash flows based upon revised estimated holding periods of one of its real estate properties below the current carrying value. Accordingly, the Company reduced the carrying value of the property to its estimated fair value.

There were no impairment charges during 2012.

16.  Equity:

There were no equity transactions during 2013 other than the special dividend of $66.56 per share payable on December 30, 2013 to stockholders of record on November 1, 2013 and a dividend note of $10.89 per share issued on January 31, 2014 to stockholders of record on December 31, 2013. The special dividend resulted in a total cash distribution of approximately $68,000,000 and a noncash equity ownership interest in GSD LLC of approximately $30,685,000.  The dividend note of approximately $16,145,000 ($10.89/share) enables the Company to meet the forecasted minimum REIT taxable income distribution requirement for 2013.

There were no equity transactions during 2012 other than the special dividend of $38.30 per share payable on December 14, 2012 to stockholders of record on December 1, 2012. The special dividend resulted in a total distribution of $56,786,652.

During the year ending December 31, 2011, the Company filed a registration statement on Form S-3 with the Securities and Exchange Commission to register a number of shares of the Company’s common stock to be offered in a rights offering by the Company to its shareholders with gross proceeds (if all rights are exercised) of $9,210,000 or $10,210,000 if an over-allotment option is exercised. The Company received subscriptions for approximately 294,685 shares, greatly exceeding the maximum shares offered of 173,305, and the Company elected to exercise its overallotment option to issue an additional 19,336 shares to satisfy over-subscription requests. Shareholders were allocated 100% of their basic subscriptions. The rights offering resulted in 192,641 common shares issued, and net proceeds (after expenses) raised of $9,961,476. The net proceeds increased the balance in common stock and additional paid in capital by $192,641 and $9,768,835, respectively.

The changes in accumulated other comprehensive income (loss) by component, on a net of tax basis are as follows:

	Pension Plan Adjustments	Unrealized Gains (Losses) on Investments	Unrealized Gains (Losses) on Interest Rate Swaps	Total
Balance – January 1, 2011	$222,985	$-	$(120,602)	$102,383
Other comprehensive income before reclassifications	93,427	-	-	93,427
Amounts reclassified from accumulated other comprehensive income	(24,381)	-	120,602	96,221
Net current period other comprehensive income	69,046	-	120,602	189,648
Balance – December 31, 2011	292,031	-	-	292,031
Other comprehensive income before reclassifications	(1,566,743)	74,287	-	(1,492,456)
Amounts reclassified from accumulated other comprehensive income	4,622	-	-	4,622
Net current period other comprehensive income	(1,562,121)	74,287	-	(1,487,834)
Balance – December 31, 2012	(1,270,090)	74,287	-	(1,195,803)

Other comprehensive income before reclassifications	1,806,641	(139,460)	-	1,667,181
Amounts reclassified from accumulated other comprehensive income	(352,589)	-	-	(352,589)
Net current period other comprehensive income	1,454,052	(139,460)	-	1,314,592
Balance – December 31, 2013	$183,962	$(65,173)	$-	$118,789

17.  Related Party Transactions

During 2012, the Company received the proceeds from stock transactions where Mr. Lamb bought and sold stock within a restricted time frame under Section 16(b) (Short Swing Profits) of the Securities and Exchange Act of 1934. The Company received the Short Swing Profits from Mr. Lamb of $8,586 in 2012.

During 2013 and 2011 there were no related party transactions.

18.  Significant Tenants

For the years ended December 31, 2013 and 2012, rental income from the three largest tenants represented 11%, 5% and 5% of total rental income.

For the year ended December 31, 2011, rental income from the three largest tenants represented 8%, 4% and 4% of total rental income.

19.  Supplementary Information - Quarterly Financial Data (Unaudited)

Year Ended December 31, 2013	First	Second	Third	Fourth

Rental Income	$1,099,584	$1,104,502	$1,156,360	$1,126,637
Tenant reimbursements	189,640	115,756	124,090	113,400
Total revenue	1,289,224	1,220,258	1,280,450	1,240,037
Rental Property Expense	(662,670)	(607,933)	(606,722)	(637,205)
Income from Rental Property	626,554	612,325	673,728	602,832
(Expense) on Condemnation	(2,360)	-	-	-
Net (Loss) Income	$(882,777)	$(444,737)	$48,707,990	$(1,325,271)

Net (Loss) Per Common Share
Basic and Diluted	$(.60)	$(.30)	$32.85	$(.89)

Year Ended December 31, 2012	First	Second	Third	Fourth

Rental Income	$1,187,267	$1,101,161	$1,059,576	$1,100,398
Tenant reimbursements	148,869	143,763	137,037	111,037
Total revenue	1,336,136	1,244,924	1,196,613	1,211,435
Rental Property Expense	(594,549)	(555,633)	(582,901)	(574,953)
Income from Rental Property	741,587	689,291	613,712	636,482
Income (expense) on condemnation	(63,199)	100,111,890	(17,839)	(2,050)
Interest income on condemnation	-	67,265,788	104,928	(29,000)
Net (Loss) Income	$(268,944)	$105,494,044	$(532,782)	$(5,644,065)

Net (Loss) Income Per Common Share
Basic and Diluted	$(.18)	$71.15	$(.36)	$(3.81)

Year Ended December 31, 2011	First	Second	Third	Fourth

Rental Income	$1,260,181	$1,206,799	$1,224,553	$1,195,290
Tenant reimbursements	150,519	154,195	152,222	175,945
Total Revenue	1,410,699	1,360,994	1,376,775	1,371,235
Rental Property Expense	(625,449)	(588,960)	(562,898)	(570,093)
Income from Rental Property	785,250	772,034	813,877	801,142
Income (Expense) on Condemnation	(168,666)	(53,024)	(17,299)	(94,319)
Interest income on condemnation	-	-	-	-
Net (Loss)	$(349,155)	$(244,729)	$(152,918)	$(377,863)

Net (Loss) Per Common Share
Basic and Diluted	$(.27)	$(.19)	$(.12)	$(.26)

20.  Condemnation:

In July 2012, the Company received $167,530,657 from the State of New York (the "State") in payment of the judgments in the Company’s favor in the Company's condemnation litigation with the State, which consisted of $98,685,000 in additional damages (the "2012 Proceeds"), $1,474,941 in costs, disbursements and expenses, and $67,370,716 in interest.

Following receipt of the condemnation proceeds by the Company, New York State notified the Company of an error in the interest computation resulting in New York State overpaying interest by approximately $29,000. The Company reviewed the notice in 2012 and remitted payment of the $29,000 in early 2013.

The $167,530,657 payment concluded the Company’s case for just compensation, commenced in 2006 for the 245.5 acres of its Flowerfield property in St. James and Stony Brook, New York (the "Property") taken by the State, under New York’s eminent domain law. The State had paid the Company $26,315,000 for the Property in March 2006, which the Company elected to treat as an advance payment while it pursued its claim for just compensation. The Court of Claims ruled in the Company’s favor in June 2010 when it awarded the Company $125,000,000, thereby requiring the State to pay an additional $98,685,000 plus statutory interest of nine percent from the date of taking on November 2, 2005 to the date of payment. That judgment, as well as a related judgment for costs, disbursements and expenses, was affirmed by the Appellate Division and the Court of Appeals.

The original advance payment of $26,315,000 was successfully reinvested in like kind property under Section 1033 of the Internal Revenue Code, thereby deferring income tax on the related gain. In accordance with Section 1033, the Company has deferred recognition of the $98,685,000 gain on the condemnation of its real property for income tax purposes.

Following a change in tax law in January 2013 reducing the recognition period applicable for the 2012 taxable year to five years, the Company applied for a private letter ruling from the IRS in March 2013 and ultimately received a favorable ruling on August 28, 2013 (the "PLR"). The PLR concludes that the Company’s receipt of additional damages in July 2012 in connection with judgments in the Company’s favor in its condemnation litigation with the State of New York ("2012 Proceeds") occurred outside of the applicable recognition period for 2012, and therefore permits the Company to distribute, by means of a dividend such as the Special Dividend described below, the gains realized from its receipt of the 2012 Proceeds, subject to a 4% excise tax but without incurring the built-in gains tax.

On September 13, 2013, the Board declared the Special Dividend, in the amount of $98,685,000, or $66.56 per Gyrodyne share, of which approximately $68,000,000, or $45.86 per share, will be paid in cash. The balance of the Special Dividend will be payable in the form of cash proceeds from any further asset dispositions effected prior to payment of the dividend, Dividend Notes, interests in a limited liability company to which Gyrodyne may transfer its remaining assets (or into which it may merge), or a combination of such forms at the discretion of our board of directors. Based on the timely declaration of the Special Dividend and assuming the Special Dividend is timely paid, the Company will no longer have a reinvestment requirement related to the 2012 Proceeds.

21.  Contingencies

In the normal course of business, the Company is a party to various legal proceedings. After reviewing all actions and proceedings pending against or involving the Company, management considers that any loss resulting from such proceedings individually or in the aggregate will not be material to the Company’s financial condition or results of operations.

22.  Subsequent Events

On March 12, 2014, the Company and Rothschild Inc. (“Rothschild”) entered into an amendment to the engagement letter dated as of August 8, 2012 (the “Engagement Letter”) between Rothschild and the Company, pursuant to which the engagement of Rothschild was terminated and the Company agreed to pay Rothschild $970,967.14 in full satisfaction of any and all amounts due or alleged to be due under the Engagement Letter by reason of the Special Dividend, the Second Special Dividend, any other corporate transaction publicly announced prior to March 12, 2014 or any amount that might have otherwise become due by reason of the Company’s obligation to pay Rothschild a success fee in connection with certain transactions that may be consummated during a specified period following a termination. Under the Engagement Letter, approximately $850,000 of the fee was recognized in 2013 as a result of the special cash dividend and the balance of approximately $120,000 will be an expense incurred in the first quarter of 2014. The Company had previously paid Rothschild a total of $629,032.26, exclusive of reimbursed expenses, pursuant to the Engagement Letter. Rothschild had been serving as the Company’s financial advisor in connection with the strategic process. Strategic alternative expenses incurred for the years ended December 31, 2013, 2012 and 2011 were $3,637,123, $1,013,043, and $29,383, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS
REAL ESTATE
Rental property:
Land	$1,733,693	$1,785,293
Building and improvements	11,307,442	11,205,934
Machinery and equipment	344,733	344,733
	13,385,868	13,335,960
Less accumulated depreciation	4,807,276	4,557,615
	8,578,592	8,778,345
Land held for development:
Land	558,466	558,466
Land development costs	1,923,822	1,823,847
	2,482,288	2,382,313
Total real estate, net	11,060,880	11,160,658

Assets held for sale	22,411,392	22,024,321
Cash and cash equivalents	4,377,093	13,048,827
Investment in marketable securities	6,071,506	3,380,864
Rent receivable, net of allowance for doubtful accounts of approximately $74,000 in 2014 and 2013	31,988	82,663
Deferred rent receivable	48,365	57,369
Prepaid expenses and other assets	350,848	618,279
Prepaid pension costs	586,401	608,807
Total Assets	$44,938,473	$50,981,788

LIABILITIES AND EQUITY

LIABILITIES:
Accounts payable	$250,523	$1,603,279
Accrued liabilities	513,515	3,246,403
Deferred rent liability	23,557	21,387
Tenant security deposits payable	253,100	271,658
Liabilities related to assets held for sale	365,923	381,966
Deferred income taxes	1,315,000	1,315,000
Dividend payable	682,033	-
Notes payable	16,447,427	16,144,614
Total Liabilities	19,851,078	22,984,307

Commitments and contingencies

EQUITY:
Common stock, $1 par value; authorized 4,000,000 shares; 1,723,888 shares issued; 1,482,680 shares outstanding	1,723,888	1,723,888
Additional paid-in capital	17,753,505	17,753,505
Accumulated other comprehensive income	118,219	118,789
Deficit	(9,863,126)	(9,119,471)
	9,732,486	10,476,711
Less cost of shares of common stock held in treasury; 241,208	(1,537,697)	(1,537,697)
Total Gyrodyne Stockholders’ Equity	8,194,789	8,939,014
Non-controlling interest in GSD, LLC	16,892,606	19,058,467
Total equity	25,087,395	27,997,481
Total Liabilities and Equity	$44,938,473	$50,981,788

See notes to consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues
Rental income	$1,762,890	$1,902,907	$578,148	$667,757
Rental income - tenant reimbursements	239,217	284,008	60,355	86,816
Total	2,002,107	2,186,915	638,503	754,573

Expenses
Rental expenses	1,140,057	1,051,013	373,935	337,583
General and administrative expenses	1,676,938	7,277,635	526,572	5,713,020
Strategic alternative expenses	1,246,096	2,803,021	373,555	2,151,392
Depreciation	249,660	264,321	82,042	91,058
Insurance claim recoveries in excess of cost	(184,339)	-	(184,339)	-
Impairment charges	200,000	2,100,000	-	2,100,000
Total	4,328,412	13,495,990	1,171,765	10,393,053

Other Income (Expense):
Interest income	78,526	188,066	32,602	59,437
Interest expense	(542,570)	(5,748)	(206,224)	-
Total	(464,044)	182,318	(173,622)	59,437

Net Loss before Condemnation Expense and Provision for Income Taxes	(2,790,349)	(11,126,757)	(706,884)	(9,579,043)
Expense on Condemnation	-	(2,360)	-	-
Net loss before Provision for Income Taxes	(2,790,349)	(11,129,117)	(706,884)	(9,579,043)
Benefit for Income Taxes	-	(58,182,122)	-	(58,182,122)
Net (loss) income from continuing operations	(2,790,349)	47,053,005	(706,884)	48,603,079
Discontinued Operations
Income from discontinued operations attributable to Gyrodyne	-	-	-	-
Income from discontinued operations attributable to non-controlling interest	562,866	327,471	301,327	104,911
Net (loss) income	(2,227,483)	47,380,476	(405,557)	48,707,990
Net Loss from Non-Controlling Interest in GSD, LLC	(2,165,861)	-	(385,748)	-
Net (loss) income Attributable to Gyrodyne	$(61,622)	$47,380,476	$(19,809)	$48,707,990
Net (loss) income attributable to Gyrodyne per common share:
From continuing operations	(0.04)	31.96	(0.01)	32.85
From discontinued operations	0.00	0.00	0.00	0.00
Total (loss) income -Basic and diluted	$(0.04)	$31.96	$(0.01)	$32.85
Weighted average number of common shares outstanding:
Basic and diluted	1,482,680	1,482,680	1,482,680	1,482,680

See notes to consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2014	2013	2014	2013
Net (loss) income attributable to Gyrodyne	$(61,622)	$47,380,476	$(19,809)	$48,707,990
Unrealized (loss) gain on investments	(570)	(92,293)	(58,888)	2,353
Comprehensive (loss) income attributable to Gyrodyne	(62,192)	47,288,183	(78,697)	48,710,343
Comprehensive loss attributable to non-controlling interest	(2,165,861)	-	(385,748)	-
Comprehensive (loss) income	$(2,228,053)	$47,288,183	$(464,445)	$48,710,343

See notes to consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTSOF CASH FLOWS

(UNAUDITED)

	Nine Months Ended
	September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(2,227,483)	$47,380,476
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	564,595	758,577
Impairment charges	200,000	2,100,000
Bad debt expense	45,000	30,000
Net periodic pension benefit cost	22,406	264,442
Deferred income taxes	-	(61,649,000)
Noncash interest expense	302,813	-
Changes in operating assets and liabilities:
Decrease (increase) in assets:
Rent receivable	7,215	34,812
Deferred rent receivable	(90,907)	6,681
Prepaid expenses and other assets	129,312	(149,923)
(Decrease) increase in liabilities:
Accounts payable	(1,420,869)	1,911,545
Accrued liabilities	(2,700,510)	5,027,148
Deferred rent liability	13,678	55,372
Tenant security deposits	(10,374)	3,932
Total adjustments	(2,937,641)	(51,606,414)
Net cash used in operating activities	(5,165,124)	(4,225,938)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of building improvements and equipment	(712,473)	(499,983)
Land development costs	(102,925)	(80,751)
Purchase of marketable securities	(3,138,943)	-
Principal repayments of investments in marketable securities	447,731	865,941
Net cash (used in) provided by investing activities	(3,506,610)	285,207

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on mortgage loans payable	-	(5,013,415)
Net cash used in financing activities	-	(5,013,415)

Net decrease in cash and cash equivalents	(8,671,734)	(8,954,146)
Cash and cash equivalents at beginning of period	13,048,827	94,164,722
Cash and cash equivalents at end of period	$4,377,093	$85,210,576

Supplemental cash flow information:
Interest paid	$-	$26,676
Income and excise taxes paid	$133,000	$3,466,878

Noncash Investing and Financing Activities:
Dividend payable	$682,033	$98,685,000
Issuance of note to settle PIK interest	$302,813	$-

See notes to consolidated financial statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	The Company:

Gyrodyne Company of America, Inc. (“Gyrodyne” or the “Company”) is a self-managed and self-administered real estate investment trust (“REIT”) formed under the laws of the State of New York. The Company manages its business as one operating segment. Prior to December 30, 2013, the Company’s primary business was the investment in and the acquisition, ownership and management of a geographically diverse portfolio of medical office, industrial and development of industrial and residential properties located in the Northeast region of the United States. On December 30, 2013, the Company distributed to its shareholders, as the non-cash portion of the special dividend announced on September 12, 2013 (the “Special Dividend”), all of the equity interests of its subsidiary Gyrodyne Special Distribution LLC (“GSD”), which owned 100% of the interests (through GSD’s subsidiaries) in the Company’s four real estate properties, subject to related mortgage debt in favor of Flowerfield Mortgage Inc., also a subsidiary of the Company, with the Company having the contractual right to manage the business and properties of GSD. Based on management provisions set forth in GSD’s limited liability company agreement which designates sole management authority in the Company, the Company concluded that GSD is a variable interest entity and that GSD’s financial statements should be consolidated with the Company’s. Accordingly, we may use references to "we" or "our" to refer to the Company and GSD and "the Company's properties" or "GSD's properties" (or derivations thereof) interchangeably in this report. In that connection, however, it should be noted that GSD has legal title to the properties and will incur any operating or capital losses resulting from the properties, due to risks as outlined below or otherwise. However, such losses may adversely impact GSD's ability to meet debt service obligations and or repayments of mortgages to Flowerfield Mortgage, Inc. or payment of management fees or result in capital needs at GSD that might require additional capital from the Company, or external sources.

Substantially all of GSD’s properties are subject to net leases in which the tenant reimburses GSD for a portion, all of or substantially all of the costs and/ or cost increases for utilities, insurance, repairs and maintenance, and real estate taxes. Certain leases provide that GSD is responsible for certain operating expenses.

As of September 30, 2014, the Company had an investment in three separate mortgages due from GSD of approximately $13,130,800 and a receivable under a revolving line of credit of $3,000,459. The mortgages and revolving line of credit contain a 5% effective rate and both principal and interest are eliminated in consolidation. The mortgages contain a first lien on the medical parks related real estate owned by GSD. Additionally, the Company owns an estimated 9.32% limited partnership interest in Callery Judge Grove, L.P. (the “Grove”), a limited partnership, which in 2013 sold its only property, an undeveloped Florida property (the “Grove Property”). For further information see Footnote 18.

Following the December 30, 2013 distribution of all of the common membership interests of GSD to the Company’s shareholders in the Special Dividend, the Company has been managing GSD pursuant to the terms of GSD’s limited liability company agreement (the “GSD Agreement”). The GSD Agreement provides that the Company has sole and absolute discretion regarding the management and affairs of GSD. In its capacity as GSD’s managing member, the Company has unilateral authority, without seeking GSD shareholder approval, over the management of the real estate assets, including leasing and sale of its real estate holdings and the execution of any agency and brokerage agreements to facilitate such leases and sales, investing in its real estate holdings through capital improvements and proceeding strategically with seeking to maximize the value of the undeveloped Flowerfield property. Under GSD’s limited liability company agreement, the Company is entitled to market-rate compensation for its services as well as reimbursement for any costs and expenses incurred by and properly allocable to GSD. In April 2014, the Company’s board of directors approved a cost-plus based management fee to be charged to GSD (see footnote 4 for additional detail on the methodology of the cost plus mark-up), which percentage falls in the lower quartile of similar fees charged by comparable companies according to a benchmarking study. Pursuant to the GSD LLC agreement, the Company was obligated to provide an initial liquidity facility to GSD in an amount not to exceed $2.5 million, which amount the Company may determine from time to time. During the third quarter of 2014, the board of directors authorized an increase in the revolving line of credit to $3.5 million. The interest on the debt facilities payable by GSD to the Company is REIT qualified income. The foregoing income earned by the Company for managing GSD is not deemed to be REIT qualified income and therefore is appropriately payable to its taxable REIT subsidiary, Flowerfield Properties, Inc.

The Company, through its managing member control of GSD (albeit with no ownership interest) controls two medical office parks and ten of fourteen buildings in a third medical park, together comprising approximately 131,000 rentable square feet and a multitenant industrial park comprising approximately 130,000 rentable square feet. In addition, the Company, through the same managing member control, maintains approximately 68 acres of property in St. James, New York.

The Company believes it has qualified, and expects to continue to qualify, as a REIT under Section 856(c) (1) of the Internal Revenue Code of 1986 as amended (the “Code”). Accordingly, the Company generally will not be subject to federal and state income tax, provided that distributions to its shareholders equal at least 90% of its REIT taxable income as defined under the Code. The Company is permitted to participate in certain activities from which it was previously precluded in order to maintain its qualifications as a REIT. However, these activities must be conducted in an entity which elected to be treated as a taxable REIT subsidiary (“TRS”) under the Code. The Company has one taxable REIT subsidiary which is subject to federal and state income tax on the income from these activities.

The Company conducts its operations either directly or indirectly through (1) property owning subsidiaries and lender subsidiaries, or (2) Flowerfield Properties, Inc. a wholly owned TRS. Property owner subsidiaries are landlords leasing properties in which the Company has a managing member control but no ownership interest, and lender subsidiaries are lenders loaning funds where the Company made an investment in a loan asset, but in all cases these subsidiaries are separate and distinct legal entities. The Company is the sole managing member of GSD with managerial authority and investment/disposition authority. Flowerfield Mortgage Inc. (“FMI”) is a lender subsidiary wholly owned by the Company with three loan assets secured by property held in the property owner subsidiaries.

On October 21, 2013, the Company filed a preliminary proxy statement with the Securities and Exchange Commission (“SEC”) which contains, among other matters, the Board’s recommendation that the shareholders vote in favor of a plan of merger. The Company received comments from the SEC on November 18, 2013. Consequently, the Company proceeded with holding its 2013 annual meeting without seeking authorization for the merger transaction at that time because of NASDAQ rules requiring listed companies to hold an annual meeting not later than twelve months following the fiscal year end. On May 8, 2014, the Company responded to such comments and filed a revised preliminary proxy statement with the SEC. The Company received comments from the SEC on May 29, 2014 and responded to such comments and filed a revised proxy statement (Amendment No. 2) with the SEC on June 17, 2014. The Company received comments from the SEC on June 24, 2014 and responded to such comments and filed a revised proxy statement (Amendment No. 3) with the SEC on June 26, 2014. The Company received comments from the SEC on June 26, 2014 and responded to such comments and filed a definitive proxy statement (Amendment No. 4) with the SEC on July 1, 2014. On June 5, 2014, the Company announced that a special meeting of shareholders of Gyrodyne Company of America, Inc., would be held at Flowerfield Celebrations, Mills Pond Road, Saint James, New York 11780 on August 14, 2014, at 11:00 a.m., Eastern Time. At the special meeting, the Company was asking the shareholders of record on June 30, 2014 to authorize a plan of merger and the transactions contemplated thereby, including the merger of the Company and GSD with and into Gyrodyne, LLC, a subsidiary of the Company. Shareholders of record at the close of business on June 30, 2014, were entitled to vote at the special meeting or its adjournment or postponement, if any, provided such meeting takes place by August 30, 2014. On August 25, 2014, the Company announced the postponement of the special meeting. The Company rescheduled the special meeting to December 5, 2014 to allow additional time for shareholders to vote on the proposed merger and changed the shareholder record date to October 31, 2014. The Company has been advised by its proxy solicitor, MacKenzie Partners, that with approximately 45% of the outstanding shares voted thus far by delivery of proxy cards, approximately 97% of such shares represented by delivered proxy cards have been voted in favor of the merger.  Despite the overwhelming percentage of received votes in favor of the merger not enough shares have been voted to reach the two-thirds majority needed under New York law. Accordingly, on November 4, 2014, the Company announced a further postponement of the special meeting until the first half of 2015. The Company and its advisors will continue to analyze potential options in the best interests of the Company and its shareholders, which may include enhancements designed to facilitate the ability to complete the merger transaction.

2.	Significant accounting policies:

The below disclosures are in addition to the significant accounting policies disclosed on Form 10-K for the year ended December 31, 2013.

Revenue recognition – Base rents from rental properties are recognized on a straight-line basis over the terms of the related leases. The excess of rents recognized over amounts contractually due, if any, are included in deferred rents receivable on the Company's balance sheets. Alternatively, rents received in advance of rents recognized, if any, are included in deferred rent liability on the Company’s balance sheet. Certain leases also provide for tenant reimbursements of common area maintenance, other operating expenses and real estate taxes all of which are reported in tenant reimbursements on the consolidated statements of operations. Ancillary and other property related income is recognized in the period earned.

Gains on sales of real estate - Gains on sales of real estate are recognized based upon the specific timing of the sale as measured against various criteria related to the terms of the transactions and any continuing involvement associated with the properties. If the sales criteria are not met, the gain is deferred and the finance, installment or cost recovery method, as appropriate, is applied until the sales criteria are met. To the extent GSD sells a property and retains a partial ownership interest in the property, the Company recognizes gain to the extent of the third-party ownership interest.

Assets Held For Sale and Discontinued Operations- Assets and liabilities of properties that meet various held for sale criteria, including whether it is probable that a sale will occur within 12 months, are presented separately in the Consolidated Balance Sheets as “Assets held for Sale”, with assets and liabilities being separately stated. The operating results of these properties are reflected as discontinued operations in the Consolidated Statements of Operations. Properties classified as held for sale are carried at the lower of net carrying value or estimated fair value less costs to sell and depreciation and amortization are no longer recognized. Properties that do not meet the held for sale criteria are accounted for as operating properties.

3.	Basis of Quarterly Presentations:

The accompanying quarterly financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). The financial statements of the Company included herein have been prepared by the Company pursuant to the rules and regulations of the SEC and, in the opinion of management, reflect all adjustments which are necessary to present fairly the results for the three and nine-month periods ended September 30, 2014 and 2013.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.

This report should be read in conjunction with the audited financial statements and footnotes therein included in the Annual Report on Form 10-K for the year ended December 31, 2013 and with the definitive proxy statement/prospectus filed with the SEC on July 1, 2014.

The results of operations for the three and nine-month periods ended September 30, 2014 are not necessarily indicative of the results to be expected for the full year.

4.	Principles of Consolidation:

The accompanying consolidated financial statements include the accounts of Gyrodyne Company of America, Inc. and all majority owned subsidiaries. The Company consolidates its wholly owned subsidiaries, partnerships and joint ventures which it controls (i) through voting rights or similar rights or (ii) by means other than voting rights if the Company is the primary beneficiary of a variable interest entity ("VIE"). If an investment is determined to be a VIE, the Company performs an analysis to determine if the Company is the primary beneficiary of the VIE. GAAP requires a VIE to be consolidated by its primary beneficiary. The primary beneficiary is the party that has a controlling financial interest in an entity. In order for a party to have a controlling financial interest in an entity, it must have (1) the power to direct the activities of a VIE that most significantly impact the entity's economic performance and (2) the obligation to absorb losses or the right to receive benefits of an entity that could potentially be significant to the VIE.

The Company's consolidated VIE, GSD, was determined to be a VIE primarily because the Company has the power to direct activities of GSD that most significantly impact the entity's economic performance and has the obligation to absorb losses or the right to receive benefits of the entity. GSD owns all of the real estate that was previously owned by the Company prior to the distribution of ownership interests in GSD to the Company’s shareholders on December 30, 2013. GSD owes mortgage obligations payable to a wholly owned subsidiary of the Company of $13,130,802 and $13,840,889 as of September 30, 2014 and December 31, 2013, respectively. As previously discussed in the Company’s 2013 Annual Report filed on Form 10-K, the estimated fair value of the real estate net of its mortgage obligations and other direct liabilities was $30,685,000 on December 30, 2013. At September 30, 2014 and December 31, 2013, the net book value of GSD was approximately $16,893,000 and $19,058,000, respectively. GSD is essentially being managed and operated by the Company where the Company is the primary obligor for liabilities incurred on behalf of GSD. As a result, the Company could be held liable for current and future obligations of GSD, and in turn it would be the Company’s obligation to seek reimbursement from GSD.

Investments in affiliates in which the Company has the ability to exercise significant influence, but not control, are accounted for under the equity method. The Company did not have any such investments at September 30, 2014. Investment interests in excess of 5% in limited partnerships are accounted for under the equity method. All consolidated subsidiaries are wholly owned. All intercompany balances and transactions have been eliminated. There were no investments accounted for under the equity method as of September 30, 2014.

Management Services Arrangements

Under GSD’s Amended and Restated Limited Liability Company Agreement, Gyrodyne, in its capacity as managing member of GSD, is entitled to market-rate compensation for its services as well as reimbursement for any costs and expenses incurred by and properly allocable to GSD. Gyrodyne also is obligated to provide an initial liquidity facility to GSD in an amount not to exceed $2.5 million, which Gyrodyne may determine from time to time. During the third quarter of 2014, the board of directors authorized an increase in the revolving line of credit to $3.5 million.

Taking into account a number of factors, including a management services benchmarking study commissioned by Gyrodyne, we implemented a management services arrangement under which GSD will pay certain fees to or reimburse Gyrodyne as follows:

●     GSD will reimburse Gyrodyne for 85% of Gyrodyne's General and Administrative (G&A) Expenses and pay a fee to Gyrodyne equal to 8.5% of such reimbursed amount; plus

●     GSD will reimburse Gyrodyne for all rental expenses, whether value added (such as contractor and payroll expenses) or non-value added (such as utilities and taxes) paid by Gyrodyne in respect of the Contributed Properties; plus

●     GSD will pay a fee to Gyrodyne equal to 8.5% of all value added rental expenses paid by Gyrodyne in respect of the Contributed Properties, but no fee will be payable in respect of non-value added rental expenses; plus

●     GSD will reimburse 100% (without mark-up) of any bonuses (under the Bonus Plan (See "Interests of Our Directors and Executive Officers—Bonus Plan") or otherwise) paid by Gyrodyne to its employees and directors and related payroll taxes on account of any sales of the Contributed Properties; plus

●     Gyrodyne will be entitled to interest at the rate of 5.0% per annum on any funds advanced by Gyrodyne pursuant to the liquidity facility made available to GSD.

The foregoing management services arrangements are subject to change pending further analysis and completion of documentation of such arrangements and formal adoption by our Board. Upon such adoption of definitive documentation with respect to the management services arrangements, Gyrodyne will file a current report on Form 8-K containing disclosure of the terms of such arrangements as so adopted, which disclosure will identify any modifications of the foregoing.

5.	Consolidating Financial Information

Our consolidated assets at September 30, 2014 and December 31, 2013 include total assets of $33,811,227 and $33,730,130, respectively, of a variable interest entity (VIE) that can only be used to settle liabilities of that VIE. These assets, prior to reclassifying applicable items to discontinued operations, include real estate of $32,790,481 and $32,739,678, deferred rent of $306,616 and $215,709, rent receivable of $43,614 and $0, and prepaid and other assets of $670,516 and $774,743, respectively. Our consolidated liabilities at September 30, 2014 and December 31, 2013, prior to reclassifying applicable items to discontinued operations, include liabilities of a VIE consisting of $463,737 and $474,111, respectively of tenant security deposits, accounts payable of $183,645 and $0, respectively, accrued liabilities of $32,378 and $0, respectively, and deferred rent liability of $107,600 and $93,922, respectively. The VIE also has mortgages payable, prior to reclassifying applicable items to discontinued operations, to a wholly-owned subsidiary of Gyrodyne of $13,130,802 and $13,840,889, respectively and an outstanding balance in a revolving debt facility of $3,000,459 and $254,740 at September 30, 2014 and December 31, 2013, respectively, that are eliminated in consolidation.

The tables below are the unaudited consolidating September 30, 2014 Balance Sheet and Statement of Operations reflecting the operations of Gyrodyne Company of America, Inc. and subsidiaries and GSD.

	Gyrodyne Company of America, Inc. and Subsidiaries	GSD, LLC	Total	Eliminations	Consolidated

ASSETS
REAL ESTATE
Rental property:
Land	$-	$1,733,693	$1,733,693	$-	$1,733,693
Building and improvements	-	11,307,442	11,307,442	-	11,307,442
Machinery and equipment	-	344,733	344,733	-	344,733
	-	13,385,868	13,385,868	-	13,385,868
Less accumulated depreciation	-	4,807,276	4,807,276	-	4,807,276
	-	8,578,592	8,578,592	-	8,578,592
Land held for development:
Land	-	558,466	558,466	-	558,466
Land development costs	-	1,923,822	1,923,822	-	1,923,822
	-	2,482,288	2,482,288	-	2,482,288
Total real estate, net	-	11,060,880	11,060,880	-	11,060,880
Assets held for sale	-	22,411,392	22,411,392	-	22,411,392
Cash and cash equivalents	4,377,093	-	4,377,093	-	4,377,093
Investment in marketable securities	6,071,506	-	6,071,506	-	6,071,506
Rent receivable, net of allowance for doubtful accounts of approximately $74,000	-	31,988	31,988	-	31,988
Deferred rent receivable	-	48,365	48,365	-	48,365
GSD Line of Credit	3,000,459	-	3,000,459	(3,000,459)	-
Prepaid expenses and other assets	92,246	258,602	350,848	-	350,848
Prepaid pension costs	586,401	-	586,401	-	586,401
Mortgage receivable	13,130,802	-	13,130,802	(13,130,802)	-
Total Assets	$27,258,507	$33,811,227	$61,069,734	$(16,131,261)	$44,938,473

LIABILITIES AND EQUITY

LIABILITIES:
Accounts payable	$105,743	$144,780	$250,523	$-	$250,523
Accrued liabilities	513,515	-	513,515	-	513,515
Deferred rent liability	-	23,557	23,557	-	23,557
Tenant security deposits payable	-	253,100	253,100	-	253,100
Liabilities related to assets held for sale	-	9,667,675	9,667,675	(9,301,752)	365,923
GSD Line of Credit	-	3,000,459	3,000,459	(3,000,459)	-
Mortgage Payable	-	3,829,050	3,829,050	(3,829,050)	-
Deferred income taxes	1,315,000	-	1,315,000	-	1,315,000
Dividend payable	682,033		682,033		682,033
Notes payable	16,447,427	-	16,447,427	-	16,447,427
Total Liabilities	19,063,718	16,918,621	35,982,339	(16,131,261)	19,851,078

Commitments and contingencies

EQUITY:
Common stock, $1 par value; authorized 4,000,000 shares; 1,723,888 shares issued; 1,482,680 shares outstanding	1,723,888	-	1,723,888	-	1,723,888
Additional paid-in capital	17,753,505	-	17,753,505	-	17,753,505
Accumulated other comprehensive income	118,219	-	118,219	-	118,219
Deficit	(9,863,126)	(2,173,862)	(12,036,988)	2,173,862	(9,863,126)
	9,732,486	(2,173,862)	7,558,624	2,173,862	9,732,486
Less cost of shares of common stock held in treasury; 241,208	(1,537,697)	-	(1,537,697)	-	(1,537,697)
Total Gyrodyne Stockholders’ Equity	8,194,789	(2,173,862)	6,020,927	2,173,862	8,194,789
Non-controlling interest in GSD, LLC		19,066,468	19,066,468	(2,173,862)	16,892,606
Total equity	8,194,789	16,892,606	25,087,395	-	25,087,395
Total Liabilities and Equity	$27,258,507	$33,811,227	$61,069,734	$(16,131,261)	$44,938,473

Consolidated Statement of Operations – Nine Months Ended September 30, 2014

	Gyrodyne Company of America, Inc.	GSD, LLC	Total	Eliminations	Consolidated
Revenues
Rental income	$-	$1,762,890	$1,762,890	-	$1,762,890
Rental income - tenant reimbursements	-	239,217	239,217	-	239,217
Other income	3,883,142	-	3,883,142	(3,883,142)	-
Total	3,883,142	2,002,107	5,885,249	(3,883,142)	2,002,107

Expenses
Reimbursable expenses	1,150,057	-	1,150,057	(1,150,057)	-
Rental expenses	-	1,178,942	1,178,942	(38,885)	1,140,057
General and administrative expenses	1,676,938	1,544,988	3,221,926	(1,544,988)	1,676,938
Strategic alternative expenses	1,246,096	1,149,212	2,395,308	(1,149,212)	1,246,096
Depreciation	-	249,660	249,660	-	249,660
Insurance claim recoveries in excess of cost	-	(184,339)	(184,339)	-	(184,339)
Impairment charges	-	200,000	200,000	-	200,000
Total	4,073,091	4,138,463	8,211,554	(3,883,142)	4,328,412

Other Income (Expense):
Interest income	281,679	-	281,679	(203,153)	78,526
Interest expense	(542,570)	(203,153)	(745,723)	203,153	(542,570)
Total	(260,891)	(203,153)	(464,044)	-	(464,044)
Net Loss from continued operations	(450,840)	(2,339,509)	(2,790,349)	-	(2,790,349)
Net Income from discontinued operations	389,218	173,648	562,866	-	562,866
Net Loss	$(61,622)	$(2,165,861)	$(2,227,483)	$-	$(2,227,483)

Consolidated Statement of Operations – Three Months Ended September 30, 2014

	Gyrodyne Company of America, Inc.	GSD, LLC	Total	Eliminations	Consolidated

Revenues
Rental income	$-	$578,148	$578,148	$-	$578,148
Rental income – tenant reimbursements	-	60,355	60,355	-	60,355
Other income	1,227,109	-	1,227,109	(1,227,109)	-
Total rental income	1,227,109	638,503	1,865,612	(1,227,109)	638,503

Expenses
Reimbursable expenses	383,935	-	383,935	(383,935)	-
Rental expenses	-	388,881	388,881	(14,946)	373,935
General and administrative expenses	526,572	483,717	1,010,289	(483,717)	526,572
Strategic alternative expenses	373,555	344,511	718,066	(344,511)	373,555
Depreciation	-	82,042	82,042	-	82,042
Insurance claim recoveries in excess of cost	-	(184,339)	(184,339)	-	(184,339)
Impairment charges	-	-	-	-	-
Total	1,284,062	1,114,812	2,398,874	(1,227,109)	1,171,765

Other income (expense):
Interest income	115,632	-	115,632	(83,030)	32,602
Interest expense	(206,224)	(83,030)	(289,254)	83,030	(206,224)
Total	(90,592)	(83,030)	(173,622)	-	(173,622)
Net loss from continued operations	(147,545)	(559,339)	(706,884)	-	(706,884)
Net income from discontinued operations	127,736	173,591	301,327	-	301,327
Net loss	$(19,809)	$(385,748)	$(405,557)	$-	$(405,557)

6.	Real Estate Assets Held for Sale and Discontinued Operations:

FASB ASC Topic 360-10, Property, Plant and Equipment – Overall requires a long-lived asset to be classified as “held for sale” in the period in which certain criteria are met. The Company classifies real estate assets and their related liabilities as held for sale after the following conditions have been satisfied: (1) the receipt of approval from its board of directors to sell the asset, (2) the initiation of an active program to sell the asset, and (3) the asset is available for immediate sale and it is probable that the sale of the asset will be completed within one year. When assets are classified as held for sale, they are recorded at the lower of the assets’ carrying amount or fair value, less the estimated selling costs.

The Company and Gyrodyne Special Distribution LLC, its consolidated Variable Interest Entity, periodically classifies real estate assets as held for sale, and these assets and their liabilities are stated separately on the accompanying condensed consolidated balance sheets. During the second quarter of 2014, the Company’s board of directors approved the hiring of real estate brokers to facilitate the sale of the Cortlandt Manor Medical Center and Fairfax Medical Center. The Company expects to complete the sale of these properties within one year.

	Assets Held for Sale
	9/30/2014	12/31/2013
Property
Cortlandt Manor Medical Center (1)	$8,189,751	$8,272,231
Fairfax Medical Center	13,539,850	13,306,789
Accounts receivable	11,626	13,166
Deferred rent receivable	258,251	158,340
Prepaid expenses and other	411,914	273,795
Total Assets Held for Sale	$22,411,392	$22,024,321

	Liabilities Related to Real Estate Assets Held for Sale
	9/30/2014	12/31/2013
Accounts payable	$38,865	$106,978
Accrued liabilities	32,378	-
Deferred rent liability	84,043	72,535
Tenant security deposit payable	210,637	202,453
Total Liabilities Related to Real Estate Assets Held for Sale	$365,923	$381,966

(1)	The Cortlandt Manor Medical Center is inclusive of the two adjacent lots.

The results of operations and the gains or losses from operating properties that are held for sale and or disposed of in accordance with FASB ASC Topic 360-10, Property, Plant and Equipment – Overall, these assets and their liabilities are separately stated on the accompanying condensed consolidated balance sheets as “assets held for sale” or liabilities related to assets held for sale. Gains and losses, the results of operations, interest expense, and all expenses related to the retirement of debt from operating properties that are disposed of are included in discontinued operations in the period incurred and are shown separately in the condensed consolidated statements of operations as income from discontinued operations.

The following table summarizes the discontinued operations for the three and nine months ended September 30, 2014 and 2013 (unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues
Rental income	$533,784	$488,603	$1,575,875	$1,457,539
Rental income - tenant reimbursements	41,265	37,274	152,925	145,478
Total rental income	575,049	525,877	1,728,800	1,603,017

Expenses
Rental Expenses	273,722	269,139	850,999	826,312
Depreciation	-	151,827	314,935	449,234
Total expenses	273,722	420,966	1,165,934	1,275,546

Net income from discontinuing operations	$301,327	$104,911	$562,866	$327,471

The Company assesses on a regular basis whether there are any indicators that the carrying value of its real estate assets may be impaired. Potential indicators may include an increase in vacancy at a property, tenant reduction in utilization of a property, tenant financial instability and the potential sale of the property in the near future. An asset is determined to be impaired if the asset's carrying value is in excess of its estimated fair value. During the three and nine months ended September 30, 2014 and 2013, the Company did not recognize any impairment charges in discontinued operations, relating to real estate assets that were classified as held for sale.

During the second quarter of 2014, the Company recognized aggregate impairment charges of $200,000 on real estate assets classified in continuing operations. (See footnote 19)

7.	Investment in Marketable Securities:

The Company determines the appropriate classification of securities at the time of purchase and reassesses the appropriateness of such classification at each reporting date. All marketable securities held by the Company have been classified as available-for-sale and, as a result, are stated at fair value, based on a pricing model that incorporates coupon type, prepayment speeds and the type of collateral backing the securities. Unrealized gains and losses on available-for-sale securities are recorded as a separate component of stockholders’ equity. Any realized gains and losses on the sale of securities, as determined on a first-in, first-out basis, will be included in the Consolidated Statements of Operations.

The Company reviews its investments on a regular basis to evaluate whether or not each security has experienced an other-than-temporary decline in fair value. If it is believed that an other-than-temporary decline exists, the Company will write down the investment to market value and record the related write-down in the Consolidated Statements of Operations.

The historical cost and estimated fair value of investments in marketable securities available for sale as of September 30, 2014 and December 31, 2013 are as follows:

	September 30, 2014	December 31, 2013
Amortized cost	$6,137,249	$3,446,037
Gross Unrealized Losses	(65,743)	(65,173)
Fair Value*	$6,071,506	$3,380,864

*The Company received $447,731 in principal repayments during the nine months ended September 30, 2014

The Company’s investment is in conforming agency fixed rate mortgage pass through securities (“mortgage-backed securities)”, each of which contained either AA or AAA ratings, the principal of which is fully guaranteed by agencies of the U.S. Government. At September 30, 2014 and December 31, 2013, marketable securities based on amortized cost, reflect a yield of approximately 2%, have contractual maturities of 15 or 30 years and an adjusted duration of less than four years. The fair value of mortgage-backed securities was estimated based on a Level 2 methodology, additional details of which are discussed further in Note 18 – Fair Value of Financial Instruments. None of the securities with an unrealized loss at September 30, 2014 is considered to be other-than-temporarily impaired; therefore the unrealized loss was reported in the Consolidated Statement of Comprehensive Income (Loss).

8.	Notes Payable:

The transfer of the properties by the Company to GSD resulted in the recognition of approximately $28.4 million of capital gain income by the Company in 2013. Giving effect to offsetting deductions, the Company determined that it would have approximately $18 million in REIT income for 2013. In order to satisfy applicable REIT distribution requirements, on December 20, 2013, the Company declared an additional dividend, payable to the Company’s shareholders of record as of December 31, 2013 on January 31, 2014. The Second Special Dividend was paid in the form of interests in a global dividend note due June 30, 2017 (“Dividend Note”) aggregating $16,150,000 ($10.89 per share) in principal amount. The Dividend Note bears interest at 5.0% per annum, payable semi-annually on June 15 and December 15 of each year, commencing June 15, 2014, and may be payable in cash or in the form of additional notes. On June 16, 2014, the initial semi-annual interest payment on the Dividend Note was paid in kind in the form of uncertificated interests in a global subordinated note due June 30, 2017 in the principal amount of $302,813 that otherwise is identical to the Dividend Note other than as to the initial semi-annual interest payment date thereunder.

	June 30, 2014	December 31, 2013
Global Dividend Note Payable	$16,144,614	$16,144,614
Global Note Payable	302,813	-
Total Notes Payable	$16,447,427	$16,144,614

9.	Dividend payable

On September 12, 2014, the Board of Directors declared a special supplemental dividend in the amount of $682,033 or $0.46 per share of Gyrodyne common stock. The dividend will be payable in the form of non-transferrable interests in a subordinated dividend note, unless Gyrodyne’s Board of Directors otherwise determines to pay all or part of such dividend in cash and subject to any applicable law, rule or regulation. The dividend will be payable on December 31, 2014 to all shareholders of record on September 26, 2014. The dividend is intended to prevent the imposition of federal corporate income tax on the Company's undistributed 2013 REIT taxable income.

10.	Earnings per Share:

Basic earnings per common share are computed by dividing net income (loss), attributable to Gyrodyne, by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share give effect to stock options and warrants which are considered to be dilutive common stock equivalents. Treasury shares have been excluded from the weighted average number of shares. The Company does not have any outstanding common stock equivalents as of September 30, 2014, and 2013.

	Nine Months Ended September 30,
BASIC	2014	2013
Net (loss) income attributable to Gyrodyne:
Continuing operations	$(61,622)	$47,380,476
Discontinued operations	-	-
Net (loss) income attributable to Gyrodyne	(61,622)	47,380,476
Weighted average number of common shares outstanding	1,482,680	1,482,680
Net (loss) income per common share attributable to Gyrodyne (“EPS”):
Continuing operations	$(0.04)	$31.96
Discontinued operations	-	-
Net (loss) income per common share attributable to Gyrodyne (“EPS”)	$(0.04)	$31.96

11.	Income Taxes:

The Company files a consolidated U.S. Federal Tax Return that includes all 100% owned subsidiaries. State tax returns are filed on a consolidated or separate basis depending on the applicable laws. The Company files a separate US Federal Tax Return for Gyrodyne Special Distribution LLC.

Deferred income tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Deferred income tax liabilities consist of the following:

	September 30,	December 31,
	2014	2013

Deferred Tax Liabilities:
Unrealized gain on investment in Citrus Grove	$(1,315,000)	$(1,315,000)
Net Deferred Income Taxes	$(1,315,000)	$(1,315,000)

The Company is taxed as a REIT for federal and state income tax purposes under section 856(c)(1) of the Internal Revenue Code (the “Code”). As long as the Company qualifies for taxation as a REIT, it generally will not be subject to federal and state income tax, with the exception of its taxable REIT subsidiary which is subject to both federal and state income tax. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal and state income tax on its taxable income at regular corporate rates. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified for taxation as a REIT for the four taxable years following the year in which it loses its qualification. Even if the Company qualifies as a REIT, it may be subject to certain state and local taxes on its income and property and to federal income and excise taxes on its undistributed income.

12.	Retirement Plans:

On November 25, 2013 the Company’s Board voted to terminate the noncontributory defined benefit pension plan (the “Plan”), subject to regulatory approval, and has begun the process of termination. On February 28, 2014, the Company submitted the necessary application and related documents to the IRS and to the Pension Benefit Guarantee Corporation (“PBGC”) in August 2014. Both the PBGC and the IRS must approve the termination. The Company expects to receive the approval from the PBGC and the IRS in the fourth quarter of 2014.

As a result of the Board’s vote to terminate the pension plan, on February 28, 2014 the non-vested benefits became fully vested, and the effects of future contribution levels will cease to be an obligation. The Pension plan has an accumulated net unrecognized gain. Any gain (loss) from termination will be added to (netted against) the unrecognized pension gain and recognized in the financial statements.

The Plan contains two options for employees and beneficiaries to choose from upon termination of the Plan; Annuity or Lump Sum. The below pension asset reflects an annuity obligation where assets will exceed the obligations.

The following table provides the components of net periodic pension benefit cost for the Plan for the three and nine months ended September 30, 2014 and 2013 including the required and expected contributions:

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Pension Benefits
Service Cost	$139,280	$195,775	$46,427	$65,258
Interest Cost	137,126	188,726	45,708	62,909
Expected Return on Plan Assets	(270,932)	(244,639)	(90,310)	(81,546)
Amortization of prior service costs	16,932	16,932	5,644	5,644
Amortization of Actuarial Loss	-	107,648	-	35,883
Net Periodic Pension Benefit Cost After Curtailments and Settlements	$22,406	$264,442	$7,469	$88,148
Minimum required contribution	$-	$-	$-	$-
Expected contribution	$-	$-	$-	$-

During the three and nine-months ended September 30, 2014 and 2013, the Company did not make any contribution to the Plan. The Company does not have a minimum required contribution for the December 31, 2014 plan year. As a result of the termination of the pension plan, the Company may have to make a contribution of up to approximately $1,600,000 to satisfy the lump sum payment options and to purchase annuities.

13.	Incentive Compensation Plan:

Benefits under the Company’s Incentive Compensation Plan (the “ICP”) are realized upon either a Change-in-Control (as defined in the ICP) of the Company, or upon the issuance by the Company of an “Excess Dividend” (as defined in the ICP) following certain asset sales. The ICP provides that payments made in connection with an Excess Dividend may not exceed the hypothetical ICP payments that would have been made had there instead been a Change in Control transaction consummated on the dividend payment date. The ICP payments that would have been made had there been a Change in Control transaction consummated on December 30, 2013, the payment date of the $98,685,000 special dividend, were approximately $5,277,800. The ICP payments actually made in respect of the $68,000,000 cash portion of the special dividend totaled $5,044,600. Consequently, remaining ICP payments to be made in connection with the special dividend when and to the extent that GSD holders receive cash in respect of their GSD interests may not exceed $233,200 ($5,277,800 - $5,044,600).

Employees	Number of Units under Plan	Maximum Benefit relating to the 2013 Non-Cash Dividends
COO	14,850	$31,482
Employees	4,400	$9,328
Directors	53,900	$114,268
Total ICP excluding termed employees and directors	73,150	$155,078
Former CEO	20,350	$43,142
All other former employees	8,250	$17,490
Former director	8,250	$17,490
Total former Board members and former employees	36,850	$78,122
Total maximum ICP to be paid	110,000	$233,200

14.	Retention/ Incentive Bonus Plan:

In September 2013, our board of directors determined that it is in the best interests of the Company and its shareholders to pursue the actual disposition of the Company’s remaining assets and to complete the Company’s tax liquidation by means of the proposed merger of the Company and GSD with and into Gyrodyne, LLC, if approved and consummated. Following the proposed merger, Gyrodyne, LLC would operate with a business plan to dispose of the properties previously transferred from the Company to GSD (the “Contributed Properties”), and any other assets, in each case in an orderly manner designed to obtain the best value reasonably available for such assets. Accordingly, in May 2014, our board of directors authorized a Retention Bonus Plan designed to recognize the nature and scope of the responsibilities related to such business plan, to reward and incent performance in connection therewith, to align the interests of directors, executives and employees with our shareholders and to retain such persons during the term of such plan. The Retention Bonus Plan provides for bonuses to directors and discretionary bonuses to officers and employees determined by the gross sales proceeds from the sale of each property and the date of sale.

The Retention Bonus Plan consists of a bonus pool that would be funded with an amount equal to 5% of the specified appraised value of each of the Contributed Properties (to be set forth in the plan), so long as the gross selling price of a property is equal to or greater than 100% of its appraised value (based on appraisals utilized to support the value of the real estate included in the non-cash dividend distributed on December 30, 2013). Additional funding of the bonus pool would occur on a property-by-property basis when the gross sales price of a property is in excess of its appraised value as follows: 10% on the first 10% of appreciation, 15% on the next 10% of appreciation and 20% on appreciation greater than 20%. Furthermore, if a specified property is sold on or before a designated date to be specified in the Retention Bonus Plan, an additional amount equal to 2% of the gross selling price of such property also would be funded into the bonus pool.

The bonus pool is distributable in the following proportions to the named participants in the bonus plan for so long as they are directors or employees of the Company, GSD or Gyrodyne, LLC: 15% for the Chairman, 50% for the directors other than the chairman (10% for each of the other five directors) and 35% (the Employee Pool”) for the Company’s executives and employees. Such share of the bonus pool is earned only upon the completion of the sale of a property at a gross selling price equal to or greater than its appraised value and is paid to the named beneficiaries of the Retention Bonus Plan or their designees within 60 days of the completion of such sale or, if later, within 60 days of receipt of any subsequent post-completion installment payment related to such sale. All allocations to individual beneficiaries in the Employee Pool are discretionary and shall be determined from time to time by the board of directors of the Company or its successor in consultation with its President.

Pursuant to the terms of the Management Services Arrangement, the foregoing bonus payments made by the Company will be reimbursed by GSD (See “Management Services Arrangements”).

15.	Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents and securities issued with the guarantee of U.S. Government Agencies. The Company places its temporary cash investments with high credit quality financial institutions and generally limits the amount of credit exposure in any one financial institution. The Company maintains bank account balances, which exceed insured limits. The Company has not experienced any losses in such accounts and believes that it is not exposed to any significant credit risk on cash. Management does not believe significant credit risk existed at September 30, 2014 and December 31, 2013.

16.	Commitments and Contingencies:

Lease revenue commitments - The approximate future minimum revenues from rental property under the terms of all noncancellable tenant leases, assuming no new or renegotiated leases are executed for such premises, are as follows:

Twelve Months Ending September 30,	Amount

2015	$3,789,000
2016	3,044,000
2017	2,262,000
2018	1,941,000
2019	1,567,000
Thereafter	3,126,000
$15,729,000

Other commitments and contingencies As of September 30, 2014, other commitments and contingencies are summarized in the below table:

Incentive Compensation Plan	$233,200
Management Employment agreements with bonus and severance commitment contingencies	600,000
Other employee severance commitment contingencies	120,000
Total	$953,200

Employment agreements - The Company has compensation arrangements with its Chief Executive Officer and Chief Financial Officer (collectively, the “Agreements”), each executed during the quarter ended June 30, 2013. Each of the Agreements contains a bonus of $125,000 payable upon a change of control as defined in the agreements. In addition, each agreement provides for severance equivalent to 6 months of base salary and the vesting and related payment of the change of control bonus.

The Company also has a compensation arrangement with its Chief Operating Officer executed on May 8, 2014 which provides for severance equivalent to 6 months of base salary.

Under Company policy the aggregate severance commitment contingency to other employees is approximately $120,000.

17.	Recent Accounting Pronouncements:

In February 2013, the FASB issued ASU 2013-02, “Comprehensive Income (Topic 220), Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” The amendments do not change the current requirements for reporting net income or other comprehensive income in financial statements. However, the amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of the net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts. The pronouncement is effective for fiscal years and interim periods ending after December 15, 2012. The adoption of this pronouncement did not have a material effect on the Company’s consolidated financial position or results of operations.

In July 2013, the FASB issued ASU 2013-11, “Income Taxes (Topic 740), Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists”. ASU 2013-11 amends the current guidance to eliminate the diversity in practice in the presentation of unrecognized tax benefits. An unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date. The pronouncement is effective prospectively for fiscal years and interim periods beginning after December 15, 2013, and retrospective application is permitted. The adoption of this pronouncement did not have a material effect on the Company’s consolidated financial position or results of operations.

In April 2013, the FASB issued ASU 2013-07, “Presentation of Financial Statement (Topic 205), Liquidation Basis of Accounting.” The amendment requires an entity to prepare its financial statements using the liquidation basis of accounting when liquidation is imminent. Liquidation is imminent when the likelihood is remote that the entity will return from liquidation and either (a) a plan for liquidation is approved by the person or persons with the authority to make such a plan effective and the likelihood is remote that the plan execution of the plan will be blocked by other parties or (b) a plan for liquidation is being imposed by other forces. Financial statements prepared using the liquidation basis of accounting are required to present relevant information about an entity’s expected resources in liquidation by measuring and presenting assets at the amount of the expected cash proceeds from liquidation. The entity should include in its presentation of assets any item it had not previously recognized under U.S. GAAP but that it expects to either sell in liquidation or use in settling liabilities. An entity should recognize and measure liabilities in accordance with U.S. GAAP that otherwise applies to those liabilities. The entity is also required to accrue and separately present the costs that it expects to incur and the income that it expects to earn during the expected duration of the liquidation, including any costs associated with sale or settlement of those assets and liabilities. Additionally, the amendment requires disclosures about an entity’s plan for liquidation, the methods and significant assumptions used to measure assets and liabilities, the type and amount of costs and income accrued, and the expected duration of the liquidation process. The pronouncement is effective for entities that determine liquidation is imminent during annual reporting periods beginning after December 15, 2013 and interim reporting periods therein, early adoption is permitted. The adoption of this pronouncement did not have a material effect on the Company’s consolidated financial position and results of operations.

In April 2014, the FASB issued ASU 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360), Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” ASU 2014-08 on Discontinued Operations changes the criteria for determining which disposals can be presented as discontinued operations and modified related disclosure requirements.  Under the new guidance, a discontinued operation is defined as: (i) a disposal of a component or group of components that is disposed of or is classified as held for sale that represents a strategic shift that has or will have a major effect on an entity’s operations and financial results or (ii) an acquired business or nonprofit activity that is classified as held for sale on the date of acquisition.  The standard states that a strategic shift could include a disposal of (i) a major geographical area of operations, (ii) a major line of business, (iii) a major equity method investment, or (iv) other major parts of an entity.  Under the current US GAAP, an entity is prohibited from reporting a discontinued operation if it has certain continuing cash flows or involvement component after the disposal.  The new guidance eliminates these criteria. The pronouncement is effective for fiscal years and interim periods ending after December 15, 2014. The adoption of this pronouncement did not have a material effect on the Company’s consolidated financial position or results of operations.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).” The amendments in this Update create Topic 606, Revenue from Contracts with Customers, and supersede the revenue recognition requirements in Topic 605, Revenue Recognition, including most industry-specific revenue recognition guidance throughout the Industry Topics of the Codification. In addition, the amendments supersede the cost guidance in Subtopic 605-35, Revenue Recognition—Construction-Type and Production-Type Contracts, and create new Subtopic 340-40, Other Assets and Deferred Costs—Contracts with Customers. In summary, the core principle of Topic 606 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The amendments in this Update are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. The adoption of this pronouncement is not expected to have a material effect on the Company’s consolidated financial position or results of operations.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements (Subtopic 205-40), Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU No. 2014-15”). The amendments in ASU No. 2014-15 require management to evaluate, for each annual and interim reporting period, whether there are conditions or events, considered in the aggregate, that raise substantial doubt about an entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or are available to be issued when applicable) and, if so, provide related disclosures. ASU No. 2014-15 is effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. Early adoption is permitted for annual or interim reporting periods for which the financial statements have not previously been issued. The adoption of this pronouncement is not expected to have a material effect on Company’s consolidated financial position or results of operations.

18.	Fair Value of Financial Instruments:

Assets and Liabilities Measured at Fair-Value – The Company follows authoritative guidance on fair value measurements, which defines fair-value, establishes a framework for measuring fair-value, and expands disclosures about fair-value measurements. The guidance applies to reported balances that are required or permitted to be measured at fair-value under existing accounting pronouncements.

The Company follows authoritative guidance on the fair value option for financial assets, which permits companies to choose to measure certain financial instruments and other items at fair-value in order to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently. However, we have not elected to measure any additional financial instruments and other items at fair-value (other than those previously required under other GAAP rules or standards) under the provisions of this standard.

The guidance emphasizes that fair-value is a market-based measurement, not an entity-specific measurement. Therefore, a fair-value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair-value measurements, the guidance establishes a fair-value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy). In instances where the determination of the fair-value measurement is based on inputs from different levels of the fair-value hierarchy, the level in the fair-value hierarchy within which the entire fair-value measurement falls is based on the lowest level input that is significant to the fair-value measurement in its entirety. Our assessment of the significance of a particular input to the fair-value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

The following table represents the carrying value and fair value of the Company’s financial assets and liabilities as of September 30, 2014 and December 31, 2013, respectively.

	September 30, 2014		December 31, 2013
Description	Carrying Value	Fair Value (Level 2)	Carrying Value	Fair Value (Level 2)
Investment in Marketable Securities	$6,071,506	$6,071,506*	$3,380,864	$3,380,864

*The Company received $447,731 in principal repayments during the first nine-months of 2014.

During 2012 and June through July 2014, the Company purchased mortgage backed securities with either AA or AAA ratings fully guaranteed by US government agencies (the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation). The fair values of mortgage backed securities originated by US government agencies are based on a pricing model that incorporates coupon type, prepayment speeds and the type of collateral backing the securities. A discount rate is applied to the cash flows in the model to arrive at the fair value. Market quotes, current yields, and their spreads to benchmark indices are obtained for each type of security. With this data, a yield curve is derived for each category of mortgage backed securities. Each security is priced by discounting the cash flow stream by the appropriate yield found on the yield curve. As the significant inputs used to derive the value of the mortgage-backed securities are observable market inputs, the fair value of these securities are included in the Level 2 fair value hierarchy.

The Company estimates that fair value approximates carrying value for cash equivalents, rents receivable, prepaid and other assets, and accounts payable due to the relatively short maturity of the instruments.

Fair Value Measurements:

The following tables present the Company's assets and liabilities from continuing operations measured at fair value on a recurring and non-recurring basis as of September 30, 2014 and December 31, 2013, aggregated by the level in the fair value hierarchy within which those measurements fall:

	Balance	Fair Value Measurements Using
Description	September 30, 2014	(Level 1)	(Level 2)	(Level 3)
Impaired real estate assets	$6,181,331	$—	$—	$6,181,331

	Balance	Fair Value Measurements Using
Description	December 31, 2013	(Level 1)	(Level 2)	(Level 3)
Impaired real estate assets	$6,508,394	$—	$—	$6,508,394

The Company estimates the fair value of its real estate assets by using income and market valuation techniques. The Company may estimate fair values using market information such as broker opinions of value, appraisals, and recent sales data for similar assets or discounted cash flow models, which primarily rely on Level 3 inputs. The cash flow models include estimated cash inflows and outflows over a specified holding period. These cash flows may include contractual rental revenues, projected future rental revenues and expenses and forecasted tenant improvements and lease commissions based upon market conditions determined through discussion with local real estate professionals, experience the Company has with its other owned properties in such markets and expectations for growth. Capitalization rates and discount rates utilized in these models are estimated by management based upon rates that management believes to be within a reasonable range of current market rates for the respective properties based upon an analysis of factors such as property and tenant quality, geographical location and local supply and demand observations. To the extent the Company under estimates forecasted cash outflows (tenant improvements, lease commissions and operating costs) or over estimates forecasted cash inflows (rental revenue rates), the estimated fair value of its real estate assets could be overstated.

The Company incurred a $200,000 impairment charge during the 9 months ended September 30, 2014. During the nine months ended September 30, 2013 the Company incurred an impairment charge of $2,100,000.

       The Company has maintained an interest in the Grove, which originally represented a 20% limited partnership interest in the Grove. Based on four subsequent capital raises through 2009, each of which the Company chose not to participate in, the Company’s share was diluted to approximately 9.99% as of December 31, 2010, and has since been diluted to 9.32%. On March 18, 2011, the Grove’s lender, Prudential Industrial Properties, LLC (“Prudential”), commenced an action against the Grove by filing a complaint in the Circuit Court of Palm Beach County to foreclose upon the Grove property, alleging that the Grove had defaulted on its loan from Prudential and that the Grove was indebted to Prudential in the amount of over $37 million in principal and over $8 million in interest and fees. On September 19, 2013, the Grove was sold, the foreclosure action was dismissed and the Grove’s debt to Prudential was repaid. The investment is held in a taxable REIT subsidiary of the Company with $0 value and the Company has a $1,315,000 deferred tax liability related to the Grove, which represents taxable losses not yet recorded pursuant to the equity method of accounting. Gyrodyne did not receive any distribution in connection with the sale. Under the agreement with the purchaser, Grove may receive certain additional payments if certain development benchmarks are achieved by the purchaser. Gyrodyne cannot predict whether these benchmarks will be achieved or as to the timing or amount of any further distributions by Grove. Gyrodyne does anticipate it will be required to recognize its deferred tax liability during the fourth quarter of 2014.

       The facts and circumstances of the Grove make it unreasonable to present a fair value utilizing a Level 3 methodology, the lowest methodology which allows for broad assumptions; therefore, in accordance with the exception rules for thinly traded/lack of marketability of distressed assets, the Company is not presenting a fair value. The Company is accounting for the investment under the equity method. As of September 30, 2014, the carrying value of the Company’s investment was $0.

19.	Impairment of Real Estate Investments:

The Company assesses on a regular basis whether there are any indicators that the carrying value of real estate assets may be impaired. Potential indicators may include an increase in vacancy at a property, tenant reduction in utilization of a property, tenant financial instability and the potential sale of the property in the near future. An asset is determined to be impaired if the asset's carrying value is in excess of its estimated fair value.

During the second quarter of 2014, the Company recognized aggregate impairment charges of $200,000 on real estate assets classified in continuing operations. The Company has explored the possible disposition of some of its medical properties and determined that the expected undiscounted cash flows based upon revised estimated holding periods of the Port Jefferson Professional Park are below the current carrying value. Accordingly, the Company reduced the carrying value of this property to its estimated fair value. There was no impairment charge during the three months ended September 30, 2014. There was an impairment charge of $2,100,000 incurred during the 9 months ended September 30, 2013.

20.	Accumulated Other Comprehensive Income:

       Accumulated other comprehensive income as of September 30, 2014 and December 31, 2013 was $118,219 and $118,789, respectively. The balances were comprised of the following:

	September 30, 2014	December 31, 2013
Unrecorded loss on investments	$(65,743)	$(65,173)
Unrecorded gain on pension	183,962	183,962
Accumulated other comprehensive income	$118,219	$118,789

The change in other comprehensive income was restricted to unrealized gain or loss in marketable securities, a balance sheet item, and had no impact on net income. Therefore, there were no reclassifications from other comprehensive income to net income for the periods presented.

21.	Reclassifications:

Certain amounts in the prior period, including strategic alternative expenses previously included in general and administrative expenses in the condensed consolidated statement of operations have been reclassified to conform to the classification used in the current period.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

During the second quarter of 2014, the Company’s Board of Directors approved the hiring of real estate brokers to facilitate the sale of the Cortlandt Manor Medical Center and the Fairfax Medical Center. The Cortlandt Manor Medical Center was acquired by Gyrodyne in 2008 and the neighboring lots were acquired by Gyrodyne in 2009 and 2010. The Fairfax Medical Center was acquired by Gyrodyne in 2009. These acquisitions were part of an overall strategy of reimbursing tax free under IRS section 1033, the payment received from New York State in 2006 of $26,315,000 which the Company elected under New York State’s eminent domain law to treat as advance payment while it pursued its claim for just compensation. In late 2013, these properties were contributed to a Gyrodyne subsidiary, Gyrodyne Special Distribution, LLC (“GSD”), and then distributed to our shareholders as a non cash dividend with Gyrodyne retaining only a managing member interest (no ownership interest). The prior period operations related to these entities have been recast as discontinued operations retrospectively for all periods presented. The Company expects to complete the sale of these properties within one year and therefore has reclassified them to discontinued operations as of April 1, 2014.

The following unaudited consolidated statements of operations for the years ended December 31, 2013, 2012 and 2011 have been prepared to reflect the properties that are held for sale as if the Board of Directors had approved their sale on January 1 of the respective fiscal year.

In addition, the pro forma consolidated statements of operations for each year presented has been prepared to reflect a maximum of [●] common shares issued pursuant to the rights offering of [●] subscription rights for every two shares of common stock outstanding.

These unaudited, pro forma consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company, included elsewhere in this prospectus. In the opinion of management, all material adjustments to reflect the effects of these transactions have been made.

The pro forma consolidated financial information is unaudited and is not necessarily indicative of the results that would have occurred if the transactions had been consummated in the periods presented, or on any particular date in the future, nor does it purport to represent the financial position, results of operations or cash flows for future periods.

2013 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

	December 31, 2013 Historical	Pro Forma Adjustments		December 31, 2013 Pro Forma
Assets

Real Estate:
Rental property:
Land	$4,621,293	$(2,836,000)	(A)	$1,785,293
Building and improvements	32,626,185	(21,420,251)	(A)	11,205,934
Machinery and equipment	344,733	-		344,733
	37,592,211	(24,256,251)		13,335,960
Less Accumulated Depreciation	7,234,846	2,677,231	(A)	4,557,615
	30,357,365	(21,579,020)		8,778,345
Land held for development:
Land	558,466	-		558,466
Land development costs	1,823,847	-		1,823,847
	2,382,313	-		2,382,313
Total Real Estate, net	32,739,678	(21,579,020)		11,160,658
Assets Held for Sale	-	22,024,321	(A)	22,024,321
Cash and Cash Equivalents	13,048,827	5,050,000	(B)	18,098,827
Investment in Marketable Securities	3,380,864	-		3,380,864
Rent Receivable, net of allowance for doubtful accounts of $74,000	95,829	(13,166)	(A)	82,663
Deferred Rent Receivable	215,709	(158,340)	(A)	57,369
Prepaid Expenses and Other Assets	892,074	(273,795)	(A)	618,279
Prepaid Pension Costs	608,807	-		608,807
Total Assets	$50,981,788	$5,050,000		$56,031,788

Liabilities and Stockholders' Equity

Accounts payable	$1,710,257	$(106,978)	(A)	$1,603,279
Accrued liabilities	3,246,403	-		3,246,403
Deferred rent liability	93,922	(72,535)	(A)	21,387
Tenant security deposits payable	474,111	(202,453)	(A)	271,658
Liabilities related to Assets Held for Sale	-	381,966	(A)	381,966
Deferred income taxes	1,315,000	-		1,315,000
Dividend notes payable	16,144,614	-		16,144,614
Total Liabilities	22,984,307	(0)		22,984,307

Commitments and Contingencies

Equity:
Common stock, $1 par value; authorized 4,000,000 shares; 1,723,888 shares issued; 1,482,680 shares outstanding, respectively	1,723,888	-		1,723,888
Additional paid-in capital	17,753,505	5,050,000	(B)	22,803,505
Accumulated other comprehensive loss	118,789			118,789
Balance of undistributed income from other than gain or loss on sales of properties	(9,119,471)	-	(C)	(9,119,471)
	10,476,711	5,050,000		15,526,711
Less Cost of Shares of Common Stock Held in Treasury; 241,208	(1,537,697)	-		(1,537,697)
Total Gyrodyne stockholders' equity	8,939,014	5,050,000		13,989,014
Non-controlling interest in GSD, LLC	19,058,467	-		19,058,467
Total Equity	27,997,481	5,050,000		33,047,481
Total Liabilities and Equity	$50,981,788	$5,050,000		$56,031,788

2012 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

	December 31, 2012 Historical	Pro Forma Adjustments		December 31, 2012 Pro Forma

Assets

Real Estate:
Rental property:
Land	$5,163,093	$(2,836,000)	(A)	$2,327,093
Building and improvements	33,307,858	(20,719,469)	(A)	12,588,389
Machinery and equipment	343,272	-		343,272
	38,814,223	(23,555,469)		15,258,754
Less Accumulated Depreciation	6,281,121	(2,078,919)	(A)	4,202,202
	32,533,102	(21,476,550)		11,056,552
Land held for development:
Land	558,466	-		558,466
Land development costs	1,715,846	-		1,715,846
	2,274,312	-		2,274,312
Total Real Estate, net	34,807,414	(21,476,550)		13,330,864

Assets Held for Sale	-	21,758,524	(A)	21,758,524
Cash and Cash Equivalents	94,164,722	5,050,000	(B)	99,214,722
Investment in Marketable Securities	4,516,472	-		4,516,472
Rent Receivable, net of allowance for doubtful accounts of $67,000	142,478	(5,256)	(A)	137,222
Deferred Rent Receivable	225,432	(159,196)	(A)	66,236
Prepaid Expenses and Other Assets	662,481	(117,522)	(A)	544,959
Total Assets	$134,518,999	$5,050,000		$139,568,999

Liabilities and Stockholders' Equity

Accounts payable	$486,887	$(83,657)	(A)	$403,230
Accrued liabilities	277,982	-		277,982
Deferred rent liability	52,351	(24,960)	(A)	27,391
Tenant security deposits payable	463,706	(187,423)	(A)	276,283
Liabilities related to Assets Held for Sale	-	296,040	(A)	296,040
Pension Cost Liability	492,656	-		492,656
Mortgages payable	5,013,415	-		5,013,415
Deferred income taxes	62,964,000	-		62,964,000
Total Liabilities	69,750,997	-		69,750,997

Commitments and Contingencies

Stockholders' Equity:
Common stock, $1 par value; authorized 4,000,000 shares; 1,723,888 shares issued; 1,482,680 shares outstanding, respectively	1,723,888	-		1,723,888
Additional paid-in capital	17,753,505	5,050,000	(B)	22,803,505
Accumulated other comprehensive loss	(1,195,803)	-		(1,195,803)
Balance of undistributed income from other than gain or loss on sales of properties	48,024,109	-	(C)	48,024,109
	66,305,699	5,050,000		71,355,699
Less Cost of Shares of Common Stock Held in Treasury; 241,208	(1,537,697)	-		(1,537,697)
Total Stockholders' Equity	64,768,002	5,050,000		69,818,002
Total Liabilities and Stockholders' Equity	$134,518,999	$5,050,000		$139,568,999

2013 UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

	December 31, 2013 Historical	Pro Forma Adjustments		December 31, 2013 Pro Forma
Revenues
Rental income	$4,487,083	$(1,953,392)	(D)	$2,533,691
Rental income - tenant reimbursements	542,886	(186,403)	(D)	356,483
Total Rental income	5,029,969	(2,139,795)		2,890,174

Expenses
Rental expenses	2,514,530	(1,113,233)	(D)	1,401,297
General and administrative expenses	11,551,674	-		11,551,674
Strategic alternative expenses	3,637,123	-		3,637,123
Impairment Charges	2,100,000	-		2,100,000
Depreciation	953,725	(609,247)	(D)	344,478
Total	20,757,052	(1,722,480)		19,034,572

Other Income (Expense):
Interest income	236,954	-		236,954
Interest expense	(5,748)	-		(5,748)
Total	231,206	-		231,206

Loss Before Condemnation and Provision for Income Taxes	(15,495,877)	(417,315)		(15,913,192)
Income (expense) on condemnation	(2,360)	-		(2,360)
Interest income on condemnation	-	-		-
Total	(2,360)	-		(2,360)
		-
Net Loss Before Benefit for Income Taxes	(15,498,237)	(417,315)		(15,915,552)
Benefit for Income Taxes	(61,553,442)	-		(61,553,442)
Net Income from continuing operations	46,055,205	(417,315)		45,637,890
Discontinued Operations
Income from discontinued operations attributable to Gyrodyne	-	417,315		417,315
Income from discontinued operations attributable to non-controlling interest	-	-		-
Net Income	46,055,205	-		46,055,205
Net Loss from Non-controlling Interest in GSD	(8,001)	-		(8,001)
Net Income Attributable to Gyrodyne	$46,063,206	$-		$46,063,206

Net Income Per Common Share:
Basic and Diluted	$31.07	$-		$31.07
Weighted Average Number of Common Shares Outstanding:
Basic and Diluted	1,482,680	-	(B)	1,482,680

2012 UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

	December 31, 2012 Historical	Pro Forma Adjustments		December 31, 2012 Pro Forma
Revenues
Rental income	$4,448,402	$(2,030,397)	(D)	$2,418,005
Rental income - tenant reimbursements	540,706	(233,728)	(D)	306,978
Total Rental income	4,989,108	(2,264,125)		2,724,983

Expenses
Rental expenses	2,308,036	(1,039,347)	(D)	1,268,689
General and administrative expenses	6,561,910	(265,977)	(D)	6,295,933
Strategic alternative expenses	1,013,043	-		1,013,043
Impairment Charges	-	-		-
Depreciation	900,095	(570,061)	(D)	330,034
Total	10,783,084	(1,875,385)		8,907,699

Other Income (Expense):
Interest income	86,217	-		86,217
Interest expense	(965,506)	(525,534)	(D)	(439,972)
Total	(879,289)	(525,534)		(353,755)

Loss Before Condemnation and Provision for Income Taxes	(6,673,265)	136,794		(6,536,471)
Income on condemnation	100,028,802	-		100,028,802
Interest income on condemnation	67,341,716	-		67,341,716
Total	167,370,518	-		167,370,518

Net Income Before Provision for Income Taxes	160,697,253	136,794		160,834,047
Provision for Income Taxes	61,649,000	-		61,649,000
Net Income from continuing operations	99,048,253	136,794		99,185,047
Discontinued Operations
Loss from discontinued operations attributable to Gyrodyne	-	(136,794)		(136,794)
Income from discontinued operations attributable to non-controlling interest	-	-		-
Net Income	$99,048,253	-		99,048,253
Net Income from Non-controlling Interest in GSD	-	-		-
Net Income Attributable to Gyrodyne	$99,048,253	$-		$99,048,253

Net Income Per Common Share:
Basic and Diluted	$66.80	$-		$66.80
Weighted Average Number of Common Shares Outstanding:
Basic and Diluted	1,482,680	-	(B)	1,482,680

2011 UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

	December 31, 2011 Historical	Pro Forma Adjustments		December 31, 2011 Pro Forma
Revenues
Rental income	$4,886,823	$(2,284,743)	(D)	$2,602,080
Rental income - tenant reimbursements	632,881	(259,340)	(D)	373,541
Total Rental income	5,519,704	(2,544,083)		2,975,621

Expenses
Rental expenses	2,347,400	(1,030,514)	(D)	1,316,886
General and administrative expenses	1,862,466	-		1,862,466
Strategic alternative expenses	29,383	-		29,383
Impairment Charges	-	-		-
Depreciation	876,101	(552,563)	(D)	323,538
Total	5,115,350	(1,583,077)		3,532,273

Other Income (Expense):
Interest income	1,696	-		1,696
Interest expense	(1,197,407)	696,983	(D)	(500,424)
Total	(1,195,711)	696,983		498,728

Loss Before Condemnation and Provision for Income Taxes	(791,357)	(264,023)		(1,055,380)
Expense on condemnation	(333,308)	-		(333,308)
Total	(333,308)	-		(333,308)

Net Loss Before Provision for Income Taxes	(1,124,665)	(264,023)		(1,388,688)
Provision for Income Taxes	-	-		-
Net Loss from continuing operations	(1,124,665)	(264,023)		(1,388,688)
Discontinued Operations
Income from discontinued operations attributable to Gyrodyne	-	264,023		264,023
Income from discontinued operations attributable to non-controlling interest	-	-		-
Net Loss	(1,124,665)	-		(1,124,665)
Net Income from Non-controlling Interest in GSD	-	-		-
Net Loss Attributable to Gyrodyne	$(1,124,665)	$-		$(1,124,665)

Net Loss Per Common Share:
Basic and Diluted	$(0.84)	$-		$(0.84)

Weighted Average Number of Common Shares Outstanding:
Basic and Diluted	1,340,706	-	(B)	1,340,706

Notes to the Unaudited Pro Forma Consolidated Financial Statements

A.     Assets and liabilities held for sale - The unaudited pro forma consolidated balance sheets reflect adjustments for assets and liabilities held for sale. During the second quarter of 2014, the Company’s board of directors approved the hiring of real estate brokers to facilitate the sale of the Cortlandt Manor Medical Center and Fairfax Medical Center. The Company expects to complete the sale of these properties within one year.

B.     Capital Raise - The pro forma adjustment has been made to reflect a fully subscribed rights offering after deducting anticipated offering expenses of $510,050, as if the Company issued the securities as of January 1 of the fiscal year. The number of treasury shares will not be adjusted as the rights offering will be fulfilled with authorized but previously unissued shares.

C.     The Company did not adjust the balance of undistributable income for dividend distributions or dividend payable included in the pro forma financials to reflect the pro forma change in shares outstanding. Any change in the shares outstanding would not have resulted in the Company distributing more or less than the total dividend included in the historical financial statements. The Company would have distributed the same total dividend amount in order to maintain necessary working capital.

D.     Discontinued operations - The unaudited proforma consolidated statements of operations reflect an adjustment for the results of operations and the gains or losses from operating properties that are held for sale and or disposed of in accordance with FASB ASC Topic 360-10, Property, Plant and Equipment – Overall, as if the Company held the properties for sale as of January 1 of the fiscal year. Gains and losses, the results of operations, interest expense and all expenses related to the retirement of debt from operating properties that are disposed of are included in discontinued operations.

Quarterly Unaudited Pro Forma Consolidated Financial Data

The following table sets forth certain of our unaudited pro forma consolidated statements of operations data for each of the fiscal quarters in Fiscal 2012, Fiscal 2013, and Fiscal 2014(through the quarter ended September 30, 2014). In the opinion of management, the data has been prepared on the same basis, adjusted for discontinued operations, as the audited financial statements included in this prospectus, and reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data. The results of historical periods are not necessarily indicative of the results of operations of any future period, particularly as a result of the discontinued operations reflected herein. You should read this data together with our financial statements and the related notes included elsewhere in this prospectus.

Nine Months Ended September 30, 2014	First	Second	Third

Rental Income	$611,959	$572,783	$578,148
Tenant Reimbursements	116,646	62,216	60,355
Total Revenue	728,605	634,999	638,503
Rental property expense	420,597	345,525	373,935
Income from rental property	308,008	289,474	264,568
Expense on condemnation	-	-	-
Net loss from continuing operations	(798,021)	(1,285,444)	(706,884)
Discontinued operations:
Income from discontinued operations attributable to Gyrodyne	-	-	-
Income from discontinued operations attributable to non-controlling interest	126,363	135,176	301,327
Net loss	(671,658)	(1,150,268)	(405,557)
Net loss attributable to non-controlling interest	(683,730)	(1,096,383)	(385,748)
Net income (loss) attributable to Gyrodyne	$12,072	$(53,885)	$(19,809)
Net income (loss) attributable to Gyrodyne per common share:
From continuing operations	$0.01	$(0.04)	$(0.01)
From discontinued operations	$-	$-	$-
Total income (loss) - basic and diluted	$0.01	$(0.04)	$(0.01)
Weighted average number of shares outstanding:
Basic and Diluted	1,482,680	1,482,680	1,482,680

Year Ended December 31, 2013	First	Second	Third	Fourth

Rental Income	$620,673	$614,478	$667,757	$630,784
Tenant Reimbursements	124,089	73,104	86,816	72,475
Total Revenue	744,762	687,582	754,573	703,259
Rental property expensed	376,071	337,359	337,583	350,284
Income from rental property	368,691	350,223	416,990	352,975
Expense on condemnation	2,360	-	-	-
Net (loss) income from continuing operations	(993,019)	(557,053)	48,603,079	(1,415,115)
Discontinued operations:
Income from discontinued operations attributable to Gyrodyne	110,242	112,316	104,911	89,844
Income from discontinued operations attributable to non-controlling interest	-	-	-	-
Net (loss) income	(882,777)	(444,737)	48,707,990	(1,325,271)
Net loss attributable to non-controlling interest	-	-	-	(8,001)
Net (loss) income attributable to Gyrodyne	$(882,777)	$(444,737)	$48,707,990	$(1,317,270)
Net (loss) income attributable to Gyrodyne per common share:
From continuing operations	$(0.60)	$(0.30)	$32.85	$(0.89)
From discontinued operations	$-	$-	$-	$-
Total (loss) income - basic and diluted	$(0.60)	$(0.30)	$32.85	$(0.89)
Weighted average number of shares outstanding:
Basic and Diluted	1,482,680	1,482,680	1,482,680	1,482,680

Year Ended December 31, 2012	First	Second	Third	Fourth

Rental Income	$605,039	$606,447	$590,196	$616,323
Tenant Reimbursements	79,160	78,476	89,916	59,426
Total Revenue	684,199	684,923	680,112	675,749
Rental property expense	330,809	318,269	317,166	302,445
Income from rental property	353,390	366,654	362,946	373,304
(Expense) Income on condemnation	(63,199)	100,111,890	(17,839)	(2,050)
Interest income on condemnation	-	67,265,788	104,928	(29,000)
Net (loss) income from continuing operations	(369,551)	105,456,757	(496,773)	(5,405,386)
Discontinued operations:
Income (loss) from discontinued operations attributable to Gyrodyne	100,607	37,287	(36,009)	(238,679)
Income from discontinued operations attributable to non-controlling interest	-	-	-	-
Net (loss) income	(268,944)	105,494,044	(532,782)	(5,644,065)
Net (loss) income attributable to non-controlling interest	-	-	-	-
Net (loss) income attributable to Gyrodyne	$(268,944)	$105,494,044	$(532,782)	$(5,644,065)
Net (loss) income attributable to Gyrodyne per common share:
From continuing operations	$(0.18)	$71.15	$(0.36)	$(3.81)
From discontinued operations	$-	$-	$-	$-
Total (loss) income - basic and diluted	$(0.18)	$71.15	$(0.36)	$(3.81)
Weighted average number of shares outstanding:
Basic and Diluted	1,482,680	1,482,680	1,482,680	1,482,680